Exhibit 1

ASXRELEASE Westpac Banking Corporation Level 18, 275 Kent Street Sydney, NSW, 2000 3 November 2025 Westpac 2025 Group Annual Report and Appendix 4E Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2025 Group Annual Report and Appendix 4E. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary.

i ASX APPENDIX 4E ASX Appendix 4E Results for announcement to the market1 Report for the full year ended 30 September 20252 Revenue from ordinary activitiesa,b ($m) up 4% to 22,384 Profit from ordinary activities after tax attributable to equity holdersb ($m) down 1% to 6,916 Net profit for the period attributable to equity holdersb ($m) down 1% to 6,916 a. Comprises reported interest income, interest expense and non-interest income. b. Above comparisons are to the reported results for the twelve months ended 30 September 2024. Dividend distributions (cents per ordinary share) Amount per security Franked amount per security Final dividend 77 77 Interim dividend 76 76 Record date for determining entitlements to the final dividend 07 November 2025 As at 30 Sept 2025 As at 30 Sept 2024 Net tangible assets Net tangible assets per ordinary share ($) 18.25 17.75 1. This document comprises the Westpac 2025 Full Year Financial Results, and is provided to the Australian Securities Exchange under Listing Rule 4.3A. 2. This report should be read in conjunction with Westpac's 2025 reporting suite and any public announcements made in the period by Westpac in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

ii WESTPAC 2025 ANNUAL REPORT This page has been intentionally left blank.

2025 ANNUAL REPORT WESTPAC

WESTPAC 2025 ANNUAL REPORT Acknowledgement of Indigenous Peoples Westpac acknowledges the First Peoples of Australia. We recognise their ongoing role as Traditional Owners of the land and waters of this country and pay our respects to Elders, past and present. We extend our respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tāngata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders under Te Tiriti o Waitangi. Westpac’s reporting suite The 2025 Annual Report is our primary report to shareholders. Guided by the Integrated Reporting Framework principles, it brings together financial and non-financial performance, strategic progress and the value created for stakeholders. The information in this report relates to our 2025 (FY25) reporting period unless stated otherwise. Our Annual Report forms part of our broader 2025 reporting suite which includes: • Full Year Financial Results Announcement; • Financial Results Presentation and Investor Discussion Pack; • Sustainability Report; • Pillar 3 Report; • Notice of Meeting; • Corporate Governance Statement; and • Risk Factors. The 2025 Sustainability Index and Datasheet is the reporting hub for many of our sustainability metrics. It provides a glossary and details of our alignment with key reporting standards. The full reporting suite is available online at westpac.com.au/2025annualreport. In this 2025 Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial and non-financial information in this Annual Report refer to Reading this report (page 238). In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, refer to Reading this report (page 238). Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. Information on those websites owned by Westpac is current as at the date of this report. Except as required by law, we assume no obligation to revise or update those websites after the date of this report. We are not in a position to verify information on websites owned and/or operated by third parties. Westpac Banking Corporation ABN 33 007 457 141

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 3 Contents STRATEGIC REVIEW 4 About Westpac 4 Operating environment 5 Chairman’s report 6 CEO’s report 8 Our Strategy 10 Top and emerging risks 12 Our approach to sustainability 13 How we create value 14 Creating value for shareholders 16 Creating value for customers 22 Creating value for our people 28 Creating value for the community 32 Creating value for the environment 36 Transformation 40 Data, Digital and AI 41 Risk Management 42 Corporate Governance 50 Directors’ Report 54 Board of Directors 54 Executive Team 58 Remuneration Report 69 Information on Westpac 101 FINANCIAL REPORT 103 Income statements 104 Statements of comprehensive income 105 Balance sheets 106 Statements of changes in equity 107 Cash flow statements 109 Notes to the Financial Statements 110 Consolidated Entity Disclosure Statement 227 Statutory Statements 230 ADDITIONAL INFORMATION 237 Reading this report 238 Shareholder information 248 Other Westpac business information 258 Glossary of Abbreviations and Defined Terms 260 Contact Us 265

4 **WESTPAC** 2025 ANNUAL REPORT

ABOUT WESTPAC

As Australia's first bank, we've been taking action to support people, businesses and communities for more than 200 years.

Established in New South Wales in 1817, Westpac has grown to be one of Australia's largest companies and employers.

We're proud to contribute to the prosperity of Australia and New Zealand. We support 13 million customers with a range of banking products and services, including helping them into homes, starting and growing businesses and supporting large corporates with their banking needs.

We help foster stronger, more inclusive communities by promoting financial inclusion and literacy, investing in regional banking services and respecting human rights.

Since founding our first charity in 1879, we've broadened our social impact through the independent Foundations and Trusts[1]. These have contributed more than $100 million in the past decade to create meaningful change in people's lives.

For our 35,000 employees, we strive to create a workplace where they feel valued, inspired and motivated to reach their potential.

As part of our environmental commitment, we support businesses in transitioning to a low-carbon future and adapting to climate change, while continuing to reduce our operational emissions and build climate resilience.

This year, we paid $6.6 billion in salaries, $5.2 billion in shareholder dividends, $3.5 billion in taxes and levies and spent $4.74 billion with suppliers inside Australia[2].

As we evolve, we're inspired by customers, their needs and our purpose of **taking action now to create a better future.**

Market share





AUSTRALIA		NEW ZEALAND	
Household deposits[a]	21%	Consumer lending[b]	18%
Mortgages[a]	21%	Deposits[b]	17%
Business lending[a]	16%	Business lending[b]	16%

a. APRA Banking Statistics, September 2025.
b. RBNZ, September 2025.

1. In FY25, Westpac Group provided support to the Westpac Community Trust and the Westpac Buckland Fund (known as the Westpac Foundation), Westpac Scholars Trust and the St George Foundation Trust (known as St George Foundation, BankSA Foundation and the Bank of Melbourne Foundation). While Westpac was involved in establishing these foundations, they are non-profit organisations that are separate to the Westpac Group. The trustee of St George Foundation Trust (St George Foundation Limited) is a related body corporate of Westpac.
2. Refer to the 2025 Sustainability Index and Datasheet for details.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 5 OPERATING ENVIRONMENT1 Australian economy recovering despite productivity challenges The Australian economy is showing signs of improvement after a sustained period of below trend growth. However, the transition from the public to the private sector as the dominant driver of activity has been more challenging than expected. GDP growth is improving and expected to rise to 2.4% in 2026. Stronger growth should be underpinned by rising real wages, falling interest rates and a robust labour market. Productivity growth remains elusive with improvement requiring a coordinated response across both public and private sectors. Households navigate uneven recovery After an extended period of cost-of-living pressures, Australian households have begun to experience some relief. Real disposable incomes are rising, supported by easing inflation, declining interest rates and steady wage growth. Spending has recovered yet consumers remain cautious. Mortgage stress remains evident but has started to decline. Both demand and supply side factors are contributing to housing under-supply. This structural imbalance is expected to persist with house prices and credit demand expected to increase by 9% and 6.5% respectively in 2026. Business conditions improve as SMEs show green shoots Australian businesses have begun to emerge from a period of subdued activity, supported by easing inflation and interest rates. A recovery is underway though it remains uneven as the economy transitions from public to private sector led growth. Larger businesses have fared better than small and medium-sized businesses (SME). However, the share of SMEs experiencing an improvement in cash flows has risen for the third consecutive quarter in 2025 to its highest level since 2022. While private sector investment has moderated, total business credit demand remains strong and is expected to grow by 7.2% in 2026. New Zealand economy slows amid policy support New Zealand’s economic recovery has been slower than anticipated, despite the Reserve Bank of New Zealand delivering 300 basis points of monetary easing since mid 2024 to stimulate the economy. Export activity has been dampened by global trade uncertainty and broad-based industry weakness. Household spending remains constrained by elevated living costs, labour market softness and the delayed impact of rate cuts due to the prevalence of fixed rate mortgages. While the recovery in economic activity has been delayed, lower interest rates has supported housing demand with credit growth expected to rise to 5.7% in 2025 and 6.3% in 2026. Monetary easing supports a balanced global outlook The global economic backdrop remains mixed. Inflation is broadly within target ranges across most advanced economies, enabling a gradual easing in monetary policy. This has supported modest global growth, with GDP expected to expand by around 3% in both 2025 and 2026. However, risks to the outlook remain elevated. These include ongoing global trade tensions, geopolitical uncertainties and lingering inflationary pressures, all of which continue to weigh on sentiment and investment. 1. All dates refer to calendar years unless otherwise stated. Forecasts by Westpac Economics and Westpac NZ Economics.

6 WESTPAC 2025 ANNUAL REPORT CHAIRMAN’S REPORT It was a defining year for the company, with renewed leadership, a clear growth strategy and the delivery of UNITE’s first initiatives as part of our major transformation agenda. Dear fellow shareholders, Following a year of global uncertainty, Westpac maintained its resilience and balance sheet strength to support customers, communities and the economic stability of Australia and New Zealand. It was a defining year for the company, with renewed leadership, a clear growth strategy and the delivery of UNITE’s first initiatives as part of our major transformation agenda. Our financial position is unquestionably strong, supported by disciplined financial management and a robust balance sheet. Capital, funding and liquidity remain well above regulatory minimums, including a Common Equity Tier 1 (CET1) capital ratio of 12.5%. This capital strength places Westpac in the top quartile of banks globally. We completed the Customer Outcomes and Risk Excellence (CORE) program, designed to strengthen Westpac’s risk practices and culture. In response, APRA released the remaining $500 million operational risk capital overlay in October. This milestone reflects five years of meaningful change to strengthen Westpac’s risk management, governance and culture. While embedding these changes has been demonstrated, ongoing improvements in risk will be prioritised. Financial performance The financial performance reflected our strategy of balancing growth and return while investing for the future. Profit after tax was down 1% to $6.9 billion. This resulted in a modest decline in return on tangible equity (ROTE) to 11%, which remains well above our cost of capital. Earnings per ordinary share were stable at 201.9 cents, with the execution of the share buyback adding three cents to earnings per share. The steady financial performance and strong capital position allowed the Board to declare a final ordinary dividend of 77 cents per share, taking full year dividends, fully franked, to $1.53 per share. This equates to a payout ratio of 75% of Profit after tax, excluding Notable Items. Total shareholder return for the year was 29%. That places Westpac first among its major bank peers for total shareholder return over one, two and three year time horizons. While it is pleasing to see investors acknowledge the progress made in recent years, the return on tangible equity remains below the market leader. Improving return is a priority as we aim to improve our market position and cost base relative to peers. The Board determined it is prudent to carry surplus capital in an uncertain operating environment. This enables us to balance the investment required for ongoing transformation and business growth, while maintaining the flexibility to return surplus capital to shareholders. In this regard, we are conscious of the company's significant franking credit balance and in addition, there is approximately $1.0 billion remaining of the previously announced on market share buyback. Renewed leadership and strategic clarity Anthony Miller stepped into the role of CEO on 16 December following Peter King’s retirement. In his first nine months, Anthony has brought renewed focus and momentum to Westpac’s strategy. He is driving execution and strengthening employee engagement with a whole-of-bank to customer approach, while setting a clear path for growth. Our ambition to be our customers’ number one bank and partner through life continues to guide how we improve and invest in products and services to reflect their needs. Progress is reflected in a more visible banker and regional branch presence, enhanced digital capabilities, faster loan approvals and stronger scams and fraud protection. We’ve begun leveraging data analytics and AI to help our people anticipate customer needs and deliver safer, more personalised banking experiences. With a capable leadership team in place focused on executing our strategy, supported by an engaged workforce, we are well-positioned to deliver sustainable returns for shareholders.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 7 Delivering the transformation agenda The UNITE program is central to Westpac’s long-term growth and competitiveness. It will help address legacy complexity by simplifying products, processes and systems for better customer and employee experiences, while reducing operating costs. The completion of extensive planning allowed us to shift focus this year to execution, with eight initiatives completed and 51 underway across the four businesses. In 2024, the Board established a UNITE Oversight Group, drawing on its relevant expertise and experience. A dedicated transformation office is driving the program’s implementation, supported by independent advice and assurance. UNITE is a strategic priority and we will keep shareholders informed throughout its journey. While completion and financial benefits will deliver over the term of the program, UNITE represents a critical investment in Westpac’s future. Attracting and retaining the best people Our people remain our greatest asset and pleasingly, despite a year of change, our employee engagement remains in the top quartile globally. The Board continues to support inclusion and diversity alongside professional development, advancing female careers and programs to help our people to reach their full potential. Regular engagement with teams across the bank has deepened the Board’s insights, to strengthen our risk culture and operational excellence. We also remain focused on Executive and employee remuneration, ensuring alignment with performance and shareholder outcomes. Sustainability and community impact The Board oversees Westpac’s sustainability strategy, which is aligned to the broader corporate strategy. It focuses on three areas: climate transition, housing affordability and regional prosperity. As Australia’s largest lender to greenfield renewable projects, we’re scaling support for activities that accelerate decarbonisation while helping to maintain energy security and affordability. We have continued to reduce our operational emissions in line with our 2030 targets. We're also realigning our lending, reducing our thermal coal exposure to zero while identifying growth opportunities in sustainable finance. This year, sustainable finance lending rose 37% while our share of sustainable bond facilitation increased by 40%. It is important we continue to engage with customers to understand their decarbonisation plans and provide tailored solutions to support their journey. In May, we published updated lending requirements for carbon-intensive sectors. We have since released a Sustainability Report in readiness for mandatory climate reporting from next year and a new Climate Transition Plan. To support the community more broadly, the independent charitable Foundations1 will align with national education goals next year to improve literacy and numeracy for disadvantaged children. Westpac Scholars has awarded 1,000 scholarships in the past decade, supporting the growth of young Australian talent. We thank David Curran for his leadership of Westpac Scholars as he steps down after many years of service and welcome Margie Seale as she takes up the role of Chair. Governance and oversight With a stronger risk culture, operating structure and balance sheet, we are positioning the company for the future while remaining mindful of the lessons of the past. The Board continues to focus on managing current and emerging non-financial risks. This includes reviewing the company’s preparedness for issues that are particularly relevant in today’s environment, such as cyber incidents and data breaches. With the CORE program complete, our focus on risk remains central as we deliver UNITE. Consideration also extends to fostering strong relationships with government and regulators to support our shared interest in upholding the integrity of the financial system. This year, we transitioned to a new external auditor KPMG, following an independent selection process to appoint a new auditor after 55-years with former auditor PricewaterhouseCoopers. Board renewal and capability Westpac's Board continues to evolve, strengthening its collective skills, diversity and experience. This year, we welcomed Debra Hazelton, David Cohen and Pip Greenwood, who bring deep expertise across financial services, governance and transformation. Margie Seale, who has made a significant contribution to the Board for many years, will retire as Chair of the Board Remuneration Committee. Debra Hazelton will assume this role with effect at the conclusion of the 2025 Annual General Meeting. Outlook The rise of private and non-regulated credit, elevated global debt levels and ongoing geopolitical tensions present ongoing economic challenges. While the global outlook remains uncertain, Westpac is well-positioned to navigate this environment while executing its strategy and supporting customers. On behalf of the Board, I extend our gratitude to shareholders, customers and the community for their continued support as we focus on investing for growth and delivering sustainable returns. Yours sincerely, Steven Gregg CHAIRMAN, WESTPAC 1. Refer to Creating value for the community (pages 32-35).

8 WESTPAC 2025 ANNUAL REPORT CEO’S REPORT With renewed energy, clarity and purpose, we are taking action to make Westpac easier to bank with, a better place to work and simpler to operate to benefit our stakeholders. Dear fellow shareholders, It has been a privilege to serve my first year as CEO, after joining Westpac in 2020. As Australia’s first bank, our company has a proud and vibrant history of supporting customers and communities for more than two centuries. With renewed energy, clarity and purpose, we are taking action to make Westpac easier to bank with, a better place to work and simpler to operate to benefit our stakeholders. This direction, shaped by feedback from shareholders, customers, employees and regulators, is designed to further strengthen our foundations and address legacy challenges to become a more resilient, customer-focused bank. We began from a position of strength, with a robust balance sheet and capital position that provide capacity and flexibility to invest for growth. This is underpinned by a diverse portfolio of trusted businesses serving 13 million customers. Our areas of focus centre on five clear strategic priorities: customer, people, transformation, risk and performance, as outlined on page 10. We’re focused on executing these with excellence, knowing that how we deliver is just as important as what we deliver. Customer: Improving service for deeper relationships We’re determined to become the market leader by consistently delivering excellent customer service that builds trust, loyalty and stronger relationships to support our growth. Across our digital channels, branches, virtual teams and Customer Care, we’re working as one team to deliver the full breadth of our products with more timely and personalised service. Our refreshed brand along with our superior banking app, is helping us attract and retain customers. With this whole-of-bank approach and continued focus on the customer journey, we’re improving our products, service and support. (Refer to page 24) We track progress using two connected metrics: Net Promoter Score (NPS®) and Main Financial Institution (MFI). Improvements in NPS reflect growing customer trust, which leads to greater engagement and more customers choosing us as their MFI. Transaction banking sits at the heart of customer relationships and is the key driver of MFI. We’ve elevated onboarding, loyalty rewards and everyday banking to deepen engagement and support long-term growth. We’re expanding in growth regions through new service centres that combine retail and business banking, building on our co-location strategy to improve efficiency. More bankers with specialised expertise are helping lift NPS and deepen relationships in priority segments. Financial crime remains a national challenge and our market-leading scam and fraud prevention tools are helping to build trust by protecting customers in real time. They helped to prevent $360 million in potential losses over the past year. These are some of the key initiatives we're working on to support customer and brand advocacy. I was pleased to see Consumer NPS improve to equal second place and in Business, we lead in SME and Commercial however must improve service to small businesses. While progress in MFI was encouraging, particularly in Business & Wealth, it remains below our aspirations. People: Creating the best workplace For our 35,000 people, we want to be the best workplace. Diversity, equity and inclusion are essential to who we are and how we operate. We’re committed to reflecting the communities we serve and fostering a workplace where everyone feels valued and respected. We’re fostering a culture where service excellence and customer obsession are central to everything we do. To support this, we're investing in our people's professional development while building skills in critical areas such as generative AI, cyber awareness and data protection. We have relaunched the Business Performance Academy, with approximately 2,000 employees completing courses so far. Meanwhile, the delivery of UNITE, which forms part of our broader transformation, aims to streamline how our people work and serve customers, helping to create a more unified workplace.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 9 Risk: Excellence in execution We see risk management not just as a form of protection, but as a differentiator for Westpac. I am grateful to our people who have embraced the effort to strengthen our risk culture, governance and accountability. With the CORE transition phase complete, APRA released the remaining $500 million operational risk capital overlay in October. Strengthening our risk practices remains an ongoing priority. Risk touches every part of our business and we're seeing tangible benefits. For example, 77% of simple business credit deals are auto-decisioned, freeing credit officers to focus on more complex needs. Banker-led credit approvals have risen from 8% to 28% over two years, reflecting clearer credit settings, a stronger risk culture and improved training. This has supported growth in key segments. Transformation: Investing for the future While we have scale, unlocking its full potential requires us to create an efficient operating environment by addressing structural legacy issues that have persisted for more than a decade. UNITE aims to address these challenges. It is focused on simplifying and removing duplication across the bank by identifying the products, processes and systems that represent our ‘One Best Way’ and consolidating these onto a single technology stack. This transformation aims to deliver better experiences for customers and employees, reduce operating costs and enhance our ability to compete and deliver sustainable shareholder returns. A newly formed Chief Transformation Office is overseeing UNITE. We are also undertaking other strategic initiatives such as Westpac One and BizEdge. These will deliver market-leading capabilities that support our competitive position. (Refer to page 40 for more information). Performance: Balancing growth with returns Financial performance reflected our strategy of balancing growth with returns, while making the necessary investments to support our future. We strengthened our position in Business and Institutional banking while improving performance in Consumer and New Zealand. Business lending grew by 15%, with strong momentum across priority sectors including health, professional services and agriculture. Transaction deposits rose 8%. In Institutional, deeper client relationships drove loan growth of 17%. Progress was reflected in stronger rankings across key Financial Market industry surveys and a higher Markets income. Consumer deposits increased 10%, underscoring the strength of our business. While this is encouraging, we recognise there’s more to do and are allocating resources to improve our proprietary mortgage offering. The transformation agenda has necessitated a period of elevated expense growth, contributing to a rise in our cost-to-income ratio to 53.1%. To address this, we’re taking action to structurally lower costs through our Fit for Growth program, which will help to offset expense growth in FY26. Our medium-term objective is to deliver an improved financial performance, culminating in a below peer average cost-to-income ratio and an above peer average ROTE. Building stronger, more resilient communities Beyond our five priorities, we’re proud to play an active role in advancing social and economic prosperity in Australia and New Zealand through our corporate giving programs, targeted lending, supplier partnerships and the independent charitable Foundations1 .. Supporting customers in financial difficulty is another way we help. We provided 46,485 hardship and disaster support packages, helping three-quarters of these customers get back on track by year-end. For businesses, we extended $1 billion in working capital solutions to help manage cash flow. We also doubled our support for female entrepreneurs to $1 billion, which has helped more than 1,800 women start or grow their businesses since 2023. In regional areas, we're improving banking access and investing in sponsorships, scholarships and ag-tech to help farmers tackle industry challenges. Creating a better future Australia’s strong governance and regulation have historically made it attractive for global capital and talent but this is not guaranteed. Weak productivity and over-reliance on government risk undermining our success. A smarter balance calls for bold, coordinated action across government, regulators and the private sector. From next year, our sustainability efforts will focus on how we can further support three national priorities. These reflect areas where we believe targeted action can support the country's long-term prosperity and resilience. • Accelerate Australia’s energy transition: Speeding up the shift to renewable energy is essential to meet climate goals and create economic opportunities; • Build more homes for Australians: Addressing the structural under-supply of housing in the $500K price range; and • Grow Australia’s regional cities: Investment is vital for population growth, economic diversification and national resilience. Looking ahead, I’m pleased with our direction and energised by the opportunities ahead. With a clear strategy driving our momentum, Westpac is well placed to deliver long-term value for shareholders and help build a better future. Yours sincerely, Anthony Miller CEO 1. Refer to Creating value for the community (pages 32-35).

10 WESTPAC 2025 ANNUAL REPORT OUR STRATEGY Our refreshed strategy outlines five priorities that will help us achieve our ambition: To be our customers' number one bank and partner through life. PERFORMANCE CUSTOMER TRANSFORMATION PEOPLE RISK For customers, we are focused on delivering a seamless banking experience across every channel; in branch, digitally and by phone. A whole-of-bank approach seeks to bring our people together, to offer the full breadth of our products with more timely, personalised service. This, combined with digital innovation and investment in platforms such as BizEdge, Westpac One and Digital Banker, supports our ambition to lead in Consumer and Business Net Promoter Score (NPS1 ) and for Institutional, to achieve the number one position in the Relationship Strength Index (RSI2 ). For our people, we recognise we must provide a market-leading employee proposition to deliver superior customer experiences. To sustain high engagement and attract and retain the best talent, we’re committed to equipping our people with future-ready skills and creating a more rewarding, supportive work environment. Proactive risk management is central to Westpac's strength and resilience. Through the completion of the CORE program, we’ve taken steps to significantly transform our risk culture, governance and management practices. Sustaining and continuously strengthening these improvements across Westpac remains a priority. Transformation is critical to our future success. Our cornerstone program UNITE aims to unlock long-term value simplifying products, processes and systems to help deliver improved customer experience, make work easier for our people and reduce operating costs. Complementing UNITE are two flagship digital innovations, BizEdge and Westpac One. We measure performance by market position and return on tangible equity (ROTE). We are pursuing growth that delivers sustainable returns, focusing on areas where we can differentiate Westpac's customer offering. Maintaining cost discipline remains important, with simplification through UNITE expected to play a key role in reducing our cost base and closing our cost to income gap relative to peers. 1. Refer to the Glossary (pages 260-263) for more information on NPS. 2. Coalition Greenwich Voice of Client 2025 Australia Large Corporate Relationship Banking Study.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 11

Foundations for sustainable growth

BALANCE SHEET STRENGTH	DIVERSIFIED PORTFOLIO	EMPLOYEE ENGAGEMENT
Capacity to invest and grow for the long term	Enviable portfolio mix across four business segments	Top quartile of workplaces globally (OHI)

Our business segments

Segment	Who we serve	Key execution focus areas
Consumer 	Helping more Australians into their home, save for the future and manage their money through a range of banking products and services offered through the Westpac, St.George, BankSA and Bank of Melbourne brands.	• Elevate experiences through personalised, digital first service; • Deepen relationships and expand in priority segments; and • Grow proportion of proprietary lending.
Business & Wealth 	Serving the needs of small to medium businesses, commercial and agribusiness customers across Australia. The segment includes Private Wealth, supporting high-net-worth individuals, as well as BT Financial Group, which provides wealth management platform services. It also includes Westpac Pacific, operating in Fiji and Papua New Guinea.	• Continue lending momentum through BizEdge; • Deepen relationships and enhance transaction banking capability; and • Expand banker presence, training and expertise.
Institutional 	Delivering financial services to corporate, institutional and government clients through three areas of specialisation: Corporate & Institutional Banking, Global Transaction Services and Financial Markets. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.	• Rollout Westpac One and payments innovation; • Deepen client relationships and grow share of FX and commodities; and • Invest in expert bankers enabled by data, analytics and AI.
New Zealand 	Providing banking and wealth services for consumer, business and institutional customers in New Zealand, through the Westpac New Zealand, Westpac Life and BT Funds Management (NZ) brands.	• Target growth in business lending; • Invest in digital capability; and • Improve market position and returns.

12 WESTPAC 2025 ANNUAL REPORT Top and emerging risks We regularly assess our operating environment to identify changes, emerging risks and opportunities. The factors1 below may affect Westpac’s ability to create value over the short, medium or long term. For further information, refer to Risk Management (pages 42-49) and 2025 Risk Factors. Geopolitical risk Uncertainty around world trade policy remains a key global risk, with potential impacts on trade, supply chains and investor confidence. Combined with broader geopolitical tensions and ongoing global conflicts, these factors may influence export demand, commodity prices and inflation not only in Australia and New Zealand but also in other markets where Westpac operates. Our response Credit markets where Westpac operates remain resilient, supported by strong domestic fundamentals and a stable financial system. Westpac’s capital position and balance sheet remain strong. We will continue to monitor developments closely and, as part of our origination process, assess all known risks at the time of origination to help manage risk whilst meeting customer needs. Refer to Credit Risk and Market Risk (pages 44-49). Technology risk Technology remains a key priority for Westpac, enhancing our ability to create long term value for stakeholders. The adoption of AI is progressing rapidly within the financial services industry. AI will have positive impacts such as improving operational efficiency however it is important to ensure its safe and responsible use. Our response Westpac continues to invest in technology and has introduced Responsible AI Principles and an AI Risk Management Standard, which is designed to support effective management of AI-related risks. Its implementation is supported by awareness campaigns and training programs aimed at strengthening overall risk management capabilities. Refer to Strategic Risk (pages 44-49). Cyber risk The cyber threat landscape poses a risk to financial stability by targeting critical infrastructure, undermining public trust, and exposing institutions to operational, legal and reputational harm. High levels of interconnectedness and dependence on third party suppliers, combined with rapid technological change, such as the adoption of AI and a rise in international threats, are contributing to increased cyber risk. Our response We continually assess and strengthen our cyber resilience to defend against increasingly sophisticated and capable threat actors. We also actively work with government, regulators, and industry stakeholders to bolster Australia’s cyber defences, including through threat intelligence sharing and support for cyber security reforms. Refer to Cyber Risk and Operational Risk (pages 44-49). Culture and capability Managing and responding to expectations from customers, regulators and the community requires strong risk management. Poor conduct, negative customer experience, or failing to adequately respond to risks such as scams can impact our integrity and the trust of our stakeholders. Our response Risk is one of our top five strategic priorities. We regularly assess our risk culture and have strengthened our risk management and governance through the successful delivery of the CORE program. We aim to build on these improvements by ensuring our people and processes are aligned to deliver our purpose and strategy. Refer to Reputational and Sustainability Risk and Compliance and Conduct Risk (pages 44-49). Competition Competition in the lending market remains elevated, driven by financial institutions and non-bank lenders seeking to expand market share. At the same time the increasing share of brokers is placing pressure on returns. The potential for regulatory arbitrage between bank and non-bank lenders is reshaping the lending landscape, influencing how lenders compete across risk, capital and service delivery. Our response We actively manage the impact of external changes that may affect our ability to deliver on our strategy. Continued simplification, innovation, and investment in technology are critical to delivering more consistent high quality customer service, products and value at scale and maintaining operational resilience in a competitive environment. Refer to Credit Risk and Strategic Risk (pages 44-49). 1. Not exhaustive. Refer to Risk Management (pages 42-49) for full table of material risk categories.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 13 Our approach to sustainability At Westpac, sustainability is about creating long-term value for our stakeholders. By identifying what matters most to them, we aim to ensure their priorities and concerns are considered in our decision-making, helping to strengthen our long-term value. Our approach is anchored in our Sustainability Strategy which aligns with our corporate strategy and refreshed purpose. It outlines how we will embed sustainability across the strategic pillars and the focus areas of climate transition, housing affordability and regional prosperity. The Chief Sustainability Officer (CSO) reports directly to the CEO and is responsible for developing and overseeing the Sustainability Strategy and a suite of supporting policies, positions and plans. Progress on how we manage, implement and deliver our strategy, frameworks and initiatives is regularly reviewed through Board and executive-level governance forums. External engagement with our stakeholders also plays an important role by bringing wider perspectives to inform our approach. This supports our decision making and the annual materiality assessment. Our Sustainability Strategy is available on our website. Sustainability-related disclosures Westpac’s sustainability reporting aims to provide stakeholders with insights into performance over time and against key benchmarks. It covers progress on climate action, natural capital, human rights and support for Indigenous Australians, providing details of our impact and connection with global standards. This includes the Sustainability Report and Sustainability Index and Datasheet, available on our website. Sustainability Report The 2025 Sustainability Report details Westpac’s strategy, targets, and approach for managing climate-related risks and opportunities. The report also provides updates on our efforts to reduce emissions, assist customers in their transition and improve climate resilience. Replacing Westpac’s previous Climate Report, the document prepares us for mandatory climate reporting from next year. Climate Transition Plan This year marked the end of the 2023-2025 Climate Change Position Statement and Action Plan. This has been replaced by a Climate Transition Plan (CTP). Built on stakeholder feedback, the CTP outlines our targets and approach to achieving our climate ambition of becoming a net-zero, climate resilient bank. Our sustainability disclosures can be found on the website. Material sustainability topics Our method for determining material topics is guided by the Global Reporting Initiative (GRI) Universal Standards. We report on material topics throughout this report. For detailed information on how we engage with our stakeholders, identify and assess these topics, please visit our website. Financial Performance Compliance and Regulation Technology Simplification (UNITE) Refer to pages 16- 21 Vulnerable customers Data Privacy and Security Financial Inclusion Housing affordability and security Fraud and scams Refer to pages 22-27 Employee engagement Health and safety Diversity, equity and inclusion Communities Indigenous peoples Refer to pages 28-31 Human rights and modern slavery Sustainable supply chain Tax transparency Refer to pages 32-35 Climate Change Natural Capital Refer to pages 36-39 Artificial Intelligence, Cybersecurity and Data Refer to page 41 Ethics and business conduct Refer to page 50 Anti-money laundering/ Counter-Terrorism Financing Refer to page 101

HOW WE CREATE VALUE • 208-year heritage • Customer needs • Competition • Regulatory environment • Technology and artificial intelligence (AI) • Geopolitical and climate risks • Financial strength • Customer relationships • 35,000 motivated people • Proactive risk management • Digital and physical infrastructure • Diverse partnerships Provide financial products and services to 13 million customers in our core markets of Australia and New Zealand, focusing on five priorities: What shapes us What we do What we rely on Customer: Customer obsessed People: Best team, trusted experts Transformation: Brilliant at delivery Risk: Safe and Strong Performance: Execution Excellence Our purpose TAKING ACTION NOW TO CREATE A BETTER FUTURE 14 WESTPAC 2025 ANNUAL REPORT

The value we create Shareholders Deliver sustainable returns and disciplined growth. Customers Support customers and businesses to achieve their financial goals. Our People Develop engaged, empowered and accountable people, working as a team. Community Foster financial inclusion and prosperity while advancing human rights. Environment Support the energy transition, manage our climate risk and reduce our carbon footprint. 29% Refer to pages 17 to 21 total shareholder return 13M Refer to pages 22 to 27 Customers 80 Refer to pages 28 to 31 OHI score $199M Refer to pages 32 to 35 in community investment1 37% Refer to pages 36 to 39 increase in sustainable finance lending2 1. Figure includes commercial sponsorships and foregone fee revenue. 2. Refer to 2025 Sustainability Report for definitions and detail. STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 15

Jordan Mobile Lending Manager Broadbeach, QLD 16 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR SHAREHOLDERS By maintaining a strong balance sheet and focusing on service excellence, we aim to strengthen our market position and deliver long-term value for shareholders. Related material topics (refer to page 13) • Financial performance • Compliance and regulation • Technology simplification (UNITE) Key highlights 153c FULL YEAR ORDINARY DIVIDENDS PER SHARE 29% TOTAL SHAREHOLDER RETURN 201.9c BASIC EARNINGS PER SHARE 12.5% CET1 CAPITAL RATIO

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 17 Shareholder returns To create value for our 571,800 shareholders we aim to sustainably improve returns. The modest decline in net profit resulted in an 11 basis point reduction in ROE to 9.7% and a 24 basis points decrease in ROTE, excluding Notable Items, to 11.0%. Basic earnings per ordinary share were 201.9 cents, up 1 cent on 2024. Our total shareholder return (TSR) was 29%. ROE (%) 9.8 9.7 FY24 FY25 ROTE, EXCLUDING NOTABLE ITEMS(%) 11.2 11.0 FY24 FY25 Dividends This year, shareholders will receive $5.2 billion through fully franked ordinary dividends. Ordinary dividends were up 2 cents per share, or 1%. This year’s payout ratio is 76% on a net profit basis and the adjusted dividend payout ratio was 75%. Dividends per share increased to $1.53. In 2024, in addition to ordinary dividend we returned $0.5 billion of capital through a 15 cent special dividend. ORDINARY DIVIDEND PER ORDINARY SHARE (CENTS) 142 151 153 70 75 76 72 76 77 Interim Final FY23 FY24 FY25 We are focused on building stronger customer relationships while investing to improve our market position to deliver long term value for shareholders. Deeper relationships With a large customer base and an extensive product and service offering, we have a significant opportunity to deepen relationships with customers to meet the full breadth of their needs. To support this, we have adopted a whole-of-bank approach to help deliver personalised, seamless and secure banking experiences. We have also expanded our presence with more bankers and new regional service centres. Our banking apps, extensive branch network, virtual teams and dedicated Customer Care reflect our commitment to meeting customers where they prefer ‒ digitally, in-person and by phone. Stronger relationships will support more customers choosing us as their main financial institution. Refer to Creating value for customers (pages 22-27) for more. Investing for the future We are transforming the company through our ‘One Best Way’ philosophy, driving simplification, consistency, efficiency and innovation to help make banking easier and more effective. Total investment spend was $1.9 billion. The UNITE program accounted for 34%, growth and productivity initiatives were 30% and 36% was directed towards risk and regulatory activities. The UNITE program aims to unlock long-term value by addressing structural legacy issues that have hindered our progress for more than a decade. It is focused on simplifying products, processes and systems to help deliver improved customer experience, make work easier for our people and reduce operating costs. Other strategic imperatives that remain critical to our transformation agenda include – WestpacOne and BizEdge. Refer to Transformation (page 40) for more. Unless otherwise stated, all figures in the Creating value for shareholders section relate to the year ended 30 September 2025 with comparative period the year ended 30 September 2024. Certain amounts, measures and ratios are not defined by Australian Accounting Standards (AAS). These non-AAS measures are identified and described in Non-AAS financial measures (refer to pages 240- 245).

18 WESTPAC 2025 ANNUAL REPORT

Growth in our core markets

Deposits and loans grew by 7% and 6% respectively, reflecting solid deposit growth across all segments and momentum in Business and Institutional lending.

Australian household deposits growth of 1.0x APRA system demonstrates the health of our franchise. Business deposits increased 6% primarily in transaction balances driven by new account openings and retention.

Growth in Australian housing loans, excluding RAMS[1], of 5%, or 0.8x APRA housing system, was mainly in owner occupied mortgages. The proportion of investor lending increased over the year reflecting our targeted strategy. Total Australian housing loans growth was 3%.

In Business, lending was up 15%. This included strong loan growth in our target sectors of agriculture, health and professional services performing well. Institutional lending growth of 17% reflected activity in the infrastructure, resources, energy and property sectors.

New Zealand deposits grew by 2% with solid growth of 0.3x RBNZ system in household deposits partly offset by a strategic decrease in Institutional term deposits which have a lower liquidity value compared to other sources of funding. Loans increased by 4% due to growth in housing and business lending.

CUSTOMER DEPOSITS ($BN)


673.6
723.0
Sep-24
Sep-25

GROSS LOANS ($BN)


811.3
856.4
Sep-24
Sep-25

Solid financial result

$6.9BN
Statutory net profit, down 1% on FY24

$7.0BN
Net profit excluding Notable Items, down 2% on FY24

Net profit was delivered through disciplined management of net interest margins and balance sheet growth across our businesses. The rise in operating income reflected our strategy of balancing growth and returns. The increase in operating expenses included a restructuring charge of $273 million in the Second Half of 2025 to support targeted productivity initiatives under our Fit for Growth program. Excluding this charge, the growth in operating expenses was driven by the ramp up in UNITE investment, wage growth and higher software amortisation. The low level of impairment charges reflected credit quality improvements across all segments.

$m	Full Year 2025	Full Year 2024	Full Year 2023	% Mov't 2025-2024
Statutory net profit	**6,916**	**6,990**	**7,195**	**(1)**
Notable Items	(56)	(123)	(173)	(54)
Excluding Notable Items:				
Net profit	**6,972**	**7,113**	**7,368**	**(2)**
Net operating income	22,464	21,763	21,542	3
Operating expenses	(11,916)	(10,944)	(10,232)	9
Pre-provision profit	10,548	10,819	11,310	(3)
Impairment charges/(benefits) to average loans	5 bps	7 bps	9 bps	(2 bps)

▶ Performance measures excluding the impact of Notable Items are non-AAS measures used by management as they better reflect underlying performance. Pre-provision profit is also a non-AAS measure which management consider useful as it provides a view of the operating performance of the Group. The definitions and a reconciliation to the statutory equivalent are provided on pages 240-245.

1. RAMS was closed to new business from August 2024.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 19 Net operating income excluding Notable Items Net interest income increased 3% driven by growth in average interest earning assets. The NIM was 1.94% and comprised: • Core NIM of 1.81%, down 1 basis point, with slightly lower lending and deposit spreads more than offsetting benefits from higher earnings on capital and hedged deposits. • Treasury and Markets, contribution of 13 basis points. Average interest-earning assets increased by 3% to $1,003 billion, including growth of 11% in business and 2% in housing loans. Non-interest income increased by 5%. Key movements included: Fee income increased by 4% mainly reflecting higher Institutional lending and cards fees. Trading and other income increased by 7% mainly due to higher foreign exchange income and favourable derivative value adjustments. Net wealth management income increased by 8% from higher funds under administration. $19.5bn Net interest income FY24 $18.9bn 1.94% Net interest margin (NIM) FY24 1.95% $3.0bn Non-interest income FY24 $2.8bn Performance measures above exclude the impact of Notable Items. These measures together with Core net interest income and Core NIM are non-AAS measures used by management as they better reflect underlying performance. The definitions and a reconciliation to the statutory equivalent are provided on pages 240- 245. Operating expenses Operating expenses increased 9%. The increase included a restructuring charge of $273 million in the Second Half of 2025 to support targeted productivity initiatives under our Fit for Growth program. Excluding this cost, operating expenses increased by 6%. Key movements included: Staff expenses increased by 7%a mainly due to wage growth, UNITE and the investment in bankers. Average FTE increased by 1% with the increase to support UNITE and the investment in bankers more than offsetting reductions from productivity initiatives. Occupancy expenses decreased by 7% with further reductions in the Group's corporate and branch footprint. Technology expenses were up 13% due to higher costs related to the UNITE program, an increase in software amortisation related to projects completed in prior years and higher software maintenance and licensing costs. Other Expenses decreased by 3%a due to lower professional and servicing costs and higher costs in the prior year from the closure of RAMS, partly offset by higher litigation and remediation costs, and advertising spend. Fit for Growth restructuring expenses to support targeted productivity initiatives were $273 million in the Second Half of 2025. The expense to income ratio increased to 53.2% and excluding Notable Items the ratio increased to 53.0%. $11.9bn Operating expenses FY24 $10.9bn 53.2% Expense to income ratio FY24 50.7% 53.0% Expense to income ratio excluding Notable Items FY24 50.3% a. Excluding the impact of the Fit for Growth restructuring expenses. There were no Notable Items impacting operating expenses in FY25 or FY24. The expense to Income ratio excluding Notable Items is a non-AAS financial performance measures used by management as it better reflects underlying performance. The definition of these items is provided on pages 240- 241.

20 WESTPAC 2025 ANNUAL REPORT Credit quality sound, strong balance sheet Credit quality improved and we maintained a strong financial position with capital, funding and liquidity all above regulatory minimums. Credit quality Credit impairment charges represented 5 basis points of average gross loans compared to 7 basis points in the prior year. The low level of impairment charges was driven by our prudent lending practices and customer resilience across both households and businesses. The improvement in credit quality metrics reflects a more favourable operating environment and the reduction in household cost of living pressures as inflation has eased and interest rates have declined in both Australia and New Zealand. We remain appropriately provisioned with credit impairment provisions of $4,987 million, $1.9 billion above the expected losses of our base case economic scenario. Over the year provisions decreased by 2% with an overall improvement in portfolio credit quality more than offsetting an increase in the downside scenario weight and higher overlays. STRESSED EXPOSURES AS A % OF TCE 1.45 1.28 Sep-24 Sep-25 Capital The CET1 capital ratio of 12.5% is above our target ratio of 11.25% in normal operating conditions. This equates to $3.1 billion of capital above the target after payment of the second half 2025 dividend. The CET1 capital ratio increased 4 basis points as net profit was largely offset by the payment of dividends and increases in Risk Weighted Assets (RWA). CET1 CAPITAL RATIO 12.5 12.5 18.3 18.3 APRA basis Internationally comparable Sep-24 Sep-25 Funding and liquidity The September quarterly average liquidity coverage ratio (LCR) and the net stable funding ratio (NSFR) were both above regulatory minimums. The deposit to loan ratio increased slightly, with deposit growth broadly funding loan growth during the year. The Group raised $28 billion of new long term wholesale funding. Long term wholesale funding needs in 2025 were lower compared to recent financial years, reflecting growth in household deposits and lower wholesale funding maturities. The bank maintained stable short term wholesale funding balances, with movement mainly driven by changes in FX rates. Long term wholesale funding where the residual maturity is less than one year increased. LCR AND NSFR (%) 133 112 137 113 LCR NSFR 84.9% Deposit to loan ratio, up 137bps on Sep-24

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 21 Segment performance Our operating segments including Group Businesses contribute to Group performance. For descriptions of Consumer, Business & Wealth, Institutional and New Zealand refer to page 11. Group Businesses includes Treasury, Enterprise services and other costs not directly attributable to segments. In 2025, the composition of our segments was revised to improve operational alignment. Prior year comparatives have not been restated. The key changes included: • The merchants services business was transferred from Business & Wealth to Institutional given strategic alignment with management of payments infrastructure; • The contribution from the auto finance portfolio which was sold in March 2025 was transferred from Business & Wealth to Group Businesses; and • Centralisation of Finance and Human Resources into Group Businesses. The impact of Notable Items on net profit, income and expenses have been excluded from the Segment Performance section. These measures are used by Westpac for management reporting and is consistent with the disclosure in Note 2. Consumer Net profit increased 4% to $2,282 million and pre-provision profit increased 4% to $3,492 million. Segment composition changes had a minimal impact, with pre-provision profit also rising 3%. Operating income rising 4% and operating expenses increasing 4%. The increase in operating income reflected 3 basis points of net interest margin expansion with disciplined growth in mortgages and strong deposit growth. Expense growth was driven by a step up in UNITE spend and inflationary pressures, partly offset by benefits from productivity initiatives. Impairment charges to average loans were 4 basis points, compared to 5 basis points in the prior year. The decrease reflects the improvement in credit quality metrics. 33% Contribution to Group net profit Business & Wealth Net profit decreased 7% to $2,186 million and pre-provision profit fell 4% to $3,383 million. Excluding the impact of segment composition changes, pre-provision profit fell 1% with a 3% increase in operating income more than offset by a 10% increase in operating expenses. Operating income reflected strong growth in lending balances, partly offset by a lower net interest margin, while operating expenses increased due to the step up in UNITE spend and investment in front line bankers. Impairment charges to average loans were 23 basis points, compared to 14 basis points in the prior year. The increase reflects an increase in the downside scenario weight and higher overlays, while credit quality metrics improved. 31% Contribution to Group net profit Institutional Net profit increased 15% to $1,575 million and pre-provision profit increased 6% to $2,161 million. Excluding the impact of segment composition changes, pre-provision profit rose 2%, with a 5% rise in operating income more than offsetting an 11% increase in operating expenses. The growth in operating income reflects lending growth and higher earnings on capital. The 11% increase in operating expenses was driven by increased investment spend, including the step up of UNITE and higher software amortisation, in addition to an increase in bankers to support growth. The impairment benefit of $1 million, compared to a 13 basis point charge of $120 million in the prior year. The decrease reflects the improvement in credit quality metrics. 23% Contribution to Group net profit New Zealand Net profit increased 13% to NZ$1,197 million and pre-provision profit increased 8% to NZ$1,618 million, reflecting an 8% increase in operating income which more than offset a 7% increase in operating expenses. Operating income reflected growth in lending and a higher net interest margin, while operating expenses were driven by higher staff expenses, third party vendor costs, software amortisation and higher investment spend. The impairment benefit was 4 basis points of average loans, compared to a charge of 3 basis points in the prior year. The decrease reflects the improvement in credit quality metrics. 16% Contribution to Group net profit Group Businesses Net loss of $161 million compared to a net profit of $227 million. Excluding the impact of segment composition changes pre-provision profit also decreased 92%, reflecting an 11% decrease in operating income and a 34% increase in operating expenses. The decrease in operating income reflects lower income on surplus capital, while operating expense growth reflects the restructuring charge as part of the targeted productivity initiates through the Fit for Growth program.

22 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS By adopting a whole-of-bank approach, we are creating more personalised, seamless and secure banking experiences that build long-term trust and value. Related material topics (refer to page 13) • Vulnerable customers • Data privacy and security • Financial inclusion • Housing affordability and security • Fraud and scams Key highlights 13M CUSTOMERS # 1 MOBILE BANKING APP1 21% AUSTRALIAN MORTGAGE MARKET SHARE2 #2 CONSUMER NPS3 RANKED EQUAL SECOND 1. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q3 2025. 2. APRA Banking Statistics, September 2025. 3. Refer to the Glossary (pages 260-263) for more information on NPS.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 23 Australia’s best banking app Westpac’s banking app continues to set the benchmark for digital banking in Australia, ranked #1 for a third consecutive year1 .. To recognise and reward customer loyalty, we launched a dedicated Westpac Rewards hub. This is designed to make it easy for customers to find, track and redeem rewards across multiple channels. Customers received more than $159 million in rewards value across multiple loyalty channels, including our market first partnerships with ShopBack and Woolworths Everyday Rewards. Westpac customers can access essential everyday banking features alongside valuable money management tools, such as Cashflow and Smart Search, which support decision making and financial goal setting. The Savings Finder feature analyses annual spending on subscriptions and recurring expenses to identify potential savings opportunities, enhancing customer value and engagement. Across all digital channels, an average of 1.1 million customers each month use money management tools to budget, track spending and understand their financial position. To support safe digital banking, we expanded our market-leading security features designed to protect customers from scams and fraud. Westpac SafeCall and SafeBlock are our latest Australian-first innovations. Refer to Innovating to protect customers (page 25) for more information on our suite of digital innovations. Enhancing financial literacy We are committed to improving the financial wellbeing of customers and the community through free financial education initiatives. We have a long-standing partnership with Year13, an online financial literacy platform designed for young Australians. The program offers engaging and practical content to build lasting financial habits. We connect with this important demographic through relatable examples and interactive content, such as videos, quizzes and self-paced modules, delivered via the social channels they use most. We also invest in digital tools and youth engagement programs. Our banking app’s Pocket Money and Chores feature supports parents in teaching children about saving and spending in a fun, engaging way. An online Financial Literacy Hub offers tailored learning resources for kids, teens and school leavers. In a new collaboration with an online influencer, we produced a 12-part series called Financial Fresh Start, focused on building good financial habits and awareness, along with steps customers can take with support from their bank. In New Zealand, 12,206 people participated in Managing Your Money workshops, representing a 9% increase on the previous year. These were delivered alongside targeted seminars through our partnerships with Chambers of Commerce. In the Pacific, we deliver culturally relevant financial education in Fiji and Papua New Guinea, reaching thousands of people and small business owners through webinars and workshops such as Financial Basics for My Business. 1. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q3 2025. SECURE LIVE CHAT SUPPORT Customers now enjoy secure conversations with bankers via the Westpac Live app, with the ability to access chat history for up to 30 days and receive push notifications. All conversations are encrypted through Westpac’s secure messaging network. This enhancement, delivered under UNITE, involved consolidating two chat platforms into one and migrating approximately 8 million customers to a single live person chat system. The initiative cost $7.3 million and is expected to deliver $3.7 million in annual expense savings.

24 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS Delivering service excellence Exceptional customer experiences depend on many factors, including ensuring our people, systems and processes work together seamlessly to deliver timely, consistent and personalised service. We are focusing on connecting the full breadth of our capabilities, across every operating segment and customer touchpoint, to bring the whole bank to customers. This integrated approach aims to remove customer pain points, strengthen advocacy and build deeper relationships over time. Through mapping, measuring and improving more than 15 critical customer journeys across our Australian operations, we are helping teams to walk in customers’ shoes and drive cross-functional collaboration. This also provides us with better insights to help customers achieve their financial goals. While the program is a recent initiative, early feedback indicates customers are engaging with a broader range of our products and services. In addition, we are extending the rollout of the single banker platform, Digital Banker, to support approximately 20,000 employees across Consumer and Business. This portal captures customer interactions and needs, providing better insights and experiences for customers and bankers. Prioritising safety in products and services We were proud to develop Australia’s first Safety by Design Toolkit for financial institutions, placing customer safety and rights at the centre of product and service design. In collaboration with the Australian Banking Association, the toolkit includes customer vulnerability personas, lived experience videos and mandatory eLearning for product managers. It has been shared with peer organisations to help support more Australians, regardless of who they bank with. Westpac remains committed to sector-wide reform, advocating for Safety by Design across banking and beyond, so customer safety is built-in from the start. Providing support in tough times We understand that anyone can fall on tough times so our Assist team provide a range of tailored solutions to help customers regain financial stability. This can include short-term options such as payment pauses and reduced repayments, as well as longer-term assistance plans designed to support recovery. We also connect customers with our wider network of external partners, extending support into wellbeing and financial empowerment. By collaborating with respected organisations, we hope to help strengthen families and communities, break cycles of disadvantage and build lasting financial confidence. We supported customers with 46,485 tailored hardship assistance and disaster relief packages, giving customers financial reprieve and the chance to get back on track. At the end of the financial year, 10,870 accounts remained in hardship. Through UNITE's collections migration, we are consolidating multiple legacy systems into a single platform to support customers and reduce complexity. It includes new tools to help teams respond to customers in hardship with greater consistency and care. Resolving complaints Complaints are a second chance for us to make things right for customers. Our monthly average resolution time is stable, with 94% of complaints resolved without need for escalation. Our Customer Advocate also provides advice, while recommending policy changes and supporting vulnerable customers. Listening to feedback helps us to continuously improve our products and services. Importantly, we are using complaints as a key input into the customer journeys initiative, ensuring we have a genuine view of pain points and the end to end customer experience. For example, through UNITE, we introduced the option for eligible Westpac home loan customers to set up multiple offset accounts with no additional fee – providing more choice and control in how they manage their finances. More than 35,000 offset accounts have been set up since February. Listening to customers We proactively and continuously seek customer feedback, using insights from Net Promoter Score (NPS)1 surveys, complaints and direct feedback which helps us to measure progress and identify areas for improvement. To be Australia’s best bank, we recognise there is more work needed to lift customer and brand advocacy. In Consumer, NPS1 improved during the year, despite intense competition. We are currently ranked equal second in Consumer NPS1 .. In Business, we hold an NPS1 score of minus one and have established clear leadership in the SME and Commercial sub-segments. We are prioritising improvements in our service offering for small business customers, recognising the importance of this segment to our Business & Wealth strategy. For our Institutional customers, we aim to be their bank of choice, supporting all their banking needs through strong relationships and comprehensive solutions. Our Relationship Strength Index (RSI2 ) rose by 19 points, marking our highest score in a decade. While we are currently in equal third position, our focus on deepening relationships positions us well for continued growth in this segment. 1. Refer to the Glossary (pages 260-263) for more information on NPS. 2. Coalition Greenwich Voice of Client 2025 Australia Large Corporate Relationship Banking Study.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 25

Innovating to protect customers

We continue to play a critical role in safeguarding customers from the growing risk of cyber threats and financial crime. Through digital innovation, AI and a multi-layered security approach, we continuously enhance our real-time protections.

We were the first Australian bank to offer the benefits of SaferPay and more recently SafeCall, which verifies Westpac calls for customers directly through the app. SafeBlock was also launched along with Confirmation of Payee, which builds on our existing Verify technology and has been adopted industry-wide.

Our suite of digital innovations helped to further reduce reported customer losses by 21% and prevented $360 million in potential losses. This outcome reflects our commitment to supporting customers' financial wellbeing by helping them stay safe in a complex digital environment.


9:41
Cancel
Lock your accounts with SafeBlock
Protect your money while you investigate a security concern.
New card purchases and online payments will be blocked
Continue to receive funds and send existing scheduled payments
Other account holders won't be impacted
Things you should know
Lock now
9:41
SafeBlock is on
No new card purchases or online payments can go through.
Your accounts and cards will stay locked until you choose to unlock.
Now let's help you with your concern.
Next

WESTPAC SAFECALL

Customers receive calls via the banking app that are Westpac branded, verified by Optus and show a reason for the call to remove uncertainty about who is contacting them.

WESTPAC SAFEBLOCK

Allows customers to instantly lock their eligible accounts and cards, including blocking outgoing payments, transfers, and purchases, if they suspect fraud or a scam, while allowing deposits and scheduled payments to continue.

CONFIRMATION OF PAYEE

Alerts customers when there is a potential account name mismatch by checking if the account name entered by a payer matches the details held by the receiving bank, further reducing the risk of misdirected payments.

Educating and empowering customers

Prevention and detection go hand in hand, which is why we work proactively to keep customers informed about emerging threats. Our Cyber Response Playbook and Scam Spot video series inform customers and the community on new tactics. To empower customers, our app offers additional security tools including the Security Wellbeing Check, Westpac Protect SMS Code, Dynamic CVC and biometric authentication to help customers safeguard their accounts.

Providing timely support

Fraud and scams can have devastating and widespread impacts. While we make every effort to recover funds sent to scammers, this is unfortunately not always possible. Our dedicated Fraud and Scams team, supported by AI and automation, detect suspicious patterns and risks to support customers in critical moments. We launched a new feature in the app that enables customers to report scams, fraud, or mistaken payments quickly and securely. Our Online Banking Security Guarantee[1] and Fraud Money Back Guarantee[1] continue to offer peace of mind in certain situations.

Advocating for change

We continue to advocate for a whole-of-ecosystem approach to scam prevention. We supported the development of the new *Scams Prevention Framework Act 2025*, which requires all parties, including banks, telcos, and social media platforms, to take preventative steps to protect consumers. We continue to work closely with industry peers to inform policy and regulatory settings under this new legislation.

SAFERPAY PROTECTS RETIREES FROM INVESTMENT SCAM

An elderly couple attempted to transfer $500,000 to what they believed was a legitimate high-interest term deposit. The offer came from scammers posing as financial advisers, complete with official-looking documentation. Their online transactions triggered real-time SaferPay prompts that exposed inconsistencies. Our team intervened immediately, preventing any financial loss.
The customers were incredibly relieved that SaferPay had stepped in to protect them.

1. Refer to *Online Banking Terms and Conditions* and relevant Card Terms and Conditions.

26 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR CUSTOMERS Maintaining community presence We recognise that many customers prefer face-to-face support, particularly when making important financial decisions. We provide trusted support across 621 branches which includes 125 co-located branches. This represents the second-largest branch network in Australia, with more than 37% of these located in regional areas. We have the largest fee-free ATM network in the country. Complementing our branch network is a Virtual Banking team, providing secure, expert support via phone, video, and chat. From early 2026, customers will also have access to a new Book a Banker tool, facilitating appointments with lenders when it suits them. Our long-standing partnership with Australia Post offers another face-to-face banking option through 3,300 Bank@Post outlets nationwide. Supporting Indigenous customers Westpac supports Indigenous customers across multiple channels including a dedicated Indigenous Call Centre with translators to support Indigenous languages. On-the-ground teams in remote areas of every State and Territory work in partnership with community groups to help empower Indigenous customers and support their banking needs. Promoting regional prosperity Regional Australia plays a vital role in the nation’s success and we believe unlocking its full potential is key to driving sustainable economic growth. This is a focus of our refreshed sustainability strategy, which aims to support regional business growth, local employment and positive community and environmental outcomes. In response to the unique needs of regional communities, we listened to customer and community feedback by reflecting on how we could improve our service offering. We have introduced a new regional banking model through integrated service centres that bring retail and business banking under one roof. This model delivers a more personalised and comprehensive banking experience, which helps to build trust and stronger, more enduring relationships over time. We committed to three service centres in new locations, with more planned in the future. This was bolstered by our growing business banking and agribusiness team with deep industry expertise. Our pledge to keep regional branches open has been extended to mid-2027, providing greater certainty for customers, employees and communities. Importantly, our focus isn’t limited to financial support and services. A resilient and stronger future for regional and rural Australia also relies on unlocking potential through innovation. Our agri-tech investments combined with agriculture-related sponsorships, scholarships and partnerships are fostering the next generation of farmers, helping them to solve critical industry issues. Faster lending decisions Following our operational improvements last year to reduce time to decision for home loan customers, we’ve continued to simplify mortgages end-to-end by streamlining policies and processes and accelerating automation. We have also improved our home loan same-day settlement performance, now ranked number one among Australia’s major banks1 .. This supports our strategic focus on improving service and fostering deeper customer relationships. We halved documentation requirements for self-employed applicants through the introduction of a one-year income assessment option. This is helping to make the home-buying journey simpler for self-employed Australians. In addition, we commenced the roll-out of a simplified digital experience for personal loans. The initiative aims to reduce manual processing and improve turnaround times for both new and existing customers. ANNUAL MEDIAN HOME LOAN TIME TO DECISION (DAYS)a 5.6 5.2 4.6 9.7 5.8 5.0 1st Party 3rd Party FY23 FY24 FY25 a. Prior periods have been restated Driving efficiency for businesses In March we launched BizEdge, a new digital platform that simplifies and accelerates loan decisions. This streamlines the end-to-end lending process and reducing manual effort for bankers and customers alike. Since launch, it has facilitated $4.8 billion in business lending applications. (Refer to page 40) We were the first Australian bank to activate Mastercard’s mobile virtual card solution to simplify business payments for corporate and government clients. This capability replaces manual processes with faster, safer payments, real-time visibility and automated reconciliation. To support our ambition to restore Institutional to number one, we're investing in our people and fostering enduring client relationships through expert, personalised service across all channels. Our bankers and product specialists bring deep sector expertise and long-standing partnerships, helping clients to navigate complexity and unlock opportunities. Meanwhile, our investment in Westpac One aims to bring together real-time treasury management, foreign exchange, trade and lending with powerful data insights. (Refer to Modernising technology on page 40) 1. According to Property Exchange Australia (PEXA) data as at September 2025.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 27 Inclusive and accessible banking Inclusive and accessible design is part of how we serve and support customers. Our new Access & Inclusion Plan 2025-2028 outlines how we’ll continue to enhance banking so every customer can engage in a way that suits their needs. We are committed to meeting diverse accessibility needs by, for example: • Providing space for assisted devices and personal support in branches; • Promoting awareness of assistive technologies such as screen readers, chatbots and text-to-speech functionality; • Supporting customers who wear a Hidden Disabilities Sunflower accessory; • Offering multiple communication options including interpreters, translation services, AUSLAN and the National Relay Service; • Delivering cultural awareness training for staff; and • Providing training and resources to support non-binary and gender-affirming customers. Responsible marketing and advertising We regularly review and enhance our policies, procedures, and processes to ensure they consistently support positive customer outcomes. This commitment also applies to how we market our products and services towards suitable customers, as detailed in our Responsible Marketing and Advertising policy on our website. Safeguarding data and privacy Earning and maintaining customer trust is essential to our long-term success. All employees complete mandatory annual training on data privacy and cybersecurity. Our Privacy Statement outlines how we protect personal information, while our Cybersecurity Statement details our alignment with global and ISO standards. We continue to invest in secure-by-design policies and infrastructure to meet evolving expectations and requirements. Supporting female entrepreneurs We have doubled our commitment to supporting women in business, increasing this to $1 billion to help more women overcome the challenges of starting or growing a business. Since launching the initiative two years ago, we have helped more than 1,800 women in a range of industries, including retail, healthcare, creative services and hospitality. Assisting vulnerable customers We continue to strengthen protections for vulnerable customers through specialist support teams and proactive monitoring of payment descriptions and power of attorney accounts to identify potential misuse. We also offer self-serve product features such as gambling blocks and parental controls. To respond to threats and improve safeguards, we work closely with community organisations and law enforcement. Customers with eligible government concession cards can also open a basic bank account, which has no monthly account keeping or overdrawn fees. Our teams are trained and equipped to identify and support vulnerable customers, and to connect them with external partners where additional assistance is needed. PRACTICAL PATHWAYS TO HOME OWNERSHIP Westpac is proud to be the founding partner of Head Start Homes, supporting more Australians into safe and stable housing through practical pathways to home ownership. This partnership supports First Nations and single-parents to become proud homeowners through bespoke services such as savings plans and home-buying guidance. Head Start Homes has supported more than 225 households to begin their journey to home ownership while helping to free up social housing for other families in need. Learn more about Kamini (pictured) on the Head Start Homes website.

Brittany Mobile Home Finance Manager Broadbeach, QLD 28 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR OUR PEOPLE We strive to be Australia’s best workplace, where people feel valued, supported and inspired to deliver for customers and reach their potential. Related material topics (refer to page 13) • Employee engagement • Health and safety • Diversity, equity and inclusion Key highlights 80 ORGANISATIONAL HEALTH INDEX 49% WOMEN IN SENIOR LEADERSHIP1 $6.3BN PAID IN SALARIES 35,236 EMPLOYEES2 1. Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 2. Refers to Full-Time Equivalent as at 30 September 2025.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 29 190,000 employee recognition moments AMPLIFY new employee listening platform 3,600 employees participated in AI Shark Tank Creating a culture where people thrive To become Australia’s best workplace, we are shaping a high-performance culture where people feel supported, accountability is clear, positive behaviours are recognised and it is safe to speak up. Receiving the ‘Employer of Choice’ award for large organisations at the Australian HR Awards recognises the progress we’ve made in making Westpac a great place to work. We are building on this momentum under the guidance of a new Chief People Officer, while executing UNITE to help make our working environment simpler and more rewarding for our people. With a renewed Purpose, our values were updated in July to three clear, actionable commitments: Always deliver, safely; Make an impact; and Own it. We are embedding these into processes to align expectations and shape a service mindset. We’re actively supporting our leaders to help shape our culture. One way we do this is by embedding skill boost sessions into weekly team rhythms. These activities encourage open conversations around positive risk behaviours such as speaking up, admitting mistakes and taking initiative. In June 2025, our final Voice+ survey including the Organisational Health Index (OHI) was completed. The score remained at 80, reinforcing Westpac's position in the top quartile of organisations globally. This reflects our progress in recent years to reset culture and strengthen risk practices through the CORE program, which is now complete. For more detail, refer to page 43. Listening and acting on feedback Feedback is essential to building a culture of trust and continuous improvement. It ensures people feel heard, empowered to act, and aligned to our purpose. To capture more dynamic employee insights and drive further improvement, we’ve transitioned from Voice+ to a new Amplify platform. Amplify enables leaders at all levels to act on team feedback, strengthening engagement and risk management. Insights help leaders and teams agree on priorities and turn feedback into measurable change, supporting our goal of becoming the best place to work. We also engaged with our people to understand how they want to use AI to work more effectively and provide better service to customers. Our inaugural CEO-sponsored AI Shark Tank program drew significant engagement, with 3,600 employees participating and 1,200 ideas submitted. It highlighted a keen interest in embracing AI across the company. 10 standout opportunities were selected by Executives for implementation. We also responded to employee feedback through our continuous improvement platform Ignite, which uncovered valuable ways to boost productivity, improve customer experience and reduce risk. In addition, leaders have regular conversations with their team members to provide performance and development feedback to engage and motivate our people. RECOGNISING GREAT OUTCOMES The recognition of our people is embedded in our culture. We have formal mechanisms in place to encourage and recognise high performance, including those linked to excellent risk outcomes. The Great Employee Moments (GEM) platform captured 190,000 recognition moments, which informed our award winners. The annual CEO Awards (pictured) at the end of each calendar year are the pinnacle of our recognition framework, celebrating individuals and teams who exemplify excellence, leadership and impact across the business. Each quarter, the Board directly recognise individuals who demonstrate positive risk outcomes, exceptional courage, innovation or leadership beyond the expectations of their role.

30 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR OUR PEOPLE Attracting and retaining talent Attracting and retaining talent sparks innovation and builds a workforce that reflects the diversity and capability needed to deliver great results. We are advancing this through several targeted strategies. Onboarding and Orientation: We introduced a refreshed onboarding and orientation program for new talent, featuring customer immersion sessions, hands-on activities and engagement with our Executive team. Graduate Program: We rank in the top ten of Australian Financial Review 'Top Grad Employers for 2025’ for our award-winning graduate program. We hired 135 graduates, comprising 58% female and 52% from a STEM background. Licensed to recruit: A new Licenced to Recruit training program is strengthening the capability of People Leaders making hiring decisions. To date, more than 1,500 leaders have completed face-to-face training across Australia. Internal talent mobility: We saw a second consecutive year of improvement in internal talent mobility, which is up 5% from FY23. This was driven by the launch of a new Internal Careers site with enhanced employee tools and the introduction of the Westpac Talent Community. We continue to support redeployed employees through job-matching tools and reporting dashboards that help identify opportunities and track outcomes. Diverse hiring: We maintained our commitment to diverse hiring, with 49% overall female representation, even as recruitment efforts pivoted towards male dominated technology-focused roles. Notably, MobTech welcomed 11 new Indigenous cadets. Our dedicated female talent initiative, EmPOWERUp, creates a pathway for women to reignite their careers after an extended leave break. It continues to build a strong candidate pool across all levels and disciplines, with approximately 1,300 women engaged to date. Developing leadership capability People leaders are critical to our success. They shape our culture, drive performance and role model the behaviours that enable teams to thrive. We have three signature leadership programs to develop leaders at all levels. The Horizon program for executive leaders resumed with its fourth cohort. This is part of a broader leadership development strategy aimed at strengthening executive capability and driving cultural transformation. To further align broader leadership behaviours with performance outcomes, we launched the Westpac Leadership Qualities framework, which will be reinforced in a new Executive Leadership Group1 Scorecard from FY26. We introduced two new leadership programs designed to strengthen capability for more than 4,000 employees through to FY27. Elevate supports our senior leadership cohort, while LEAD is tailored for mid-level and emerging leaders. These programs focus on executive coaching and developing adaptive leadership, high-performance and an enterprise mindset. We are committed to supporting the development and progression of women at Westpac. This includes accelerating the impact of programs such as Illuminate, our female sponsorship initiative and Step-Up, a new career development program. Refer to page 31 for more information. Investing in skills for the future Equipping our people with future skills and capabilities is at the heart of our learning and talent strategy. It encompasses both mandatory and optional training, leadership development as well as addressing capability gaps across the organisation. Mandatory training is completed by all employees and covers compliance, privacy and data protection, risk awareness, identifying hazards and conflicts of interest. We expanded optional learning in emerging areas such as AI, sustainability and cybersecurity. More than 10,000 employees completed training in generative AI through our Microsoft 365 Copilot rollout. See Data, Digital and AI on page 41 for more information. In Business & Wealth, we relaunched The Business Performance Academy, offering targeted training to 3,000 employees to build confidence and advance their careers. This is complemented by learning programs designed to build confidence in discussing sustainability matters with customers. A new self-directed leadership program, IMPROVE, was developed by the NeuroLeadership Institute and is designed to enhance feedback skills for leaders using contemporary research. Our people also accessed degree programs and certification training, supported by paid study leave. 1. Includes approximately 190 senior leaders, including Group Executive direct reports (General Managers (GM) and Chief of Staffs) and key GM1 roles.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 31 11,000+ employee advocacy group members 135 new graduates joined Westpac 10,600 Microsoft 365 Copilot licences Strengthening diversity, equity and inclusion We are a proudly inclusive employer, committed to fostering a workplace where our people feel valued, respected and safe. One way we advance inclusion is through 10 employee advocacy groups, connecting more than 11,000 people who champion diversity across areas such as gender, disability, LGBTQ+ communities and cultural backgrounds. We also refreshed the Access and Inclusion Plan, marking a 25 year commitment. We have a zero-tolerance approach to sexual harassment and related unlawful conduct, encouraging respectful behaviour and accountability. We encourage our people to be upstanders and speak up against inappropriate behaviours. Our policy includes training, dedicated reporting channels, a no-bystander rule and investigation and support processes. We also delivered training to the Board and Executive Team on their positive duty obligations under recent legislative reforms. We continue to champion gender diversity, with women holding 49% of senior leadership roles. To build on this, we aim to achieve a 40:40:20 balance at all levels by FY30, with 40% women, 40% men and 20% of any gender. In a submission to the Workplace Gender Equality Agency (WGEA), we reported an overall average gender pay difference of 2% based on similar roles or levels. The median gender pay gap reduced by 1.2% to 28.1% and this figure is heavily influenced by the composition of our workforce, with many women employed in contact centres, operations and branches. Our new gender diversity target is designed to help address this. The Illuminate program supported 82 aspiring female leaders through GM sponsorship, with more than 35% advancing to new or expanded roles. As the first bank to join Diversity Council Australia’s RISE Project, we are supporting 20 women from diverse racial and cultural backgrounds to advance their leadership careers. We are investing in specialised programs to recruit, retain and develop Aboriginal and Torres Strait Islander people, supported by a dedicated First Nations Engagement Manager. Refer to page 35 for more information. Prioritising health, safety and wellbeing We recognise health, safety and wellbeing play a vital role in how our people show up at work. We are committed to fostering a safe, secure and supportive environment, focused on protecting people from physical and psychological harm, supporting mental health and providing a respectful and inclusive workplace. The mental health strategy is shaped by our Chief Mental Health Officer. Reviews of each segment were conducted, which helped develop targeted action plans to address psycho-social risks and better understand the factors influencing wellbeing at work. This was complemented by mental health training in partnership with the Black Dog Institute. For our Retail bankers' safety, we delivered face to face de-escalation training to 157 branches and psychological first aid training to 375 Consumer leaders. Wellbeing remains a core part of our employee value proposition. We launched a new mobile Wellbeing App with personalised content and holistic wellbeing assessments to encourage healthy living. This complements our other health initiatives including fitness incentives, access to 24/7 counselling and free flu vaccinations. Flexible working arrangements support a healthy work-life balance. In addition, our latest EVP introduced new leave benefits including doubling Culture, Lifestyle and Wellbeing Leave to four days, increasing Compassionate Leave from three to five days per occasion, as well as five days leave to support employees to attend appointments related to fertility treatment, surrogacy, adoption and foster care. We also make superannuation payments during unpaid parental leave, rather than waiting until employees return to work. We offer market-leading banking benefits for employees, contractors and their families. Eligible employees receive a Salary Continuance Insurance benefit, also known as Income Protection Insurance, in case of illness and injury. In addition, a MyDiscounts employee portal continues to offer exclusive offers and discounts from leading brands. BUILDING STRONGER CUSTOMER CONNECTIONS We believe it’s essential for our people to understand how their roles contribute to better customer outcomes. We created opportunities for all teams, including business functions like risk, legal and compliance, to connect with customer experiences supported by Customer Obsession Learning and Service Mindset sessions attended by 1,000 people. Additionally, 2,500 people completed Immersion training and 600 participated in Customer Journey Bootcamps. We're building a workplace where everyone feels empowered to deliver great customer outcomes.

32 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR THE COMMUNITY We are determined to make a meaningful difference in the community by empowering our people and the organisations we support. Related material topics (refer to page 13) • Communities • Indigenous peoples • Human rights and modern slavery • Sustainable supply chain • Tax transparency Photo: Ngutu child Thelma with her educator Melissa at Ngutu College, supported by BankSA Foundation. 100 SCHOLARSHIPS AWARDED EVERY YEAR1 65,538 HOURS VOLUNTEERED BY WESTPAC EMPLOYEES $199M IN COMMUNITY INVESTMENT2 $56.1M SPENT WITH DIVERSE SUPPLIERS3 1. By Westpac Scholars Trust which is supported by Westpac Group but operates independently as a non-profit organisation. 2. Figure includes commercial sponsorships and foregone fee revenue. 3. Refer to the 2025 Sustainability Index and Datasheet for definition.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 33 Since establishing our first charity in 1879, we have remained committed to building stronger, more inclusive communities. Our approach continues to evolve and is guided by where we can deliver the greatest impact for customers and their communities. Westpac offers a range of community investment initiatives that encourage employees to contribute their time, skills and experience to causes they are passionate about. These initiatives also help to foster trust and deeper connections with the communities we serve. Australian employees receive one day of paid volunteer leave each year. This offers valuable opportunities for personal and professional development while delivering meaningful benefits to the community. Our people contributed 65,538 hours to initiatives ranging from volunteer firefighting to mentoring social enterprises. In addition, 140 people also participated in Jawun secondments, the Community Ambassador and Westpac Board Observer programs. Through our workplace giving initiative, Westpac matched $1.6 million in employee donations to 200 charities. New chapter, stronger commitment We spent time assessing how to maximise our impact for current and future generations. To align with Australia’s national education and productivity goals, from 2026 the Westpac and Regional Foundations and our community initiatives will unite next year behind a single, critical objective: improving literacy and numeracy outcomes for children facing disadvantage. We believe every child should have the tools to unlock their potential, regardless of background or the challenges they face. Refer to our 2025 Foundations Impact Report for more information. Westpac Foundation1 The Westpac Foundation awarded $2.2 million to 8 new social enterprise partners to support job creation. It has positively impacted hundreds of communities in the past 20 years by providing meaningful employment opportunities for people facing barriers to work, achieving its ambitious goal to create 10,000 jobs by 2024. Regional Foundations1 The Regional Foundations have helped to lay the groundwork for our focus on education, with 40% of grants since 2023 supporting inclusive education. They awarded $3.3 million this year to programs that boost educational and wellbeing outcomes for young people facing disadvantage (refer to case study). Westpac Scholars Trust1 The Trust's landmark pledge is to award 100 scholarships a year, forever. The Trust awarded $5.1 million to scholars this year, bringing its collective impact to $50 million since 2015. Te Waiu O Aotearoa Trust2 The Trust awarded $5,000 scholarships to eight Māori recipients across Aotearoa to support their tertiary studies in business, banking and finance. Investing in local communities Since 2014, we have supported Little Wings, a children’s charity providing free aeromedical transport for seriously ill children in regional and remote communities. Operating from Bankstown, Cessnock and Brisbane airports, Little Wings completes more than 2,300 missions annually. Our partnership, formalised in 2020, helps fund its Medical Wings program, which brings city-based specialists to regional clinics each month. Building on the success of our existing partnership with National Rugby League, we announced a new sponsorship with Cricket Australia. Our support directly contributes to initiatives that elevate participation and visibility of both sports, from grassroots clubs to elite competition. This includes pathway and development programs for schools, young females and First Nations talent to grow the next generation of players and leaders. BUILDING BRIGHT FUTURES Country Education Foundation of Australia (CEF) is a volunteer led organisation helping thousands of young people in regional, rural and remote communities to pursue education and training after school. Operating through 49 local foundations across five states and territories, CEF is powered by more than 400 dedicated volunteers who fundraise, award grants and mentor students, ensuring that distance and disadvantage don’t stand in the way of opportunity. St.George Foundation has awarded a three-year, $300,000 Inspire grant to CEF to help students like Piper (pictured) continue their studies and build bright futures. 1. In FY25, Westpac Group provided support to the Westpac Community Trust and the Westpac Buckland Fund (known as the Westpac Foundation), Westpac Scholars Trust and the St George Foundation Trust (known as St George Foundation, BankSA Foundation and the Bank of Melbourne Foundation). While Westpac was involved in establishing these foundations, they are non-profit organisations that are separate to the Westpac Group. The trustee of St George Foundation Trust (St George Foundation Limited) is a related body corporate of Westpac. 2. Westpac New Zealand provides administrative support and skilled volunteering to Te Waiu O Aotearoa Trust, which is a charitable trust and not part of the Westpac Group.

34 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR THE COMMUNITY Respecting and advancing human rights We recognise that our activities and relationships can affect the human rights of our people, customers and communities. We are committed to respecting these rights and actively seek opportunities to support and advance them. We have a long-standing commitment to social impact and human rights leadership, having introduced our first Human Rights Position Statement and Action Plan a decade ago. We continue to progress and update our approach where appropriate, to ensure it remains relevant, aligned to our purpose and reflects expectations and standards. The current Human Rights Position Statement and Action Plan sets out our stance on respecting and advancing human rights and the actions we are taking. We also support the UN Guiding Principles on Business and Human Rights, which informs the way we identify, assess and address human rights and modern slavery risks and impacts across our operations and supply chain. The outcomes of customer and supplier assessments are published each year in the 2025 Sustainability Index and Datasheet. More information on Westpac's approach to human rights due diligence, grievance mechanisms and remedy can be found on the Human Rights section of our website and in the Modern Slavery Statement. We are making good progress on the actions outlined in the Human Rights Position Statement and Action Plan, with delivery expected by May 2026 across five strategic priorities. Strategic focus areas FY25 Progress Addressing our salient human rights issues Completed the final phase of our Human Rights Risk Assessment (HRRA). This identified eleven salient human rights issues that represent our most significant areas of human rights risk. Refer to the 2025 Sustainability Index and Datasheet for detailed results. Strengthening grievance mechanisms and approach to remedy Developed a grievance mechanism to respond to human rights concerns from people impacted by our lending to large businesses, incorporating feedback from human rights experts, investors and civil society. We expect to pilot the mechanism in FY26. Supporting and advancing human rights through a just and inclusive transition Developed principles and three action areas to guide our approach to a just transition as we support those more impacted by extreme weather events and the transition to a net-zero economy. Refer to the Climate Transition Plan for more information. Strengthening a focus on child safeguarding Launched a Safety by Design Toolkit for free use by the banking sector, in partnership with the Australian Banking Association. The Toolkit provides guidance on designing products and services to better safeguard customers from financial harm, including children and young people. Strengthening the foundations of our human rights approach Developed an approach to deliver enterprise-wide human rights and modern slavery training and capability improvements. We also finalised a monitoring framework to track and report on our salient human rights risks. SAFEGUARDING CHILDREN Since 2020, Westpac’s Safer Children, Safer Communities (SCSC) Program has committed more than $80 million to more than 50 organisations across Australia and Asia. While funding under the SCSC initiative is now fully allocated, our commitment to child safeguarding continues through our participation in the On Us: Australian Business Coalition for Safeguarding Children and associated Child Safeguarding Business Principles, which guide businesses in recognising and managing their potential or actual risks on children’s safety and wellbeing. The Principles align with national efforts led by the Australian Government to improve child safety across industries and provide a clear, actionable framework for embedding child safety into business operations, risk management and culture.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 35 Ensuring reliable access to cash Maintaining access to cash in communities across Australia carries significant cost. We continue to balance these costs against our responsibility to ensure financial inclusion, particularly for vulnerable customers and regional communities. Our total cost of supplying cash services to Australians was approximately $350 million. This included our continued financial support for Armaguard to help maintain the stability of the national cash distribution system. We are working with government, regulators and industry partners to shape a long-term, sustainable solution for Australia's wholesale cash supply. For information on the other ways we're supporting regional Australia, refer to page 26. Maintaining a sustainable and diverse supply chain We aim to build a stronger, more inclusive society by supporting businesses that create positive change. Through our Supplier Inclusion and Diversity program, we support Indigenous-owned businesses, social enterprises, Australian Disability Enterprises, women-owned businesses and B Corporations - companies certified for their high standards of social and environmental performance, transparency and accountability. We spent $56.1 million with diverse suppliers1 , an increase of $18.2 million from last year. Please refer to the table below for information on how we support Indigenous-owned businesses. Supporting Reconciliation and Indigenous peoples Our vision for reconciliation is an Australia where Aboriginal and Torres Strait Islander peoples have equitable opportunity for economic participation and financial wellbeing. We seek to achieve this through a focus on creating impact for Indigenous customers, employees and communities. The outcomes of the 2022-2025 RAP set out below demonstrate our ongoing commitment to achieving our vision. Our new 2026-2028 Reconciliation Action Plan (RAP) signifies a sharper focus across five priority areas, including Indigenous banking, supporting suppliers, home ownership, Westpac careers and Free, Prior and Informed Consent (FPIC). RAP FOCUS AREA FY25 PROGRESSa Valuing culture: building relationships based on trust and respect; valuing cultures and histories and recognising the importance of self-determination. • Maintained cultural capability with 99.8% of employees completing mandatory learning. • Celebrated and supported Indigenous culture by hosting more than 30 events internally and externally for National Reconciliation Week and NAIDOC Week. • Platinum Sponsor of Garma, a major event celebrating Indigenous culture. • 20 Westpac staff completed a Jawun secondment this year, bringing the total to 100 secondments since April 2022. Meaningful careers: investing in Indigenous careers through dedicated programs to recruit, retain and develop Aboriginal and Torres Strait Islander people. • Aboriginal and Torres Strait Islander workforce representation rose to 1.15% though retention challenges have slowed progress towards our 1.5% target. To address this, we’ve appointed a First Nations Engagement Manager to develop and implement a retention and development strategy for Indigenous employees. • We recruited 11 new cadets through MobTech, all of whom secured permanent roles at Westpac. Better banking experiences: making it easier for Indigenous customers to do business with us and improving financial inclusion and economic participation. • 18,008 unique customers have been supported through our Indigenous call centre since April 2022. • Since 2022, we’ve delivered 146 Remote Services. Backing Indigenous enterprise: helping more Aboriginal and Torres Strait Islander people to grow their businesses as customers, suppliers and partners. • We spent $35.1 million with Indigenous-owned suppliers this year, bringing the total since April 2022 to $67.9 million. This significantly exceeds our RAP target to spend a cumulative $8 million with Indigenous-owned suppliers between 1 April 2022 and 30 September 2025. • Skilled Volunteer Network supported 26 First Nations-focused organisations, including 7 First Nations-led organisations. Respect for self-determination and a deeper understanding of FPIC: working with customers, stakeholders, experts and communities to share knowledge and improve outcomes. • Guided by First Nations perspectives, we developed a framework to support conversations about engagement with customers and partnered with an Indigenous-led organisation to strengthen these principles. • Our 2022-2025 RAP leadership project supports FPIC implementation at Westpac. a. Refer to the 2025 Sustainability Index and Datasheet for further information. 1. Refer to the 2025 Sustainability Index and Datasheet for further information.

36 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR THE ENVIRONMENT We are taking climate action by reducing our operational emissions, supporting customers to transition and providing sustainable finance across Australia and New Zealand. Related material topics (refer to page 13) • Climate change • Natural capital Photo: Aerial photo of Cooktown, Queensland. Key highlights1 89% REDUCTION IN SCOPE 1 AND 2 EMISSIONS SINCE 2021 42% REDUCTION IN SCOPE 3 UPSTREAM EMISSIONS SINCE 2021 37% INCREASE IN SUSTAINABLE FINANCE LENDING 40% INCREASE IN SUSTAINABLE BOND FACILITATION 1. Refer to 2025 Sustainability Report for definitions and detail.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 37 To support our purpose and climate ambition to become a net-zero, climate resilient bank, we continue to actively support the transition to a lower-carbon economy and enhance Westpac's climate resilience. This year we made good progress on our climate strategy. We further reduced operational emissions, advanced towards Westpac's 2030 financed emissions sector targets and recorded solid growth in sustainable finance and bond facilitation. We have also lifted our capability to analyse and assess climate-related risks and opportunities, by improving scenario analysis, introducing a climate risk policy and expanding training. This positions us well for the future by supporting our resilience and ability to meet new prudential standards and legislative reporting requirements. Westpac's new Climate Transition Plan (CTP), shaped by stakeholder feedback, outlines our targets and approach to supporting progress towards our climate ambition. The CTP supersedes our 2023-2025 Climate Change Position Statement and Action Plan. Refer to the 2025 Sustainability Report for more information. Reducing the direct impact of our operations We believe in leading through action, demonstrated by our progress towards achieving our operational emissions reduction targets. In FY23, we met our 2025 scope 1 and 2 operational emissions reduction target. In FY24, we delivered our 2030 operational emission target six years ahead of plan. Despite this, we remain focused on further reducing our impact, with scope 1 and 2 operational emissions declining a further 22%, largely from the transition of our fleet towards hybrid or electric vehicles (pictured). The 89% reduction since 2021 places us comfortably ahead of our 2030 target of a 76% decline. We have continued to source the equivalent of 100% of electricity from renewable sources. This has been supported by our long-term virtual power purchase agreements with the Bomen Solar Farm in New South Wales, Ararat Wind Farm in Victoria, and Berri Solar Farm and Battery in South Australia. Westpac’s operational emissions Upstream scope 3 emissions were down 2% in FY25 and 42% lower than the 2021 baseline year, putting us on track to achieve our target of a 50% reduction by 2030. FIGURE 1: WESTPAC'S OPERATIONAL EMISSIONS (MARKET-BASED) (TONNES OF CO2 EQUIVALENT) 133,570 82,092 63,146 Scope 1, 2 and scope 3 Upstream emissionsb 2021a 2023 2025 a. The 2021 reported emissions (above) differ from our 2021 baselines for scope 1, 2 and scope 3 upstream targets as the baseline was adjusted for COVID pandemic and other factors. b. Refer to 2025 Sustainability Report for the scope 3 upstream emissions categories included.

38 WESTPAC 2025 ANNUAL REPORT CREATING VALUE FOR THE ENVIRONMENT Supporting the customer transition With more than 99% of emissions linked to lending, reported as scope 3 financed emissions, helping customers to transition is where we are focusing our efforts to drive meaningful change. Our aspiration is to reduce Westpac's financed emissions in line with the goals of the Paris Agreement. It is complemented by 13 sector targets, including high-emitting industries. This year we reported improved progress for more than 70% of our financed emissions sector targets. We report financed emissions one year in arrears, so the most recent available data is from FY24. Westpac's total financed emissions were 40.7 MtCO2-e for FY241 , slightly higher than in FY23. This was primarily due to: • Adoption of a higher-quality source for emissions factors used to estimate customer emissions; and • A rise in the share of Business and Institutional lending for which we estimate financed emissions. As a part of managing sustainability risks in our lending, we updated our Carbon-Intensive Sector Requirements during the year. Existing customers in-scope of these requirements are now subject to a Customer Climate Transition Plan (CTP) Evaluation when they seek new or renewed corporate lending or bond facilitation. These requirements apply to customers operating in oil and gas, metallurgical coal mining and coal-fired power generation sectors and outline how we engage and consider financing decisions. The CTP Evaluation rates customers’ CTPs on a four-point scale of A to D and informs the actions we will take depending on the rating. If a customer CTP is rated ‘D’ they would not currently be eligible for new or renewed corporate lending or bond facilitation unless financing supported National or Energy Security2 .. As we have worked to implement these requirements, we conducted a preliminary analysis of existing in-scope customers’ CTPs. In that review, approximately 55% were rated ‘A’ while 9% were rated ‘D’. Further information can be found in the 2025 Sustainability Report. We have delivered on our FY25 commitment to reduce corporate lending to institutional thermal coal mining customers3 to zero. In FY25, we had in-depth engagements with more than 130 institutional and corporate customers in Australia and New Zealand on their climate transition plans. Of these, 83% had a public report outlining their climate transition strategy. With the introduction of mandatory climate reporting, the maturity of our customers’ disclosures varies. To support our agriculture financed emissions sector targets, we have continued engaging with customers, industry bodies, and at key events. This included sponsoring Meat & Livestock Australia (MLA) Carbon EDGE workshops, which aim to help farmers reduce emissions through best practices in productivity, animal welfare and environmental management. In 2023, as part of setting 2030 Agriculture financed emissions sector targets for Dairy and for Beef and Sheep, we expressed a commitment to no deforestation4 from 31 December 2025 for customers in scope of our targets, and to engage with customers on this commitment. Since that release, we have engaged with rural research and development corporations, members of the agricultural supply chain, peak industry bodies and with customers to understand how this would affect the sector. Following our consultation, we have refined our approach, no longer requiring a formal ‘no deforestation’ commitment, but continuing to develop practical ways to help customers manage deforestation risk effectively. This includes supporting industry efforts that help farmers assess and verify deforestation free status for supply chain reporting. For more detail, refer to the 2025 Sustainability Report. Engaging with customers to better understand their decarbonisation approaches is critically important. By doing this, we can identify where we can offer support and play a meaningful role in the broader climate transition. Strengthening insights We took steps to broaden our scenario analysis by incorporating new data sources to evaluate risks at the customer property level. We also used geospatial mapping to identify regions more susceptible to climate-related impacts. This is improving our understanding of physical risks across our lending. In turn, it enables us to provide more targeted support to customers to help strengthen their climate resilience. Growing sustainable finance Sustainable finance and bond facilitation play a role in assisting customers as they transition. Supported by our Sustainable Finance Framework, sustainable finance lending has reached $39 billion and increased 37% during the year. Cumulative sustainable bond issuance has totalled $22 billion since the start of FY22 and rose 40% in FY25. This progress underscores our support for customers' sustainability objectives. It also helps to position us to achieve our 2030 targets of $55 billion in sustainable finance lending and $40 billion in cumulative bond facilitation. 1. Total financed emissions for scope 1 and 2, and for certain sectors where we estimate scope 3 emissions. 2. National or Energy Security – Circumstances where a government or regulator determines that additional supply, or maintaining current supply is necessary for national or energy security and Westpac’s funding is able to support such additional supply, in which case it may need to be escalated to an appropriate committee. 3. At 30 September 2025. In line with our Sustainability Customer Requirements, we have zero corporate lending and will no longer provide bond facilitation for Institutional customers with ≥15% of their three-year rolling average revenue coming directly from thermal coal mining. 4. Refer to the 2025 Sustainability Report for the full definition of deforestation.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 39 Natural capital We continue to build capability and knowledge on nature-related risks and opportunities, in alignment with our Natural Capital Position Statement. This has helped us better understand our role in supporting customers and suppliers across our value chain on nature topics that are most material to them. At 30 September 2025, 14.2% of lending is in sectors defined by the Taskforce on Nature-related Financial Disclosures (TNFD)1 as having material nature-related dependencies and impacts. Further information is available in the 2025 Sustainability Index and Datasheet. Understanding material nature topics relevant to institutional customers We analysed nature-related disclosures of Australian institutional customers in TNFD priority sectors to better understand their material nature topics1 and inform our ongoing customer engagement. Of the customers reviewed, more than 35% identified at least one nature topic as a key sustainability topic2 , with freshwater, land and biodiversity most commonly cited. This was most prevalent in the food and beverage, paper and forest products, metals and mining, infrastructure and energy sectors. Progressing our approach in agriculture Using the TNFD LEAP framework3 we piloted an approach to assess nature-related dependencies for Australian agribusiness customers. The pilot used geospatial analysis to evaluate the potential dependency on water, native forest and world heritage sites. It provided insights into how agribusiness customers depend on nature and helps build understanding of potential risks and opportunities. We participated in the Australian Sustainable Finance Institute (ASFI) Natural Capital Advisory Group and Agriculture and Land Taxonomy Expansion Pilot Advisory Group, helping to shape draft criteria for the Integrating Nature into Finance research paper. Sustainable financing We continue to offer sustainable finance that encourages improved land use and biodiversity management. In FY25, Westpac: • Coordinated Arranger and Bookrunner for AirTrunk’s SYD1 and SYD2 term loan financing, supporting biodiversity, conservation and disaster relief, delivered through its social impact program; • Supported the structuring and issuance of an innovative nature-focused Sustainability-Linked Bond for Auckland Council. Refer to case study; and • Provided Sustainable Farm Loans to 48% of total agribusiness term lending in New Zealand, totalling NZ$4.02 billion. Supplier engagement We work with Westpac's Australian suppliers to understand their approach to circularity and nature. This has resulted in positive outcomes such as a reduction in packaging of IT equipment, increased volumes of forestry certified paper and the reuse of equipment and materials across our operations and value chain. Additionally, we strengthened our responsible sourcing program by introducing new criteria to assess circularity, reduce deforestation risks and impacts on critical habitats for medium and large suppliers. Environmental performance We also continue to monitor the environmental performance of our operations. Further information is available in the 2025 Sustainability Index and Datasheet. SUSTAINABILITY-LINKED BOND FOR AUCKLAND COUNCIL Westpac supported the structuring and issuance of an innovative nature-focused Sustainability-Linked Bond for Auckland Council. The NZ$250 million three-year wholesale bond is the first in Australasia to include a nature-based target, with Auckland Council targeting to plant one million native ngahere (forest) stems across its regional parks by the end of 2027. If the target is not achieved, Auckland Council will make a donation to organisations supporting the restoration of native ngahere across the Auckland region. Typically, Sustainability-Linked Bonds include additional payments to investors for missed targets. The structure of Auckland Council’s Sustainability-Linked Bond ensures that the Auckland community benefits, irrespective of whether the planting target is met. 1. Taskforce on Nature-related Financial Disclosures. (2024). Sector Guidance Additional Guidance for Financial Institutions v2. 2. Nature is identified as a key sustainability topic if the customer identifies land, freshwater, ocean, biodiversity or nature in general as a key sustainability topic or the customer has set a nature-related target. 3. LEAP is short for Locate, Evaluate, Assess and Prepare.

40 WESTPAC 2025 ANNUAL REPORT TRANSFORMATION Our transformation agenda is building a more efficient technology environment to help deliver better outcomes for customers, employees and shareholders. We have established a dedicated transformation office, led by a Chief Transformation Officer and supported by a skilled team, to drive effective transformation across Westpac. UNITE, our business-led, technology-enabled transformation program, is a cornerstone of this agenda. It aims to simplify operations and enhance experiences by consolidating technology stacks, decommissioning legacy systems and streamlining our product suite to make banking simpler for customers. To choose the best path for UNITE, we’ve adopted a 'one best way' approach to deliver Westpac consistently across our channels, processes and products. UNITE comprises four stages: Discovery, Simplify, Implement and Decommission. The Discovery stage is complete, with 51 initiatives underway and eight delivered. Modernising technology Complementing UNITE are two flagship digital innovations, BizEdge and Westpac One. BizEdge, our new business lending origination platform, is accelerating digital capabilities for bankers, with AI-powered tools that support faster, more confident decision-making. Westpac One, our new Institutional platform, will integrate treasury, FX trade and lending with real-time data insights to enhance customer experience and operational performance. These initiatives reflect our commitment to making Westpac simpler, while modernising how we work to deliver better outcomes for customers and our people. UNITE: ONE PRIVATE BANK We completed a successful transition of customers to a single, Private Bank under the Westpac brand. This strategic initiative was designed to enable more customers to benefit from Westpac's enhanced digital experience and improved service offering. Customers who transitioned gave positive feedback, which reflected in a strong Brand NPS1 result for Private Bank. The initiative cost $5 million to complete and has cut related processes and systems by 50%, reducing duplication and streamlining banker workflows. Additionally, it supports our aim to grow Private Bank's balance sheet and funds under management. BIZEDGE WESTPAC ONE Fast, simple, digital business lending origination Leading banking capability for large businesses Objectives • A single digital business lending origination platform that reduces both customer input and banker processing time by 50% FY25 progress • $4.8bn in applications since launch in March • Average time to decision reduced by 45% • Quick and easy log in • Automated company and Personal property Securities Register searches • Built-in National Credit Code assessment • Real-time application tracking Objectives • Progressive, three-year rollout of next generation transaction banking for large organisations • Modern hyper-scalable core banking platform • Real-time corporate treasury management services • Digitised servicing and virtual assistant support • Intelligent AI automation and data insights FY25 progress • Real-time deposit ledger implemented • Connected to the domestic payment scheme (NPP) 1. Refer to the Glossary (pages 260-263) for more information on NPS.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 41 DATA, DIGITAL AND AI 15,724 people using GenAI to support how they work 700 mortgage assessors using AI for faster processing #1 banking app in Australia, three years in a row Data analytics, digital innovation, and AI are supporting our evolution into a smarter, safer and more productive bank. As part of our transformation agenda, we are leveraging artificial intelligence and data insights to improve decision-making, accelerate speed to market and enhance customer satisfaction. This investment in modernising technology and data is essential to our AI readiness by improving the integrity, accessibility and usability of data. To centralise and strengthen our efforts, we have appointed a new Group Executive for Data, Digital and AI to support our strategic focus on improving experiences while embedding AI responsibly. We are also equipping our people with the skills needed to gain benefits from these technologies. GenAI training uptake has been strong, with 19,000 eLearning modules and educational sessions completed. More than 3,600 people engaged in the CEO-sponsored AI Shark Tank, showcasing the energy and creativity of our people in applying AI to real-world challenges. Refer to page 29 for more information. Responsible AI and governance We are committed to the ethical, safe and transparent use of AI, supported by a robust governance framework and evolving risk reporting mechanisms to ensure responsible development. We’re guided by Westpac’s Responsible AI Principles, along with our AI Risk Management Standard (AIRMS) and Responsible AI Playbook. Together, they shape how we use AI while ensuring we maintain an external lens that reflects both community expectations and regulatory requirements. Our leadership in this space was recognised internationally, with Westpac shortlisted for the 2025 DataIQ Awards UK in the category of 'Best Responsible AI Program', highlighting our commitment to safe, scalable and ethical AI innovation. Accelerating AI innovation We have been using AI in different forms for more than a decade. Our focus today is on scaling proven generative AI solutions that have tangible benefits through our AI Accelerator. It has delivered 33 solutions to date with a further 27 in delivery. Some of its benefits include: • AI for customer safety: Our Fraud and Scams team are assisted on calls by 'JESS', our Joint Expert Scam Spotter. This AI capability delivered real-time guidance during 20,000 customer calls, yielding unique insights and helping to protect customers from scams and fraud. • AI for faster lending decisions: The Mortgage AI Assessor introduced last year is now supporting 700 assessors to process mortgage applications, saving more than 12,000 hours of assessor time annually. • AI to empower our people: 15,724 employees are actively using Gen AI tools, exceeding our FY25 target of 10,000. We've deployed 10,600 Microsoft 365 Copilot licenses, including access to personal agents via Copilot Studio Lite, enabling staff to interact with data using natural language in a secure environment. A pilot group is now live on Copilot Studio's advanced AI agent capabilities, expediting AI Shark Tank opportunities. • AI for efficiency: Our use of Agentic AI in Data Products is transforming how we work, enabling autonomous AI agents to deliver outcomes up to twelve times faster and helping scale GenAI solutions across the organisation. In recognition of this innovation, we were proud to be named a finalist in the 2025 Finovate Awards in New York. FINANCIAL CRIME AI: SMARTER SURVEILLANCE AT SCALE Westpac has developed an innovative AI-based system to improve its financial crime investigation capability. It can automatically summarise analysis from large volumes of data, making it easier to identify risks and act quickly. By cutting down on manual work, the system supports teams to make faster, more consistent decisions. This helps us to focus on new threats while freeing up our teams to support more customers.

42 WESTPAC 2025 ANNUAL REPORT RISK MANAGEMENT Proactive risk management and a strong risk culture are essential to Westpac’s strength and resilience. They guide the organisation’s operations and decision-making and support our ability to adapt to a changing environment. Westpac’s risk management framework (Framework) outlines how the organisation manages its material risks and delivers better outcomes for customers, communities, its people and other stakeholders. The Framework is centred around customers, a strong risk culture and an effective Three Lines of Defence (3LOD) model. The Risk Management Strategy, which incorporates the Framework, is approved by the Board. It is supported by risk class frameworks, risk appetite statements and policies. These are all reviewed regularly to maintain the effectiveness of the Framework. For further information on the risks we face, refer to 2025 Risk Factors. RISK MANAGEMENT FRAMEWORK COMPONENTS CUSTOM ERS Governance and Management Control Business Strategy Risk Identification Risk Appetite Stress and Scenarios Analysis People and Infrastructure Control Definition and Effectiveness Monitoring and Reporting Actions and Response Risk Culture Three Lines of Defence CUSTOMERS

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 43 Strengthening risk management In December 2020, Westpac entered a Court Enforceable Undertaking (CEU) with The Australian Prudential Regulation Authority (APRA). We committed to remediating specific prudential weaknesses identified by APRA in our culture, governance and accountability, and address the root causes of these issues. In response, Westpac established the Customer Outcomes and Risk Excellence (CORE) Program and appointed an independent reviewer. Prior to this, APRA had imposed a $500 million operational risk capital overlay on Westpac in July 2019 and an additional $500 million operational risk capital overlay in December 2019. In recognition of the progress and improvements in risk management under CORE, in July 2024, APRA reduced its operational risk capital requirement by $500 million. In October 2025, APRA removed the remaining $500 million risk capital overlay, satisfied that the CORE program is complete and the specific prudential issues identified by APRA have been addressed. Promontory Australia, the independent reviewer noted in their final report on the CORE program: “The depth of change to the organisation, both structurally and culturally, means that Westpac is now a simpler, stronger bank." Three Lines of Defence (3LOD) PRINCIPLES First Line owns and manages the risks they originate: − The First Line proactively identifies, evaluates, owns, monitors, manages and controls the existing and emerging risks in their business. It manages business activities within approved risk appetite and policies. − In managing its risk, the First Line establishes and maintains appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures. The 3LOD work together to deliver effective risk management outcomes to achieve the Group's Purpose. The 3LOD work together to make sound risk-based decisions through: − strong and proactive engagement, communication, trust and collaboration − management information that is reliable, coherent and transparent. There must also be alignment of activities across the 3LOD to avoid unnecessary duplication, overlap, or gaps. Third Line provides independent and objective assurance: − Group Audit is the Third Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. 3LOD IN WESTPAC Second Line provides insight, oversight and challenge of First Line activities: − The Second Line is an independent function that develops risk management frameworks, defines guardrails, provides objective review and challenge regarding the effectiveness of risk management within the First Line business, and executes specific risk management activities where functional independence and/or specific risk capability is required. − Its approach is risk-based and proportionate to First Line activities. THIRD LINE Independent Assurance Audit Function SECOND LINE Insight, Oversight and Challenge Risk Function FIRST LINE Own and manage risk All Divisions and Functions excluding Risk and Audit Functions

44 WESTPAC 2025 ANNUAL REPORT RISK MANAGEMENT Material risk categories Westpac has identified 11 material risk categories, among other potential risks, that could impact its business activities. 1 Capital Adequacy 2 Funding and Liquidity Risk 3 Credit Risk 4 Market Risk 5 Strategic Risk 6 Risk Culture 7 Operational Risk 8 Compliance and Conduct Risk 9 Financial Crime Risk 10 Cyber Risk 11 Reputational and Sustainability Risk For each material risk category, the Board establishes a risk appetite which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists our material risks, along with the measures and tolerances used to monitor each risk. Most of these measures are monitored by 'green', ‘amber’ and ‘red’ tolerances which indicate when risks are close to, or over, the Board’s approved appetite. The following table provides more detail. MATERIAL RISK CATEGORIES 1 Capital Adequacy Risk The risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements. Risk Appetite and Mitigation We aim to maintain a strong balance sheet including under stressed scenarios. We evaluate capital management through our Internal Capital Adequacy Assessment Process, features of which include: • Capital management strategy; • Considering economic and regulatory requirements and stakeholder perspectives; • Stress-testing considerations; and • Target operating range for key capital ratios. Areas of focus include: • Continuous monitoring of capital forecasts; • Considerations of capital headwinds; and • Actively monitoring the economic outlook and credit risk arising from higher interest rates and cost-of-living pressures. Example of a Risk Appetite measure • CET1 capital ratio – a measure which indicates a bank’s capacity to absorb losses.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 45 2 Funding and Liquidity Risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Risk Appetite and Mitigation We aim to manage our balance sheet such that we: • Maintain a diversified, stable and cost-effective funding base; • Can source funding as and when needed; • Have sufficient securable assets to meet our funding and repurchase agreement requirements; and • Fund lending growth with stable funding sources. Further information on funding and liquidity risk management is in Note 21 (page 175). Areas of focus include: • Executing the wholesale funding plan to support balance sheet growth and refinance maturing debt; and • Managing liquidity risk to meet regulatory requirements and Westpac’s liquidity needs in line with market conditions. Examples of a Risk Appetite measure • Net Stable Funding Ratio (NFSR); and • Liquidity Coverage Ratio (LCR). 3 Credit Risk The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Risk Appetite and Mitigation We manage credit risk using: • Board approved credit risk limits and approval authorities which are cascaded through the bank; • Clear boundaries to guide appropriate credit risk strategic choices • Reviewing settings and appetite on a regular basis to adjust for changes in the operating environment; and • A range of policies, processes and systems to support credit risk monitoring and management. Further information on credit risk management and provisioning is in Note 10 (page 135) and Note 11 (page 145) to the financial statements and in the September 2025 Pillar 3 report. Areas of focus include: • Responding to heightened credit risk from domestic and international factors including cost of living pressure, higher interest rates, ongoing geopolitical risks, trade disruptions and a more uncertain economic environment; • Stress testing our credit portfolio including for climate related change and the transition to net-zero emissions; and • Assessing the impact of any external events, and provision modelled outcomes including lending growth and conditions for specific customer groups (e.g. including by geography, industry etc.) the adequacy of the overall expected credit loss provision. Example of a Risk Appetite measure • Top 10 exposures to Corporates and Non-Bank Financial Institutions as a % of Total Committed Exposure.

46 WESTPAC 2025 ANNUAL REPORT RISK MANAGEMENT 4 Market Risk The risk of an adverse impact on Westpac’s earnings and economic value resulting from changes in the value of Westpac’s positions due to a change in financial market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. This includes earnings at risk – the risk to net interest income from interest rate changes, and economic value sensitivity – the risk of variability in the Group’s banking book capital requirements. Risk Appetite and Mitigation We have appetite for market risk in approved products within our limit framework. We manage market risk through the employment of prudent risk management strategies and active monitoring of Board-approved metrics that capture the potential risk of adverse movements in financial markets. The Board has approved a risk appetite for traded and non-traded risks via the measurement of Value at Risk (VaR), Stressed VaR (SVaR), Net Income at Risk (NaR) and risk sensitivities to interest rates for capital hedges and to credit spreads for the liquid securities portfolio. The management of market risk is supported by the Market Risk Management Framework and associated policies, limits, processes, systems and delegated authorities. Further information on market risk management is in Note 21 (page 175). Areas of focus include: • Upgrading/replacing market risk systems and supporting infrastructure; and • Implementing regulatory change related to prudential market risk standards. Example of a Risk Appetite measure • Value at Risk (VaR), a statistic that quantifies the extent of possible financial losses arising from the Bank’s Treasury and Financial Markets businesses. 5 Strategic Risk The risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment. Risk Appetite and Mitigation We aim to grow through well-considered initiatives aligned to our strategy and risk appetite. We aim to manage the impact of threats from changes in the environment, which could significantly impact our ability to implement our strategies. We continually evaluate our performance and seek to adapt to changes in the external environment in a timely manner. Areas of focus include: • Technology simplification and transformation; • Delivery of regulatory commitments; and • Invest in digital and data, with the aim of improving the customer experience. Examples of a Risk Appetite measure • Actual ROTE against the Target ROTE; and • Allocation of balance sheet to Australia and New Zealand (% of book in terms of Exposure at Default).

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 47 6 Risk Culture The risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks. Risk Appetite and Mitigation We promote a risk culture that supports our purpose, strategy and values and our ability to manage risk effectively. We regularly assess our risk culture and undertake initiatives to continually improve. Areas of focus include: • Leader led role modelling and training; • Continuing to review, monitor and improve our tools and processes to support the management of risk culture; • Supporting improved capability across key behavioural change areas, including speak up, decision making, ownership, challenge and maturing action planning to drive behavioural change; and • Executing on an integrated culture plan to support driving change at all levels. Example of a Risk Appetite measure • Internal survey results – score for respondents who feel free to speak up without fear of negative consequences. 7 Operational Risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Risk Appetite and Mitigation We aim to be resilient to operational risk and minimise risk through robust processes and controls. We aim to quickly and effectively remediate material operational issues and incidents. Areas of focus include: • Strengthening the control environment, including risk prevention and automation; and • Strengthening our operational resilience and adopting read-across processes to fully understand underlying issues. Example of a Risk Appetite measure • % of key controls assessed as ‘Unsatisfactory’. 8 Compliance and Conduct Risk The risk of failing to abide by compliance obligations required of us, or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for customers and that support market integrity. Risk Appetite and Mitigation We establish robust controls and systems to manage compliance and conduct risk. We aim to promptly own, investigate and remediate incidents of non-compliance. We aim to prevent: • Breaches of regulatory requirements; • Conduct that causes unsuitable, unfair or unclear customer outcomes or adversely impacts the integrity of markets; and • Complicated systems or processes that could lead to systemic or material breaches of regulatory requirements. Areas of focus include: • Strengthening the management of our conflicts of interest, product governance, privacy risks and the oversight of regulatory reporting; and • Improving our tools and processes to support alignment of our behaviours and business practices to fair customer outcomes and market integrity. Example of a Risk Appetite measure • Average calendar days to complete all Compliance Assessments.

48 WESTPAC 2025 ANNUAL REPORT RISK MANAGEMENT 9 Financial Crime Risk The risk that Westpac fails to prevent products and services being used to facilitate financial crime, fails to protect customers and Westpac from fraud and scam events or fails to comply with applicable global financial crime regulatory obligations. Risk Appetite and Mitigation Westpac is committed to protecting the integrity of the Australian financial system and importantly keeping our community safe. This aligns with our purpose of ‘Taking action now to create a better future’. Westpac helps prevent financial crime by proactively identifying, assessing, mitigating and reporting financial crime risks and complying with all applicable global and local financial crime regulatory obligations. Westpac continues to invest significant resources to assist AUSTRAC, law enforcement and the Australian Government (including through the Fintel Alliance) to detect, deter and disrupt financial crime. Areas of focus include: • Simplification and embedding strategic capabilities, improving detection and surveillance capabilities and expanding the use of network analytics; • Collaboration through involvement in Public and Private sector partnerships and other intelligence bodies to disrupt financial crime; and • Uplifting of Know your Customer (KYC) processes and enhancing customer lifecycle management through digital capabilities and automated controls. Example of a Risk Appetite measure • Volume of High/Very High Financial Crime residual risk ratings across Westpac's businesses. 10 Cyber Risk The risk that Westpac’s or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cyber threats or vulnerabilities. Risk Appetite and Mitigation We proactively manage our cyber risk exposure, to help ensure that we are resilient to cyber threats and vulnerabilities. In managing our cyber risk, we aim to ensure that: • We manage our risks within the appropriate regulatory frameworks; • We do not undermine our strategic, financial, reputational or regulatory standing; and • We implement cyber controls commensurate to the cyber threats we respond to. We recognise that cyber events may occur, however incidents must be managed timely and effectively to limit impact and future likelihood. Areas of focus include: • Enhancing cybersecurity capability including data security controls, application protection controls, identity and access management and strengthening our network perimeters; and • Embedding a consistent cyber risk management framework. Examples of a Risk Appetite measure • Control effectiveness against external cyber threats; and • Supplier security assessment outcomes.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 49 11 Reputational and Sustainability Risk The risk of failing to recognise or address environmental, social or governance (ESG) issues as well as the risk that an action, inaction, transaction, investment or event will reduce trust in Westpac’s integrity and competence. Risk Appetite and Mitigation We aim to maintain the confidence of all stakeholders, aiming to balance the commercial aspects of decisions with stakeholder expectations. Our approach includes considering potential impacts on people, communities and the environment. We recognise that ESG issues can involve interconnected and sometimes competing considerations. Areas of focus include: • Continuing to improve assessment of customers and our supply chain for reputation and sustainability risks through existing governance processes and tools; • Continuing to embed the Climate Risk Policy, aligned with APRA’s CPG 229, including performing a Climate Risk Materiality Assessment to understand the intersection of climate risk across our material risk categories; and • Expanding our salient human rights assessment to include our role as a financial services provider, employer and supporter of communities. Example of a Risk Appetite measure • Reputation ranking from external ranking agency (such as RepTrak) which provides independent assessments of a company’s reputation, brand and ESG.

50 WESTPAC 2025 ANNUAL REPORT CORPORATE GOVERNANCE Our approach to governance Corporate governance is the framework of systems, policies and processes by which we operate and through which our people are both empowered and accountable for making decisions that affect our business, operations, customers and stakeholders. The framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Our approach to corporate governance is based on a set of Commitments and Behaviours that underpin our day-to-day activities. Our Commitments and Behaviours are designed to promote transparency, fair dealing, and the protection of stakeholder interests, including customers, our shareholders, our employees and the community. We aspire to the highest standards of corporate governance, which Westpac sees as fundamental to the sustainability of our business and our performance. As Westpac’s principal listing is on the Australian Securities Exchange (ASX), we have followed the ASX Corporate Governance Principles and Recommendations (fourth edition) (ASXCGC Recommendations) published by the ASX Limited’s Corporate Governance Council (ASXCGC) throughout the year. Westpac’s ordinary shares are also quoted on the NZX Main Board, which is the main board equity security market operated by NZX Limited. Board areas of focus in FY25 This year the Board (including with assistance from its Board Committees) has focused on overseeing: • our UNITE program which is focused on making our processes, systems and technology simpler to enhance customer and employee satisfaction and operational efficiency; • the appointment of Anthony Miller as Westpac's Chief Executive Officer (CEO), who commenced on 16 December 2024; • initiatives to deliver five key priorities: – Customer – striving to be #1 in customer service through a 'whole of bank to whole of customer' approach; – People – investing in our people and fostering a culture of accountability and empowerment; – Risk – completing the Customer Outcomes and Risk Excellence (CORE) program transition; – Transformation – simplifying technology and adopting a 'one best way' approach; and – Performance – improving return on tangible equity and cost-to-income ratio while strengthening our market position; • the introduction of Westpac's updated purpose – 'Taking action now to create a better future' alongside behaviours aligned with three key commitments – Always Deliver, Safely; Make an Impact; and Own it; • ongoing initiatives designed to deliver customer service excellence, including support for customers experiencing hardship and protections against scams; • the Group’s financial and operating performance, including progress in improving the Group’s financial performance relative to peers; • management of current and emerging risks arising from the evolving economic, geopolitical, regulatory, and competitive environment; • Westpac’s capital position and various capital management initiatives; • consideration and assessment of the resilience of the Group’s systems and response to potential cyber incidents and data breaches; • priorities outlined in our Sustainability Strategy and the approval of our updated Climate Change Position and Climate Transition Plan; • ongoing consideration of Board and senior executive succession, as well as Board and Board Committee composition; and • transition of the Westpac Group's external auditor from PricewaterhouseCoopers to KPMG. Westpac's Board and Board Committee Structure is available in the 2025 Corporate Governance Statement.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 51 Role of the Board and Board Committees The role of the Board is to provide leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Westpac Group. The Board Charter outlines the roles and responsibilities of the Board. The Board Charter is available on our website. Key Board responsibilities • approving and overseeing management’s implementation of the strategic direction of the Westpac Group, its business plan and significant corporate strategic initiatives; • appointing the CEO and Chief Financial Officer (CFO), and approving the appointment of Group Executives, the Chief Audit Officer and any other person the Board determines; • overseeing culture across the Group by setting the tone from the top, approving Westpac Group’s Code of Conduct and Purpose, Commitments and Behaviours, and receiving reporting on the Group’s culture; • assessing and reviewing the performance of the Board, its Board Committees, the CEO and the Group Executives; • oversight of the Group’s technology strategy and the implementation of key technology initiatives; • approving the Westpac Director Appointment & Renewal Policy and determining Board size and composition; • approving the Group Remuneration Policy; • approving, in accordance with the Group Remuneration Policy, remuneration arrangements, variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Financial Accountability Regime (FAR) (Accountable Person), any person performing a role specified by the Australian Prudential Regulation Authority (APRA) and any other person the Board determines; • approving the annual financial targets and financial statements, and monitoring financial performance against forecast and prior periods; • reviewing and approving capital management initiatives, including determining our dividend policy and the amount, nature and timing of dividends to be paid; • approving the Internal Capital Adequacy Assessment Process, including reviewing Group stress testing outcomes/scenarios, and approving recovery and resolution plans; • considering and approving our overall risk management framework for managing financial and non-financial risks; • approving the Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group; • forming a view of our risk culture and overseeing the identification of, and steps taken to address any desirable changes to risk culture; • considering the social, ethical and environmental impact of our activities, setting standards and monitoring compliance with our sustainability policies and practices, and approving the Westpac Group's sustainability strategy and its position on material sustainability matters; • overseeing and monitoring workplace health and safety (WHS) issues in the Group and considering appropriate WHS reports and information; and • meeting with representatives from our principal regulators on a regular basis. BOARD RISK COMMITTEE BOARD AUDIT COMMITTEE BOARD REMUNERATION COMMITTEE BOARD NOMINATIONS & GOVERNANCE COMMITTEE Assists the Board by providing oversight of the implementation and operation of the risk management framework, risk culture, the risk profile for material risks and risk appetite. The Committee also considers and recommends key risk policies and frameworks to the Board for approval. Assists the Board by having oversight of the integrity of financial statements, financial reporting systems and corporate reporting. The Committee also oversees the external auditor engagement and the performance of Group Audit. Assists the Board to discharge its responsibilities in relation to remuneration matters, including by overseeing the design, operation and monitoring of the remuneration framework. Assists the Board by overseeing that the Board and boards of related bodies corporate comprise individuals who are best able to discharge their role as Directors. The Committee also oversees that corporate governance arrangements are appropriate.

52 WESTPAC 2025 ANNUAL REPORT CORPORATE GOVERNANCE Board skills, experience and attributes Westpac seeks to maintain a Board of Directors with a broad range of relevant financial and other skills, knowledge, and experience necessary to guide the business of the Group. The Board uses a skills matrix to illustrate the key skills and experience the Westpac Board is seeking to achieve in its membership collectively and the number of Directors with each skill and experience. The skills matrix also assists to identify focus areas for the continuing education and professional development of Directors. For example, in FY25 these focus areas included technology developments and key environmental, social and governance topics (amongst others), which were facilitated through a combination of structured workshops, targeted deep dives, and site visits aligned with strategic priorities. The skills matrix also assists to identify areas where it may be desirable for specialist external expertise to be retained to supplement the Board’s skills and experience. BOARD SKILLS, EXPERIENCE AND ATTRIBUTES AS AT 30 SEPTEMBER 2025 SKILLS AND EXPERIENCE DESCRIPTION NUMBER OF DIRECTORS Customer focus Experience in developing and overseeing a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes Strategy An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear Financial services Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives Financial acumen Highly proficient in accounting or related financial management and reporting for businesses of significant size Risk management Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls Technology, digital and data Experience in overseeing the application of technology in large and complex organisations, including in areas such as innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience Governance Experience as a Director of a listed entity, with detailed knowledge of governance, including legal, compliance, regulatory and public policy issues applicable to listed entities and highly regulated industries Environment and social Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues People and culture Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives Executive leadership Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in managing the business through periods of significant change and delivering desired business outcomes Deep experience and knowledge General working experience and knowledge Limited working experience and knowledge In addition to the skills outlined above, the Westpac Board seeks to ensure that it operates as a cohesive team, bringing together a range of perspectives to guide the Group and oversee management. The Westpac Board also expects its members to be committed to supporting our Purpose and upholding our Commitments and Behaviours.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 53

Board diversity

A diverse group of skilled Directors helps us be a stronger organisation that makes better decisions. In relation to gender diversity, for 2025, the Board Nominations & Governance Committee confirmed its objective of 40% women, 40% men and 20% any gender for the composition of the Westpac Board. In FY25, this objective included the Managing Director and CEO. From FY26, the Managing Director and CEO will be included within the Executive Team objective, with the Board objective applying only to Non-executive Directors.

As at 30 September 2025, the gender composition of the Board was 64% male and 36% female.

Board tenure

The average Board tenure as at 30 September 2025 is set out below. The length of service of each Director is outlined in the Directors' Report (pages 54-100).

AVERAGE BOARD TENURE


0-3 years 73%
3-6 years 0%
6-9 years 27%
3 YEARS
AVERAGE BOARD TENURE

▶ Refer to our 2025 Corporate Governance Statement for more information on our corporate governance framework, policies and practices at 2 November 2025. The Statement, along with the Board and Committee Charters, principles and policies are available at westpac.com.au/corpgov.

Ethical decision making and key policies

Ethical and responsible decision making is critical to decision-making at Westpac. Our Purpose, Commitments and Behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group. We also have policies that seek to manage our regulatory compliance and human resource requirements and are subject to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code.

Code of Conduct

The Westpac Code of Conduct (Code) sets out a consistent standard and establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and policies and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other.

Supporting the Code are numerous frameworks and policies outlining our commitment to sustainable business practices and behaviours. These include our Purpose, Commitments and Behaviours, policies and position statements addressing sustainability themes such as human rights, climate change and other environmental and social impacts.

Anti-Bribery and Corruption

We have no tolerance for any form of bribery or corruption and have an Anti-Bribery and Corruption Policy (ABC Policy) and related bribery and corruption prevention standards, procedures and systems. Material breaches of the ABC Policy are reported to the Board Risk Committee.

Concern reporting and whistleblower protection

The Westpac Group Speaking Up Policy encourages all eligible persons to raise any concerns about our activities or behaviours that may be unlawful or unethical. Our senior management are committed to supporting those who speak up. Westpac does not tolerate detrimental conduct related to a Speaking Up report. A person can raise a concern using our whistleblowing channels, including our reporting system 'Concern Online' and our Whistleblower Hotline.

The Board Audit Committee, in conjunction with the Board Risk Committee, oversees Westpac's Whistleblower Program. Material whistleblower matters raised under the Westpac Group Speaking Up Policy are reported to the Board Risk Committee and may be escalated to the Board Audit Committee as appropriate.

Conflicts of interest

Our conflicts of interest framework is designed to identify and manage actual, potential and perceived conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures.

54 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Our Directors present this report together with the financial statements of the Group for the financial year ended 30 September 2025.1 Board Committee Member Key Chair of each Committee is noted with a red icon. Board Audit Board Remuneration Board Nominations & Governance Board Risk Board of Directors Steven Gregg BCom Age: 64 CHAIRMAN AND INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 7 November 2023 and Chairman since 14 December 2023. Board Committees: Chair of the Board Nominations & Governance Committee. Experience: Steven has more than 36 years' experience in global financial services, strategy consulting and professional services across Australia, Asia, Europe and the US. He has extensive experience in global investment banking, including through senior roles with ABN Amro, Chase Manhattan, Lehman Brothers and AMP Morgan Grenfell. His most recent executive role was as a partner at McKinsey & Company where he advised clients in Financial Services and other sectors, primarily in Australia and Asia. Steven has served as Chairman and Director for companies across various sectors and is currently Chairman of Ampol Limited and the Lorna Hodgkinson Foundation (and a Director of Unisson Disability Limited). Steven is also a Director of William Inglis & Son Limited. Steven was formerly the Chairman of The Lottery Corporation, Tabcorp Holdings Limited, Goodman Fielder Limited and Austock Group Limited and formerly a Non-executive Director at Challenger Limited. Directorships of listed entities over the past three years: Ampol Limited (since October 2015, Chairman since August 2017), The Lottery Corporation Limited (May 2022 to March 2024) and Challenger Limited (October 2012 to October 2023). Other principal directorships and interests: Chairman of the Lorna Hodgkinson Foundation (and a Director of Unisson Disability Limited). Board Committees: Anthony Miller LLB (Hons), BA Age: 55 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER Appointed: Director since 16 December 2024. Board Committees: Nil. Experience: Anthony was appointed Westpac Group Chief Executive Officer in December 2024. Since joining the Westpac Group in 2020, Anthony has also held the roles of Chief Executive, Business and Wealth and Chief Executive, Westpac Institutional Bank. Before joining Westpac Group, Anthony was CEO of Australia & New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held several roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Director of Australian Banking Association, Director of the Institute of International Finance and Director of Financial Markets Foundation for Children. Board Committees: Nil 1. Particulars of the skills, experience, expertise and responsibilities of the Directors at the date of this report, including all directorships of other listed companies held by a Director at any time in the three years’ immediately before 30 September 2025, and the period for which each directorship has been held, are set out in the following pages.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 55 Tim Burroughs MA (Hons), B Psy (Hons), FCA, FAICD Age: 71 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 10 March 2023. Board Committees: Member of the Board Remuneration and the Board Risk Committees. Experience: Tim has over 41 years' experience in finance, international banking and mergers and acquisitions. Tim was formerly Chairman of Investment Banking at Goldman Sachs Australia, where he worked for 11 years. Prior to this, Tim held senior positions at Merrill Lynch including Chairman of Mergers and Acquisitions. From 1993 to 1997, Tim was Principal at Centaurus Corporate Finance, a leading independent advisory firm. Over the course of his career, Tim has specialised in providing strategic financial advice to major corporations and their boards. He has advised on capital restructures, capital raisings and more than 100 public company acquisitions. Tim has an engineering degree from Cambridge University and is a Fellow of the Institute of Chartered Accountants. Tim has also studied and taught Psychology at Macquarie University. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Panel member of Adara Partners (Australia) Pty Ltd. Board Committees: Nerida Caesar BCom, MBA, GAICD Age: 61 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 1 September 2017. Board Committees: Member of the Board Audit and the Board Risk Committees. Experience: Nerida has over 39 years' of broad ranging commercial and business management experience, with particular depth in technology-led businesses. Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX listed Veda Group Limited) and was also a former director of Genome One Pty Ltd and Stone and Chalk Limited. Before joining Equifax, Nerida held several senior management roles at Telstra, including Group Managing Director, Enterprise and Government and Group Managing Director, Wholesale. Nerida also held several executive and senior management positions with IBM within Australia and internationally, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Co-Chair of Good2Give and its subsidiaries Workplace Giving Australia, Good2Give Research & Technology Fund and ShareGift. Director of NBN Co Ltd, Director of CreditorWatch and Director of O’Connell Street Associates Pty Ltd. Advisor to startups in the technology sector. Board Committees: David Cohen BA LLB, FAPI Age: 65 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 1 April 2025. Board Committees: Member of the Board Risk Committee. Experience: David has over 21 years’ experience in financial services and was Deputy Chief Executive Officer of Commonwealth Bank of Australia (CBA) from November 2018 to December 2023. As Deputy CEO, David oversaw business divestments, facilitated mergers and acquisitions, and improved handling of customer complaints. Prior to this role, David was Group General Counsel, Group Executive Human Resources, Group Executive Corporate Affairs and Chief Risk Officer at CBA. During his 16 years at CBA, he also led the bank through the Hayne Royal Commission into the financial services sector. David’s roles prior to joining CBA include General Counsel at AMP and a Partner at Allens Arthur Robinson. David is Chairman of TAL Life Limited and a Panel Member of Adara Partners (Australia) Pty Ltd. He was previously a director of ASB Bank Limited (NZX). Directorships of listed entities over the past three years: ASB Bank Limited (NZX) (February 2019 to February 2025). Other principal directorships and interests: TAL Life Limited (Director since April 2025 and Chairman since May 2025), TAL Life Insurance Services Limited (Director since April 2025) and Panel Member of Adara Partners (Australia) Pty Ltd. Board Committees:

56 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Pip Greenwood LLB Age: 59 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 1 August 2025. Board Committees: Nil. Experience: Pip has more than 25 years' of experience in financial services, capital markets, mergers and acquisitions, and governance, and was one of New Zealand’s leading commercial lawyers and a partner at Russell McVeagh, where she advised on many high-profile New Zealand corporate transactions. Pip also previously served as Board Chair and interim CEO of Russell McVeagh and was a member of the New Zealand Takeovers Panel from 2007 to 2011. Pip is the current Chair of Westpac New Zealand Limited (WNZL) and Chair of The a2 Milk Company Limited. Directorships of listed entities over the past three years: The a2 Milk Company Limited (Director since July 2019 and Chair since 16 November 2023), Fisher & Paykel Healthcare Corporation Limited (June 2017 to September 2025) and Vulcan Steel Limited (August 2019 to October 2022). Other principal directorships and interests: Chair of WNZL. Board Committees: Nil Debra Hazelton BA (Hons), MCom, GAICD Age: 72 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 4 March 2025. Board Committees: Member of the Board Remuneration Committee. Experience: Debra has over 30 years' experience in global financial services, with a particular focus on Australia and Japan. Her executive experience includes national CEO roles in Japan (CBA) and Australia (Mizuho Bank) as well as treasury, corporate/project finance, and human resources/organisational culture. Debra is an experienced Chair and Non-executive Director currently serving as Chair of Export Finance Australia, Vice President of the Australia-Japan Business Co-operation Committee, and a Director of the boards of Persol Holdings Co., Ltd (Tokyo Stock Exchange) and Australia Post. Debra was previously Chair of AMP Ltd and AMP Bank. Debra holds graduate and postgraduate degrees in Economics and Finance as well as Philosophy and Japanese and studied at University of Sydney, UNSW, and Keio University (Tokyo) and was recently awarded the Japanese Minister of Foreign Affairs Commendation for 2024. Directorships of listed entities over the past three years: Persol Holdings Co., Ltd (Tokyo Stock Exchange) (since June 2023) and AMP Limited (June 2019 to April 2024). Other principal directorships and interests: Chair of Export Finance Australia, Vice President of the Australia Japan Business Co-operation Committee and Director of Australia Post. Board Committees: Andy Maguire BA, BAI Age: 59 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 15 July 2024. Board Committees: Member of the Board Remuneration Committee. Experience: Andy has over 36 years’ experience in financial services, and began his career in banking at Lloyds Banking Group. From 2014 to 2020, he served as Group Chief Operating Officer at HSBC Holdings plc, with responsibility for operations, technology, real estate, change and transformation and operational resilience. Previously, he spent 16 years with the Boston Consulting Group, where he became Managing Partner of the London office covering the UK and Ireland, and a member of the firm's global executive committee, as well as formerly serving as Global Head of Retail Banking. Andy is currently Chair of UK banking software fintech Thought Machine Group. He is also an independent Non-executive Director of AIB Group plc, a financial services group operating predominantly in the Republic of Ireland and the UK. Andy previously held Chair positions with RegTech compliance company Napier AI and IT service management provider CX Holdings (Cennox Group). Directorships of listed entities over the past three years: AIB Group p.l.c. (since March 2021). Other principal directorships and interests: Chair of Thought Machine Group. Board Committees:

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 57 Peter Nash BCom, FCA, F Fin Age: 63 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 7 March 2018. Board Committees: Chair of the Board Audit Committee. Member of the Board Risk and Board Nominations & Governance Committees. Experience: Peter was formerly a Senior Partner with KPMG until September 2017, having been admitted to the Australian partnership in 1993. He served as the National Chairman of KPMG Australia and served on KPMG’s Global and Regional Boards. His previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and head of KPMG Financial Services. Peter has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided financial and commercial advice to many State and Federal Government businesses. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Directorships of listed entities over the past three years: Johns Lyng Group Limited (October 2017 to October 2025), Mirvac Group (since November 2018) and ASX Limited (June 2019 to September 2025). Other principal directorships and interests: Director of the General Sir John Monash Foundation. Board Committees: Margaret (Margie) Seale BA, FAICD Age: 65 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 1 March 2019. Board Committees: Chair of the Board Remuneration Committee. Member of Board Nominations & Governance Committee. Experience: Margie has more than 26 years' experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was the Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie was a Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Telstra Corporation Limited, Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also served on the Boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers' Festival. Directorships of listed entities over the past three years: Scentre Group Limited (since February 2016). Other principal directorships and interests: Director of Westpac Scholars Limited, Seaborn Broughton & Walford Pty Limited, Pinchgut Opera Limited and Jana Investment Advisers Pty Ltd. Board Committees: Michael Ullmer AO BSc, FAICD, FCA, SF Fin Age: 74 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since 3 April 2023. Board Committees: Chair of the Board Risk Committee. Member of the Board Audit Committee. Experience: Michael has more than 41 years' experience in international banking, finance and professional services. Michael was formerly the Deputy Group Chief Executive Officer of NAB from 2007 until he retired from the Bank in August 2011. He joined NAB in 2004 as Finance Director and held a number of key positions including Chair of the subsidiaries Great Western Bank (US) and JB Were. Prior to NAB, Michael was at CBA, initially as Group Chief Financial Officer and then Group Executive with responsibility for Institutional and Business Banking. Before that, he was a Partner at accounting firms KPMG (1982 to 1992) and Coopers & Lybrand (1992 to 1997). From a philanthropic perspective, throughout his career Michael has been heavily involved in supporting the Arts and Education sectors. Directorships of listed entities over the past three years: Lendlease Corporation Limited (Director from December 2011 to November 2024 and Chairman from November 2018 to November 2024). Other principal directorships and interests: Member of the National Gallery of Victoria Foundation Board. Board Committees:

58 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Retired Directors Peter King was appointed a Director on 2 December 2019 and retired as CEO and Managing Director on 15 December 2024, Nora Scheinkestel was appointed as a Director on 1 March 2021 and retired as a Director on 6 November 2024 and Audette Exel was appointed as a Director on 1 September 2021 and retired as a Director on 13 December 2024. Executive Team as at 30 September 2025 Anthony Miller LLB (Hons), BA Age: 55 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, WESTPAC GROUP Anthony was appointed Westpac Group Chief Executive Officer on 16 December 2024. Since joining the Westpac Group in 2020, Anthony has also held the roles of Chief Executive, Business and Wealth and Chief Executive, Westpac Institutional Bank. Before joining Westpac Group, Anthony was CEO of Australia & New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held several roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. Scott Collary BA, Humanities Age: 61 GROUP CHIEF INFORMATION OFFICER, TECHNOLOGY Scott was appointed as the Group’s Chief Information Officer in August 2023. Prior to this, he held the role of Group Executive, Customer Services & Technology after joining Westpac as Chief Operating Officer in November 2020. Scott has over 35 years' global banking experience, with a breadth of expertise across technology, operations, risk mitigation and commercial functions. Before joining Westpac, Scott was Chief Information & Operations Officer for North America Consumer Businesses at Bank of Montreal, Canada. Prior to that, Scott held senior executive positions at a number of multinational financial institutions including ANZ, Citibank, Fifth Third Bank and Bank of America. Scott holds a Bachelor’s Degree from the University of Maryland in the United States. Kate Dee FCIPD, BA Age: 47 CHIEF PEOPLE OFFICER Kate was appointed Chief People Officer in August 2025, joining Westpac with more than 25 years’ experience across a range of industries. Prior to joining Westpac, Kate was the Chief People Officer at Bupa Asia Pacific, a role she held since 2018. Prior to that, she was the General Manager of Talent at National Australia Bank from 2015 to 2018 after returning from Europe where she oversaw Global Organisational Development as an Executive Director for Time Warner in London. Kate holds Bachelors degrees from Victoria University of Wellington New Zealand. She is a Fellow of both the Chartered Institute of Personnel and Development UK and the Australian Human Resource Institute as well as a member of Chief Executive Women.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 59 Shannon Finch BA (Hons), LLB (Hons), MAICD, FGIA Age: 55 GROUP GENERAL COUNSEL Shannon joined Westpac in November 2021 and leads Westpac’s legal function globally. Shannon has nearly 30 years' legal experience including with the Commonwealth Attorney General’s Department Corporations Law Simplification Unit, Mallesons Stephen Jaques (now King & Wood Mallesons) in Canberra, London and Sydney, including as head of the Sydney office, and as a senior partner of global corporate law firm Jones Day. Shannon is a member of the Business Law Executive of the Law Council of Australia, the AICD Law Committee and was formerly on the Advisory Committee to the Australian Law Reform Commission’s Review of the Legislative Framework for Corporations and Financial Services Regulation. Shannon has experience as a Non-executive Director of Bell Shakespeare (in the Not-for-profit sector), is a member of the AICD and Chief Executive Women, and is a Fellow of the Governance Institute of Australia. Shannon has a Bachelor of Arts (Hons) and Bachelor of Laws (Hons) from the Australian National University. Paul Fowler LLB, BCom (Hons, Finance) Age: 46 CHIEF EXECUTIVE, BUSINESS & WEALTH Paul was appointed Chief Executive, Business and Wealth in May 2025. He oversees banking services for small, medium and commercial sized businesses, Westpac’s wealth businesses including Private Wealth and BT, and Pacific Banking. Prior to joining Westpac, Paul spent 10 years at Commonwealth Bank of Australia where he held various roles, including Executive General Manager of Regional and Agribusiness Banking, Chief Financial Officer of Institutional Banking and Markets, and Executive General Manager, Group Mergers and Acquisitions. Paul spent the first 13 years of his career in investment banking, holding positions at Goldman Sachs and Citigroup in Australia and offshore, where he advised financial services firms on mergers and acquisitions, divestments, and capital management. He holds a Bachelor of Laws and a Bachelor of Commerce (Hons) from the University of New South Wales. Peter Herbert Age: 43 CHIEF TRANSFORMATION OFFICER Peter was appointed Chief Transformation Officer in March 2025 and has responsibility for transformation across the Group, including working across divisions and technology on the delivery of the business-led simplification program, UNITE. Prior to this, Peter was the Acting Chief Executive, Business & Wealth responsible for providing a range of banking and wealth services for customers across Business Lending, Merchant Services, Private Wealth, Westpac’s Pacific banking business and BT. Peter is a seasoned banking executive who joined Westpac in 2020 as the Chief Transformation Officer for Consumer and Business Banking, and the Chief Operating Officer, Business & Wealth. Before joining Westpac, he had an extensive career at HSBC most recently as Chief Operating Officer, Asia Pacific, Retail Banking & Wealth Management. Carolyn Hoy BA (Hons), LLB (Hons) Age: 49 ACTING GROUP EXECUTIVE, CUSTOMER & CORPORATE SERVICES Carolyn was appointed the Acting Group Executive, Customer & Corporate Services in May 2025. She is responsible for operations, customer solutions, fraud prevention, property, procurement and resilience, corporate affairs, and HR and finance services. Carolyn has 25 years’ experience and a background in legal and risk. She has held a range of roles throughout her almost 20-year Westpac tenure, including Head of Group Corporate Legal, Chief of Staff to the CEO, Chief Risk and Compliance Officer for BT, and General Manager Property, Procurement and Resilience. Carolyn holds a Bachelor of Arts (First Class Honours) and Bachelor of Laws (First Class Honours) from the Australian National University and is also a Fellow of the Governance Institute of Australia.

60 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Nell Hutton BCom (Hons), MPhil, GAICD Age: 49 CHIEF EXECUTIVE, WESTPAC INSTITUTIONAL BANK Nell was appointed Chief Executive, Westpac Institutional Bank in October 2023. The Institutional Bank provides a range of banking services to Commercial, Corporate, Institutional and Public Sector customers with connections to Australia, New Zealand, Asia, Europe and US markets. Nell first joined Westpac in February 2021 as Managing Director, Financial Markets, after 21 years at Goldman Sachs in London and Australia, most recently as Head of the Global Markets division in Australia and New Zealand. She holds a Master of Philosophy in Finance and Economics from Cambridge University and a Bachelor of Commerce (First Class Honours) from the University of Sydney. Nell is a member of the AICD and Chief Executive Women. Carolyn McCann BBus (Com), BA, GradDipAppFin, GAICD Age: 53 CHIEF EXECUTIVE, CONSUMER Carolyn started at Westpac in 2013 and joined the Group Executive team in 2018. She is currently Chief Executive, Consumer. The Consumer bank provides banking products and services including mortgages, credit cards, personal loans and deposits to customers in Australia. Previously, Carolyn was Group Executive, Customer & Corporate Services, responsible for operations, customer solutions, scams and fraud prevention, property, procurement and resilience, corporate affairs, and HR and finance services. Before joining Westpac, Carolyn spent 13 years at Insurance Australia Group in several senior roles, including Group General Manager, Corporate Affairs & Investor Relations. With more than 27 years’ experience in financial services, Carolyn holds a Bachelor of Arts from The University of Queensland, a Bachelor of Business from Queensland University of Technology, and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. She is a member of the AICD and Chief Executive Women. Catherine McGrath LLB/BCom Age: 54 CHIEF EXECUTIVE OFFICER, WESTPAC NEW ZEALAND Catherine was appointed Chief Executive Officer of Westpac New Zealand in November 2021. She has more than 25 years' experience working in financial services, spanning business, operational and people leadership roles to which she has driven significant people, structural, technology and strategic change. Prior to joining Westpac, Catherine led large-scale transformations at some of the world’s best known banks including Barclays Group and Lloyds TSB in the UK. This included various positions such as Head of Channels, Managing Director of Transaction Products and Payments, and Transaction Banking Director. Earlier in her career she worked at BNZ, ASB and the Prudential Group. Catherine was raised in New Zealand. She graduated from Canterbury University with a Bachelor of Law and a Bachelor of Commerce. Dr Andrew McMullan PhD (Statistics) Age: 48 CHIEF DATA, DIGITAL AND AI OFFICER Dr Andrew McMullan joined Westpac in September 2025 to lead the transformation of the bank’s data, digital and artificial intelligence capabilities. He plays a key role in driving innovation, improving customer and employee experiences, and supporting Westpac’s strategic program, UNITE. Andrew joined Westpac from CBA, where he was Chief Data and Analytics Officer. He previously served as Chief Analytics Officer, helping scale platforms that enhanced decision-making and customer outcomes. With a career spanning global financial institutions, Andrew is a recognised thought leader in responsible AI and data strategy. He brings deep expertise in delivering secure, scalable and customer-centric solutions that enable innovation, operational efficiency, and trust. Andrew holds a PhD in Statistics from the University of Glasgow.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 61 Michael Rowland B.Comm, FCA Age: 64 CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer (CFO) in September 2020a .. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax, Treasury, Group Business Controls and Management and Corporate and Business Development functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of executive positions at ANZ from 1999 to 2013. These included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to Tax Partner in 1993. Michael holds a Bachelor of Commerce from the University of Melbourne and a Graduate Diploma of Taxation Law from Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. Fiona Wild PhD (Chemistry) Age: 53 CHIEF SUSTAINABILITY OFFICER Fiona was appointed Westpac’s Chief Sustainability Officer in March 2025, leading the bank's work on climate, nature, social policy, human rights and Indigenous strategy and engagement. Fiona has more than 25 years of experience working in sustainability. Before joining Westpac, Fiona was the Group Sustainability and Social Value Officer at BHP, accountable for all climate and sustainability-related public policy issues. She joined BHP in 2010 and held a range of senior roles including Vice President Environment, Vice President Climate Change, and Group Climate and Sustainability Officer. In December 2015, Fiona was appointed a permanent member of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures, reporting to the G20. She has also held several Board positions, including Deputy Chair of the Global Carbon Capture and Storage Institute (GCCSI). Fiona holds a PhD in Chemistry from the University of Edinburgh. Ryan Zanin CFA Age: 63 CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 40 years' experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was Executive Vice President and Chief Risk Officer at Fannie Mae overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae, Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal before taking on various roles across Citibank and Bankers Trust Company. Ryan is a Chartered Financial Analyst. Tim Hartin LLB (Hons.), FGIA Age: 50 COMPANY SECRETARY Tim was appointed Company Secretary in November 2011. Previously Tim was Head of Legal – Risk Management & Workouts, Counsel & Secretariat and prior to that, he was Counsel, Corporate Core. Before joining Westpac in 2006, Tim was a Consultant with Gilbert + Tobin, where he provided corporate advisory services to ASX-listed companies. Tim was previously a lawyer at Henderson Boyd Jackson W.S. in Scotland and in London in Herbert Smith’s corporate and corporate finance division. Tim holds a LLB Law (Hons) with options in French from the University of Aberdeen, is a fellow of the Governance Institute of Australia and a member of the Law Advisory Board of the University of Technology, Sydney. Tim is an international lawyer - being a qualified solicitor in Scotland, England + Wales and Australia. a. Michael Rowland retired as CFO and Nathan Goonan commenced as CFO effective 8 October 2025.

62 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Operating and financial review Principal activities The principal activities of the Group during the financial year ended 30 September 2025 were the provision of financial services including lending, deposit taking, payments services, investment platforms, leasing finance, general finance, interest rate risk management and foreign exchange services. There have been no significant changes in the nature of the principal activities of the Group during 2025. Operations and financial performance Net profit for 2025 was $6,916 million, a decrease of 1% compared to 2024. The decrease in net profit reflects an increase in operating expenses partly offset by higher income and lower credit impairment charges. Basic earnings per share remained stable at 201.9 cents. The following is a summary of the movements in major line items in net profit for 2025 compared to 2024. Net interest income increased by $627 million or 3% driven by growth in average interest earning assets of 3% and stable net interest margin. Key movements in net interest income included: • Improved interest income from growth in average interest earning assets; and • Disciplined management of deposit funding costs in response to falling asset yields. Non-interest income was $169 million or 6% higher. The key movements included: • Favourable market movements on the value of financial instruments measured at fair value in 2025 of $38 million, compared to a loss of $24 million in 2024; • Higher wealth management income mainly due to volume growth of funds under administration; and • Improvements in transaction fee income, mainly resulting from higher line and guarantee fees. Operating expenses were $972 million or 9% higher. The key movements included: • Higher employee costs of $686 million mainly from restructuring costs and additional staffing attached to our UNITE program; and • A $181 million increase in technology services expenses from inflationary pressure and the impact of our UNITE program; and • A $110 million increase in amortisation and impairment of software assets from projects completed. Credit impairment charges of $424 million represented 5 basis points of average gross loans compared to 7 basis points in 2024. The decrease primarily reflected higher write-back and recoveries partly offset by higher charges from collective assessed exposures. The effective tax rate of 30.97% in 2025 was slightly higher than the Australian corporate tax rate of 30%, mainly due to non tax deductible hybrid instrument distributions. A review of the operations of the Group and its segments and their results for the financial year ended 30 September 2025 is set out in the Creating value for shareholders (pages 16- 21) section which form part of this Directors' report. Further information about our financial position and financial results is included in the Financial Report which forms part of this Directors' report. Dividends Westpac has announced a final ordinary dividend of 77 cents per Westpac ordinary share, totalling $2.6 billion. The dividend will be fully franked and will be paid on 19 December 2025. In 2025, an interim ordinary dividend of 76 cents per Westpac ordinary share totalling $2.6 billion was paid as a fully franked dividend on 27 June 2025 (2024: ordinary dividend of 75 cents and a special dividend of 15 cents per share totalling to $3.1 billion). For the year ended 30 September 2024, a fully franked final dividend of 76 cents per ordinary share totalling $2.6 billion was paid on 19 December 2024.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 63 Significant changes in state of affairs and events during and since the end of the 2025 financial year Significant changes in the state of affairs of the Group during the financial year ended 30 September 2025, or that have occurred since that date, were: • On 16 December 2024, Anthony Miller commenced as CEO and Managing Director. • Following approval by Westpac’s shareholders at the 2024 AGM on 13 December 2024, KPMG commenced as Westpac’s external auditor for the 2025 financial year. • Following completion of the Integrated Plan (IP) in December 2023 (required under the enforceable undertaking entered into with APRA in December 2020 in relation to our risk governance remediation), Westpac continued to focus on the sustainability and effectiveness of the IP uplifts via a transition phase. On 31 December 2024, we completed the transition phase, as confirmed by Promontory Australia (as Independent Reviewer) in February 2025. • On 15 October 2025, APRA announced its decision to lift the CEU and remove Westpac's remaining $500 million operational risk capital overlay. The removal of the $500 million capital overlay will mean Westpac’s Common Equity Tier 1 (CET1) capital ratio will increase by approximately 17 basis points, reflecting a reduction in risk weighted assets of $6,250 million. This change applied with immediate effect. For a discussion of these changes and other significant developments, please refer to Significant developments (pages 101-102) which forms part of this Directors' report. The Directors are not aware of any other matter or circumstance that has occurred since 30 September 2025 that has significantly affected or may significantly affect the operations of the Group, the results of these operations or the state of affairs of the Group in subsequent financial years. Business strategies, developments and expected results Our business strategies, prospects and likely major developments in the Group’s operations in future financial years and the expected results of those operations are discussed in the Strategic Review (pages 4- 102) and in Significant developments (pages 101-102) which form part of this Directors' report. Further information on our business strategies and prospects for future financial years and likely developments in our operations and the expected results of operations have not been included in this report because the Directors believe it would be likely to result in unreasonable prejudice to the Group. Risks to our financial performance, position and our operations Our financial position, our future financial results, our operations and the success of our strategy are subject to a range of risks. These risks are set out and discussed in the Risk Management section (pages 42-49) which forms part of the Directors' report. For additional information on risks relating to Westpac, refer to 2025 Risk Factors as disclosed on the ASX on the same date as this report.

64 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

Directors' interests

Directors' interests in securities

The following particulars for each Director are set out in the Remuneration Report (pages 69-98) of the Directors' report for the year ended 30 September 2025 and/or in the table below:

- Their relevant interests in our shares or the shares of any of our related bodies corporate;
- Their relevant interests in debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate;
- Their rights or options over shares in, debentures of, or interests in, any registered scheme made available by us or any of our related bodies corporate; and
- Any contracts:
  - To which the Director is a party or under which they are entitled to a benefit; and
  - That confer a right to call for or deliver shares in, debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate.

Directors' interests in Westpac and related bodies corporate as at 2 November 2025

	Number of Relevant Interests in Westpac Ordinary Shares	Number of Westpac Share Rights
Westpac Banking Corporation		
Current Directors		
Steven Gregg	75,208	-
Anthony Miller	261,171[a]	368,811[b]
Tim Burroughs	67,302	-
Nerida Caesar	13,583	-
David Cohen	1,253	-
Pip Greenwood	-	-
Debra Hazelton[c]	1,350	-
Andy Maguire	6,615	-
Peter Nash	15,260	-
Margaret Seale[d]	10,438	-
Michael Ullmer[e]	12,570	-
Former Directors		
Peter King[f]	385,807	448,117
Audette Exel[g]	11,952	
Nora Scheinkestel[h]	17,225	

a. Anthony Miller's interest in Westpac ordinary shares includes 14,662 restricted shares held under the Equity Incentive Plan.
b. Share rights issued under the Long Term Variable Plan and Equity Incentive Plan.
c. Debra Hazelton and her related bodies corporate also hold relevant interests in 10 Westpac Capital Notes 7 (ASX:WBCPJ), 16 Westpac Capital Notes 9 (ASX:WBCPL) and 2 Westpac Capital Notes 10 (ASX:WBCPM).
d. Margaret Seale and her related bodies corporate also hold relevant interests in 100 Westpac Capital Notes 7 (ASX:WBCPJ).
e. Michael Ullmer and his related bodies corporate also hold relevant interests in 300 Westpac Capital Notes 9 (ASX:WBCPL) and 1,000 Westpac Subordinated Notes.
f. Peter King's interest in Westpac ordinary shares includes 54,310 restricted shares held under the Equity Incentive Plan. Figure displayed as at Peter King's retirement date of 15 December 2024.
g. Figure displayed as at Audette Exel's retirement date of 13 December 2024.
h. Figure displayed as at Nora Scheinkestel's retirement date of 6 November 2024.

Note: Certain subsidiaries of Westpac offer a range of registered schemes. The Directors may from time to time invest in these schemes and are required to provide a statement to the ASX when any of their interests in these schemes change. ASIC has exempted each Director from the obligation to notify the ASX of a relevant interest in a security that is an interest in BT Cash Management Trust (ARSN 087 531 539), BT Premium Cash Fund (ARSN 089 299 730) or BT Investor Choice Cash Management Trust (formerly Westpac Cash Management Trust) (ARSN 088 187 928).

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 65 Indemnities and insurance Under the Westpac Constitution, unless it is forbidden or would be made void by statute, we indemnify any person who is or has been a Director or Company Secretary of Westpac and of each of our related bodies corporate (except related bodies corporate listed on a recognised stock exchange), any person who is or has been an employee of Westpac or our subsidiaries (except subsidiaries listed on a recognised stock exchange), and any person who is or has been acting as a responsible manager under the terms of an Australian Financial Services Licence of any of Westpac’s wholly-owned subsidiaries against every liability (other than a liability for legal costs) incurred by each such person in their capacity as director, company secretary, employee or responsible manager, as the case may be; and all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity. Each of the Directors named in this Directors’ report and the Company Secretary of Westpac has the benefit of this indemnity. Consistent with shareholder approval at the 2000 Annual General Meeting, Westpac has entered into a Deed of Access and Indemnity with each of the Directors, which includes indemnification in identical terms to that provided in the Westpac Constitution. Westpac also executed a deed poll in September 2009 providing indemnification equivalent to that provided under the Westpac Constitution to individuals who are or have been acting as: • statutory officers (other than as a director) of Westpac; • directors and other statutory officers of wholly-owned subsidiaries of Westpac; and • directors and statutory officers of other nominated companies as approved by Westpac in accordance with the terms of the deed poll and Westpac’s Contractual Indemnity Policy. Some employees of Westpac’s related bodies corporate and responsible managers of Westpac and its related bodies corporate are also currently covered by a deed poll that was executed in November 2004, which is on similar terms to the September 2009 deed poll. The Westpac Constitution also permits us, to the extent permitted by law, to pay or agree to pay premiums for contracts insuring any person who is or has been a Director or Company Secretary of Westpac or any of its related bodies corporate against liability incurred by that person in that capacity, including a liability for legal costs, unless: • we are forbidden by statute to pay or agree to pay the premium; or • the contract would, if we paid the premium, be made void by statute. Under the September 2009 deed poll, Westpac also agrees to provide directors’ and officers’ liability insurance to Directors of Westpac and Directors of Westpac’s wholly-owned subsidiaries (except wholly-owned subsidiaries listed on a recognised stock exchange). For the year ended 30 September 2025, the Group has insurance cover which, in certain circumstances, will provide reimbursement for amounts which we have to pay under the indemnities set out above. That cover is subject to the terms and conditions of the relevant insurance, including but not limited to the limit of indemnity provided by the insurance. The insurance policies prohibit disclosure of the premium payable and the nature of the liabilities covered. Share rights outstanding As at the date of this report there are 4,376,980 share rights outstanding in relation to Westpac ordinary shares, held by 111 holders. The latest dates for exercise of the share rights range between 1 October 2026 and 2 December 2039. Holders of outstanding share rights in relation to Westpac ordinary shares do not have any rights under the share rights to participate in any share issue or interest of Westpac or any other body corporate. Proceedings on behalf of Westpac No application has been made and no proceedings have been brought or intervened in, on behalf of Westpac under section 237 of the Corporations Act.

66 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Environmental disclosure The Westpac Group’s environmental disclosure is summarised in this Annual Report (pages 36-39) and detailed in our 2025 Sustainability Report and our 2025 Sustainability Index and Datasheet which are available on our website. Additional environmental disclosure is in our Climate Transition Plan which outlines how we are working to achieve our ambition to be a net-zero climate resilient bank and our Natural Capital Position Statement, which looks at how we assess the risks and opportunities associated with nature. This year, our Sustainability Report works towards aligning with Australia’s new Australian Sustainability Reporting Standard AASB S2. Westpac will need to fully comply with the new climate-related disclosure standard, AASB S2 in FY26. Westpac is also a climate reporting entity under the Financial Markets Conduct Act 2013 (NZ) and our 2025 Sustainability Report complies with the Aotearoa New Zealand Climate Standards (NZCS). In Australia we also report our scope 1 and 2 greenhouse gas emissions, energy consumption and production under the National Greenhouse and Energy Reporting (NGER) scheme for the period 1 July through 30 June each year. We are not aware of the Group incurring any material liability (including for rectification costs) under any environmental legislation. Human rights disclosure Our Human Rights Position Statement and Action Plan sets out Westpac Group's commitments and approach to respecting and advancing human rights. It outlines our approach to respecting human rights across our roles as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities, and integrates our position on child safeguarding. More information on our approach and the Group’s salient human rights issues can be found on the Human Rights section of our website and 2025 Sustainability Index and Datasheet. Under the Modern Slavery Act 2018 (Cth) and Modern Slavery Act 2015 (UK), Westpac is required to prepare an annual statement describing the risks of modern slavery across our operations and supply chain, and the actions taken to address the risks. Westpac published a joint statement for FY24 on behalf of itself and certain reporting entities that addressed the requirements of both Acts. For more information, see the Westpac Group’s 2024 Modern Slavery Statement, published in March 2025. We will release the Group’s FY25 Modern Slavery Statement in March 2026. Rounding of amounts Westpac is an entity to which ASIC Corporations Instrument 2016/191 dated 24 March 2016, relating to the rounding of amounts in directors’ reports and financial reports, applies. Pursuant to this Instrument, amounts in this Directors’ report and the accompanying financial report have been rounded to the nearest million dollars, unless indicated to the contrary. Political engagement In line with Westpac policy, no cash donations were made to political parties during the financial year ended 30 September 2025. Westpac does participate in political engagement activities assessed as directly relevant to the bank and or the banking industry. Such activities include business observer programs attached to annual party conferences, policy dialogue forums and other political engagement activities, such as speeches and events with industry participants. Westpac attends these events to put forward its position on policy matters of importance to customers, suppliers, shareholders and employees. Political expenditure on these events in Australia for the financial year ended 30 September 2025 was $182,406.87. This included expenditure of $120,730.65 with the Australian Labor Party, $59,176.22 with the Liberal Party of Australia, and $2,500 with the National Party of Australia, across Australian state and federal government jurisdictions. In New Zealand, political expenditure for the financial year ended 30 September 2025 was NZ$5,874.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 67

Directors' meetings

The Westpac Banking Corporation Board met 9 times during the financial year ended 30 September 2025. In addition, Directors attended Board strategy sessions and special purpose committee meetings during the financial year.

The following table includes:

- Names of the Directors that held office at any time during, or since the end of, the financial year.
- The number of Board and Board Committee meetings held during the financial year that each Director, as a member of the Board or Board Committee, was eligible to attend, and the number of meetings attended by each Director.

The table excludes the attendance of those Directors who attended meetings of Board Committees of which they are not a member.

	Board		Committees							
	Scheduled meetings[a]		Risk		Audit		Remuneration		Nominations & Governance	
	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]	Held[b]	Attended[c]
Director										
Steven Gregg[d]	9	9	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Anthony Miller[e]	6	6	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Tim Burroughs[f]	9	9	8	8	n/a	n/a	8	8	n/a	n/a
Nerida Caesar[g]	9	9	5	5	4	4	n/a	n/a	n/a	n/a
David Cohen[h]	4	4	4	4	n/a	n/a	n/a	n/a	n/a	n/a
Pip Greenwood[i]	2	2	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Debra Hazelton[j]	5	5	n/a	n/a	n/a	n/a	5	5	n/a	n/a
Andy Maguire[k]	9	9	n/a	n/a	n/a	n/a	6	6	n/a	n/a
Peter Nash[l]	9	9	8	8	4	4	n/a	n/a	4	4
Margaret Seale[m]	9	9	n/a	n/a	n/a	n/a	8	8	4	4
Michael Ullmer[n]	9	9	8	8	4	4	n/a	n/a	n/a	n/a
Former Director										
Peter King[o]	4	4	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Audette Exel[p]	3	3	3	3	1	1	n/a	n/a	n/a	n/a
Nora Scheinkestel[q]	2	2	2	2	n/a	n/a	2	2	n/a	n/a

a. There were no out of cycle Board meetings called.
b. The number of meetings held during the time the Director was a member of the Board or Board Committee and that the Director was eligible to attend as a member.
c. The number of Board or Board Committee meetings that the Director attended as a member.
d. Chairman of the Board and Chair of the Board Nominations & Governance Committee.
e. Appointed as a Director on 16 December 2024.
f. Member of the Board Risk Committee and Board Remuneration Committee.
g. Member of the Board Audit Committee. Appointed as a member of the Board Risk Committee with the appointment taking effect on 13 December 2024.
h. Appointed as a Director and a member of the Board Risk Committee on 1 April 2025.
i. Appointed as a Director on 1 August 2025.
j. Appointed as a Director and a member of the Board Remuneration Committee on 4 March 2025.
k. Appointed as a member of the Board Remuneration Committee with the appointment taking effect on 6 November 2024.
l. Chair of the Board Audit Committee and member of the Board Risk Committee and Board Nominations & Governance Committee.
m. Member of the Board Nominations & Governance Committee and Board Remuneration Committee. Appointed Chair of the Board Remuneration Committee with the appointment taking effect on 6 November 2024
n. Member of the Board Audit Committee and the Board Risk Committee. Appointed Chair of the Board Risk Committee with the appointment taking effect on 13 December 2024
o. Retired as a Director on 15 December 2024.
p. Retired as a Director on 13 December 2024.
q. Retired as a Director on 6 November 2024.

68 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT This page has been intentionally left blank.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 69 Remuneration Report LETTER FROM THE CHAIR of the Board Remuneration Committee 2025 was a year of renewal, marked by refreshed leadership and a focus on positioning Westpac for long term growth. Dear shareholders, On behalf of the Board, I am pleased to present the 2025 Remuneration Report. Group performance We invested for the future while delivering sound financial results. Excluding Notable Items, NPAT achieved our target while ROTE was narrowly below target. Our costs were higher than planned, reflecting decisions made for the long term. Cost management will continue to be a priority. We gained market share in business lending while mortgages growth in Australia was at target. Overall, we delivered a total shareholder return of 29% for the financial year. We completed the CORE transition phase, resulting in APRA announcing the release of the remaining $500 million operational risk capital overlay, and made progress on the Group's transformation agenda. We delivered 88% of the 2025 UNITE priorities and delivered the first phases of the Westpac One and the BizEdge platforms. We have completed UNITE program discovery and made the decision to consolidate to a single deposit ledger. Overall, our customer experience needs to improve. Consumer NPS improved, with performance at target, but we have more work to do on Business NPS. Pleasingly, Westpac's relationship banking RSI was the highest in 10 years. Our people remain engaged and advocate for Westpac. Our Organisational Health Index score was 80 despite significant restructuring, exceeding our target of 77 and within the top quartile of workplaces globally. We have more to do to improve the representation of women in senior leadership. Executive performance and remuneration outcomes 2025 short term variable reward (STVR) The 2025 Group STVR Scorecard included four key priorities: Financial performance, Strategic execution, Serving customers, and People. This year we increased the weighting of financial performance from 45% to 50% and increased the weighting of the strategic execution category from 15% to 30%, including risk management which was a separate category in 2024. These changes recognise both feedback from investors and our completion of the CORE program. The Board assessed the CEO's STVR outcome at 85% of target. The CEO’s outcome was impacted by below threshold performance on the Group cost base measure. For Group Executives, STVR outcomes ranged from 92% to 102% of target, reflecting the differentiation of performance outcomes for their respective divisions and individual performance. 2022 long term variable reward (LTVR) The 2022 LTVR award was tested against a relative total shareholder return measure. Westpac delivered a total shareholder return of 77% over the four year performance period, resulting in a 62.5th percentile ranking relative to the financial services comparator group. As a result, the CEO and eligible Group Executives received 75% of their 2022 LTVR. It is pleasing that improved performance has led to a partial vesting of the LTVR. This demonstrates the alignment of our remuneration framework with the experience of shareholders. 2025 total target remuneration As foreshadowed in last year’s report, we increased the total target remuneration for four Group Executives. The increases recognised market comparisons and role accountabilities and were implemented for Carolyn McCann (10%), Catherine McGrath (6%), Michael Rowland (2%) and Ryan Zanin (4%). Carolyn McCann has since been appointed Chief Executive, Consumer and received a further 9% increase.

70 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT CEO transition and executive leadership team renewal In December 2024, Anthony Miller (previously Chief Executive, Business & Wealth) succeeded Peter King as Westpac’s CEO. In his first year, Anthony has led the renewal of the Executive Team, advanced the implementation of the UNITE program and continued to reorient the organisation to be more customer focused. The new executive leadership team includes both internal and external appointments and the Board is confident we have the team to deliver on the strategy. Total target remuneration for new appointments So that the remuneration of our executives is appropriately positioned, each year we review internal and external benchmarks. Most of our new executive appointments, except for one, have been appointed on packages lower than their predecessors. Further details are included in the Summary of appointment and exit arrangements (page 71). Buy out awards for remuneration foregone In order to secure the talent required, we follow common market practice and provide buy out awards where necessary. When determining buy outs, our key principle is that the candidate should be no better or worse off and only compensated for remuneration foregone. Further details are included in the Summary of appointment and exit arrangements (page 71). Executive notice periods Following a market review we implemented changes to our executive employment agreement. We reduced the notice period required when an executive leaves Westpac from twelve months to six months. This is effective for all new executives that commenced from January 2025. Remuneration for our people Home finance manager pay framework In 2025, we increased the maximum variable reward opportunity for home finance manager roles from 50% to 80% of fixed pay. We made this change to remain competitive, attract talent and reward outperformance. We have made, and continue to make, refinements to the home finance manager pay framework so we remain tightly focused on risk and conduct management. Gender pay We are determined to pay our people fairly and equitably. We have pay equity for like-for-like roles and have reduced our median gender pay gap for total remuneration from 29.3% to 28.1% for the 2024-25 reporting year. There are a range of programs in place to improve gender diversity across levels, including our sponsorship and career development programs for women. There is more to do to ensure the gap continues to reduce. Refer to Creating value for our people (pages 28-31) for further information. Looking ahead 2026 short term variable reward The Board has set the 2026 Group STVR Scorecard to support the delivery of our priorities. We will maintain a 50% weighting to financial performance, with the remaining weightings of the Group STVR Scorecard focused on UNITE, customer, people, risk, and sustainability. In addition, we have added a leadership behaviours modifier in the Group Executive Scorecards aligned to our objectives to 'always deliver, safely', 'make an impact' and 'own it'. 2026 total target remuneration After reviewing market relativities, the Board determined that Catherine McGrath would receive an increase of 6% to her 2026 total target remuneration. There were no other increases as part of the annual remuneration review. CEO minimum shareholding requirement To strengthen the CEO's alignment with shareholders, the Board increased the CEO's minimum shareholding requirement from 200% to 300% of fixed remuneration. This change is effective from 1 October 2025 and Anthony will have a five year accumulation period from the date he was appointed as CEO. We are pleased that Anthony is well progressed in achieving the increased requirement. We hope you find the report informative and always welcome your feedback. Margaret Seale CHAIR BOARD REMUNERATION COMMITTEE CONTENTS 1. Snapshot of remuneration for 2025 72 5. Further detail on executive remuneration arrangements 83 2. Key management personnel 74 6. Non-executive Director remuneration 88 3. 2025 remuneration outcomes and alignment to performance 75 7. Statutory remuneration details 89 4. Remuneration governance 81

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 71 SUMMARY OF APPOINTMENT AND EXIT ARRANGEMENTS During the year, the Board appointed new executives to lead Westpac’s next phase of transformation and growth. The appointments include a mix of internal executives, reflecting the depth of talent and capability at Westpac, as well as external executives. Biographies of our executives are outlined in the Executive Team section of the Annual Report. A summary of executive appointment and exit arrangements is outlined below, with further details included throughout the report. KMP APPOINTMENT ARRANGEMENT Anthony Miller Managing Director & Chief Executive Officer • Total target remuneration of $7,875,000 in line with the previous CEO. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. Kate Dee Chief People Officer • Total target remuneration of $2,600,000. • Buy out award comprising cash and equity components totalling $2,240,820. • Not eligible for 2025 LTVR or STVR. Paul Fowler Chief Executive, Business & Wealth • Total target remuneration of $3,550,000. • Buy out award comprising cash and equity components totalling $2,882,409. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. Nathan Goonana Chief Financial Officer • Total target remuneration of $3,900,000. • Buy out award comprising cash and equity components estimated at $7,830,093. Peter Herbert Chief Transformation Officer • Total target remuneration of $2,700,000 as Chief Transformation Officer. • Total target remuneration of $2,100,000 as Acting Chief Executive, Business & Wealth. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. Carolyn Hoy Acting Group Executive, Customer & Corporate Services • Total target remuneration of $1,700,000. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. Carolyn McCann Chief Executive, Consumer • Total target remuneration of $4,028,000 as Chief Executive, Consumer. • Total target remuneration of $3,925,000 as Acting Chief Executive, Consumer. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. Megan Rutter Acting Group Executive, Human Resources • Total target remuneration of $1,525,000. • Pro rata 2025 LTVR grant and eligible for pro rata 2025 STVR. • Ceased as an Acting Group Executive on 4 August 2025. a. Nathan Goonan commenced on 22 September 2025 as an Enterprise Executive and was not considered a KMP for 2025. For the period 22 to 30 September 2025, Nathan received fixed remuneration of $33,244. Nathan was not eligible for any variable remuneration while in the Enterprise Executive role. Nathan commenced as Chief Financial Officer on 8 October 2025. The total value of Nathan's buy out is subject to confirmation prior to being awarded. Further details will be disclosed in the 2026 Remuneration Report. FORMER KMP EXIT ARRANGEMENT Peter King Former Managing Director & Chief Executive Officer • Notice period in line with contractual requirements. • Eligible for pro rata 2025 STVR. • Not eligible for 2025 LTVR. • Unvested equity remains on foot. Christine Parker Former Group Executive, Human Resources • Notice period in line with contractual requirements. • Eligible for pro rata 2025 STVR. • Unvested equity remains on foot. Michael Rowlanda Former Chief Financial Officer • Notice period in line with contractual requirements. • Eligible for pro rata 2026 STVR. • Not eligible for 2026 LTVR. • Unvested equity remains on foot. Jason Yetton Former Chief Executive, Consumer • Notice period in line with contractual requirements. • Eligible for pro rata 2025 STVR. • Unvested equity remains on foot. a. Michael Rowland is due to leave Westpac on 12 December 2025 and is included as a KMP for the full year in the 2025 Remuneration Report.

72 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 1. Snapshot of remuneration for 2025 OUR REMUNERATION STRATEGY AND PRINCIPLES Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders. Promote our purpose, values and behaviours Align with our strategy and create sustainable shareholder value Offer market competitive and equitable pay Reward financial and non-financial performance including customer outcomes and risk excellence Reinforce our risk and conduct expectations OUR EXECUTIVE REMUNERATION FRAMEWORK Our executive remuneration framework is designed to align with our strategy, market practice, investor expectations and compliance with Prudential Standard CPS 511 Remuneration (CPS 511). The minimum shareholding requirement is equivalent to two times fixed remuneration for the CEO and one times fixed remuneration for the Group Executives. The minimum shareholding requirement for the CEO will increase to three times fixed remuneration from 1 October 2025. Refer to Section 5.6 for further details. REMUNERATION MIX The remuneration mix is designed with a significant proportion of total remuneration at risk and based on performance. The graphic below sets out the maximum remuneration mix1 showing the relative proportion of each component in the executive remuneration framework as a percentage of total maximum opportunity. Refer to Section 5 for further details of executive remuneration arrangements. 1. The mix shown in the graphic above applies to all individuals in KMP roles with the exception of the Chief Financial Officer (Michael Rowland) and the Chief Risk Officer (Ryan Zanin). Their maximum remuneration mix is comprised of 33% fixed remuneration, 31% maximum STVR, 18% LTVR restricted rights and 18% LTVR performance rights. These roles will transition to the above remuneration mix over time.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 73 PERFORMANCE SNAPSHOT Financial performance $6,972m NPAT excluding Notable Items 10.97% ROTE excluding Notable Items Strategic execution 88% UNITE 2025 priorities delivered $500m operational risk capital release Serving customers +1 in Consumer NPS -5 in Business NPS relative to major bank average change 21% reduction in losses from scams People 80 Organisational Health Index score 48.6% women in senior leadership Performance achieved Target Further detail on performance against all measures of the Group STVR Scorecard is set out in Section 3.3. REMUNERATION OUTCOMES 85% CEO's 2025 STVR outcome as a % of target, or 68% as a % of maximum. 92% to 102% Group Executive STVR outcomes range of STVR outcomes as a % of target, or 74% to 82% as % of maximum. 75% LTVR vesting outcome 2022 LTVR vesting outcome. Reflects a TSR of 77% over the four year performance period.

74 **WESTPAC** 2025 ANNUAL REPORT

DIRECTORS' REPORT

2. Key management personnel (KMP)

The remuneration of KMP for 2025 is disclosed in this report. KMP are defined as those persons that have the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including any Director (whether executive or otherwise) of that entity.

Name	Position	Term as KMP
Managing Director & Chief Executive Officer		
Anthony Miller[a]	Managing Director & Chief Executive Officer	Full year
Group Executives		
Scott Collary	Chief Information Officer	Full year
Kate Dee	Chief People Officer	Commenced on 5 August 2025
Paul Fowler	Chief Executive, Business & Wealth	Commenced on 12 May 2025
Peter Herbert[b]	Chief Transformation Officer	Commenced on 5 November 2024
Carolyn Hoy	Acting Group Executive, Customer & Corporate Services	Commenced on 12 May 2025
Nell Hutton	Chief Executive, Westpac Institutional Bank	Full year
Carolyn McCann[c]	Chief Executive, Consumer	Full year
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	Full year
Michael Rowland	Chief Financial Officer	Full year
Ryan Zanin	Chief Risk Officer	Full year
Former Executives		
Peter King	Managing Director & Chief Executive Officer	Ceased on 15 December 2024
Christine Parker	Group Executive, Human Resources	Ceased on 1 June 2025
Megan Rutter	Acting Group Executive, Human Resources	Commenced on 2 June 2025 and ceased on 4 August 2025
Jason Yetton	Chief Executive, Consumer	Ceased on 11 May 2025
Current Non-executive Directors		
Steven Gregg	Chair	Full year
Tim Burroughs	Director	Full year
Nerida Caesar	Director	Full year
David Cohen	Director	Commenced on 1 April 2025
Pip Greenwood	Director	Commenced on 1 August 2025
Debra Hazelton	Director	Commenced on 4 March 2025
Andy Maguire	Director	Full year
Peter Nash	Director	Full year
Margaret Seale	Director	Full year
Michael Ullmer AO	Director	Full year
Former Non-executive Directors		
Nora Scheinkestel	Director	Retired on 6 November 2024
Audette Exel AO	Director	Retired on 13 December 2024

a. Anthony Miller was the Chief Executive, Business & Wealth until 4 November 2024 after which he was appointed as the Chief Executive Officer Designate on 5 November 2024 while remaining on the same remuneration arrangements. Anthony Miller was then appointed as the Managing Director & Chief Executive Officer effective 16 December 2024. Anthony's remuneration for all three roles is aggregated and disclosed together for the year.

b. Peter Herbert was appointed the Acting Chief Executive, Business & Wealth on 5 November 2024. On 3 March 2025, Peter Herbert was appointed the Chief Transformation Officer whilst continuing as the Acting Chief Executive, Business & Wealth until Paul Fowler commenced.

c. Carolyn McCann was the Group Executive, Customer & Corporate Services until she was appointed as the Acting Chief Executive, Consumer on 12 May 2025. Carolyn was appointed Chief Executive, Consumer on 12 August 2025.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 75 3. 2025 remuneration outcomes and alignment to performance 3.1. Group performance The table below summarises variable reward outcomes and Group performance over the last five years. Years ended 30 September 2025 2024 2023 2022 2021 CEO STVR outcome (% of maximum)a 68% 83% 60% 52% 47% CEO STVR outcome (% of target)b 85% 104% 90% 78% 70% Average Group Executive STVR outcome (% of maximum)a 75% 82% 60% 53% 48% Average Group Executive STVR outcome (% of target)b 94% 102% 89% 79% 73% LTVR outcome (% vested) 75% 50% 0% 0% 0% Net profit after tax attributable to owners of WBC ($m) 6,916 6,990 7,195 5,694 5,458 Net profit after tax (excluding Notable Items) ($m)c 6,972 7,113 7,368 6,568 6,953 Return on tangible equity (ROTE) (statutory basis) 10.89% 11.01% 11.39% 9.17% 8.82% Return on tangible equity (ROTE) (excluding Notable Items)c 10.97% 11.21% 11.67% 10.58% 11.23% TSR – four years 77.11% 113.10% (9.27%) (11.15%) (1.95%) TSR – five years 168.98% 34.24% (4.05%) (13.82%) 10.34% Total ordinary dividend (cents per share) 153 151 142 125 118 Special dividend (cents per share) 0 15 0 0 0 Share price – close $38.97 $31.72 $21.15 $20.64 $26.00 a. From 2024, maximum STVR opportunity was reduced from 150% to 125% of target STVR. b. From 2024, target STVR opportunity was reduced from approximately 100% to 75% of fixed remuneration for business roles, and maintained at 75% for functional roles. c. For additional information refer to the Non-AAS financial measures section of the Annual Report for a reconciliation of these measures. 3.2. 2022 LTVR vesting outcome We tested the 2022 LTVR on 1 October 2025. Our TSR for the four year performance period was 77% resulting in a 62.5th percentile ranking relative to the comparator group. This resulted in 75% of the 2022 LTVR award vesting. Performance hurdle Performance start date Test date Performance range Outcome % Vested % Threshold Maximum Lapsed Relative TSR (100% of award) 1 October 2021 1 October 2025 Percentile ranking is at the median Percentile ranking is at the 75th percentile or higher 62.5th percentile ranking relative to the comparator group 75% 25% NPAT (EXCLUDING NOTABLE ITEMS) AND CEO STVR OUTCOME NPAT (excluding Notable Items)($m) CEO STVR (%) NPAT (excluding Notable Items)($m) CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) 2021 2022 2023 2024 2025 0 2,000 4,000 6,000 8,000 40 60 80 100 120 ROTE (EXCLUDING NOTABLE ITEMS) AND CEO STVR OUTCOME ROTE (excluding Notable Items)(%) CEO STVR (%) ROTE (excluding Notable Items)(%) CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) 2021 2022 2023 2024 2025 0 4 8 12 40 60 80 100 120 TSR (Four year period ending 30 September 2025) TSR (%) WBC Peer 1 Peer 2 Peer 3 2022 2023 2024 2025 -40 0 40 80 120 TSR AND LTVR VESTING OUTCOME (Percentile rank over the prior four year period) TSR over 4 years (percentile rank) LTVR award (% vested) TSR over four years (percentile rank) LTVR award (% vested) 2021 2022 2023 2024 2025 0 40 80 20 60 100 0 40 80 20 60 100

76 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 3.3. 2025 Group STVR Scorecard The Group’s priorities are set out in the Group STVR Scorecard, which forms part of the CEO’s Scorecard. Common elements appear in Group Executive Scorecards together with individual objectives reflecting divisional measures. For 2025, we increased the financial performance weighting from 45% to 50% to emphasise our focus on delivering value. Risk measures were included within the ‘Strategic execution’ category, which was weighted at 30%. A summary of the performance assessment is provided below and is designed to be read over two pages. Where appropriate, individual measures have been assessed against a Threshold, Target and Stretch rating scale as outlined in the key. Each priority has also been assessed in totality using the same key. Key priority Measure Outcome Outcome commentary Key: Threshold 50-99% Stretch 101-125% Target 100% Performance assessment Financial performance (50%) Deliver current year financial performance (excluding Notable Items): • Net profit after tax -5% $6,971m +5% $6,972m result was at target. We delivered sound financial results against our targets. NPAT (excluding Notable Items) was at target and ROTE (excluding Notable Items) was narrowly below target, supported by a lower credit impairment charge and a higher than targeted net interest margin. Pre-provision profit was below target and our cost base was below threshold. We made decisions in the long term interest of Westpac which necessitated a period of elevated expense growth, including restructuring costs and an increase in UNITE investment spend. As a result, expenses were 3% adverse to target. We have a long-term focus on balance sheet strength with key metrics including the Common Equity Tier 1 capital ratio, Net Stable Funding Ratio, and Liquidity Coverage Ratio all above target operating ranges. Our strong balance sheet position provided us the capacity for dividends to be at the top end of the payout range. We have gained momentum in Australian business lending which increased to 1.37x of ADI financial system growth, which was at stretch. We maintained pricing disciplines and provided consistent service delivery in Australian mortgages with growth at 0.84x of ADI financial system, which was at target. We assessed Financial performance at below target. • Pre-provision profit -5% $10,901m +5% $10,548m result was below target. • Return on tangible equity -5% 11.05% +5% 10.97% result was below target. • Cost base +2% $11,618 -2% $11,916m result was below threshold. Grow market share in key segments compared to system growth <0.8x 0.8x >1x Growth in Australian mortgages was 0.84x of ADI financial system growth, which was at target. 0.8x 1.0x 1.2x Growth in Australian business lending was 1.37x of ADI financial system growth, which was at stretch. Strategic execution (30%) Demonstrate sustainability and effectiveness of the CORE outcomes through the transition phase - Target - On target completion of transition phase as assessed by Promontory, and APRA announced the release of the remaining operational risk capital overlay. Our people have embraced excellence in risk management, demonstrated by our improved risk culture, governance and accountability through the CORE program. We successfully completed the transition phase and APRA announced the release of the remaining $500 million operational risk capital overlay. We made progress with the Group’s transformation agenda, and we are focused on executing UNITE, delivering 88% of 2025 UNITE priorities. The program scope is now finalised and we have embedded a new operating model under the Chief Transformation Officer. This included repointing and co-locating key UNITE resources to support delivery, efficiency, and clear accountability. On broader strategic transformation, we made demonstrable progress in improving our capabilities including the Westpac One transaction banking platform and our BizEdge platform. We have reduced customer losses from scams and the number of days to refund customers for fraud events, both achieving stretch performance. On demonstrating our sustainability and climate strategy, we increased our sustainable lending (total committed exposures and balances) to $39.4bn while we facilitated $6.3bn in bonds in 2025 aligned to our sustainable finance framework. We have engaged 109 institutional customers and 158 commercial customers to support their decarbonisation plans. We assessed Strategic execution at above target. Deliver the 2025 UNITE program priorities and change initiatives to transform the bank - Target - Significant delivery of 2025 UNITE priorities and the BizEdge and Westpac One platforms. Progress our sustainability and climate strategies - Target - Customer losses from scams reduced by 21% and days to refund fraud reduced to <5 days, which was at stretch. $39.4bn of lending at 30 September 2025 and $6.3bn bond facilitation over 2025 for sustainable finance. Serving customers (10%) Improve customer advocacy of Westpac (measured in points relative to major bank average change) 0 +1 +2 Consumer NPS was +1 relative to the major bank average change, which was at target. We want to be our customers' number one bank and took significant steps this year to deliver on our strategy. Australian Consumer NPS increased +1 more than the major bank average change, achieving target. Business NPS although up year on year, disappointingly was behind the major bank average change. Westpac New Zealand Consumer NPS improved +9 (+5 compared to the major bank average change). Our mobile banking app was #1 for the third year in a row as rated by Forrester. Both branch experience and mobile banking maintained their position in major bank NPS rankings (source: Mozart Proprietary Market Study) however were assessed as below target. We have more to do to improve our customers' channel experience across branches and our mobile banking app. Westpac's relationship banking RSI (source: Coalition Greenwich Voice of Client 2025 Large Corporate Relationship Banking Study) was the highest in 10 years and achieved stretch performance. We have mobilised our customer journeys multi year program resulting in time savings for our customers and our people. We assessed Serving customers at below target. +1 +2 +3 Business NPS was -5 relative to the major bank average change, which was below threshold. Improve customer experience of our products, service and channel propositions (measured against major banks) - Target - Westpac branch NPS was #1 relative to other major banks. Westpac mobile app NPS was equal #2 relative to other major banks. People (10%) Maintain top quartile organisation health through Organisational Health Index (OHI) - 77 80 Westpac Group OHI was 80 maintaining our position in the top quartile resulting in stretch performance. We want to be the #1 place to work and we are refreshing our employee value proposition focused on learning and development, employee banking, and health and wellbeing. We set ourselves a high benchmark and achieved top quartile for organisational health with an OHI score of 80, demonstrating that our people remain engaged and our employees are advocates for Westpac. Women in senior leadership was at 48.6% at the end of 2025, which was marginally below the threshold of 48.8%. We continue to invest in building a pipeline of leaders through our development programs for women. We assessed People at below target. Improve representation of women in senior leadership 48.8% 50% >51% Women in senior leadership was 48.6% resulting in below threshold performance. OVERALL GROUP STVR SCORECARD PERFORMANCE ASSESSMENT 85% OF TARGET 68% OF MAXIMUM The Group STVR Scorecard has a modifier that allows the Board to take into account risk and reputation, people risk management and any other matters as determined by the Board. Refer to Section 3.5 for further detail on individual outcomes.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 77 Overview of how STVR outcomes are determined Target STVR × Scorecard assessment ± Scorecard modifier = Final STVR outcome 75% of fixed remuneration Performance against Westpac and divisional measures Accounts for any aspect of performance not reflected in the Scorecard 50% delivered as deferred equity for shareholder alignment The Board has discretion to adjust all variable reward downwards, including to zero. Significant risk, compliance or conduct matters are assessed against our guidelines, independent of the STVR assessment. Key priority Measure Outcome Outcome commentary Key: Threshold 50-99% Stretch 101-125% Target 100% Performance assessment Financial performance (50%) Deliver current year financial performance (excluding Notable Items): • Net profit after tax -5% $6,971m +5% $6,972m result was at target. We delivered sound financial results against our targets. NPAT (excluding Notable Items) was at target and ROTE (excluding Notable Items) was narrowly below target, supported by a lower credit impairment charge and a higher than targeted net interest margin. Pre-provision profit was below target and our cost base was below threshold. We made decisions in the long term interest of Westpac which necessitated a period of elevated expense growth, including restructuring costs and an increase in UNITE investment spend. As a result, expenses were 3% adverse to target. We have a long-term focus on balance sheet strength with key metrics including the Common Equity Tier 1 capital ratio, Net Stable Funding Ratio, and Liquidity Coverage Ratio all above target operating ranges. Our strong balance sheet position provided us the capacity for dividends to be at the top end of the payout range. We have gained momentum in Australian business lending which increased to 1.37x of ADI financial system growth, which was at stretch. We maintained pricing disciplines and provided consistent service delivery in Australian mortgages with growth at 0.84x of ADI financial system, which was at target. We assessed Financial performance at below target. • Pre-provision profit -5% $10,901m +5% $10,548m result was below target. • Return on tangible equity -5% 11.05% +5% 10.97% result was below target. • Cost base +2% $11,618 -2% $11,916m result was below threshold. Grow market share in key segments compared to system growth <0.8x 0.8x >1x Growth in Australian mortgages was 0.84x of ADI financial system growth, which was at target. 0.8x 1.0x 1.2x Growth in Australian business lending was 1.37x of ADI financial system growth, which was at stretch. Strategic execution (30%) Demonstrate sustainability and effectiveness of the CORE outcomes through the transition phase - Target - On target completion of transition phase as assessed by Promontory, and APRA announced the release of the remaining operational risk capital overlay. Our people have embraced excellence in risk management, demonstrated by our improved risk culture, governance and accountability through the CORE program. We successfully completed the transition phase and APRA announced the release of the remaining $500 million operational risk capital overlay. We made progress with the Group’s transformation agenda, and we are focused on executing UNITE, delivering 88% of 2025 UNITE priorities. The program scope is now finalised and we have embedded a new operating model under the Chief Transformation Officer. This included repointing and co-locating key UNITE resources to support delivery, efficiency, and clear accountability. On broader strategic transformation, we made demonstrable progress in improving our capabilities including the Westpac One transaction banking platform and our BizEdge platform. We have reduced customer losses from scams and the number of days to refund customers for fraud events, both achieving stretch performance. On demonstrating our sustainability and climate strategy, we increased our sustainable lending (total committed exposures and balances) to $39.4bn while we facilitated $6.3bn in bonds in 2025 aligned to our sustainable finance framework. We have engaged 109 institutional customers and 158 commercial customers to support their decarbonisation plans. We assessed Strategic execution at above target. Deliver the 2025 UNITE program priorities and change initiatives to transform the bank - Target - Significant delivery of 2025 UNITE priorities and the BizEdge and Westpac One platforms. Progress our sustainability and climate strategies - Target - Customer losses from scams reduced by 21% and days to refund fraud reduced to <5 days, which was at stretch. $39.4bn of lending at 30 September 2025 and $6.3bn bond facilitation over 2025 for sustainable finance. Serving customers (10%) Improve customer advocacy of Westpac (measured in points relative to major bank average change) 0 +1 +2 Consumer NPS was +1 relative to the major bank average change, which was at target. We want to be our customers' number one bank and took significant steps this year to deliver on our strategy. Australian Consumer NPS increased +1 more than the major bank average change, achieving target. Business NPS although up year on year, disappointingly was behind the major bank average change. Westpac New Zealand Consumer NPS improved +9 (+5 compared to the major bank average change). Our mobile banking app was #1 for the third year in a row as rated by Forrester. Both branch experience and mobile banking maintained their position in major bank NPS rankings (source: Mozart Proprietary Market Study) however were assessed as below target. We have more to do to improve our customers' channel experience across branches and our mobile banking app. Westpac's relationship banking RSI (source: Coalition Greenwich Voice of Client 2025 Large Corporate Relationship Banking Study) was the highest in 10 years and achieved stretch performance. We have mobilised our customer journeys multi year program resulting in time savings for our customers and our people. We assessed Serving customers at below target. +1 +2 +3 Business NPS was -5 relative to the major bank average change, which was below threshold. Improve customer experience of our products, service and channel propositions (measured against major banks) - Target - Westpac branch NPS was #1 relative to other major banks. Westpac mobile app NPS was equal #2 relative to other major banks. People (10%) Maintain top quartile organisation health through Organisational Health Index (OHI) - 77 80 Westpac Group OHI was 80 maintaining our position in the top quartile resulting in stretch performance. We want to be the #1 place to work and we are refreshing our employee value proposition focused on learning and development, employee banking, and health and wellbeing. We set ourselves a high benchmark and achieved top quartile for organisational health with an OHI score of 80, demonstrating that our people remain engaged and our employees are advocates for Westpac. Women in senior leadership was at 48.6% at the end of 2025, which was marginally below the threshold of 48.8%. We continue to invest in building a pipeline of leaders through our development programs for women. We assessed People at below target. Improve representation of women in senior leadership 48.8% 50% >51% Women in senior leadership was 48.6% resulting in below threshold performance. OVERALL GROUP STVR SCORECARD PERFORMANCE ASSESSMENT 85% OF TARGET 68% OF MAXIMUM The Group STVR Scorecard has a modifier that allows the Board to take into account risk and reputation, people risk management and any other matters as determined by the Board. Refer to Section 3.5 for further detail on individual outcomes.

78 **WESTPAC** 2025 ANNUAL REPORT

DIRECTORS' REPORT

3.4. Total realised remuneration – Chief Executive Officer and Group Executives

The table below details the actual remuneration paid and equity[1] that vested or lapsed for KMP roles in relation to 2025 and 2024. For 2025, this includes the 2022 LTVR award and for 2024, this includes the 2021 LTVR award. Termination payments and buy out awards are not included. This table is not prepared in accordance with Australian Accounting Standards which differs from the disclosure in Section 7.

Name	Fixed remuneration $	Cash STVR payments $	Vesting of prior year deferred STVR awards $	Vesting of prior year LTVR awards $	Total realised remuneration $	Prior year LTVR lapsed $
Managing Director & Chief Executive Officer						
Anthony Miller, Managing Director & Chief Executive Officer[a]						
2025	2,250,412	718,500	792,896	2,434,849	6,196,657	811,616
2024	1,277,944	478,000	706,795	1,925,462	4,388,201	1,925,462
Group Executives						
Scott Collary, Chief Information Officer						
2025	1,300,279	445,500	725,293	2,548,098	5,019,170	849,366
2024	1,293,976	508,500	706,444	1,927,412	4,436,332	1,927,412
Kate Dee, Chief People Officer						
2025	129,809	-	-	-	129,809	-
2024	--------------------		Not a KMP in 2024	--------------------		
Paul Fowler, Chief Executive, Business & Wealth[a]						
2025	442,256	151,500	-	-	593,756	-
2024	--------------------		Not a KMP in 2024	--------------------		
Peter Herbert, Chief Transformation Officer						
2025	775,066	300,400	-	-	1,075,466	-
2024	--------------------		Not a KMP in 2024	--------------------		
Carolyn Hoy, Acting Group Executive, Customer & Corporate Services						
2025	323,561	112,800	-	-	436,361	-
2024	--------------------		Not a KMP in 2024	--------------------		
Nell Hutton, Chief Executive, Westpac Institutional Bank						
2025	1,283,715	464,000	296,565	-	2,044,280	-
2024	1,278,338	502,000	-	-	1,780,338	-
Carolyn McCann, Chief Executive, Consumer						
2025	1,206,295	438,000	575,951	1,512,103	3,732,349	504,034
2024	1,062,447	437,500	484,098	1,149,441	3,133,486	1,269,346
Catherine McGrath, Chief Executive Officer, Westpac New Zealand						
2025	1,032,402	345,588	522,100	1,625,544	3,525,634	541,822
2024	981,129	311,189	502,028	-	1,794,346	-
Michael Rowland, Chief Financial Officer						
2025	1,303,016	448,500	668,746	1,970,529	4,390,791	656,843
2024	1,274,390	500,500	577,773	1,588,668	3,941,331	1,588,636
Ryan Zanin, Chief Risk Officer[a]						
2025	1,774,107	677,000	818,858	1,182,603	4,452,568	394,175
2024	1,699,186	674,000	504,105	-	2,877,291	-
Former Executives						
Peter King, Managing Director & Chief Executive Officer						
2025	517,836	132,800	1,515,993	3,680,625	5,847,254	1,226,862
2024	2,502,920	975,000	1,442,898	2,990,401	7,911,219	3,314,178
Christine Parker, Group Executive, Human Resources						
2025	696,615	239,500	573,871	1,768,954	3,278,940	589,626
2024	1,041,206	417,000	513,821	1,459,709	3,431,736	1,459,677
Megan Rutter, Acting Group Executive, Human Resources						
2025	134,374	40,800	-	-	175,174	-
2024	--------------------		Not a KMP in 2024	--------------------		
Jason Yetton, Chief Executive, Consumer						
2025	781,121	268,500	772,210	2,434,849	4,256,680	811,616
2024	1,277,944	443,000	782,285	2,009,165	4,512,394	3,432,493

a. In addition, some individuals received remuneration in relation to a buy out award: Anthony Miller received a deferred cash payment of $181,250 in March 2025 and had 9,676 restricted shares vest in March 2025; Paul Fowler received a deferred cash payment of $258,904 in September 2025 and had 22,700 restricted shares vest in September 2025; and Ryan Zanin received deferred cash payments of $64,623 in October 2024 and $64,623 in January 2025.

1. The value of deferred STVR is based on the number of restricted shares or share rights multiplied by the five day volume weighted average price (VWAP) up to and including the scheduled date of vesting for 2024 figures, and up to 1 October 2025 for the 2025 figures. The value of LTVR is based on the number of share rights multiplied by the five day VWAP up to and including the scheduled date of testing. Ryan Zanin's 2022 LTVR award vesting outcome was 75% and the deferral period ends in February 2026.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 79

3.5. Variable reward awarded for 2025

The table below shows the variable reward awarded[1] to the CEO and Group Executives for 2025, including:

- STVR outcomes for 2025 (including the cash and deferred equity components); and
- equity granted in relation to 2025 LTVR awards. The 2025 LTVR grants are shown at face value in the table below and will be tested on 1 October 2028.

	2025 STVR award						2025 LTVR award	
Name	Target STVR opportunity ($)	Maximum STVR opportunity ($)	STVR outcome (% of target)	STVR outcome (% of maximum)	STVR outcome ($)	Maximum STVR foregone ($)	Restricted rights ($)[a,b]	Performance rights ($)[a]
Managing Director & Chief Executive Officer								
Anthony Miller	1,683,699	2,104,624	85%	68%	1,437,000	667,624	1,571,452	1,571,452
Group Executives								
Chief Information Officer								
Scott Collary	968,600	1,210,750	92%	74%	891,000	319,750	904,000	904,000
Chief People Officer								
Kate Dee[c]	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Executive, Business & Wealth								
Paul Fowler[c]	328,832	411,040	92%	74%	303,000	108,040	306,910	306,910
Chief Transformation Officer								
Peter Herbert[c]	606,153	757,691	92%	74%	558,000	199,691	521,288	348,493
Acting Group Executive, Customer & Corporate Services								
Carolyn Hoy[c]	204,247	255,309	92%	74%	188,000	67,309	136,164	n/a
Chief Executive, Westpac Institutional Bank								
Nell Hutton	956,250	1,195,313	97%	78%	928,000	267,313	892,500	892,500
Chief Executive, Consumer								
Carolyn McCann	903,044	1,128,805	97%	78%	876,000	252,805	842,841	842,841
Chief Executive Officer, Westpac New Zealand								
Catherine McGrath	751,279	939,098	92%	74%	691,176	247,922	701,193	701,193
Chief Financial Officer								
Michael Rowland	975,000	1,218,750	92%	74%	897,000	321,750	715,000	715,000
Chief Risk Officer								
Ryan Zanin	1,327,500	1,659,375	102%	82%	1,354,000	305,375	973,500	973,500
Former Executives								
Managing Director & Chief Executive Officer								
Peter King[c,d]	390,411	488,014	85%	68%	332,000	156,014	n/a	n/a
Group Executive, Human Resources								
Christine Parker[c]	520,957	651,196	92%	74%	479,000	172,196	571,500	571,500
Acting Group Executive, Human Resources								
Megan Rutter[c]	73,775	92,219	92%	74%	68,000	24,219	60,361	n/a
Chief Executive, Consumer								
Jason Yetton[c]	584,229	730,286	92%	74%	537,000	193,286	892,500	892,500
Average Group Executive STVR outcome			**94%**	**75%**				

a. The face value is calculated by multiplying the number of rights by the five day VWAP up to the commencement of the performance period. The five day VWAP was $32.23 for awards made in January 2025.

b. Includes LTVR awarded as restricted shares for individuals in Acting Group Executive roles (Carolyn Hoy, Peter Herbert and Megan Rutter) at a face value of $32.60 per share. Carolyn McCann's LTVR in respect of her Acting Group Executive role was delivered in line with the standard Group Executive LTVR, not as restricted shares.

c. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

d. Peter King was eligible for 2025 STVR on a pro rata basis. 60% of the outcome is delivered as deferred equity in the form of share rights, vesting after four, five and six years (from 1 October 2024) to meet CPS 511 deferral requirements. The remaining 40% is delivered as cash.

1. The final value of equity received will depend on the share price at the time of vesting and the number of restricted shares or share rights that vest subject to performance conditions (where applicable), service conditions and remuneration adjustments. The value of equity differs from the disclosure in Section 7 which provides the annualised accounting value for unvested equity awards prepared in accordance with Australian Accounting Standards.

80 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 2025 LTVR restricted rights pre-grant assessment We awarded the 2025 LTVR restricted rights, outlined in Section 3.5 above, following the pre-grant assessment which was completed in October 2024. The Board determined that the award be granted in full. Further details are available in the 2024 Remuneration Report. 2026 LTVR restricted rights pre-grant assessment The pre-grant assessment for the 2026 LTVR restricted rights was completed in October 2025. The Board determined that the 2026 LTVR restricted rights will be granted in full. The prudential soundness gate was satisfied by reviewing the key capital and liquidity ratios (CET1, LCR and NSFR). The ratios are all above minimum prudential requirements. Group risk culture maturity was assessed as Maintained. The Board had regard to the Group level risk-culture rating which was stable at ‘Systematic’ as well as improving results and positive momentum underlying the risk culture assessment. Other evidence points informing the CPS 220 Risk Management declaration included risk management framework maturity, root cause analyses, prudential attestations, audit and assurance findings and regulatory reviews. There were no significant risk outcomes or serious misconduct issues that arose that were not sufficiently addressed elsewhere. The LTVR restricted rights remain subject to the pre-vest assessment after the four year performance period ending 30 September 2029. The restricted rights also remain subject to remuneration adjustments during and after this period. Pre-grant assessment Outcome Step 1: Assessment Prudential soundness gate: Has Westpac remained safe and secure, taking into account capital position and liquidity? Met Group risk culture: Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions? Maintained Significant risk outcomes: Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere? No adjustment Serious misconduct: Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere? No adjustment Step 2: Consider Board discretion No adjustment Overall pre-grant assessment Grant in full

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 81 4. Remuneration governance 4.1. Group remuneration policy The Group remuneration policy sets out information in relation to remuneration design, arrangements and outcomes across Westpac. The policy is supported by an established governance structure, plans and frameworks. The policy supports our compliance with legal and regulatory requirements. Remuneration strategy Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders. Remuneration principles • Promote our purpose, values and behaviours; • Align with our strategy and create sustainable shareholder value; • Offer market competitive and equitable pay; • Reward financial and non-financial performance, including customer outcomes and risk excellence; and • Reinforce our risk and conduct expectations. 4.2. Group remuneration governance Board The Board has overall accountability for the Remuneration Framework and its application. As set out in the Board Charter (and as supported by the Board Remuneration Committee Charter), without limiting its role the Board approves (following recommendation from the Board Remuneration Committee): the Group remuneration policy; the size of the annual Group variable reward pool; performance objectives and remuneration outcomes for the CEO; remuneration arrangements and outcomes for Accountable Persons, specified roles and any other person the Board determines; and equity-based plans. The Board has the absolute discretion to withdraw, defer or adjust aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the Remuneration Framework. Members of the Board Remuneration Committee are independent Non-executive Directors. The Board and the Board Remuneration Committee have free and unfettered access to internal and external personnel in carrying out their respective duties. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Management remuneration oversight Other Board Committees The Board and the Board Remuneration Committee receive support from internal groups and committees including, but not limited to, the Group Remuneration Oversight Committee and business-specific remuneration oversight committees. The Board Remuneration Committee seeks feedback from and considers matters raised by the CEO, Chief Risk Officer, the Board Audit Committee Chair and the Board Risk Committee Chair (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and the alignment of remuneration with the risk management framework. Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk and remuneration. Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Remuneration advisor The Board or the Board Remuneration Committee may engage an independent remuneration advisor to directly provide specialist information on remuneration for key management personnel. Use of remuneration advisors: In 2025, the Board engaged EY to provide market benchmarking information on Group Executive remuneration and to conduct an independent effectiveness review of the remuneration framework as required by CPS 511. EY did not provide any remuneration recommendations as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) in 2025.

82 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

4.3. Our approach to remuneration adjustments

Remuneration adjustment is one of the ways we reinforce our risk, compliance and conduct expectations. This includes downward adjustments for adverse outcomes, as well as upward adjustments to reward positive risk behaviours. An upward adjustment in variable reward may be considered for exceptional risk performance not already reflected in the delivery of agreed performance objectives.

We have guidelines in place to support the consistent application of proportionate adjustments for significant risk, compliance or conduct matters. The graphic below provides an overview of our remuneration adjustment process and how it may potentially impact individual remuneration outcomes.

Remuneration adjustment process

Criteria

We consider remuneration adjustments when there are significant adverse outcomes for the Group or its customers, beneficiaries, shareholders, counterparties or people related to:

- Risk management
- Conduct
- Error or misstatement
- Regulatory obligations
- Unexpected events

The criteria can be applied at an individual or collective level.

Adjustment tools

In year[1]	Malus	Clawback

Indicative order of downward adjustments:

1. Current year STVR
2. Unvested deferred STVR (malus)
3. Unvested LTVR (malus)
4. Unvested retention awards (malus)
5. Unvested buy out awards (malus)
6. Vested or paid VR (clawback)

[1] In year adjustments can include adjustments made through the STVR scorecard modifier and the LTVR pre-grant and pre-vest assessment.

An assessment of severity of impact and individual accountability informs whether we trigger an adjustment.

We apply judgement to consider whether the size of the adjustment is proportionate and fair.

We take into consideration various facts specific to the matter including (but not limited to) the individual's contribution and proximity to the direct and root causes of the matter, time in role, relative level of influence, findings of previous reviews and previous adjustments for related matters.

The quantum of the remuneration adjustment increases with the severity of impact and individual accountability and influences the adjustment tool(s) used.


Severity of impact based on:
Customer
People
Reputation
Regulation
Financial
Quantum of adjustment
Accountability
Action or inaction of the individual

Board discretion

Individual variable remuneration outcomes

Reflects Westpac, divisional and individual performance outcomes (including risk and customer outcomes).
May be adjusted downward (including to zero) for significant risk, compliance and conduct matters.

Adjustment and consequence outcomes

Senior leaders[a] that received downward remuneration adjustments	2
Senior leaders[a] that received upward remuneration adjustments	4
Employees identified as not having met all risk expectations during performance assessments	1,225
Employees that received downward remuneration adjustments[b]	99
Employees leaving due to consequence outcomes	240
Actions to recognise positive risk management and risk behaviours through our recognition platform	98,051
Employees that received an additional variable reward for achieving great risk outcomes[b]	1,558

a. These employees are the most senior leaders of Westpac, defined as the Chief Executive Officer, Group Executives and General Managers.
b. Data for these measures reflect 2024 outcomes as 2025 outcomes are not yet available.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 83 5. Further detail on executive remuneration arrangements 5.1. Fixed remuneration The table below sets out the key design features of fixed remuneration. Fixed remuneration Purpose Provide market competitive remuneration reflecting role scope and accountabilities. Opportunity and benchmarking Set with reference to market benchmarks in the financial services industry and large corporates in Australia as appropriate. We also consider the size, responsibilities and complexity of the role, and the skills and experience of the executive. 5.2. Short term variable reward The table below sets out the key design features of the 2025 STVR. Short term variable reward Purpose Reward executives for delivering financial and non-financial annual objectives. Structure and delivery 50% of STVR is awarded in cash and 50% is deferred into equity in the form of restricted shares (or unhurdled share rights for the Group Executive based outside of Australia). One restricted share provides the holder with one Westpac ordinary share at no cost subject to trading restrictions until the time of vesting. One unhurdled share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are paid on restricted shares from the grant date. Target and maximum opportunity The target opportunity for the CEO and Group Executives is expressed as a percentage of fixed remuneration and is set at 75% of fixed remuneration (inclusive of superannuation). The target opportunity is set considering a range of factors including market competitiveness. Target STVR: awarded for the delivery of agreed targets for financial and non-financial measures. A reduced outcome can be determined for threshold performance. Maximum STVR: up to 125% of target STVR, awarded in circumstances where outcomes are achieved over and above target. Performance measures STVR awards are determined based on meeting minimum behaviour and risk and compliance gate openers, and performance against a scorecard designed to align with shareholder interests. The STVR Scorecard comprises three components: • Values and behaviours assessment: Demonstration of behaviours in line with Westpac's values of Helpful, Ethical, Leading change, Performing and Simple; • Focus areas: Performance is assessed against a balance of financial and non-financial measures that support the effective execution of Westpac’s strategy; and • Modifier: The modifier allows adjustment upwards or downwards (including to zero), for risk and reputation and people risk management considerations and any other matters as determined by the Board. Further information on the 2025 Group STVR Scorecard is provided in Section 3.3. Deferral period 50% of STVR is deferred into equity for a period of up to two years, which aligns executive remuneration with shareholder interests and acts as a retention mechanism. Deferred STVR vests in equal portions after one and two years, subject to service conditions and adjustment. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information.

84 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 5.3. Long term variable reward LTVR is comprised of two components, which are equally weighted, comprising LTVR restricted rights and LTVR performance rights. The tables below set out the key design features of the 2025 LTVR award, as determined by the Board in October 2024. 5.3.1. Long term variable reward restricted rights for 2025 Long term variable reward restricted rights Purpose Reward executives for sustainable risk culture and for creating shareholder value over the long term. Structure and delivery 50% of the LTVR is awarded in restricted share rights (known as restricted rights). For the CEO, 50% vest after four years and 50% vest after five years. For Group Executives, 100% vest after four years. One restricted right provides the holder with one Westpac ordinary share at the time of vesting with no exercise cost. Executives receive dividend equivalent payments as outlined below. Award opportunity The value of LTVR restricted rights awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR restricted rights is set considering a range of factors including market competitiveness. The face value of the 2025 LTVR restricted rights opportunity for the CEO and Group Executives is 70% of fixed remuneration (inclusive of superannuation). Allocation methodology The number of restricted rights each executive receives will be determined by dividing the dollar value of the LTVR restricted rights award by the face value of a restricted right. The face value of a restricted right is the five day VWAP of Westpac shares up to the commencement of the performance period (which is 1 October 2024 for the 2025 LTVR grant). Performance condition The restricted rights are subject to performance conditions which are assessed prior to the grant and prior to vesting. These assessments are known as the pre-grant assessment and the pre-vest assessment. The assessment is focused on maintaining or improving Group risk culture. The assessment will be primarily based on the assessment of collective Group risk culture as part of the Board’s annual attestation to APRA required under Prudential Standard CPS 220 Risk Management, which is a multi factorial, evidence based process. A prudential soundness gate applies. The Board will also consider if there have been any significant risk outcomes or any serious misconduct that have not been sufficiently addressed through performance management or STVR outcomes. Step 1: Assessment of risk factors 1. Prudential soundness gate: Has Westpac remained safe and secure, taking into account capital position and liquidity? Prudential soundness is measured through the common equity tier 1 capital ratio, liquidity coverage ratio and the net stable funding ratio. 2. Group risk culture: Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions? The risk culture assessment involves a series of inputs, a review process and a Board assessment of Group risk culture. 3. Significant risk outcomes: Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere? 4. Serious misconduct: Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere? Step 2: Consider Board discretion Considerations to guide the application of discretion and the overall assessment include: • The materiality of the adverse impact on Westpac’s financial position, or reputation, or customers, or shareholders, or employees or regulatory standing. • Whether the outcome was specific to Westpac, the banking industry or the broader market. • The extent to which performance and reward outcomes are already impacted (e.g. through remuneration adjustments), at a collective or individual level. • Whether any adjustment should be made on a collective or individual basis. Given the focus on maintaining or improving Group risk culture over the performance period, adjustments are unlikely at the pre-grant assessment and any potential adjustment is more likely at the pre-vest assessment. Assessment of performance outcomes LTVR restricted rights are assessed against risk culture at grant and following a four year performance period. The assessment of performance includes an assessment of risk factors and considers Board discretion. Dividend equivalent payments Dividend equivalent payments are payable to the extent that LTVR vests. For LTVR restricted rights, these are accrued for the performance period and the further deferral period after the performance period (if applicable), and paid at the end of the deferral period. Dividend equivalent payments are calculated by multiplying the number of LTVR restricted rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. Exercise period Vested rights may be exercised up to a maximum of two years from the vesting date of the award and will be auto-exercised if not exercised within the period. The exercise price for the rights is zero. No re-testing There is no re-testing. Awards that have not vested after the performance period are lapsed. Early vesting Unvested awards may vest (unless prevented by law) before the performance test date in the event of a change of control in Westpac as determined at the discretion of the Board or where employment ceases due to death or disability. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 85 5.3.2. Long term variable reward performance rights for 2025 Long term variable reward performance rights Purpose Reward executives for creating shareholder value over the long term. Structure and delivery 50% of the LTVR is awarded in performance share rights (known as performance rights) which vest after six years for the CEO and after five years for Group Executives. One performance right provides the holder with one Westpac ordinary share at the time of vesting with no exercise cost. Executives receive dividend equivalent payments as outlined below. Award opportunity The value of LTVR performance rights awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR performance rights is set considering a range of factors including market competitiveness. The face value of the 2025 LTVR performance rights opportunity for the CEO and Group Executives is 70% of fixed remuneration (inclusive of superannuation). Allocation methodology The number of performance rights each executive receives will be determined by dividing the dollar value of the LTVR performance rights award by the face value of a performance right. The face value of a performance right is the five day VWAP of Westpac shares up to the commencement of the performance period (which is 1 October 2024 for the 2025 LTVR grant). Performance condition LTVR performance rights are subject to an assessment of relative TSR against two comparator groups. The two comparator groups are equally weighted and tested independently against a percentile ranking vesting schedule as outlined below. The Board retains discretion to amend the comparator groups and determine the overall vesting outcome as appropriate. Relative TSR is a measure of the total return delivered to shareholders over the performance period assuming dividends are reinvested, relative to that of peers. The LTVR performance rights conditions aim to achieve long term growth in shareholder value and support alignment between executive reward and shareholder interests. Westpac’s TSR performance Indicative vesting percentage At the 75th percentile or higher 100% Between the median and the 75th percentile Pro-rata vesting between 50% and 100% At the median 50% Below the median 0% The banking comparator group of companies comprises ANZ Group Holdings Limited, Bank of Queensland Limited, Bendigo and Adelaide Bank Limited, Commonwealth Bank of Australia and National Australia Bank Limited. The general ASX comparator group comprises the 20 largest companies on the ASX by market capitalisation, excluding resource companies. The 20 companies are determined at the start of the performance period on 1 October 2024. The general ASX comparator group of companies comprises ANZ Group Holdings Limited, Aristocrat Leisure Limited, Brambles Limited, Coles Group Limited, Commonwealth Bank of Australia, CSL Limited, Goodman Group, James Hardie Industries PLC, Macquarie Group Limited, National Australia Bank Limited, QBE Insurance Group Limited, REA Group Ltd, ResMed Inc, Suncorp Group Limited, Telstra Group Limited, Transurban Group, Wesfarmers Limited, WiseTech Global Limited, Woolworths Group Limited and Xero Limited. In the event of a merger, acquisition or de-listing of any of the 20 companies, that company will be removed from the comparator group. Assessment of performance outcomes LTVR performance rights are subject to relative TSR performance following a four year performance period. The relative TSR result is calculated independently for external objectivity before being provided to the Board to determine the vesting outcome. The Board may exercise discretion in determining the final vesting outcome. Dividend equivalent payments Dividend equivalent payments are payable to the extent that LTVR vests. For LTVR performance rights, these are only accrued for the further deferral period after the performance period and paid at the end of the deferral period. Dividend equivalent payments are calculated by multiplying the number of LTVR performance rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. Exercise period Vested rights may be exercised up to a maximum of two years from the vesting date of the award and will be auto-exercised if not exercised within the period. The exercise price for the rights is zero. No re-testing There is no re-testing. Awards that have not vested after the performance period are lapsed. Early vesting Unvested awards may vest (unless prevented by law) before the performance test date in the event of a change of control in Westpac as determined at the discretion of the Board or where employment ceases due to death or disability. Delayed vesting Refer to Section 5.4 for further information. Treatment of awards on cessation of employment Refer to Section 5.4 for further information. Remuneration adjustments Refer to Section 5.4 for further information.

86 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 5.4. Common design features for variable reward Delayed vesting The Board has discretion (subject to law) to delay vesting of variable reward if the individual is under investigation for adverse risk or conduct events including misconduct, is the subject of or implicated in legal or regulatory proceedings, if the Board considers it reasonable to delay vesting, or if delayed vesting is otherwise required by law. Treatment of awards on cessation of employment Unvested variable reward is forfeited or lapsed where the CEO or a Group Executive resigns or otherwise leaves the Group (except for the reasons listed below) before vesting occurs unless the Board determines that some or all of the unvested variable reward should remain on foot. If the CEO or a Group Executive ceases employment because of death or total and permanent disability, all unvested variable reward immediately vests or becomes exercisable unless prevented by law. If the CEO or a Group Executive ceases employment because they retire, are retrenched or cease employment by agreed separation, unvested variable reward stays on foot subject to applicable performance conditions and subject to any adjustment determined by the Board. Remuneration adjustments The Board has discretion to adjust variable reward (including current year STVR) downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board’s view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested deferred STVR where an adjustment to current year STVR is considered insufficient or unavailable, followed by an adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested variable reward, to the extent legally permissible and practicable. Refer to Section 4.3 for further information on our approach to remuneration adjustments. 5.5. Acting Group Executive arrangements Carolyn Hoy, Megan Rutter and Peter Herbert (whilst in the Acting Chief Executive, Business & Wealth role) were appointed on differing remuneration arrangements due to the acting nature of their roles. STVR is delivered as 60% cash and 40% as deferred equity in the form of restricted shares vesting in equal portions after one and two years. Maximum STVR opportunity is 125% of target STVR. STVR awards are determined based on meeting minimum behaviour and risk and compliance gate openers, and performance is assessed against a scorecard designed to align with shareholder interests. LTVR is service based with a pre-grant risk assessment. LTVR is awarded in restricted shares vesting over four and five years to satisfy CPS 511 deferral requirements. STVR and LTVR are subject to service conditions and remuneration adjustments. Carolyn McCann commenced the year as Group Executive, Customer & Corporate Services. During the year, Carolyn was appointed to the role of Acting Chief Executive, Consumer and was then appointed permanently to the role of Chief Executive, Consumer. Carolyn remained on Group Executive remuneration arrangements throughout all of these roles.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 87 5.6. Executive minimum shareholding requirements and current compliance The CEO and Group Executives are required to build and maintain a significant Westpac shareholding to strengthen alignment with shareholder interests. LTVR restricted rights and LTVR performance rights are not included in the calculation of shareholdings until performance conditions are met. At 30 September 2025, the CEO and Group Executives comply with or are on track to meet the requirements. Aspect of the requirements Description Requirement level CEO: Two times fixed remuneration including superannuationa .. Group Executives: One times fixed remuneration including superannuation. Sale restrictions Executives are restricted from selling vested equity, other than for the purpose of meeting tax obligations, as follows: • For LTVR awards granted from 1 October 2021 onwards, until the required shareholding level is met; and • For STVR awards, where the required shareholding level is not met at the end of the accumulation period. Accumulation period Within five years of 1 October 2022 (i.e. by 1 October 2027), or appointment to their role, whichever is later. The Board Remuneration Committee retains discretion to make adjustments in exceptional circumstances. Calculation of shareholdings Unvested LTVR (including restricted rights and performance rights) is not included in the calculation of shareholdings until performance conditions are met. Other shareholdings are recognised. This includes: • Shares held in an employee share plan (including deferred STVR); • Shares held outright in the individual’s name either solely or jointly with another person; and • Shares held in a family trust or a self-managed superannuation fund. a. The minimum shareholding requirement for the CEO will increase to three times fixed remuneration from 1 October 2025. 5.7. Hedging policy Participants in Westpac’s equity plans are prohibited from entering, either directly or indirectly, into hedging arrangements for unvested awards and vested awards subject to a holding lock. No financial products may be used to mitigate the risk associated with these awards. Any attempt to hedge awards will result in forfeiture and the Board may consider other disciplinary action. These restrictions satisfy the requirements of the Corporations Act which prohibits hedging of unvested awards. 5.8. Employment agreements The remuneration and other terms of employment for the CEO and Group Executives are formalised in their employment agreements. Each agreement provides for the payment of fixed remuneration (including superannuation contributions), variable reward and other benefits such as death and disablement insurance cover. The table below details the key terms including termination provisions of the employment agreements for the CEO and Group Executives. Term Conditions Duration of agreement Ongoing until notice given by either party. Notice (by the executive or the Group) to terminate employment Twelve months for Executives that commenced before January 2025. Six months for new Executives that commenced from January 2025.a In the event of redundancy, the greater of the relevant notice period or Westpac's general notice and severance entitlements applies. Termination payments on termination without causeb Deferred STVR (which may be awarded on a pro rata basis for the part year served) and unvested LTVR will be treated in accordance with the applicable equity plan rules, and will remain subject to remuneration adjustments if the award is retained. Termination for cause Occurs immediately for misconduct. Deferred STVR and LTVR is forfeited, noting the Board has discretion to determine otherwise. Post-employment restraints CEO: Twelve months non-compete and non-solicitation restraints. Group Executives: Six months non-compete and twelve months non-solicitation restraints. a. Payment in lieu of notice may in certain circumstances be approved by the Board for some or all of the notice period. b. The maximum aggregate liability for termination benefits in respect of notice periods for the CEO and Group Executives at 30 September 2025 was $11.2 million (2024: $12.5 million).

88 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 6. Non-executive Director remuneration 6.1. Structure and policy Non-executive Director fees are not related to Westpac’s results. Fees are paid in cash and no discretionary payments are made for performance. Non-executive Directors are required to build and maintain a minimum shareholding from their own funds to align their interests with those of shareholders (refer to Section 6.3 for further details). The table below sets out the components of Non-executive Director remuneration. Non-executive Director remuneration Base fees Relate to service on the Westpac Banking Corporation Board. The base fee for the Chair covers all responsibilities, including for Board Committees. Committee fees Additional fees are paid to Non-executive Directors (other than the Board Chair) for chairing or being a member of Board Committees, other than the Board Nominations & Governance Committee. Employer superannuation contributions Reflects statutory superannuation contributions which are capped at the superannuation maximum contributions base as prescribed under the superannuation guarantee legislation. 6.2. Non-executive Director remuneration in 2025 The table below sets out the annual Board and standing Committee fees (exclusive of superannuation). Changes in Board and Committee composition during the year are set out in the Directors' meetings section in the Directors' report. For 2025, $3.4 million (75%) of the fee pool was used. The fee pool of $4.5 million per annum was approved by shareholders at the 2008 Annual General Meeting and includes employer superannuation contributions. The members of the Nominations & Governance Committee do not receive any additional fees for their roles on the Committee. Base and Committee fees Annual fee $ (exclusive of superannuation) Base fees Chair 823,000 Other Non-executive Directors 215,000 Committee Chair fees Board Audit Committee 69,000 Board Risk Committee 69,000 Board Remuneration Committee 69,000 Committee membership fees Board Audit Committee 34,000 Board Risk Committee 34,000 Board Remuneration Committee 34,000 Other fees UNITE oversight group 34,000 Additional duties Committee Chair fee (per meeting) 4,000 Additional duties Committee fee (per meeting) 2,000 6.3. Non-executive Director minimum shareholding requirement Non-executive Directors are required to build and maintain a holding in Westpac ordinary shares with a value not less than the Board base fee (and in case of the Chair, the Chair's fee), within five years of appointment to the Board. At 30 September 2025, all Non-executive Directors comply with or are on track to meet the requirement.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 89

7. Statutory remuneration details

7.1. Details of Non-executive Director remuneration

The table below details Non-executive Director remuneration.

	Short-term benefits		Post-employment benefits	
Name	Westpac Banking Corporation Board fees[a] $	Non-monetary benefits[b] $	Superannuation $	Total $
Non-executive Directors				
Steven Gregg, Chair				
2025	826,165	11,786	30,440	868,391
2024	680,727	5,893	30,017	716,637
Tim Burroughs				
2025	285,337	-	30,137	315,474
2024	269,410	-	28,054	297,464
Nerida Caesar				
2025	312,585	-	30,250	342,835
2024	258,208	-	27,674	285,882
David Cohen[c]				
2025	125,458	-	14,753	140,211
2024	-------------------- Not a KMP in 2024 --------------------			
Pip Greenwood[c]				
2025	35,558	1,540	4,267	41,365
2024	-------------------- Not a KMP in 2024 --------------------			
Debra Hazelton[c]				
2025	144,611	-	16,730	161,341
2024	-------------------- Not a KMP in 2024 --------------------			
Andy Maguire				
2025	282,009	23,409	30,223	335,641
2024	53,631	-	6,168	59,798
Peter Nash				
2025	354,650	-	30,166	384,816
2024	339,478	-	28,316	367,795
Margaret Seale				
2025	282,865	-	30,240	313,105
2024	263,977	-	26,459	290,436
Michael Ullmer AO				
2025	313,361	-	30,260	343,621
2024	300,846	-	8,214	309,060
Former Non-executive Directors				
Audette Exel AO[c]				
2025	66,022	-	6,505	72,527
2024	316,232	-	28,211	344,443
Nora Scheinkestel[c]				
2025	36,337	-	-	36,337
2024	340,346	-	-	340,346
Total fees				
2025	3,064,958	36,735	253,971	3,355,664
2024[d]	3,050,685	7,649	194,029	3,252,364

a. Includes base fees, Committee fees and any other fees.

b. Non-monetary benefits are determined on the basis of the cost to the Group including associated fringe benefits tax (FBT) where applicable and includes bank funded car parking and relocation costs.

c. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

d. Total fees for 2024 shown as reported in the 2024 Annual Report. The total fees for 2024 include individuals that are not KMP in 2025 and therefore their individual remuneration is not included in the above table.

90 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

7.2. Statutory remuneration details – Chief Executive Officer and Group Executives

The table below details remuneration for the CEO and Group Executives prepared and audited in accordance with Australian Accounting Standards.

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments			
	Fixed remuneration[a]	Cash STVR award[b]	Non-monetary benefits[c]	Other payments[d]	Superannuation benefits[e]	Long service leave	Restricted shares[f]	Restricted rights[g]	Performance rights[g]	Total[h]
	$	$	$	$	$	$	$	$	$	$
Managing Director & Chief Executive Officer										
Anthony Miller, Managing Director & Chief Executive Officer										
2025	2,293,520	718,500	5,039	17,386	42,556	107,886	593,423	538,282	636,411	4,953,003
2024	1,279,390	478,000	3,315	166,277	37,898	19,056	684,787	238,441	717,728	3,624,892
Group Executives										
Scott Collary, Chief Information Officer										
2025	1,230,253	445,500	5,894	-	35,894	19,190	463,192	463,401	632,523	3,295,847
2024	1,300,753	508,500	8,333	-	34,739	21,537	563,784	241,512	740,674	3,419,832
Kate Dee, Chief People Officer[i]										
2025	128,485	-	504	175,334	10,470	1,979	176,404	14,220	14,220	521,616
2024	Not a KMP in 2024									
Paul Fowler, Chief Executive, Business & Wealth[i]										
2025	440,166	151,500	1,266	100,724	20,797	6,591	768,571	30,943	9,841	1,530,399
2024	Not a KMP in 2024									
Peter Herbert, Chief Transformation Officer[j]										
2025	718,273	300,400	5,042	-	29,501	20,816	390,850	53,579	30,832	1,549,293
2024	Not a KMP in 2024									
Carolyn Hoy, Acting Group Executive, Customer & Corporate Services[i]										
2025	306,243	112,800	1,266	-	36,093	48,639	123,751	-	-	628,792
2024	Not a KMP in 2024									
Nell Hutton, Chief Executive, Westpac Institutional Bank										
2025	1,271,484	464,000	4,606	-	37,030	18,946	1,168,985	457,506	175,213	3,597,770
2024	1,230,101	502,000	5,359	-	35,046	17,352	1,132,285	238,441	105,932	3,266,516
Carolyn McCann, Chief Executive, Consumer										
2025	1,334,025	438,000	5,894	-	39,024	54,728	410,402	401,849	433,132	3,117,054
2024	1,038,679	437,500	5,359	-	36,479	15,727	398,684	198,233	482,393	2,613,054
Catherine McGrath, Chief Executive Officer, Westpac New Zealand										
2025	877,583	345,588	10,613	-	127,886	-	-	674,684	442,664	2,479,018
2024	857,768	311,189	8,386	-	119,894	-	-	523,182	388,367	2,208,786
Michael Rowland, Chief Financial Officer										
2025	1,260,305	448,500	8,987	-	35,892	20,840	296,066	867,559	689,837	3,627,986
2024	1,249,398	500,500	3,315	-	34,007	18,870	465,327	186,823	579,245	3,037,485
Ryan Zanin, Chief Risk Officer										
2025	1,795,959	677,000	88,792	5,964	2,027	28,630	857,798	488,077	608,097	4,552,344
2024	1,663,065	674,000	151,817	116,682	2,097	25,268	730,310	249,101	541,063	4,153,403

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 91

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments			
	Fixed remuneration[a]	Cash STVR award[b]	Non-monetary benefits[c]	Other payments[d]	Superannuation benefits[e]	Long service leave	Restricted shares[f]	Restricted rights[g]	Performance rights[g]	Total[h]
	$	$	$	$	$	$	$	$	$	$
Former Executives										
Peter King, Managing Director & Chief Executive Officer[i,j]										
2025	542,944	132,800	5,388	2,500,000	5,301	7,998	617,464	1,395,939	1,645,019	6,852,853
2024	2,418,943	975,000	20,823	-	48,249	22,024	1,198,595	728,328	1,521,487	6,933,449
Christine Parker, Group Executive, Human Resources[i,j,k]										
2025	650,691	239,500	3,531	936,073	22,533	9,767	318,968	1,296,357	1,064,385	4,541,805
2024	1,045,623	417,000	3,315	-	32,976	16,896	401,268	152,684	524,412	2,594,174
Megan Rutter, Acting Group Executive, Human Resources[i]										
2025	130,840	40,800	286	-	8,051	2,379	76,539	-	-	258,895
2024	Not a KMP in 2024									
Jason Yetton, Chief Executive, Consumer[i,j,l]										
2025	741,396	268,500	5,060	1,082,559	24,710	13,927	371,703	1,918,994	1,559,134	5,985,983
2024	1,200,082	443,000	3,315	-	38,009	19,050	539,012	238,441	770,574	3,251,483

a. Fixed remuneration is the total cost of cash salary, salary sacrificed benefits and an accrual for annual leave. Superannuation in excess of the maximum contribution base that is paid as cash is also included.

b. The cash STVR award is typically paid in December following the end of the financial year.

c. Non-monetary benefits are determined on the basis of the cost to the Group (including associated FBT, where applicable) and may include annual health checks, provision of taxation advice, bank funded car parking, executive life insurance as well as relocation costs and travel allowances.

d. Includes payments on termination or other contracted amounts for current KMP. The cash portion of buy out arrangements is recognised as an expense from commencement date as a KMP to the end of the deferral period. For Kate Dee and Paul Fowler, the cash buy out is recognised as an expense over 12 months from their commencement date to reflect a minimum service period. For Anthony Miller, the cash buy out arrangement was agreed on 25 March 2021 and the remaining 5% of the cash portion of the buy out was paid in 2025. For Kate Dee, the cash buy out arrangement was agreed on 5 September 2025 and is due to be paid in March 2026. For Paul Fowler, the cash buy out arrangement was agreed on 30 June 2025 and 100% of the cash portion of the buy out was paid in September 2025. For Ryan Zanin, the cash buy out arrangement was agreed on 30 August 2022 and the remaining 12% of this award was paid in 2025.

e. Includes Group life and salary continuance insurance cover provided at no cost to the individual. Superannuation benefits have been calculated consistent with AASB 119 *Employee Benefits*.

f. Restricted shares are amortised from the start of the performance period when the award was earned through to the end of the relevant service period. A portion of the restricted shares held by Anthony Miller, Kate Dee and Paul Fowler represents an allocation made to compensate them for remuneration foregone from their previous employer on resignation to join Westpac. For Paul Fowler, the allocation that vested during the year is being recognised as an expense over 12 months from Paul's commencement date to reflect a minimum service period.

g. Share rights are amortised over the performance and the relevant service period. They are calculated based on the fair value at the grant date (being the invitation opt out date) of hurdled and unhurdled share rights granted during the financial year up to 30 September 2025. Fair value is calculated using an external valuation based on the invitation opt out date. The 2025 value for Catherine McGrath includes 29% attributed to deferred STVR awards.

h. The table includes remuneration details of individuals that are KMP for 2025, whereas the totals presented in Note 34 to the financial statements includes former KMP who ceased as KMP in 2024. The percentage of total remuneration which is performance related (i.e. cash STVR plus relevant share-based payments) was: Anthony Miller 50%, Scott Collary 61%, Kate Dee 5%, Paul Fowler 15%, Peter Herbert 38%, Carolyn Hoy 24%, Nell Hutton 53%, Carolyn McCann 54%, Catherine McGrath 59%, Michael Rowland 63%, Ryan Zanin 53%, Peter King 55%, Christine Parker 64%, Megan Rutter 30% and Jason Yetton 69%. The percentage of total remuneration delivered in the form of share rights was: Anthony Miller 24%, Scott Collary 33%, Kate Dee 5%, Paul Fowler 3%, Peter Herbert 5%, Carolyn Hoy 0%, Nell Hutton 18%, Carolyn McCann 27%, Catherine McGrath 45%, Michael Rowland 43%, Ryan Zanin 24%, Peter King 44%, Christine Parker 52%, Megan Rutter 0% and Jason Yetton 58%.

i. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

j. The share-based payment values reflect the accruals for unvested equity up to the end of each relevant service period. Whilst the full value is being accrued in 2025 for all unvested equity, the awards may or may not vest subject to the relevant performance conditions.

k. Christine Parker commenced as an Enterprise Executive on 2 June 2025 and provided transition support to the Group until ceasing as an Executive on 1 July 2025. For the period from 2 June 2025 to 1 July 2025, Christine received remuneration of $147,096. This amount has been excluded from the table above as Christine was not a KMP during this period.

l. Jason Yetton commenced as an Enterprise Executive on 12 May 2025 and provided transition support to the Group until commencing a period of leave on 14 June 2025. Jason ceased as an Executive on 1 July 2025. For the period from 12 May 2025 to 1 July 2025, Jason received remuneration of $304,792. This amount has been excluded from the table above as Jason was not a KMP during this period.

92 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

7.3. Movement in equity-settled instruments during the year

The table below shows the movements in the number and value of equity instruments for the CEO and Group Executives during 2025.

Name	Type of equity-based instrument	Number granted[a]	Number vested[b]	Number exercised[c]	Value granted $[d]	Value exercised $[e]	Value forfeited or lapsed $[e]
Managing Director & Chief Executive Officer							
Anthony Miller	Restricted shares	14,662	31,791	-	478,861	-	-
	Restricted rights	48,756	-	-	1,592,947	-	-
	Performance rights	48,758	60,246	60,246	679,192	1,943,536	1,934,499
Group Executives							
Scott Collary	Restricted shares	15,598	22,104	-	509,431	-	-
	Restricted rights	28,048	-	-	918,852	-	-
	Performance rights	28,048	60,307	60,307	361,398	1,945,504	1,936,458
Kate Dee[f]	Restricted shares	19,351	-	-	744,626	-	-
	Restricted rights	-	-	-	-	-	-
	Performance rights	-	-	-	-	-	-
Paul Fowler[f]	Restricted shares	83,979	22,700	-	2,811,617	-	-
	Restricted rights	9,522	-	-	318,797	-	-
	Performance rights	9,522	-	-	126,690	-	-
Peter Herbert[f]	Restricted shares	22,726	-	-	742,231	-	298,856
	Restricted rights	10,812	-	-	342,200	-	-
	Performance rights	10,813	-	-	156,680	-	706,660
Carolyn Hoy[f]	Restricted shares	4,176	-	-	150,503	-	90,037
	Restricted rights	-	-	-	-	-	-
	Performance rights	-	-	-	-	-	-
Nell Hutton	Restricted shares	15,398	26,474	-	502,899	-	-
	Restricted rights	27,691	-	-	907,157	-	-
	Performance rights	27,692	-	-	356,811	-	-
Carolyn McCann	Restricted shares	13,420	15,147	-	438,297	-	-
	Restricted rights	26,150	-	-	857,661	-	-
	Performance rights	26,150	35,965	35,965	338,059	1,133,257	1,154,804
Catherine McGrath	Unhurdled share rights	10,277	15,708	-	313,623	-	-
	Restricted rights	22,035	-	-	721,867	-	-
	Performance rights	22,035	-	-	283,919	-	-
Michael Rowland	Restricted shares	15,352	18,078	-	501,396	-	-
	Restricted rights	22,184	-	-	726,748	-	-
	Performance rights	22,184	49,708	49,708	285,841	1,603,580	1,596,092
Ryan Zanin	Restricted shares	20,674	15,773	-	675,213	-	-
	Restricted rights	30,204	-	-	989,483	-	-
	Performance rights	30,205	-	-	389,190	-	-

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 93

Name	Type of equity-based instrument	Number granted[a]	Number vested[b]	Number exercised[c]	Value granted $[d]	Value exercised $[e]	Value forfeited or lapsed $[e]
Former Executives							
Peter King[f]	Restricted shares	29,907	45,147	-	955,828	-	-
	Restricted rights	-	-	-	-	-	-
	Performance rights	-	93,567	93,567	-	3,018,471	3,004,436
Christine Parker[f]	Restricted shares	12,791	16,077	-	417,754	-	-
	Restricted rights	17,731	-	-	580,868	-	-
	Performance rights	17,732	45,673	45,673	228,477	1,473,411	1,466,528
Megan Rutter[f]	Restricted shares	-	-	-	-	-	-
	Restricted rights	-	-	-	-	-	-
	Performance rights	-	-	-	-	-	-
Jason Yetton[f]	Restricted shares	13,588	24,477	-	443,784	-	-
	Restricted rights	27,691	-	-	907,157	-	-
	Performance rights	27,692	62,865	62,865	356,811	2,028,025	2,018,595

a. Restricted rights and performance rights granted to the CEO are approved by shareholders at the Annual General Meeting each year. We do not grant options. We award deferred STVR in the form of restricted shares (or unhurdled share rights for KMP in New Zealand). 2024 deferred STVR was awarded on 27 December 2024 (based on the invitation opt out date) for the CEO and Group Executives. The deferral period commenced on 1 October 2024. 50% of the award will vest on 15 November 2025 and 50% will vest on 15 November 2026 (subject to service conditions and remuneration adjustments).

b. 50% of the performance rights granted in 2021 vested in October 2024 when assessed against the relative TSR performance condition. 100% of the deferred STVR due to vest in 2024 vested at the end of the deferral period. For Anthony Miller, 9,676 of the 31,791 restricted shares that vested were in relation to a buy out award representing the remaining 8% of the total number of shares allocated for that award. For Paul Fowler, 22,700 of the 22,700 restricted shares that vested were in relation to a buy out award representing 27% of the total number of shares allocated for that award and the remaining portions of the award are due to vest through to May 2030.

c. Vested share rights granted prior to September 2023 may be exercised up to a maximum of 15 years from their commencement date. Vested share rights granted after September 2023 may be exercised up to two years following the vesting date, otherwise the share rights will be auto-exercised at the end of the term.

d. For performance rights and unhurdled share rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in the sub-section titled 'Overview of unvested equity awards'. For restricted shares and restricted rights, the value granted represents the number of shares or rights granted multiplied by the closing price of a Westpac ordinary share on the date the awards were granted. These values, which represent the full value of the equity-based awards made to the CEO and Group Executives in 2025, do not reconcile with the amount shown in the table in Section 7.2 which shows the amount amortised in the current year. The minimum total value of the grants for future financial years is zero and an estimate of the maximum possible total value in future financial years is the fair value, as shown above.

e. The value of each share right exercised, forfeited or lapsed is calculated based on the closing price of a Westpac ordinary share on the date of exercise (or forfeiture or lapse). The overall values reflect forfeitures or lapses as a result of a failure to meet service or performance conditions.

f. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

94 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

7.4. Overview of unvested equity awards

The table below outlines key details of unvested equity awards as at 30 September 2025 awarded to the CEO and Group Executives for KMP roles. All awards are subject to service conditions, performance conditions (where applicable), deferral periods and remuneration adjustments. Further details of the awards can be located in prior Annual Reports.

Fair values

Fair values are determined in accordance with the requirements of AASB 2 *Share-based Payment*.

For STVR and LTVR restricted rights, the fair value is calculated using the closing price of the grant date, which for accounting purposes is the invitation opt out date.

For LTVR performance rights and unhurdled share rights, fair values are independently calculated by PFS Consulting at the grant date (which is the invitation opt out date). For the LTVR performance rights, a Monte Carlo simulation pricing model is used.

Allocation values

The value granted to executives for remuneration purposes differs from the fair value used for accounting purposes.

For STVR grants prior to 2024, the allocation is determined by dividing the dollar value of the STVR award by the five day VWAP up to the grant date. For STVR grants from 2024 onwards, the allocation is determined by dividing the dollar value of the STVR award by the five day VWAP up to Westpac's variable reward payment date each year which is typically in December each year. Refer to Section 5.2 for further details of STVR.

For LTVR grants, the allocation is determined by dividing the dollar value of the LTVR awards by the face value of a share right. The face value of a share right is the five day VWAP up to the commencement of the performance period. Refer to Section 5.3 for further details of LTVR.

Award name	Accounting grant date	Performance period start date	Performance period end date	Deferral period end date	Expiry	Fair value	Performance conditions
2024 STVR[a]	27 Dec 2024	1 Oct 2023	30 Sep 2024	15 Nov 2025 (tranche one) and 15 Nov 2026 (tranche two)	N/A	$32.66	Service (noting STVR Scorecard assessment was completed)
2023 STVR	19 Jan 2024	1 Oct 2022	30 Sep 2023	1 Oct 2025 (tranche two)	N/A	$23.20[b]	Service (noting STVR Scorecard assessment was completed)
2025 LTVR performance rights	CEO: 27 Dec 2024 Group Executives: 6 Dec 2024	1 Oct 2024	30 Sep 2028	CEO: 15 Nov 2030 Group Executives: 15 Nov 2029	CEO: 15 Nov 2032 Group Executives: 15 Nov 2031	CEO: $12.98 (Banking), $15.16 (General ASX) Group Executives: $11.17 (Banking), $14.60 (General ASX)	Two equal tranches: Relative TSR - Banking comparators Relative TSR - General ASX comparators
2025 LTVR performance rights - part year KMP or additional award	Paul Fowler: 7 Jul 2025 Peter Herbert: 27 Mar 2025 Carolyn McCann: 7 Jul 2025 and 5 Sep 2025	1 Oct 2024	30 Sep 2028	Paul Fowler: 13 May 2030 Peter Herbert: 15 Nov 2029 Carolyn McCann: 15 Nov 2029	Paul Fowler: 13 May 2032 Peter Herbert: 15 Nov 2031 Carolyn McCann: 15 Nov 2031	Paul Fowler: $11.47 (Banking), $15.14 (General ASX) Peter Herbert: $14.02 (Banking), $14.96 (General ASX) Carolyn McCann: $11.47 (Banking), $15.14 (General ASX) and $20.93 (Banking), $22.35 (General ASX)	Two equal tranches: Relative TSR - Banking comparators Relative TSR - General ASX comparators
2025 LTVR restricted rights	CEO: 27 Dec 2024 Group Executives: 6 Dec 2024	1 Oct 2024	30 Sep 2028	CEO: 50% on 15 Nov 2028 (tranche one) and 50% on 15 Nov 2029 (tranche two) Group Executives: 15 Nov 2028	CEO: 15 Nov 2030 (tranche one) and 15 Nov 2031 (tranche two) Group Executives: 15 Nov 2030	CEO: $32.66 Group Executives: $32.76	Pre-vest assessment of risk culture (noting a pre-grant assessment was completed)
2025 LTVR restricted rights - part year KMP or additional award	Paul Fowler: 7 Jul 2025 Peter Herbert: 27 Mar 2025 Carolyn McCann: 7 Jul 2025 and 5 Sep 2025	1 Oct 2024	30 Sep 2028	Paul Fowler: 13 May 2029 Peter Herbert: 15 Nov 2028 Carolyn McCann: 15 Nov 2028	Paul Fowler: 13 May 2031 Peter Herbert: 15 Nov 2030 Carolyn McCann: 15 Nov 2030	Paul Fowler: $33.48 Peter Herbert: $31.65 Carolyn McCann: $33.48 and $38.17	Pre-vest assessment of risk culture (noting a pre-grant assessment was completed)

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 95

Award name	Accounting grant date	Performance period start date	Performance period end date	Deferral period end date	Expiry	Fair value	Performance conditions
2024 LTVR performance rights	19 Jan 2024	1 Oct 2023	30 Sep 2027	CEO: 15 Nov 2029 Group Executives: 15 Nov 2028	CEO: 15 Nov 2031 Group Executives: 15 Nov 2030	$12.81	Relative TSR
2024 LTVR restricted rights	19 Jan 2024	1 Oct 2023	30 Sep 2027	CEO: 50% on 15 Nov 2027 (tranche one) and 50% on 15 Nov 2028 (tranche two) Group Executives: 15 Nov 2027	CEO: 15 Nov 2029 (tranche one) and 15 Nov 2030 (tranche two) Group Executives: 15 Nov 2029	$23.20	Pre-vest assessment of risk culture (noting a pre-grant assessment was completed)
2023 LTVR performance rights	15 Dec 2022	1 Oct 2022	30 Sep 2026	25 Oct 2026	1 Oct 2037	$11.90	Relative TSR
2022 LTVR performance rights[c]	CEO: 16 Dec 2021 Group Executives: 15 Dec 2021	1 Oct 2021	30 Sep 2025	1 Nov 2025	1 Oct 2036	CEO: $5.81 Group Executives: $5.82	Relative TSR
Acting Group Executive awards							
2025 LTVR restricted shares	Peter Herbert: 27 Dec 2024 Carolyn Hoy: 14 Aug 2025 Megan Rutter: 14 Aug 2025	1 Oct 2024	30 Sep 2028	Peter Herbert: 15 Nov 2028 (tranche one) and 15 Nov 2029 (tranche two) Carolyn Hoy: 13 May 2029 (tranche one) and 13 May 2030 (tranche two) Megan Rutter: 3 Jun 2029 (tranche one) and 3 Jun 2030 (tranche two)	N/A	Peter Herbert: $32.66 Carolyn Hoy: $36.04 Megan Rutter: $36.04	Service with a pre-grant risk assessment
Other awards							
2025 Buy out restricted shares - Kate Dee[d]	12 Sep 2025	N/A	N/A	1 Mar 2027 (tranche one), 1 Mar 2028 (tranche two), 6 Aug 2029 (tranche three and four), 6 Aug 2030 (tranche five and six)	N/A	$38.48	Service to 1 Jan 2026 (tranche four and six), 1 Mar 2027 (tranche one, two, three and five)
2025 Buy out restricted shares - Paul Fowler[d]	7 Jul 2025	N/A	N/A	1 Sep 2026 (tranche two), 13 May 2029 (tranche three to five), 13 May 2030 (tranche six to eight)	N/A	$33.48	Service to 1 Sep 2026 (tranche two, three and six), 1 Sep 2027 (tranche four and seven), 1 Sep 2028 (tranche five and eight)
2024 UNITE share rights - Peter Herbert	31 Oct 2024	1 Oct 2024	30 Sep 2028	15 Nov 2029	15 Nov 2031	$25.12	UNITE program deliverables and performance metrics
2023 restricted shares - Ryan Zanin	19 Jan 2024	N/A	N/A	24 Jan 2026 (tranche one), 24 Jan 2028 (tranche two) and 24 Jan 2029 (tranche three)	N/A	$23.20	Service to 22 Jan 2026

a. The 2024 STVR award for Peter King was granted on 12 December 2024 with a fair value of $31.96. STVR for Catherine McGrath was granted as share rights with a fair value of $31.28 for tranche one and $29.79 for tranche two.

b. For Catherine McGrath, STVR was granted with a fair value of $21.18.

c. We tested the 2022 LTVR performance rights on 1 October 2025. Our TSR for the four year performance period was 77% resulting in a 62.5th percentile ranking relative to the comparator group. This resulted in 75% of the 2022 LTVR award vesting. Carolyn McCann was granted an additional 2022 LTVR award on 4 March 2022 to recognise an expanded role at a fair value of $8.05. Ryan Zanin's pro rata 2022 LTVR award was granted after his commencement on 17 May 2022 at a fair value of $9.32 and is due to vest on 4 February 2026.

d. Buy out awards are subject to remuneration adjustments. Restricted shares granted as part of buy out awards are eligible to receive dividends.

96 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT 7.5. Details of Westpac equity holdings of Non-executive Directors The table below sets out details of relevant interests in Westpac ordinary shares held by Non-executive Directors (including their related parties) during the year ended 30 September 20251 .. Number held at start of the year Changes during the year Number held at end of the year Non-executive Directors Steven Gregg 75,208 - 75,208 Tim Burroughs 67,302 - 67,302 Nerida Caesar 13,583 - 13,583 David Cohena n/a - 1,253 Pip Greenwooda n/a - - Debra Hazeltona,b n/a 1,150 1,350 Andy Maguire - 6,615 6,615 Peter Nash 15,360 - 15,360 Margaret Sealec 26,158 - 26,158 Michael Ullmer AOd 12,570 - 12,570 Former Non-executive Directors Audette Exel AOa 11,952 - n/a Nora Scheinkestela 17,225 - n/a a. The information relates to the period the individual was a KMP. Refer to Section 2 for further details. b. In addition to holding ordinary shares, Debra Hazelton and her related parties held interests in 10 Westpac Capital Notes 7 (ASX:WBCPJ), 16 Westpac Capital Notes 9 (ASX:WBCPL) and 2 Westpac Capital Notes 10 (ASX:WBCPM) at year end. c. In addition to holding ordinary shares, Margaret Seale and her related parties held interests in 100 Westpac Capital Notes 7 (ASX:WBCPJ) at year end. d. In addition to holding ordinary shares, Michael Ullmer AO and his related parties held interests in 300 Westpac Capital Notes 9 (ASX:WBCPL) and 1,000 Westpac Subordinated Notes at year end. 1. Other than as disclosed above, no share interests include non-beneficially held shares.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 97

7.6. Details of Westpac equity holdings of executive Key Management Personnel

The table below details Westpac equity held and movement in that equity by the CEO and Group Executives (including their related parties) for the year ended 30 September 2025[1].

Name	Type of equity-based instrument	Number held at start of the year	Number granted during the year as remuneration	Received on exercise and/or exercised during the year	Number forfeited or lapsed during the year	Other changes during the year	Number held at end of the year	Number vested and exercisable at end of the year
Managing Director & Chief Executive Officer								
Anthony Miller	Ordinary shares	186,263	14,662	60,246	-	-	261,171	-
	Restricted rights	42,318	48,756	-	-	-	91,074	-
	Performance rights	349,471	48,758	(60,246)	(60,246)	-	277,737	-
Group Executives								
Scott Collary	Ordinary shares	140,543	15,598	60,307	-	-	216,448	-
	Restricted rights	42,863	28,048	-	-	-	70,911	-
	Performance rights	358,820	28,048	(60,307)	(60,307)	-	266,254	-
Kate Dee[a]	Ordinary shares	n/a	19,351	-	-	-	19,351	-
	Restricted rights	n/a	-	-	-	-	-	-
	Performance rights	n/a	-	-	-	-	-	-
Paul Fowler[a]	Ordinary shares	n/a	83,979	-	-	-	83,979	-
	Restricted rights	n/a	9,522	-	-	-	9,522	-
	Performance rights	n/a	9,522	-	-	-	9,522	-
Peter Herbert[a]	Ordinary shares	n/a	22,726	-	(9,398)	(11,000)	66,204	-
	Restricted rights	n/a	10,812	-	-	-	10,812	-
	Performance rights	n/a	10,813	-	(22,222)	-	13,412	-
Carolyn Hoy[a]	Ordinary shares	n/a	4,176	-	(2,446)	-	70,937	-
	Restricted rights	n/a	-	-	-	-	-	-
	Performance rights	n/a	-	-	-	-	-	-
Nell Hutton	Ordinary shares	165,060	15,398	-	-	(26,474)	153,984	-
	Restricted rights	42,318	27,691	-	-	-	70,009	-
	Performance rights	42,319	27,692	-	-	-	70,011	-
Carolyn McCann	Ordinary shares	111,091	13,420	35,965	-	-	160,476	-
	Restricted rights	35,182	26,150	-	-	-	61,332	-
	Performance rights	225,642	26,150	(35,965)	(35,964)	-	179,863	-
Catherine McGrath	Ordinary shares	-	-	-	-	-	-	-
	Unhurdled share rights	31,471	10,277	-	-	-	41,748	22,931
	Restricted rights	31,670	22,035	-	-	-	53,705	-
	Performance rights	165,153	22,035	-	-	-	187,188	-
Michael Rowland	Ordinary shares	55,516	15,352	49,708	-	(49,708)	70,868	-
	Restricted rights	33,157	22,184	-	-	-	55,341	-
	Performance rights	283,638	22,184	(49,708)	(49,707)	-	206,407	-
Ryan Zanin	Ordinary shares	53,236	20,674	-	-	-	73,910	-
	Restricted rights	44,210	30,204	-	-	-	74,414	-
	Performance rights	195,145	30,205	-	-	-	225,350	-
Former Executives								
Peter King[a]	Ordinary shares	262,333	29,907	93,567	-	-	n/a	n/a
	Restricted rights	82,977	-	-	-	-	n/a	n/a
	Performance rights	552,274	-	(93,567)	(93,567)	-	n/a	n/a
Christine Parker[a]	Ordinary shares	70,407	12,791	45,673	-	(45,637)	n/a	n/a
	Restricted rights	27,098	17,731	-	-	-	n/a	n/a
	Performance rights	254,053	17,732	(45,673)	(45,672)	-	n/a	n/a
Megan Rutter[a]	Ordinary shares	n/a	-	-	-	-	n/a	n/a
	Restricted rights	n/a	-	-	-	-	n/a	n/a
	Performance rights	n/a	-	-	-	-	n/a	n/a
Jason Yetton[a]	Ordinary shares	78,446	13,588	62,865	-	-	n/a	n/a
	Restricted rights	42,318	27,691	-	-	-	n/a	n/a
	Performance rights	354,709	27,692	(62,865)	(62,865)	-	n/a	n/a

a. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

1. The highest number of shares held by an individual in the table is 0.0076% of total Westpac ordinary shares outstanding as at 30 September 2025.

98 WESTPAC 2025 ANNUAL REPORT

DIRECTORS' REPORT

7.7. Loans to Non-executive Directors and executive Key Management Personnel

Financial instrument transactions are provided in the ordinary course of business. These transactions are at arm's-length on terms and conditions as they apply to all employees.

The table below details loans to Non-executive Directors, the CEO and Group Executives (including their related parties) of the Group.

	Balance at start of the year $	Interest paid and payable for the year $[a]	Interest not charged during the year $	Balance at end of the year $	Number in Group at end of the year
Non-executive Directors	3,012,367	219,801	-	5,164,496	3
CEO and Group Executives	29,051,817	783,342	-	10,650,782	8
Total	32,064,184	1,003,143	-	15,815,278	11

a. Interest paid considers the impact of offset accounts.

The table below details KMP (including their related parties) with aggregate loans above $100,000 during 2025.

	Balance at start of the year $	Interest paid and payable for the year $[a]	Interest not charged during the year $	Balance at end of the year $	Highest indebtedness during the year $
Non-executive Directors					
Pip Greenwood[b]	n/a	18,824	-	1,810,489	1,810,489
Peter Nash	2,498,978	174,905	-	2,901,009	3,651,731
Margaret Seale	413,389	26,072	-	452,998	464,906
CEO and Group Executives					
Anthony Miller	1,389,164	233	-	1,255,659	1,389,164
Scott Collary	2,166,513	37,935	-	1,926,836	2,179,191
Kate Dee[b]	n/a	18,958	-	2,397,798	2,400,949
Paul Fowler[b]	n/a	1,602	-	3,330,621	3,330,621
Nell Hutton	14,432,940	456,000	-	-	14,439,811
Carolyn McCann	3,250,672	117,003	-	1,717,986	3,254,146
Former Executives					
Peter King[b]	1,158,000	-	-	n/a	1,158,000
Christine Parker[b]	5,396,236	91,899	-	n/a	5,396,236
Megan Rutter[b]	n/a	6,160	-	n/a	684,947
Jason Yetton[b]	1,258,292	53,407	-	n/a	1,477,283

a. Interest paid considers the impact of offset accounts.
b. The information relates to the period the individual was a KMP. Refer to Section 2 for further details.

Other transactions relating to KMP

Accrual for dividend equivalent payments

The non-current liability owing as a result of dividend equivalent payments that have been accrued for the 2024 LTVR restricted rights and the 2025 LTVR restricted rights was $821,065 as at 30 September 2025. Details of the LTVR restricted rights can be found in Section 5.3.1.

Other financial instrument transactions

Other financial instrument transactions relating to personal banking activities occur from time to time in the ordinary course of business with KMP and their relevant related parties. These transactions principally involve personal banking and deposit transactions, and financial and investment services. These transactions are on normal commercial terms and conditions no more favourable than those provided to other employees and customers.

KPMG, an Australian partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. The KPMG name and logo are trademarks used under license by the independent member firms of the KPMG global organisation. Liability limited by a scheme approved under Professional Standards Legislation. Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001 To the Directors of Westpac Banking Corporation I declare that, to the best of my knowledge and belief, in relation to the audit of Westpac Banking Corporation for the financial year ended 30 September 2025 there have been: i. no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and ii. no contraventions of any applicable code of professional conduct in relation to the audit. KPMG Kim Lawry Partner Sydney 2 November 2025 STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 99

100 WESTPAC 2025 ANNUAL REPORT DIRECTORS’ REPORT Non-audit services We engage KPMG on assignments additional to their statutory audit duties where their expertise or experience with Westpac or a controlled entity is important. Details of the non-audit service amounts paid or payable for non-audit services provided by KPMG during the 2025 financial year and PricewaterhouseCoopers (PwC) during the 2024 financial year are set out in Note 33 (page 221) to the financial statements. KPMG also provides audit and non-audit services to non-consolidated entities, non-consolidated trusts of which a Westpac Group entity is trustee, manager or responsible entity and non-consolidated superannuation funds or pension funds. The fees in respect of these services were approximately $0.2 million in total to KPMG and $6.4 million to PwC (2024: $6.6 million to PwC). KPMG may also provide audit and non-audit services to other entities in which Westpac holds a minority interest and which are not consolidated. Westpac is not aware of the amount of any fees paid to KPMG by those entities. Westpac has a policy on engaging KPMG for audit and non-audit services, details of which are set out in its 2025 Corporate Governance Statement in the section ‘Engagement of the external auditor’. The Board has considered the position and, in accordance with the advice received from the Board Audit Committee, is satisfied that the provision of the non-audit services during 2025 by KPMG is compatible with the general standard of independence for auditors imposed by the Corporations Act. The Directors are satisfied, in accordance with advice received from the Board Audit Committee, that the provision of non-audit services by KPMG, as set out above, did not compromise the auditor independence requirements of the Corporations Act for the following reasons: • all non-audit services provided by KPMG for the year have been reviewed by the Board Audit Committee, which is of the view that they do not impact the impartiality and objectivity of KPMG; and • based on quarterly independence declarations made by KPMG to the Board Audit Committee during the year, none of the services undermine the general principles relating to auditor independence including reviewing or auditing KPMG’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards. Responsibility statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: • the consolidated financial statements for the financial year ended 30 September 2025, which have been prepared in accordance with the accounting policies described in Note 1 (page 110) to the consolidated financial statements, being in accordance with Australian Accounting Standards (AAS), give a true and fair view of the assets, liabilities, financial position and profit of the Group; and • the Annual Report from the section entitled About Westpac (page 4) to and including the section entitled Information on Westpac (page 102) and the subsection entitled 'Other Westpac business information' in the section entitled Additional Information (page 237) includes a fair review of the information required by the Disclosure Guidance and Transparency Rules 4.1.8R to 4.1.11R of the United Kingdom Financial Conduct Authority, together with a description of the principal risks and uncertainties faced by the Group. The Directors’ Report is signed in accordance with a resolution of the Board of Directors. Steven Gregg Chairman 2 November 2025 Anthony Miller Managing Director & Chief Executive Officer 2 November 2025

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 101 INFORMATION ON WESTPAC Significant developments Westpac significant developments – Australia Changes to Board of Directors and Executive Team On 1 August 2025, Pip Greenwood commenced as an Independent Non-executive Director of the Board. On 12 May 2025, Paul Fowler commenced as the Chief Executive of Business & Wealth. On 5 August 2025, Kate Dee commenced as the new Chief People Officer, following the retirement of Christine Parker. On 12 August 2025, Westpac announced the appointment of Carolyn McCann as the new Chief Executive, Consumer, effective immediately. Carolyn McCann had been acting in that role since 12 May 2025. Carolyn Hoy commenced as the Acting Group Executive of Customer & Corporate Services on 12 May 2025. On 1 September 2025, Dr Andrew McMullan commenced in the new executive role of Chief Data, Digital and AI Officer. On 8 October 2025, Nathan Goonan commenced as the Chief Financial Officer, following the retirement of Michael Rowland. Increase in the CET1 capital operating target The Board has determined a target post dividend CET1 capital ratio of above 11.25% in normal operating conditions. This target includes consideration of APRA's increase in the minimum CET1 ratio of 0.25% to 10.50% effective 1 January 2027 and replaces the previous CET1 capital operating range of between 11.00% and 11.50%. On market buyback As at 30 September 2025, Westpac had completed $2.5 billion of the $3.5 billion on market share buyback previously announced, with 88.7 million Westpac ordinary shares purchased at an average price of $28.00. The ordinary shares bought back were subsequently cancelled. The timing and actual number of shares purchased under the buyback will depend on market conditions and other considerations. Westpac reserves the right to vary, suspend or terminate the buyback at any time. Regulatory and risk developments Financial crime Westpac continues to improve its financial crime risk management with significant ongoing work focusing on AML/CTF, Sanctions, Anti-Bribery and Corruption, the US Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS). Through this work, we continue to undertake activities to strengthen and remediate our Financial Crime Program, and to improve regulatory reporting, including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports, FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. With ongoing regulatory focus on financial crime, further areas of potential non-compliance have been, and may continue to be identified, and we continue to liaise with the Australian Transaction Reports and Analysis Centre (AUSTRAC), the Australian Taxation Office (ATO) and local regulators in jurisdictions outside Australia, including to remediate findings and adopt recommendations from regulators. In 2024, the Australian Parliament enacted the Anti-Money Laundering and Counter-Terrorism Financing Amendment Act 2024 (Cth), introducing major reforms to the AML/CTF regime. A substantial number of reforms will take effect from 31 March 2026, including provisions that apply to our permanent offshore establishments. In response, we are updating our policies, procedures, systems and controls. Full implementation will require a multi-year implementation program, including complex technology upgrades to customer due diligence and reporting infrastructure. Timing challenges are an industry wide issue. AUSTRAC has acknowledged this and published its regulatory expectations, noting that AUSTRAC does not expect immediate compliance. AUSTRAC does expect reporting entities to continue to implement current money laundering controls and show sustained effort and progress against implementation plans. We will continue to engage with AUSTRAC to support a phased implementation approach. Details about the consequences of failing to comply with financial crime obligations are set out in the 2025 Risk Factors. New climate reporting standards New mandatory climate-related reporting standards were approved in September 2024 by the Australian Accounting Standards Board and legislation requiring compliance has been passed by the Australian Parliament. These new requirements will apply to Westpac from its financial year ending 30 September 2026. APRA capital requirements Operational risk capital overlays In 2019, APRA applied $1 billion of additional capital overlays to our operational risk capital requirement. These overlays were applied through an increase in risk weighted assets (RWA). On 19 July 2024, APRA announced its decision to reduce Westpac’s total operational risk capital overlay from $1 billion to $500 million. On 15 October 2025, APRA announced its decision to lift the CEU and remove Westpac’s remaining $500 million operational risk capital overlay. The removal of the $500 million capital overlay will mean Westpac’s Common Equity Tier 1 (CET1) capital ratio will increase by approximately 17 basis points, reflecting a reduction in risk weighted assets of $6,250 million. This change applied with immediate effect. Further details are set out in Strengthening Risk Management (page 43).

102 WESTPAC 2025 ANNUAL REPORT INFORMATION ON WESTPAC APRA announcement to phase out AT1 capital as eligible bank capital On 8 July 2025 APRA released a consultation paper on implementing the phase out of AT1 capital instruments. This included changes to APRA's prudential and reporting frameworks resulting from the removal of AT1 capital instruments. Under the revisions, large internationally active banks such as Westpac will replace 1.5% of AT1 capital with 1.25% of Tier 2 capital and 0.25% of CET1 capital. The total CET1 requirement, including regulatory buffers, will increase from 10.25% to 10.50%. There is no overall increase in total capital requirements for banks. APRA has also proposed changes to the leverage ratio, which will see the leverage ratio calculation based on CET1 capital rather than Tier 1 capital. Should the changes be implemented as proposed, this will result in a reduction in the reported leverage ratio. The minimum leverage ratio of 3.5% is proposed to remain unchanged. APRA intends to finalise changes to the relevant prudential standards in 2025, with the updated framework coming into effect from 1 January 2027. In addition, from this date, existing AT1 capital instruments would be eligible to be included as Tier 2 capital, until their first scheduled call date. Existing Westpac AT1 capital instruments would reach their first scheduled optional redemption dates by 2031 at the latest. Westpac significant developments – New Zealand RBNZ review of overseas bank branches On 21 August 2024, the RBNZ released the proposed Branch Standard under the Deposit Takers Act 2023 (NZ). The proposed Branch Standard will require that overseas bank branches only conduct business with wholesale clients; the total size of an overseas bank’s branch cannot exceed NZ$15 billion in total assets; and dual-operating branches (such as Westpac’s New Zealand Branch) only conduct business with “large corporate and institutional clients” (LCIC). Policy decisions released by the RBNZ on 17 July 2025 propose that LCIC means those with consolidated annual turnover of over NZ$50 million, total assets of over NZ$75 million or total assets under management of over NZ$250million (for funds management entities only). The implementation date is expected to be 1 December 2028. Westpac’s New Zealand Branch currently provides financial markets, trade finance and international payment products and services to customers referred by WNZL. We expect the RBNZ’s Branch Standard will require changes to the activities Westpac’s New Zealand Branch undertakes, and as a result, WNZL may also make changes to the scope of the activities it undertakes. RBNZ review of capital settings for deposit takers On 31 March 2025, the RBNZ announced a review of the key capital settings for deposit takers. On 25 August 2025, it released a consultation paper. For Group 1 deposit takers (including WNZL) the key proposals include: • Removal of AT1 instruments from the capital stack. • Two options for capital ratio requirements: – Option 1: A total CET1 capital ratio requirement of 14%, with a total capital ratio requirement of 17% (including a prudential capital buffer (‘PCB’) ratio of 8%). – Option 2: A total CET1 capital ratio requirement of 12%, with a total capital ratio requirement of 15% (including a PCB ratio of 6%) and an additional Loss Absorbing Capacity (LAC) requirement of 6%. Tier 2 capital and LAC instruments would be required to be issued internally (for example to WBC) and LAC would take a form similar to Tier 2 capital. • More granular standardised risk weights, including lower risk weights in some areas. • Setting the long-run level for the counter-cyclical capital buffer component of the PCB at 1%. The RBNZ is expected to make its final decisions in December 2025 with the implementation timeline to be announced in the first quarter of the 2026 calendar year. The outcome of the review remains uncertain. General regulatory changes affecting our businesses RBA review of merchant card payment costs and surcharging On 15 July 2025, the RBA released a consultation paper as part of its review of merchant card payment costs and surcharging. Relevantly, the RBA proposes to remove surcharges on debit and credit cards, lower the cap on interchange fees paid by merchant acquirers to card issuers (including Westpac) and improve transparency on card payment fees. The RBA intends to complete its review in March 2026. We are considering the impact of the proposed changes, including on our products, systems and financial outcomes. Legal proceedings Our entities are parties to legal proceedings from time to time arising from the conduct of our business. Certain litigation and class actions are further described as required in Note 25 to the financial statements (page 198) in this Annual Report.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 103 FINANCIAL REPORT Financial Report Income statements Statements of comprehensive income Balance sheets Statements of changes in equity Cash flow statements NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation FINANCIAL PERFORMANCE Note 2. Segment reporting Note 3. Net interest income and average balance sheet and interest rates Note 4. Non-interest income Note 5. Operating expenses Note 6. Impairment charges Note 7. Income tax Note 8. Earnings per share FINANCIAL ASSETS AND FINANCIAL LIABILITIES Lending and credit risk Note 9. Loans Note 10. Provision for expected credit losses Note 11. Credit risk management Deposits and other funding arrangements Note 12. Deposits and other borrowings Note 13. Debt issues Note 14. Loan capital Note 15. Securitisation, covered bonds and other transferred assets Other financial instrument disclosures Note 16. Trading securities and financial assets measured at fair value through income statement (FVIS) Note 17. Investment securities Note 18. Other financial assets Note 19. Other financial liabilities Note 20. Derivative financial instruments Note 21. Risk management, funding and liquidity risk and market risk Note 22. Fair values of financial assets and financial liabilities Note 23. Offsetting financial assets and financial liabilities INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 24. Intangible assets Note 25. Provisions, contingent liabilities, contingent assets and credit commitments CAPITAL AND DIVIDENDS Note 26. Shareholders’ equity Note 27. Capital adequacy Note 28. Dividends GROUP STRUCTURE Note 29. Investments in subsidiaries and associates Note 30. Structured entities OTHER Note 31. Share-based payments Note 32. Superannuation commitments Note 33. Auditor’s remuneration Note 34. Related party disclosures Note 35. Notes to the cash flow statements Note 36. Subsequent events CONSOLIDATED ENTITY DISCLOSURE STATEMENT STATUTORY STATEMENTS Directors’ declaration Independent auditor’s report to the members of Westpac Banking Corporation Limitation on Independent Registered Public Accounting Firm’s Liability

104 WESTPAC 2025 ANNUAL REPORT

INCOME STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2025	2024	2023	2025	2024
Interest income:						
Calculated using the effective interest method	3	53,054	52,739	42,515	48,851	48,358
Other	3	1,988	1,608	1,237	2,196	1,571
Total interest income		**55,042**	**54,347**	**43,752**	**51,047**	**49,929**
Interest expense	3	(35,662)	(35,594)	(25,435)	(34,949)	(34,492)
Net interest income		**19,380**	**18,753**	**18,317**	**16,098**	**15,437**
Non-interest income						
Net fees	4	1,732	1,672	1,645	1,543	1,494
Net wealth management	4	476	441	562	-	-
Trading	4	717	704	717	693	637
Other	4	79	18	404	1,546	1,851
Total non-interest income		**3,004**	**2,835**	**3,328**	**3,782**	**3,982**
Net operating income		**22,384**	**21,588**	**21,645**	**19,880**	**19,419**
Operating expenses	5	(11,916)	(10,944)	(10,692)	(10,455)	(9,728)
Impairment (charges)/benefits	6	(424)	(537)	(648)	(440)	(475)
Profit before income tax expense		**10,044**	**10,107**	**10,305**	**8,985**	**9,216**
Income tax expense	7	(3,111)	(3,117)	(3,104)	(2,489)	(2,525)
Profit after income tax expense		**6,933**	**6,990**	**7,201**	**6,496**	**6,691**
Net profit attributable to non-controlling interests (NCI)		(17)	-	(6)	-	-
Net profit attributable to owners of Westpac Banking Corporation (WBC)		**6,916**	**6,990**	**7,195**	**6,496**	**6,691**
Earnings per share (cents)						
Basic	8	201.9	200.9	205.3		
Diluted	8	199.4	191.7	195.2		

The above income statements should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 105 STATEMENTS OF COMPREHENSIVE INCOME for the years ended 30 September Statements of comprehensive income for the years ended 30 September Westpac Banking Corporation Consolidated Parent Entity $m 2025 2024 2023 2025 2024 Profit after income tax expense 6,933 6,990 7,201 6,496 6,691 Other comprehensive income/(expense) Items that may be reclassified subsequently to profit or loss Gains/(losses) recognised in equity on: Debt securities measured at fair value through other comprehensive income (FVOCI) 503 (588) (201) 423 (813) Cash flow hedging instruments (233) 501 (635) (154) 873 Transferred to income statement: Debt securities measured at FVOCI (19) 5 (125) (19) 5 Cash flow hedging instruments 152 77 (309) 154 132 Loss allowance on debt securities measured at FVOCI - 1 1 (1) 1 Exchange differences on translation of foreign operations (net of associated hedges) (254) (300) 367 31 (134) Income tax on items taken to or transferred from equity: Debt securities measured at FVOCI (141) 179 98 (118) 242 Cash flow hedging instruments 22 (182) 283 - (301) Items that will not be reclassified subsequently to profit or loss Gains/(losses) on equity securities measured at FVOCI (net of tax) 24 1 (10) 9 (3) Own credit adjustment on financial liabilities designated at fair value (net of tax) (21) 13 (21) (21) 13 Remeasurement of defined benefit obligation recognised in equity (net of tax) 10 (14) (105) 9 (12) Net other comprehensive income/(expense) (net of tax) 43 (307) (657) 313 3 Total comprehensive income 6,976 6,683 6,544 6,809 6,694 Attributable to: Owners of WBC 6,974 6,685 6,536 6,809 6,694 NCI 2 (2) 8 - - Total comprehensive income 6,976 6,683 6,544 6,809 6,694 The above statements of comprehensive income should be read in conjunction with the accompanying notes.

106 WESTPAC 2025 ANNUAL REPORT

BALANCE SHEETS

as at 30 September

Westpac Banking Corporation

		Consolidated		Parent Entity	
$m	Note	2025	2024	2025	2024
Assets					
Cash and balances with central banks	35	50,430	65,667	44,782	58,400
Collateral paid		4,590	6,269	4,562	6,199
Trading securities and financial assets measured at fair value through income statement (FVIS)	16	55,841	49,228	53,626	47,014
Derivative financial instruments	20	18,464	24,109	17,534	23,902
Investment securities	17	117,541	103,885	109,100	95,623
Loans	9	851,853	806,767	755,112	710,043
Other financial assets	18	10,766	5,456	10,126	4,951
Due from subsidiaries		-	-	48,830	52,339
Investment in subsidiaries		-	-	8,567	9,095
Property and equipment		2,266	2,251	1,805	1,804
Tax assets	7	2,078	2,160	1,843	1,896
Intangible assets	24	10,465	10,746	8,918	9,131
Other assets		1,062	1,006	916	837
Total assets		**1,125,356**	**1,077,544**	**1,065,721**	**1,021,234**
Liabilities					
Collateral received		3,187	3,078	2,364	2,935
Deposits and other borrowings	12	770,457	720,489	696,660	644,481
Other financial liabilities	19	41,488	38,077	38,935	33,917
Derivative financial instruments	20	20,630	30,974	20,492	30,795
Debt issues	13	171,404	169,284	142,622	143,882
Tax liabilities	7	137	569	61	408
Due to subsidiaries		-	-	52,566	55,722
Provisions	25	2,612	2,505	2,376	2,271
Other liabilities		2,378	2,633	1,854	2,065
Total liabilities excluding loan capital		**1,012,293**	**967,609**	**957,930**	**916,476**
Loan capital	14	39,970	37,883	38,891	36,770
Total liabilities		**1,052,263**	**1,005,492**	**996,821**	**953,246**
Net assets		**73,093**	**72,052**	**68,900**	**67,988**
Shareholders' equity					
Share capital:					
Ordinary share capital	26	37,263	37,958	37,263	37,958
Treasury shares	26	(845)	(758)	(902)	(816)
Reserves	26	1,880	1,732	2,176	1,757
Retained profits		34,468	32,773	30,363	29,089
Total equity attributable to owners of WBC		**72,766**	**71,705**	**68,900**	**67,988**
NCI	26	327	347	-	-
Total shareholders' equity and NCI		**73,093**	**72,052**	**68,900**	**67,988**

The above balance sheets should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 107

STATEMENTS OF CHANGES IN EQUITY

for the years ended 30 September

Westpac Banking Corporation

Consolidated $m	Share capital (Note 26)	Reserves (Note 26)	Retained profits	Total equity attributable to owners of WBC	NCI (Note 26)	Total shareholders' equity and NCI
Balance as at 30 September 2022	**39,011**	**2,378**	**29,063**	**70,452**	**57**	**70,509**
Profit after income tax expense	**-**	**-**	**7,195**	**7,195**	**6**	**7,201**
Net other comprehensive income/(expense)	-	(533)	(126)	(659)	2	(657)
Total comprehensive income/(expense)	**-**	**(533)**	**7,069**	**6,536**	**8**	**6,544**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(4,696)	(4,696)	-	(4,696)
Dividend reinvestment plan	192	-	-	192	-	192
Other equity movements:						
Share-based payment arrangements	-	90	-	90	-	90
Purchase of shares	(32)	-	-	(32)	-	(32)
Net acquisition of treasury shares	(47)	-	-	(47)	-	(47)
Other	-	-	-	-	(21)	(21)
Total contributions and distributions	**113**	**90**	**(4,696)**	**(4,493)**	**(21)**	**(4,514)**
Balance as at 30 September 2023	**39,124**	**1,935**	**31,436**	**72,495**	**44**	**72,539**
Profit after income tax expense	**-**	**-**	**6,990**	**6,990**	**-**	**6,990**
Net other comprehensive income/(expense)	-	(304)	(1)	(305)	(2)	(307)
Total comprehensive income/(expense)	**-**	**(304)**	**6,989**	**6,685**	**(2)**	**6,683**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(5,652)	(5,652)	-	(5,652)
Share buyback[b]	(1,812)	-	-	(1,812)	-	(1,812)
Other equity movements:						
Share-based payment arrangements	-	96	-	96	-	96
Purchase of shares	(56)	-	-	(56)	-	(56)
Net acquisition of treasury shares	(56)	-	-	(56)	-	(56)
Acquisition of minority interest	-	5	-	5	(30)	(25)
Preference shares issued[c]	-	-	-	-	339	339
Other	-	-	-	-	(4)	(4)
Total contributions and distributions	**(1,924)**	**101**	**(5,652)**	**(7,475)**	**305**	**(7,170)**
Balance as at 30 September 2024	**37,200**	**1,732**	**32,773**	**71,705**	**347**	**72,052**
Profit after income tax expense	**-**	**-**	**6,916**	**6,916**	**17**	**6,933**
Net other comprehensive income/(expense)	-	69	(11)	58	(15)	43
Total comprehensive income/(expense)	**-**	**69**	**6,905**	**6,974**	**2**	**6,976**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(5,215)	(5,215)	-	(5,215)
Share buyback[b]	(672)	-	-	(672)	-	(672)
Other equity movements:						
Share-based payment arrangements	-	94	-	94	-	94
Purchase of shares	(23)	-	-	(23)	-	(23)
Net acquisition of treasury shares	(87)	-	-	(87)	-	(87)
Acquisition of minority interest	-	-	-	-	(4)	(4)
Other	-	(15)	5	(10)	(18)	(28)
Total contributions and distributions	**(782)**	**79**	**(5,210)**	**(5,913)**	**(22)**	**(5,935)**
Balance as at 30 September 2025	**36,418**	**1,880**	**34,468**	**72,766**	**327**	**73,093**

a. Relates to fully franked dividends at 30%:
- 2025: 2025 interim dividend of 76 cents per share ($2,601 million) and 2024 final dividend of 76 cents per share ($2,614 million);
- 2024: 2024 interim dividend of 75 cents per share and special dividend of 15 cents per share ($3,125 million) and 2023 final dividend of 72 cents per share ($2,527 million); and
- 2023: 2023 interim dividend of 70 cents per share ($2,456 millions) and 2022 final dividend of 64 cents per share ($2,240 million).

b. Westpac previously announced its intention to undertake a $3.5 billion on market buyback of WBC ordinary shares. During 2025, Westpac bought back and cancelled 21,058,056 ordinary shares ($672 million) at an average price of $31.93 (2024: 67,665,599 ordinary shares ($1,812 million) at an average price of $26.78).

c. During 2024, Westpac New Zealand Limited issued NZD 375 million (AUD 339 million) of perpetual preference shares that qualified as Additional Tier 1 capital under RBNZ's criteria. Westpac recognises this instrument as a non-controlling interest.

The above statements of changes in equity should be read in conjunction with the accompanying notes.

108 WESTPAC 2025 ANNUAL REPORT

STATEMENTS OF CHANGES IN EQUITY

for the years ended 30 September

Westpac Banking Corporation

Parent Entity $m	Share capital (Note 26)	Reserves (Note 26)	Retained profits	Total equity attributable to owners of WBC
Balance as at 30 September 2023	**39,066**	**1,659**	**28,049**	**68,774**
Profit after income tax expense	**-**	**-**	**6,691**	**6,691**
Net other comprehensive income/(expense)	-	2	1	3
Total comprehensive income/(expense)	**-**	**2**	**6,692**	**6,694**
Transactions in capacity as equity holders:				
Dividends on ordinary shares[a]	-	-	(5,652)	(5,652)
Share buyback[b]	(1,812)	-	-	(1,812)
Other equity movements:				
Share-based payment arrangements	-	96	-	96
Purchase of shares	(56)	-	-	(56)
Net acquisition of treasury shares	(56)	-	-	(56)
Other	-	-	-	-
Total contributions and distributions	**(1,924)**	**96**	**(5,652)**	**(7,480)**
Balance as at 30 September 2024	**37,142**	**1,757**	**29,089**	**67,988**
Profit after income tax expense	**-**	**-**	**6,496**	**6,496**
Net other comprehensive income/(expense)	-	325	(12)	313
Total comprehensive income/(expense)	**-**	**325**	**6,484**	**6,809**
Transactions in capacity as equity holders:				
Dividends on ordinary shares[a]	-	-	(5,215)	(5,215)
Share buyback[b]	(672)	-	-	(672)
Other equity movements:				
Share-based payment arrangements	-	94	-	94
Purchase of shares	(23)	-	-	(23)
Net acquisition of treasury shares	(86)	-	-	(86)
Other	-	-	5	5
Total contributions and distributions	**(781)**	**94**	**(5,210)**	**(5,897)**
Balance as at 30 September 2025	**36,361**	**2,176**	**30,363**	**68,900**

a. Relates to fully franked dividends at 30%:
- 2025: 2025 interim dividend of 76 cents per share ($2,601 million) and 2024 final dividend of 76 cents per share ($2,614 million); and
- 2024: 2024 interim dividend of 75 cents per share and special dividend of 15 cents per share ($3,125 million) and 2023 final dividend of 72 cents per share ($2,527 million).

b. Westpac previously announced its intention to undertake a $3.5 billion on market buyback of WBC ordinary shares. During 2025, Westpac bought back and cancelled 21,058,056 ordinary shares ($672 million) at an average price of $31.93 (2024: 67,665,599 ordinary shares ($1,812 million) at an average price of $26.78).

The above statements of changes in equity should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 109

CASH FLOW STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2025	2024	2023	2025	2024
Cash flows from operating activities						
Interest received		53,888	52,515	41,970	50,015	48,242
Interest paid		(35,638)	(34,000)	(22,654)	(34,723)	(33,039)
Dividends received		2	3	1	987	1,285
Other non-interest income received		2,241	4,314	3,567	2,173	4,274
Operating expenses paid		(10,096)	(9,679)	(9,856)	(9,004)	(8,464)
Income tax paid		(3,532)	(3,369)	(2,439)	(3,047)	(2,871)
Cash flows from operating activities before changes in operating assets and liabilities		**6,865**	**9,784**	**10,589**	**6,401**	**9,427**
Net (increase)/decrease in:						
Collateral paid		1,945	(2,097)	1,545	1,905	(2,057)
Trading securities and financial assets measured at FVIS		(6,107)	(18,994)	(4,524)	(6,054)	(19,452)
Derivative financial instruments		5,650	(836)	4,082	1,013	1,358
Loans		(50,182)	(35,083)	(27,270)	(45,997)	(32,528)
Other financial assets		(48)	(348)	128	(26)	(231)
Other assets		(29)	(34)	8	2	2
Net increase/(decrease) in:						
Collateral received		(5)	(318)	(2,888)	(709)	(181)
Deposits and other borrowings		51,853	35,243	24,692	50,803	35,870
Other financial liabilities		(457)	(7,084)	(17,146)	873	(5,281)
Other liabilities		4	-	(12)	-	(9)
Net cash provided by/(used in) operating activities	35	**9,489**	**(19,767)**	**(10,796)**	**8,211**	**(13,082)**
Cash flows from investing activities						
Proceeds from investment securities		63,356	47,624	36,480	61,168	40,089
Purchase of investment securities		(75,810)	(72,786)	(33,753)	(73,463)	(65,072)
Net movement in amounts due to/from controlled entities		-	-	-	3,797	(1,283)
Proceeds from disposal of controlled entities and other businesses, net of cash disposed	35	-	-	293	-	-
Purchase of controlled entities and other businesses	35	-	(30)	-	-	-
Net (increase)/decrease in investments in controlled entities		-	-	-	478	(254)
Purchase of associates		(10)	(4)	(1)	(10)	(3)
Proceeds from sale of loans portfolio[a]		1,418	-	-	1,414	-
Proceeds from disposal of property and equipment		33	46	72	15	37
Purchase of property and equipment		(371)	(235)	(238)	(259)	(168)
Purchase of intangible assets		(776)	(782)	(1,141)	(674)	(673)
Net cash provided by/(used in) investing activities		**(12,160)**	**(26,167)**	**1,712**	**(7,534)**	**(27,327)**
Cash flows from financing activities						
Proceeds from debt issues (net of issue costs)		68,850	80,245	70,974	59,404	68,438
Redemption of debt issues		(76,010)	(67,100)	(62,596)	(68,590)	(58,931)
Payments for the principal portion of lease liabilities		(390)	(416)	(401)	(338)	(365)
Issue of loan capital (net of issue costs)		5,042	6,326	3,453	5,042	6,326
Redemption of loan capital		(4,122)	(1,957)	(1,171)	(4,127)	(1,951)
Payments for share buyback		(672)	(1,812)	-	(672)	(1,812)
Issue of perpetual preference shares (net of issue cost)		-	339	-	-	-
Purchase of shares relating to share-based payment arrangements		(23)	(56)	(32)	(23)	(56)
Net purchase of treasury shares (including RSP and EIP restricted shares)		(87)	(56)	(47)	(86)	(56)
Payment of dividends		(5,215)	(5,652)	(4,504)	(5,215)	(5,652)
Dividends paid to NCI		(17)	(4)	(21)	-	-
Purchase of shares from NCI	35	(4)	(25)	-	-	-
Net cash provided by/(used in) financing activities		**(12,648)**	**9,832**	**5,655**	**(14,605)**	**5,941**
Net increase/(decrease) in cash and balances with central banks		**(15,319)**	**(36,102)**	**(3,429)**	**(13,928)**	**(34,468)**
Effect of exchange rate changes on cash and balances with central banks		82	(753)	694	310	(598)
Cash and balances with central banks as at beginning of year		65,667	102,522	105,257	58,400	93,466
Cash and balances with central banks as at end of year	35	**50,430**	**65,667**	**102,522**	**44,782**	**58,400**

a. The sale of the auto finance loan portfolio to Resimac Asset Finance Pty Limited was completed on 1 March 2025. A loss on sale of $8 million is included in Net gain/(loss) on disposal of assets in Note 4.

The above cash flow statements should be read in conjunction with the accompanying notes.

110 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation Notes to the Financial Statements Note 1. Financial statements preparation This financial report of Westpac Banking Corporation (the Parent Entity), together with its controlled entities (the Group or Westpac), for the year ended 30 September 2025, was authorised for issue by the Board of Directors on 2 November 2025. The Directors have the power to amend and reissue the financial report. The material accounting policies are set out below and in the relevant notes to the financial statements. The accounting policy for the recognition, derecognition, classification and measurement basis of financial assets and financial liabilities precedes Note 9. These policies have been consistently applied to all the years presented, unless otherwise stated. a. Basis of preparation (i) Basis of accounting This financial report is a general purpose financial report prepared in accordance with: • The requirements for an Authorised Deposit-taking Institution (ADI) under the Banking Act 1959 (as amended); • Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board (AASB); and • The Corporations Act 2001. Westpac Banking Corporation is domiciled and incorporated in Australia and is a for-profit entity for the purposes of preparing these financial statements. The financial report also complies with International Financial Reporting Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and Interpretations as issued by the IFRS Interpretations Committee (IFRIC). It also includes additional disclosures required for foreign registrants by the United States Securities and Exchange Commission (US SEC). All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. Westpac has elected to apply ASIC Corporations (Parent Entity Financial Statements) Instrument 2021/195 and has presented both Parent Entity and Group financial statements in the financial report. (ii) Historical cost convention The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to financial assets and financial liabilities (including derivative instruments) measured at fair value through income statement (FVIS) or in other comprehensive income (OCI). (iii) Standards adopted during the year ended 30 September 2025 No new accounting standards have been adopted by the Group for the year ended 30 September 2025. There have been no amendments to existing accounting standards that have had a material impact to the Group or the Parent Entity.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 111 Note 1. Financial statements preparation (Continued) (iv) Business combinations Business combinations are accounted for using the acquisition method of accounting. Acquisition cost is measured as the aggregate of the fair value at the date of acquisition of the assets given, equity instruments issued or liabilities incurred or assumed. Acquisition-related costs are expensed as incurred (except for those costs arising on the issue of equity instruments which are recognised directly in equity). Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at fair value on the acquisition date. Goodwill is measured as the excess of the acquisition cost, the amount of any non-controlling interest and the fair value of any previous Westpac equity interest in the acquiree, over the fair value of the identifiable net assets acquired. (v) Foreign currency translation Functional and presentation currency The consolidated financial statements are presented in Australian dollars which is the Parent Entity’s functional and presentation currency. The functional currency of offshore entities is usually the main currency of the economy they operate in. Transactions and balances Foreign currency transactions are translated into the functional currency of the relevant branch or subsidiary using the exchange rates prevailing at the dates of the transactions. Foreign exchange (FX) gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in OCI for qualifying cash flow hedges and qualifying net investment hedges. Foreign operations Assets and liabilities of foreign branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the year. Equity balances are translated at historical exchange rates. The resulting exchange differences are recognised in the foreign currency translation reserve in OCI. Where Westpac hedges the currency translation risk arising from net investments in foreign operations, the gains or losses on the hedging instruments are also reflected in OCI to the extent the hedge is effective. When all or part of a foreign operation is disposed or borrowings that are part of the net investments are repaid, a proportionate share of such exchange differences is recognised in the income statement as part of the gain or loss on disposal or repayment of borrowing. (vi) Comparative revisions Comparative information has been revised where appropriate to conform to changes in presentation in the current year and to enhance comparability.

112 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 1. Financial statements preparation (Continued) b. Critical accounting assumptions and estimates Applying Westpac’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. The significant assumptions and estimates used are discussed in the relevant notes below: Note 10 Provision for expected credit losses (ECL) Note 22 Fair values of financial assets and financial liabilities Note 25 Provisions, contingent liabilities, contingent assets and credit commitments Geopolitical developments including in relation to international trade and tariff policies, global tensions and continuing global military conflict, have led to heightened uncertainty as to future economic forecasts and potential impacts on the Group and its customers. Responding to this heightened uncertainty, the Group has increased the weighting of the downside scenario used in the estimate of expected credit losses from 42.5% to 47.5% (refer to Note 10 for further details). Impact of climate-related risks Westpac has considered the potential risk of climate change on its financial statements including both physical risks and transition risks. Westpac has concluded that based on the information and methodologies currently used, climate-related risks did not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2025. This conclusion also reflects that the most significant impacts of climate change are expected to mostly occur beyond the expected life of our exposures. Key considerations in reaching this conclusion included assessing Westpac’s exposure to: • higher transition risk industries as a proportion of overall credit exposures; and • physical risks that may arise from changing weather patterns and extreme weather events. Climate change represents a significant source of uncertainty in the medium to long term which may affect our financial statements in the future. Measuring the financial impact of climate change continues to evolve and Westpac will continue to improve its climate scenario analysis and stress testing modelling to assess these potential impacts. Details of the provision for ECL, including overlays held in relation to climate-related risks, are provided in Note 10. c. Future developments (i) Accounting standards AASB 9 Financial Instruments: Recognition and Measurement (AASB 9) became effective for the Group for the financial year ended 30 September 2019. When adopted, as permitted by the standard, the Group elected to continue to comply with the hedge accounting requirements under AASB 139. The Group intends to adopt the hedge accounting requirements of AASB 9 prospectively for the financial year beginning 1 October 2025. All the Group’s existing hedge accounting relationships will continue to qualify for hedge accounting. It is intended to introduce new hedge accounting relationships under AASB 9 for our foreign currency term funding over cross currency basis risk. This will result in associated costs of hedging being reflected in a new cost of hedging reserve (COHR) rather than through the income statement. The quantum of this impact will be based on the valuation of the derivatives at the time. AASB 18 Presentation and Disclosure in Financial Statements (AASB 18) was issued on 7 June 2024 and will be effective for the 30 September 2028 year end unless early adopted. AASB 18 will replace AASB 101 Presentation of Financial Statements. This standard will not change the recognition and measurement of items in the financial statements, but will impact the presentation and disclosure in the financial statements, including: • new categories and subtotals in the income statement to enhance comparability; • enhancing the disclosure of management defined performance measures; and • changes to the grouping of information in the financial statements to provide more useful information. Westpac is continuing to assess the impact of adopting AASB 18.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 113 Note 1. Financial statements preparation (Continued) AASB 2024-2 Amendments to Australian Accounting Standards – Classification and Measurement of Financial Instruments (AASB 2024-2) was issued on 29 July 2024 and is effective for the 30 September 2027 year end unless early adopted. The amendments include: • changes to disclosures for investments in equity instruments designated at fair value through other comprehensive income and additional disclosures for financial instruments with contingent features that do not relate directly to basic lending risks and costs; • guidance on derecognition of financial liabilities criteria when using an electronic payments system; and • guidance on assessing contractual cash flow characteristics of financial assets with environmental, social and corporate governance (ESG) and similar features. Westpac is continuing to assess the impact of adopting AASB 2024-2. (ii) Other developments AASB S1 General Requirements for Disclosure of Sustainability-related Financial Information (AASB S1) and AASB S2 Climate-related Disclosures (AASB S2) were issued by the AASB on 20 September 2024. These standards are Australian Sustainability Reporting Standards which are issued by the AASB and set out the sustainability-related and climate-related financial disclosures for sustainability reports and general purpose financial reports. The main features of these standards are described below. AASB S1 This Standard applies to reporting sustainability-related financial information across a range of possible sustainability topics, including climate-related financial disclosures that form part of an entity’s general-purpose financial reporting. It sets out general requirements for the presentation of those disclosures, guidelines for their structure and minimum requirements for their content (including disclosures on governance, strategy, risk management, and metrics and targets), the location of disclosures, the timing of reporting and disclosures relating to judgements, uncertainties and errors. AASB S1 is a voluntary standard and provides guidance on the application of AASB S2. AASB S2 This standard sets out disclosure requirements in general purpose financial reports about climate-related risks and opportunities that could reasonably be expected to affect the entity’s cash flows, access to finance or cost of capital over the short, medium or long term. The main climate-related financial disclosure requirements relate to four key areas of governance, strategy, risk management, and metrics and targets. The standard also requires disclosures on scenario analysis and greenhouse gas emissions (Scope 1, 2 and 3). General requirements such as the conceptual foundations for reporting such information, the location of disclosures, the timing of reporting and disclosures relating to judgements, uncertainties and errors are also provided. The Group is continuing to progress the implementation of AASB S2 which becomes effective for the Group for the 30 September 2026 year end.

114 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS FINANCIAL PERFORMANCE Financial Performance Note 2. Segment reporting Accounting policy Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflect the management of the business, rather than the legal structure of Westpac. Internally, Westpac uses an adjusted AAS measure of performance which excludes Notable Items in assessing the financial performance of its segments. Notable Items are items that management believes are not reflective of Westpac’s ongoing business performance and are grouped into the following broad categories: • Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting • Net ineffectiveness on qualifying hedges • Large items that are not reflective of Westpac’s ordinary operations. In individual reporting periods large items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs The performance of each operating segment reflects internal charges, transfer pricing adjustments and revenue and expenses resulting from inter-segment transactions. These are eliminated on consolidation in the Group Businesses segment. Inter-segment pricing is determined on an arm’s length basis. Notable Items presentation In prior years, Segment information was presented with a separate line item for Notable Items impacting Operating income and Operating expense for each segments. To align with internal presentation in 2025, Segment results are presented excluding Notable Items, and reconciled at a Group level to the Statutory Profit. Accordingly, prior period presentations have been reclassified to reflect current presentation. Reportable operating segments We are one of Australia’s leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America, Asia and the Pacific. We operate significant online capability supported by an extensive branch and ATM network, call centres and relationship bankers. Our operations comprise the following key segments: • Consumer provides banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and cash and transactional banking. • Business & Wealth comprises Business Banking for customers generally up to $200 million in exposure, Wealth Management, Private Wealth and Westpac Pacific. • Institutional delivers a broad range of financial products and services to corporate, institutional and government customers. • New Zealand provides banking, and wealth products and services for consumer, business and institutional customers in New Zealand. • Group Businesses includes Treasury, Enterprise services and other costs not directly attributable to segments including Corporate Affairs, Finance and HR services, a portion of enterprise technology costs related to UNITE in prior periods, certain customer remediation expenses and enterprise provisions. It also includes Group-wide consolidation entries. Changes in Segment Composition In 2025, the following changes to Segment results were applied: • The merchants services business was transferred from Business & Wealth to Institutional given strategic alignment with the management of payments infrastructure; • The contribution from the auto finance portfolio, which was sold in March 2025, was transferred from Business & Wealth to Group Businesses; and • The realignment of Consumer, Business & Wealth and Institutional Human Resources and Finance function expenses to Group Businesses.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 115

Note 2. Segment reporting (Continued)

Results for 2025 reflect the new segment composition. As the impact of these changes on segment results were immaterial, comparatives were not revised.

The following tables present the segment results for Westpac.

$m	Consumer	Business & Wealth	Institutional	New Zealand (A$)	Group Businesses	Total	Notable Items	Income Statement
2025								
Net interest income	7,863	5,346	2,413	2,568	1,283	19,473	(93)	19,380
Net fee income	538	256	773	170	(5)	1,732	-	1,732
Net wealth management income	-	434	-	43	(1)	476	-	476
Trading income	10	67	577	37	13	704	13	717
Other income	13	7	45	(4)	18	79	-	79
Net operating income	**8,424**	**6,110**	**3,808**	**2,814**	**1,308**	**22,464**	**(80)**	**22,384**
Operating expenses	(4,932)	(2,727)	(1,647)	(1,342)	(1,268)	(11,916)	-	(11,916)
Pre-provision profit	**3,492**	**3,383**	**2,161**	**1,472**	**40**	**10,548**	**(80)**	**10,468**
Impairment (charges)/benefits	(217)	(245)	1	41	(4)	(424)	-	(424)
Profit before income tax expense	**3,275**	**3,138**	**2,162**	**1,513**	**36**	**10,124**	**(80)**	**10,044**
Income tax (expense)/benefit	(993)	(952)	(587)	(423)	(180)	(3,135)	24	(3,111)
Net profit attributable to NCI	-	-	-	-	(17)	(17)	-	(17)
Net profit attributable to owners of WBC (excluding Notable Items)	**2,282**	**2,186**	**1,575**	**1,090**	**(161)**	**6,972**	**(56)**	**6,916**
Notable Items (post-tax)	-	-	-	(3)	(53)	(56)		
Net profit attributable to owners of WBC	**2,282**	**2,186**	**1,575**	**1,087**	**(214)**	**6,916**		
Balance sheet								
Loans	525,447	115,203	117,704	93,443	56	851,853		
Deposits and other borrowings	366,299	152,312	131,379	72,806	47,661	770,457		
2024								
Net interest income	7,632	5,338	2,240	2,388	1,318	18,916	(163)	18,753
Net fee income	515	341	653	179	(16)	1,672	-	1,672
Net wealth management income	-	395	-	39	7	441	-	441
Trading income	-	57	635	40	(16)	716	(12)	704
Other income	13	5	(23)	(1)	24	18	-	18
Net operating income	**8,160**	**6,136**	**3,505**	**2,645**	**1,317**	**21,763**	**(175)**	**21,588**
Operating expenses	(4,787)	(2,626)	(1,465)	(1,262)	(804)	(10,944)	-	(10,944)
Pre-provision profit	**3,373**	**3,510**	**2,040**	**1,383**	**513**	**10,819**	**(175)**	**10,644**
Impairment (charges)/benefits	(248)	(142)	(120)	(25)	(2)	(537)	-	(537)
Profit before income tax expense	**3,125**	**3,368**	**1,920**	**1,358**	**511**	**10,282**	**(175)**	**10,107**
Income tax (expense)/benefit	(941)	(1,012)	(553)	(379)	(284)	(3,169)	52	(3,117)
Net profit attributable to NCI	-	-	-	-	-	-	-	-
Net profit attributable to owners of WBC (excluding Notable Items)	**2,184**	**2,356**	**1,367**	**979**	**227**	**7,113**	**(123)**	**6,990**
Notable Items (post-tax)	-	-	-	(6)	(117)	(123)		
Net profit attributable to owners of WBC	**2,184**	**2,356**	**1,367**	**973**	**110**	**6,990**		
Balance sheet								
Loans	510,317	101,989	100,582	93,833	46	806,767		
Deposits and other borrowings	334,462	144,289	119,795	74,912	47,031	720,489

116 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 2. Segment reporting (Continued)

$m	Consumer	Business & Wealth	Institutional	New Zealand (A$)	Group Businesses	Total	Notable Items	Income Statement
2023								
Net interest income	8,177	4,992	1,926	2,317	1,002	18,414	(97)	18,317
Net fee income	504	360	596	177	8	1,645	-	1,645
Net wealth management income	-	425	-	33	114	572	(10)	562
Trading income	-	47	692	33	(22)	750	(33)	717
Other income	20	12	79	(3)	53	161	243	404
Net operating income	**8,701**	**5,836**	**3,293**	**2,557**	**1,155**	**21,542**	**103**	**21,645**
Operating expenses	(4,533)	(2,459)	(1,316)	(1,186)	(738)	(10,232)	(460)	(10,692)
Pre-provision profit	**4,168**	**3,377**	**1,977**	**1,371**	**417**	**11,310**	**(357)**	**10,953**
Impairment (charges)/benefits	(179)	(257)	(87)	(124)	(1)	(648)	-	(648)
Profit before income tax expense	**3,989**	**3,120**	**1,890**	**1,247**	**416**	**10,662**	**(357)**	**10,305**
Income tax (expense)/benefit	(1,196)	(922)	(543)	(352)	(275)	(3,288)	184	(3,104)
Net profit attributable to NCI	-	(5)	-	-	(1)	(6)	-	(6)
Net profit attributable to owners of WBC (excluding Notable Items)	**2,793**	**2,193**	**1,347**	**895**	**140**	**7,368**	**(173)**	**7,195**
Notable Items (post-tax)	(148)	(107)	(10)	(7)	99	(173)		
Net profit attributable to owners of WBC	**2,645**	**2,086**	**1,337**	**888**	**239**	**7,195**		
Balance sheet								
Loans	492,716	95,548	92,568	92,488	(66)	773,254		
Deposits and other borrowings	308,342	140,536	116,052	76,544	46,694	688,168		

Notable Items after tax

$m	2025	2024	2023
Economic hedges	(43)	(128)	(92)
Hedge ineffectiveness	(13)	5	66
Hedging items	**(56)**	**(123)**	**(26)**
Provisions for remediation, litigation, fines and penalties	-	-	(176)
Asset sales and revaluations	-	-	256
The write-down of assets	-	-	(87)
Restructuring costs	-	-	(140)
Large items	**-**	**-**	**(147)**
Total Notable Items after tax	**(56)**	**(123)**	**(173)**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 117

Note 2. Segment reporting (Continued)

Revenue from products and services

Details of revenue from external customers by product or service are disclosed in Note 3 and Note 4. No single customer amounted to greater than 10% of the Group's revenue.

Geographic segments

Geographic segments are based on the location of the office where the following items were recognised:

	2025		2024		2023	
	$m	%	$m	%	$m	%
Revenue						
Australia	48,212	83.1	48,442	84.7	40,222	85.4
New Zealand	8,014	13.8	6,809	11.9	5,053	10.7
Other overseas[a]	1,820	3.1	1,931	3.4	1,805	3.9
Total	**58,046**	**100.0**	**57,182**	**100.0**	**47,080**	**100.0**
Non-current assets[b]						
Australia	11,322	89.0	11,573	89.0	11,782	89.7
New Zealand	1,252	9.8	1,319	10.1	1,282	9.8
Other overseas[a]	157	1.2	105	0.9	67	0.5
Total	**12,731**	**100.0**	**12,997**	**100.0**	**13,131**	**100.0**

a. Other overseas included Pacific Islands, Asia, the Americas and Europe.

b. Non-current assets represents property and equipment, and intangible assets.

118 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates

Net interest income

Accounting policy

Interest income and interest expense for all interest earning financial assets and interest bearing financial liabilities at amortised cost or FVOCI, detailed within the table below, are recognised using the effective interest method. Net income from treasury's interest rate and liquidity management activities and the cost of the Bank levy are included in net interest income.

The effective interest method calculates the amortised cost of a financial instrument by discounting the financial instrument's estimated future cash receipts or payments to their present value and allocates the interest income or interest expense, including any fees, costs, premiums or discounts integral to the instrument, over its expected life.

Interest income is calculated based on the gross carrying amount of financial assets in stages 1 and 2 of the Group's ECL model and on the carrying amount net of the provision for ECL for financial assets in stage 3.

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Interest income					
Calculated using the effective interest method					
Cash and balances with central banks	2,533	4,123	4,277	2,260	3,651
Collateral paid	468	647	581	467	646
Investment securities	4,587	3,494	2,037	4,274	3,254
Loans	45,451	44,460	35,582	39,617	38,217
Other financial assets	15	15	38	11	13
Due from subsidiaries	-	-	-	2,222	2,577
Total interest income calculated using the effective interest method	**53,054**	**52,739**	**42,515**	**48,851**	**48,358**
Other					
Net ineffectiveness on qualifying hedges	(19)	8	94	(15)	16
Trading securities and financial assets measured at FVIS	2,007	1,600	1,143	1,911	1,474
Due from subsidiaries	-	-	-	300	81
Total other	**1,988**	**1,608**	**1,237**	**2,196**	**1,571**
Total interest income	**55,042**	**54,347**	**43,752**	**51,047**	**49,929**
Interest expense					
Calculated using the effective interest method					
Collateral received	(268)	(317)	(327)	(242)	(302)
Deposits and other borrowings	(21,121)	(21,268)	(14,993)	(18,743)	(18,190)
Debt Issues	(6,439)	(6,094)	(4,667)	(5,587)	(5,422)
Due to subsidiaries	-	-	-	(2,929)	(3,324)
Loan capital	(2,041)	(1,848)	(1,448)	(1,967)	(1,773)
Other financial liabilities	(334)	(394)	(516)	(246)	(177)
Total interest expense calculated using the effective interest method	**(30,203)**	**(29,921)**	**(21,951)**	**(29,714)**	**(29,188)**
Other					
Deposits and other borrowings	(2,125)	(2,389)	(1,925)	(2,046)	(2,248)
Trading liabilities[a]	(2,610)	(2,643)	(653)	(2,633)	(2,785)
Debt issues	(227)	(194)	(494)	(88)	(82)
Bank levy	(393)	(357)	(332)	(390)	(357)
Due to subsidiaries	-	-	-	2	242
Other interest expense	(104)	(90)	(80)	(80)	(74)
Total other	**(5,459)**	**(5,673)**	**(3,484)**	**(5,235)**	**(5,304)**
Total interest expense	**(35,662)**	**(35,594)**	**(25,435)**	**(34,949)**	**(34,492)**
Net interest income	**19,380**	**18,753**	**18,317**	**16,098**	**15,437**

a. Includes net impact of Treasury balance sheet management activities.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 119

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Average balance sheet and interest rates

The daily average balances of Westpac's interest earning assets and interest bearing liabilities are shown below along with their interest income or expense.

	2025			2024			2023		
	Average balance	Interest income	Average rate	Average balance	Interest income	Average rate	Average balance	Interest income	Average rate
Consolidated	$m	$m	%	$m	$m	%	$m	$m	%
Assets									
Interest earning assets									
Loans:									
Australia	660,395	39,151	5.9	633,772	37,865	6.0	607,154	30,164	5.0
New Zealand	93,509	5,680	6.1	92,222	6,155	6.7	90,130	5,028	5.6
Other overseas	10,456	620	5.9	6,666	440	6.6	6,548	390	6.0
Housing[a]									
Australia	445,860	25,527	5.7	439,121	24,982	5.7	424,427	19,640	4.6
New Zealand	61,975	3,564	5.8	60,810	3,561	5.9	59,319	2,702	4.6
Other overseas	374	16	4.3	407	17	4.2	468	18	3.8
Personal									
Australia	9,450	969	10.3	10,684	1,039	9.7	11,954	1,001	8.4
New Zealand	1,061	101	9.5	1,063	97	9.1	1,094	102	9.3
Other overseas	7	1	14.3	7	1	14.3	7	1	14.3
Business									
Australia	205,085	12,655	6.2	183,967	11,844	6.4	170,773	9,523	5.6
New Zealand	30,473	2,015	6.6	30,349	2,497	8.2	29,717	2,224	7.5
Other overseas	10,075	603	6.0	6,252	422	6.7	6,073	371	6.1
Trading securities and financial assets measured at FVIS:									
Australia	38,878	1,615	4.2	28,605	1,223	4.3	23,486	843	3.6
New Zealand	5,279	217	4.1	4,718	251	5.3	3,959	201	5.1
Other overseas	4,229	175	4.1	3,027	126	4.2	2,641	99	3.7
Investment securities:									
Australia	102,571	4,183	4.1	85,208	3,227	3.8	66,631	1,822	2.7
New Zealand	7,174	265	3.7	6,570	201	3.1	6,164	148	2.4
Other overseas	3,524	139	3.9	2,147	66	3.1	2,082	67	3.2
Other interest earning assets:[b]									
Australia	54,359	2,091	3.8	79,226	3,340	4.2	96,291	3,424	3.6
New Zealand	7,176	271	3.8	8,636	465	5.4	10,496	496	4.7
Other overseas	15,306	635	4.1	19,258	988	5.1	24,867	1,070	4.3
Total interest earning assets and interest income	**1,002,856**	**55,042**	**5.5**	**970,055**	**54,347**	**5.6**	**940,449**	**43,752**	**4.7**
Non-interest earning assets									
Derivative financial instruments	24,885			16,786			23,423		
All other assets[a,c]	83,338			70,468			59,356		
Total non-interest earning assets	**108,223**			**87,254**			**82,779**		
Total assets	**1,111,079**			**1,057,309**			**1,023,228**		

a. Certain portions of loans are non-interest earning and are presented in All other assets. The non-interest earning portion represents the impact of mortgage offset deposits which are taken into consideration when calculating interest charged on loans.

b. Interest income includes net ineffectiveness on qualifying hedges.

c. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets. Mortgage offset balances were $65,482 million (2024: $57,028 million, 2023: $49,702 million).

120 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (Continued)

	2025			2024			2023		
	Average balance	Interest expense	Average rate	Average balance	Interest expense	Average rate	Average balance	Interest expense	Average rate
Consolidated	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings:									
Australia	513,451	19,865	3.9	489,693	19,413	4.0	460,149	13,544	2.9
New Zealand	65,233	2,454	3.8	65,070	3,220	4.9	63,760	2,464	3.9
Other overseas	20,705	927	4.5	19,356	1,024	5.3	20,132	910	4.5
Certificates of deposit									
Australia	31,926	1,390	4.4	33,598	1,509	4.5	31,822	1,128	3.5
New Zealand	1,914	78	4.1	2,424	141	5.8	2,727	136	5.0
Other overseas	13,487	654	4.8	12,867	736	5.7	13,338	657	4.9
Transactions									
Australia	119,953	4,051	3.4	122,235	4,112	3.4	129,760	3,083	2.4
New Zealand	9,136	242	2.6	8,836	404	4.6	8,647	322	3.7
Other overseas	853	13	1.5	823	13	1.6	868	7	0.8
Savings									
Australia	209,812	7,513	3.6	189,405	7,007	3.7	164,800	4,620	2.8
New Zealand	18,540	396	2.1	18,465	635	3.4	19,376	537	2.8
Other overseas	1,126	26	2.3	996	25	2.5	1,035	25	2.4
Term									
Australia	151,760	6,911	4.6	144,455	6,785	4.7	133,767	4,713	3.5
New Zealand	35,643	1,738	4.9	35,345	2,040	5.8	33,010	1,469	4.5
Other overseas	5,239	234	4.5	4,670	250	5.4	4,891	221	4.5
Repurchase agreements:									
Australia	14,032	683	4.9	22,040	692	3.1	34,511	314	0.9
New Zealand	2,529	98	3.9	4,318	234	5.4	4,922	231	4.7
Other overseas	1,099	49	4.5	193	11	5.7	219	11	5.0
Loan capital:									
Australia	40,130	1,869	4.7	37,229	1,676	4.5	31,895	1,313	4.1
New Zealand	3,021	172	5.7	2,983	172	5.8	2,489	135	5.4
Other interest bearing liabilities:[a]									
Australia	171,977	8,481	4.9	164,722	8,370	5.1	154,859	5,990	3.9
New Zealand	22,636	1,078	4.8	20,134	768	3.8	19,986	464	2.3
Other overseas	594	(14)	(2.4)	953	14	1.5	1,854	59	3.2
Total interest bearing liabilities and interest expense	**855,407**	**35,662**	**4.2**	**826,691**	**35,594**	**4.3**	**794,776**	**25,435**	**3.2**
Non-interest bearing liabilities									
Deposits and other borrowings:									
Australia	134,244			119,408			117,538		
New Zealand	10,755			10,891			12,213		
Other overseas	1,202			1,333			1,292		
Derivative financial instruments	26,751			21,413			26,353		
All other liabilities	10,835			6,024			(218)		
Total non-interest bearing liabilities	**183,787**			**159,069**			**157,178**		
Total liabilities	**1,039,194**			**985,760**			**951,954**		
Shareholders' equity	71,544			71,493			71,229		
NCI	341			56			45		
Total equity	**71,885**			**71,549**			**71,274**		
Total liabilities and equity	**1,111,079**			**1,057,309**			**1,023,228**		

a. Interest expense includes the net impact of Treasury balance sheet management activities and the bank levy.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 121

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Calculation of variances

Net interest income may vary from year to year due to changes in the volume of, and interest rates associated with, interest earning assets and interest bearing liabilities. Changes due to volume and rates are calculated at the balance sheet line items. Disaggregation into product classification includes the impact of compositional changes (mix) from prior periods. As such, calculations at a product level will result in a different outcome and will not sum to the balance sheet line item.

The following table allocates the change in net interest income between changes in volume and interest rate for those assets and liabilities:

- Volume changes are determined based on the movements in average asset and liability balances; and
- Interest rate changes are determined based on the change in interest rate associated with those assets and liabilities. Variances that arise due to a combination of volume and interest rate changes are allocated to interest rate changes.

Consolidated	2025			2024		
	Change due to			Change due to		
$m	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets						
Loans:						
Australia	1,583	(297)	1,286	1,337	6,364	7,701
New Zealand	86	(561)	(475)	117	1,010	1,127
Other overseas	249	(69)	180	7	43	50
Housing						
Australia	1,174	(629)	545	853	4,489	5,342
New Zealand	50	(47)	3	65	794	859
Other overseas	9	(10)	(1)	-	(1)	(1)
Personal						
Australia	46	(116)	(70)	43	(5)	38
New Zealand	1	3	4	2	(7)	(5)
Other overseas	1	(1)	-	-	-	-
Business						
Australia	363	448	811	441	1,880	2,321
New Zealand	35	(517)	(482)	50	223	273
Other overseas	239	(58)	181	7	44	51
Trading securities and financial assets measured at FVIS:						
Australia	448	(56)	392	185	195	380
New Zealand	30	(64)	(34)	38	12	50
Other overseas	50	(1)	49	15	12	27
Investment securities:						
Australia	658	298	956	508	897	1,405
New Zealand	18	46	64	10	43	53
Other overseas	42	31	73	2	(3)	(1)
Other interest earning assets:						
Australia	(1,057)	(192)	(1,249)	(569)	485	(84)
New Zealand	(80)	(114)	(194)	(88)	57	(31)
Other overseas	(201)	(152)	(353)	(245)	163	(82)
Total change in interest income	**1,826**	**(1,131)**	**695**	**1,317**	**9,278**	**10,595**

122 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Consolidated	2025			2024		
	Change due to			Change due to		
$m	Volume	Rate	Total	Volume	Rate	Total
Interest bearing liabilities						
Deposits and other borrowings:						
Australia	956	(504)	452	922	4,947	5,869
New Zealand	8	(774)	(766)	51	705	756
Other overseas	71	(168)	(97)	(35)	149	114
Certificates of deposits						
Australia	54	(173)	(119)	128	253	381
New Zealand	-	(63)	(63)	3	2	5
Other overseas	51	(133)	(82)	(25)	104	79
Transactions						
Australia	192	(253)	(61)	182	847	1,029
New Zealand	2	(164)	(162)	7	75	82
Other overseas	1	(1)	-	-	6	6
Savings						
Australia	335	171	506	278	2,109	2,387
New Zealand	1	(240)	(239)	11	87	98
Other overseas	1	-	1	(1)	1	-
Term						
Australia	375	(249)	126	334	1,738	2,072
New Zealand	5	(307)	(302)	30	541	571
Other overseas	18	(34)	(16)	(9)	38	29
Repurchase agreements:						
Australia	(150)	141	(9)	134	244	378
New Zealand	(97)	(39)	(136)	(28)	31	3
Other overseas	51	(13)	38	(1)	1	-
Loan capital:						
Australia	133	60	193	219	144	363
New Zealand	2	(2)	-	27	10	37
Other interest bearing liabilities:						
Australia	322	(211)	111	350	2,030	2,380
New Zealand	78	232	310	3	301	304
Other overseas	(22)	(6)	(28)	(41)	(4)	(45)
Total change in interest expense	**1,352**	**(1,284)**	**68**	**1,601**	**8,558**	**10,159**
Change in net interest income:						
Australia	371	267	638	(164)	576	412
New Zealand	63	(110)	(47)	24	75	99
Other overseas	40	(4)	36	(144)	69	(75)
Total change in net interest income	**474**	**153**	**627**	**(284)**	**720**	**436**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 123 Note 4. Non-interest income Note 4. Non-interest income Accounting policy Non-interest income includes net fee income, net wealth management, trading income and other income. Net fee income When another party is involved in providing goods or services to a Westpac customer, Westpac assesses whether the nature of the arrangement with its customer is as a principal provider or an agent of another party. Where Westpac is acting as an agent for another party, the income earned by Westpac is the net consideration received (i.e. the gross amount received from the customer less amounts paid to a third-party provider). As an agent, the net consideration represents fee income for facilitating the transaction between the customer and the third-party provider with primary responsibility for fulfilling the contract. Fee income Fee income is recognised when the performance obligation is satisfied by transferring the promised good or service to the customer. Fee income includes facility fees, transaction fees and other non-risk fee income. Facility fees include certain line fees, annual credit card fees and fees for providing customer bank accounts. They are recognised over the term of the facility/period of service on a straight-line basis. Transaction fees are earned for facilitating banking transactions such as FX fees, telegraphic transfers and issuing bank cheques. Fees for these one-off transactions are recognised once the transaction has been completed. Transaction fees are also recognised for credit card transactions including interchange fees net of scheme charges. These are recognised once the transaction has been completed; however, a component of interchange fees received is deferred as unearned income as Westpac has a future service obligation to customers under Westpac’s credit card reward programs. Other non-risk fee income includes advisory and underwriting fees which are recognised when the related service is completed. Income which forms an integral part of the effective interest rate of a financial instrument is recognised using the effective interest method and recorded in interest income (for example, loan origination fees). Fee expenses Fee expenses include incremental external costs that vary directly with the provision of goods or services to customers. An incremental cost is one that would not have been incurred if a specific good or service had not been provided to a specific customer. Fee expenses which form an integral part of the effective interest rate of a financial instrument are recognised using the effective interest method and recorded in net interest income. Fee expenses include the costs associated with credit card loyalty programs which are recognised as an expense when the services are provided on the redemption of points as well as merchant transaction costs. Net wealth management income Wealth management fees earned for the ongoing management of customer funds and investments are recognised when the performance obligation is satisfied which is over the period of management. Trading income • Realised and unrealised gains or losses from changes in the fair value of trading assets, liabilities and derivatives are recognised in the period in which they arise (except day one profits or losses which are deferred, refer to Note 22); and • Net income related to Treasury’s interest rate and liquidity management activities is included in net interest income. Other income - dividend income • Dividends on quoted shares are recognised on the ex-dividend date; and • Dividends on unquoted shares are recognised when the Company’s right to receive payment is established.

124 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 4. Non-interest income (Continued)

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Net fees					
Facility fees	795	763	697	746	709
Transaction fees	1,126	1,118	1,146	944	935
Other non-risk fee income	195	135	154	138	125
Fee income	**2,116**	**2,016**	**1,997**	**1,828**	**1,769**
Credit card loyalty programs	(130)	(134)	(153)	(103)	(106)
Transaction fee related expenses	(254)	(210)	(199)	(182)	(169)
Fee expenses	**(384)**	**(344)**	**(352)**	**(285)**	**(275)**
Net fees	**1,732**	**1,672**	**1,645**	**1,543**	**1,494**
Net wealth management	**476**	**441**	**562**	**-**	**-**
Trading	**717**	**704**	**717**	**693**	**637**
Other					
Dividends received from subsidiaries	-	-	-	986	1,284
Transactions with subsidiaries	-	-	-	453	564
Dividends received from other entities	2	3	1	1	1
Net gain/(loss) on disposal of assets	1	6	-	1	8
Net gain/(loss) on hedging of overseas operations	-	(1)	-	42	(4)
Net gain/(loss) on derivatives held for risk management purposes[a]	12	7	1	12	7
Net gain/(loss) on financial instruments measured at fair value	38	(24)	78	31	(32)
Net gain/(loss) on disposal of controlled entities and other businesses[b]	-	-	268	-	-
Other	26	27	56	20	23
Total other	**79**	**18**	**404**	**1,546**	**1,851**
Total non-interest income	**3,004**	**2,835**	**3,328**	**3,782**	**3,982**

a. Income from derivatives held for risk management purposes reflects the impact of economic hedges of earnings.
b. 2023 included a $243 million gain on sale of Advance Asset Management Limited.

Deferred income in relation to the credit card loyalty programs for Westpac was $329 million as at 30 September 2025 (2024: $338 million, 2023: $324 million) and $37 million for the Parent Entity (2024: $35 million). This will be recognised as fee income as the credit card reward points are redeemed.

There were no other material contract assets or contract liabilities for Westpac or the Parent Entity.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 125 Note 5. Operating expenses Note 5. Operating expenses Consolidated Parent Entity $m 2025 2024 2023 2025 2024 Staff Employee remuneration, entitlements and on-costs 5,626 5,160 5,254 4,977 4,540 Superannuation 597 551 521 538 491 Share-based payments 95 97 90 91 94 Restructuring costs 267 91 233 234 75 Total staff 6,585 5,899 6,098 5,840 5,200 Occupancy Operating lease rentals 127 116 153 109 99 Depreciation and impairment of property and equipment 420 455 474 348 387 Other 105 129 159 97 120 Total occupancy 652 700 786 554 606 Technology Amortisation and impairment of software assets 1,018 908 629 887 802 Depreciation and impairment of IT equipment 121 125 132 85 99 Technology services 1,052 871 735 942 770 Software maintenance and licences 869 770 603 736 653 Telecommunications 76 90 112 55 69 Total technology 3,136 2,764 2,211 2,705 2,393 Other Professional and processing services 692 798 905 602 696 Postage and stationery 145 130 139 122 109 Advertising 220 176 169 194 150 Non-lending losses 147 111 65 102 88 Amortisation and impairment of other intangible assets and deferred expenditure 2 34 2 1 2 Impairment of investments in subsidiaries - - - 10 117 Other expenses 337 332 317 325 367 Total other 1,543 1,581 1,597 1,356 1,529 Total operating expenses 11,916 10,944 10,692 10,455 9,728

126 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 6. Impairment charges

Accounting policy

Impairment charges are based on an expected loss model which measures the difference between the current carrying amount and the present value of expected future cash flows taking into account past experience, current conditions and multiple probability-weighted macroeconomic scenarios for reasonably supportable future economic conditions. Further details of the calculation of ECL and the critical accounting assumptions and estimates relating to impairment charges are included in Note 10.

Impairment charges are recognised in the income statement, with a corresponding amount recognised as follows:

- Loans, debt securities at amortised cost and due from subsidiaries balances: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 10);
- Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security (refer to Note 26); and
- Credit commitments: as a provision (refer to Note 25).

Uncollectable loans

A loan may become uncollectable in full or part if, after following Westpac's loan recovery procedures, Westpac remains unable to collect that loan's contractual repayments. Uncollectable amounts are written off against their related provision for ECL, after all possible repayments have been received.

Where loans are secured, amounts are generally written off after receiving the proceeds from the security, or in certain circumstances, where the net realisable value of the security has been determined and this indicates that there is no reasonable expectation of full recovery, write-off may be earlier. Unsecured consumer loans are generally written off after 180 days past due.

Westpac may subsequently be able to recover cash flows from loans written off. In the period which these recoveries are made, they are recognised in the income statement.

The following table details impairment charges.

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Provisions raised/(released)					
Performing	(36)	(150)	274	14	(142)
Non-performing	707	877	565	666	801
Recoveries	(247)	(190)	(191)	(240)	(184)
Impairment charges/(benefits)	**424**	**537**	**648**	**440**	**475**
of which relates to:					
Loans and credit commitments	427	536	647	466	469
Debt securities at amortised cost	(3)	-	-	(2)	1
Debt securities at FVOCI	-	1	1	(1)	1
Due from subsidiaries	-	-	-	(23)	4
Impairment charges/(benefits)	**424**	**537**	**648**	**440**	**475**

Further details are included in Note 10.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 127 Note 7. Income tax Note 7. Income tax Accounting policy The tax expense for the year comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised directly in OCI, in which case it is recognised in the statement of comprehensive income. As the Bank levy is not a levy on income, it is not included in income tax. It is included in interest expense in Note 3. Current tax is the tax payable for the year using enacted or substantively enacted tax rates and laws for each jurisdiction. Current tax also includes adjustments to tax payable for previous years. Deferred tax accounts for temporary differences between the carrying amounts of assets and liabilities in the financial statements and their values for taxation purposes. Deferred tax is determined using the enacted or substantively enacted tax rates and laws for each jurisdiction which are expected to apply when the assets will be realised or the liabilities settled. Deferred tax assets and liabilities have been offset where they relate to the same taxation authority, the same taxable entity or group, and where there is a legal right and intention to settle on a net basis. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available to utilise the assets. Deferred tax is not recognised for the following temporary differences: • The initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither the accounting nor taxable profit or loss; • The initial recognition of goodwill in a business combination; and • Retained earnings in subsidiaries which the Parent Entity does not intend to distribute for the foreseeable future. The Parent Entity is the head entity of a tax consolidated group with its wholly owned Australian subsidiaries. All entities in the tax consolidated group have entered into a tax sharing agreement which, in the opinion of the Directors, limits the joint and several liabilities in the case of a default by the Parent Entity. Current and deferred tax are recognised using a ‘group allocation basis’. As head entity, the Parent Entity recognises all current tax balances and deferred tax assets arising from unused tax losses and relevant tax credits for the tax-consolidated group. The Parent Entity fully compensates/is compensated by the other members for these balances.

128 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 7. Income tax (Continued)

Income tax expense

The following table reconciles income tax expense to the profit before income tax expense.

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Profit before income tax	**10,044**	**10,107**	**10,305**	**8,985**	**9,216**
Tax at the Australian company tax rate of 30%	**3,013**	**3,032**	**3,092**	**2,696**	**2,765**
The effect of amounts which are not deductible/(assessable) in calculating taxable income:					
Hybrid capital distributions	129	139	117	129	139
Dividend adjustments	1	-	3	(295)	(379)
Other non-assessable items	(1)	(4)	(9)	(1)	(3)
Other non-deductible items	24	25	49	16	23
Adjustment for overseas tax rates	(15)	(27)	(25)	6	(4)
Income tax (over)/under provided in prior years	-	(20)	7	-	(13)
Other items[a]	(40)	(28)	(130)	(62)	(3)
Total income tax expense	**3,111**	**3,117**	**3,104**	**2,489**	**2,525**
Income tax expense comprises:					
Current income tax	3,128	3,125	3,009	2,559	2,520
Movement in deferred tax	(17)	12	88	(70)	18
Income tax (over)/under provision in prior years	-	(20)	7	-	(13)
Total income tax expense	**3,111**	**3,117**	**3,104**	**2,489**	**2,525**
Total Australia	2,614	2,632	2,637	2,449	2,480
Total Overseas	497	485	467	40	45
Total income tax expense	**3,111**	**3,117**	**3,104**	**2,489**	**2,525**

a. 2023 included $86 million (Parent Entity: nil) related to the sale of Advance Asset Management Limited.

The effective tax rate was 30.97% in 2025 (2024: 30.84%, 2023: 30.12%).

International Tax Reform – Pillar Two Model Rules

Pillar Two introduces new 'top-up' taxes for multinational enterprises (MNEs) within the scope of the rules to ensure that these MNEs pay a minimum effective rate of tax of 15% on profits in all jurisdictions.

Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions in which Westpac operates and became effective for the Group for the financial year beginning 1 October 2024.

The Group has recognised a current tax expense for Pillar Two top-up tax obligations of $7 million for the year ended 30 September 2025 which is included in the above total income tax expense. The Group has applied the mandatory temporary exception from recognising and disclosing Pillar Two deferred taxes under AASB 112.

Tax assets

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Current tax assets	20	13	17	13
Deferred tax assets	2,058	2,147	1,826	1,883
Total tax assets	**2,078**	**2,160**	**1,843**	**1,896**

Tax liabilities

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Current tax liabilities	137	569	61	408
Total tax liabilities	**137**	**569**	**61**	**408**

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION 129

Note 7. Income tax (Continued)

Deferred tax assets

The balance comprises temporary differences attributable to:

$m	Consolidated 2025	2024	Parent Entity 2025	2024
Amounts recognised in the income statements and opening retained profits				
Provision for ECL on loans and credit commitments	1,481	1,519	1,312	1,314
Provision for long service leave, annual leave and other employee benefits	422	407	405	388
Property and equipment	190	203	192	192
Other provisions	195	167	172	141
Lease liabilities	518	576	456	508
All other liabilities	188	222	173	205
Total amounts recognised in the income statements and opening retained profits	**2,994**	**3,094**	**2,710**	**2,748**
Amounts recognised directly in OCI				
Investment securities	83	206	83	206
Total amounts recognised directly in OCI	**83**	**206**	**83**	**206**
Gross deferred tax assets	**3,077**	**3,300**	**2,793**	**2,954**
Set-off of deferred tax assets and deferred tax liabilities	(1,019)	(1,153)	(967)	(1,071)
Net deferred tax assets	**2,058**	**2,147**	**1,826**	**1,883**
Movements				
Balance as at beginning of year	**2,147**	**2,095**	**1,883**	**1,957**
Recognised in the income statements	(100)	(68)	(38)	(74)
Recognised in OCI	(123)	119	(123)	119
Set-off of deferred tax assets and deferred tax liabilities	134	1	104	(119)
Balance as at end of year	**2,058**	**2,147**	**1,826**	**1,883**

Deferred tax liabilities

The balance comprises temporary differences attributable to:

$m	Consolidated 2025	2024	Parent Entity 2025	2024
Amounts recognised in the income statements and opening retained profits				
Finance lease transactions	18	112	12	106
Property and equipment	514	538	464	482
All other assets	233	232	236	232
Total amounts recognised in the income statements and opening retained profits	**765**	**882**	**712**	**820**
Amounts recognised directly in OCI				
Cash flow hedges	211	233	214	214
Defined benefit	43	38	41	37
Total amounts recognised directly in OCI	**254**	**271**	**255**	**251**
Gross deferred tax liabilities	**1,019**	**1,153**	**967**	**1,071**
Set-off of deferred tax assets and deferred tax liabilities	(1,019)	(1,153)	(967)	(1,071)
Net deferred tax liabilities	-	-	-	-
Movements				
Balance as at beginning of year	-	-	-	-
Recognised in the income statements	(117)	(56)	(108)	(56)
Recognised in OCI	(17)	55	4	175
Set-off of deferred tax assets and deferred tax liabilities	134	1	104	(119)
Balance as at end of year	-	-	-	-

130 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 7. Income tax (Continued)

Unrecognised deferred tax balances

The following potential deferred tax balances have not been recognised. The tax effect of the gross balances disclosed below would be based on the corporate tax rates applicable in the relevant jurisdictions, which range between 15% and 40%.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Deductible temporary differences				
Tax losses on revenue account	414	422	414	422
Tax losses on capital account	424	265	380	150
Taxable temporary differences				
Retained earnings of subsidiaries that would be subject to withholding tax if distributed	401	402	-	-

Note 8. Earnings per share

Accounting policy

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the period. These numbers are adjusted for treasury shares and the dividends related to treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted. Refer to Note 14 and Note 31 for further information on the potential dilutive instruments.

	2025		2024		2023	
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC ($m)	**6,916**	**6,916**	**6,990**	**6,990**	**7,195**	**7,195**
Adjustment for restricted share dividends[a]	(6)	-	(7)	-	(5)	-
Adjustment for potential dilution:						
Distributions to convertible loan capital holders[b]	-	442	-	476	-	400
Adjusted net profit attributable to owners of WBC	**6,910**	**7,358**	**6,983**	**7,466**	**7,190**	**7,595**
Weighted average number of ordinary shares (# m)						
Weighted average number of ordinary shares on issue	3,427	3,427	3,481	3,481	3,507	3,507
Treasury shares (including RSP and EIP restricted shares)[a]	(5)	(5)	(5)	(5)	(5)	(5)
Adjustment for potential dilution:						
Share-based payments	-	7	-	6	-	4
Convertible loan capital[b]	-	261	-	413	-	385
Adjusted weighted average number of ordinary shares	**3,422**	**3,690**	**3,476**	**3,895**	**3,502**	**3,891**
Earnings per ordinary share (cents)	**201.9**	**199.4**	**200.9**	**191.7**	**205.3**	**195.2**

a. Restricted shares are explained in Note 31. Some shares under the RSP and EIP restricted shares have not vested and are not outstanding ordinary shares but do receive dividends. These RSP and EIP dividends are deducted to show the profit attributable to ordinary shareholders.

b. The Group has issued convertible loan capital which may convert into ordinary shares in the future (refer to Note 14 for further details). These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the year, or at the instruments' issue date, where issuance occurred partway through the year.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 131 FINANCIAL ASSETS AND FINANCIAL LIABILITIES Financial Assets and Financial Liabilities Accounting policy Recognition Financial assets and financial liabilities, other than regular way transactions, are recognised when Westpac becomes a party to the terms of the contract, which is generally on settlement date (the date payment is made or cash advanced). Purchases and sales of financial assets in regular way transactions are recognised on trade date (the date on which Westpac commits to purchase or sell an asset). Derecognition Financial assets are de-recognised when the rights to receive cash flows from the asset have expired, or when Westpac has either transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full under a ‘pass through’ arrangement and transferred substantially all the risks and rewards of ownership. There may be situations where Westpac has partially transferred the risks and rewards of ownership but has neither transferred nor retained substantially all the risks and rewards of ownership. In such situations, where Westpac retains control of the transferred asset, it will continue to be recognised in the balance sheet to the extent of Westpac’s continuing involvement in the asset. Financial liabilities are de-recognised when the obligation is discharged, cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, the exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, with the difference in the respective carrying amounts recognised in the income statement. The terms are deemed to be substantially different if the discounted present value of the cash flows under the new terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial liability. Qualitative factors such as a change in the currency the instrument is denominated in, a change in the interest rate from fixed to floating and conversion features are also considered. Classification and measurement basis Financial assets Financial assets are grouped into the following classes: cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans and other financial assets. Financial assets are classified based on a) the business model within which the assets are managed, and b) whether the contractual cash flows of the instrument represent solely payment of principal and interest (SPPI). Westpac determines the business model at the level that reflects how groups of financial assets are managed. When assessing the business model Westpac considers factors including how performance and risks are managed, evaluated and reported and the frequency and volume of, and reason for, sales in previous periods and expectations of sales in future periods. When assessing whether contractual cash flows are SPPI, interest is defined as consideration primarily for the time value of money and the credit risk of the principal outstanding. The time value of money is defined as the element of interest that provides consideration only for the passage of time and not consideration for other risks or costs associated with holding the financial asset. Terms that could change the contractual cash flows so that they may not meet the SPPI criteria include contingent and leverage features, non-recourse arrangements, and features that could modify the time value of money. Debt instruments If the debt instruments have contractual cash flows which represent SPPI on the principal balance outstanding they are classified at: • Amortised cost if they are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows; or • FVOCI if they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset; or • FVIS if they are held within a business model whose objective is achieved through selling the financial asset.

132 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Debt instruments are classified and measured at FVIS where the contractual cash flows do not represent SPPI on the principal balance outstanding or where it is designated at FVIS to eliminate or reduce an accounting mismatch. Equity securities Equity securities are classified and measured at FVOCI where they: • Are not held for trading; and • An irrevocable election is made by Westpac. Otherwise, they are measured at FVIS. Financial liabilities Financial liabilities are grouped into the following classes: collateral received, deposits and other borrowings, other financial liabilities, derivative financial instruments, debt issues and loan capital. Financial liabilities are measured at amortised cost if they are not held for trading or designated at FVIS, otherwise they are measured at FVIS. Financial assets and financial liabilities measured at FVIS are recognised initially at fair value. All other financial assets and financial liabilities are recognised initially at fair value plus or minus directly attributable transaction costs, respectively. Further details of the accounting policy for each category of financial asset or financial liability mentioned above are set out in the note for the relevant item. Westpac’s policies for determining the fair value of financial assets and financial liabilities are set out in Note 22.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 133

Lending and credit risk

Note 9. Loans

Accounting policy

Loans are financial assets initially recognised at fair value plus directly attributable transaction costs and fees.

Loans are subsequently measured at amortised cost using the effective interest method where they have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved through holding the loans to collect these cash flows. They are presented net of any provision for ECL.

Loans are subsequently measured at FVIS where they do not have cash flows which represent SPPI, are held within a business model whose objective is achieved by selling the financial asset, or are designated at FVIS to eliminate or reduce an accounting mismatch.

Refer to Note 22 for balances which are measured at fair value and amortised cost.

Loan products that have both mortgage and deposit facilities are presented gross in the balance sheet, segregating the asset and liability component, because they do not meet the criteria to be offset. Interest earned on these products is presented on a net basis in the income statement as this reflects how the customer is charged.

The loan portfolio is dis-aggregated by location of booking office and product type, as follows.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Australia				
Housing	518,654	503,271	518,654	503,270
Personal	9,043	10,174	9,043	10,174
Business	221,840	195,483	219,187	193,042
Total Australia	**749,537**	**708,928**	**746,884**	**706,486**
New Zealand				
Housing	62,672	62,484	-	-
Personal	1,043	1,058	-	-
Business	30,554	31,055	436	306
Total New Zealand	**94,269**	**94,597**	**436**	**306**
Total other overseas	**12,556**	**7,810**	**11,760**	**7,189**
Gross loans	**856,362**	**811,335**	**759,080**	**713,981**
Provision for ECL on loans (refer to Note 10)	(4,509)	(4,568)	(3,968)	(3,938)
Total loans[a,b]	**851,853**	**806,767**	**755,112**	**710,043**

a. Total loans included Australian securitised residential loans of $5,195 million (2024: $5,185 million) for the Group and $5,988 million (2024: $6,054 million) for the Parent Entity. The level of securitised loans excludes loans where Westpac is the holder of related debt securities.

b. Total loans included assets pledged for the covered bond programs of $35,106 million (2024: $42,228 million) for the Group and $29,762 million (2024: $36,825 million) for the Parent Entity.

134 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 9. Loans (Continued) The following table shows Westpac’s contractual maturity distribution of all loans as at 30 September 2025. Consolidated $m Up to 1 year Over 1 year to 5 years Over 5 years to 15 years Over 15 years Total Australia Housing 4,669 952 21,853 491,180 518,654 Personal 6,145 2,254 644 - 9,043 Business 65,300 136,863 10,833 8,844 221,840 Total Australia 76,114 140,069 33,330 500,024 749,537 New Zealand Housing 152 560 4,244 57,716 62,672 Personal 830 211 2 - 1,043 Business 20,059 10,275 218 2 30,554 Total New Zealand 21,041 11,046 4,464 57,718 94,269 Total other overseas 4,432 6,912 1,212 - 12,556 Total loans 101,587 158,027 39,006 557,742 856,362 The following table shows Westpac’s interest rate segmentation of loans maturing after one year as at 30 September 2025. Consolidated $m Loans at variable interest rates Loans at fixed interest rates Total Interest rate segmentation of loans maturing after one year Australia Housing 499,981 14,004 513,985 Personal 1,644 1,254 2,898 Business 152,954 3,586 156,540 Total Australia 654,579 18,844 673,423 New Zealand Housing 7,686 54,834 62,520 Personal 213 - 213 Business 882 9,613 10,495 Total New Zealand 8,781 64,447 73,228 Total other overseas 7,751 373 8,124 Total loans maturing after one year 671,111 83,664 754,775

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 135 Note 10. Provision for expected credit losses Note 10. Provision for expected credit losses Accounting policy Note 6 provides details of impairment charges. Impairment applies to all financial assets at amortised cost, lease receivables, debt securities measured at FVOCI, due from subsidiaries and credit commitments. The ECL is recognised as follows: • Loans (including lease receivables), debt securities at amortised cost and due from subsidiaries: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 9 and Note 17); • Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security itself (refer to Note 17 and Note 26); and • Credit commitments: as a provision (refer to Note 25). Measurement Westpac calculates the provision for ECL based on a three-stage approach. The provision for ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The models use three main components to determine the ECL (as well as the time value of money) including: • Probability of default (PD): the probability that a counterparty will default; • Loss given default (LGD): the loss that is expected to arise in the event of a default; and • Exposure at default (EAD): the estimated outstanding amount of credit exposure at the time of the default. Model stages The three stages are as follows: Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised. Stage 2: Lifetime ECL – performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing, a provision for lifetime ECL is recognised. The indicators of a significant increase in credit risk are described on the following page. Stage 3: Lifetime ECL – non-performing Financial assets in Stage 3 are those that are in default. This is aligned to the regulatory definition of default applied in the calculation of credit risk weighted assets. A default occurs when: • Westpac considers that the customer is unable to repay its credit obligations in full, irrespective of recourse by Westpac to actions such as realising security. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties or observable economic conditions that correlate to defaults on an individual basis; or • The customer is more than 90 days past due on any material credit obligation. A provision for lifetime ECL is recognised on these financial assets. Collective and individual assessment Financial assets that are in Stages 1 and 2 are assessed on a collective basis. This means that they are grouped in pools of similar assets with similar credit risk characteristics including the type of product and the customer risk grade. Financial assets in Stage 3 are assessed on an individual basis or calculated collectively for those below a specified threshold. Expected life In considering the lifetime time frame for ECL in Stages 2 and 3, the standard generally requires use of the remaining contractual life adjusted, where appropriate, for prepayments, extension and other options. For certain revolving credit facilities which include both a drawn and undrawn component (e.g. credit cards and revolving lines of credit),

136 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 10. Provision for expected credit losses (Continued) Westpac’s contractual ability to demand repayment and cancel the undrawn commitment does not limit the exposure to credit losses to the contractual notice period. For these facilities, lifetime is based on historical behaviour. Movement between stages Financial assets may move in both directions through the stages of the impairment model. Financial assets previously in Stage 2 may move back to Stage 1 if it is no longer considered that there has been a significant increase in credit risk. Similarly, financial assets in Stage 3 may move back to Stage 1 or Stage 2 if they are no longer assessed to be non-performing. Critical accounting assumptions and estimates Key judgements include when a significant increase in credit risk has occurred, the estimation of forward-looking macroeconomic information and overlays. Other factors which can impact the provision include the borrower’s financial situation, the realisable value of collateral, Westpac’s position relative to other claimants, the reliability of customer information and the likely cost and duration of recovering the loan. Significant increase in credit risk (SICR) Determining when a financial asset has experienced a SICR since origination is a critical accounting judgement which is based on the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure. Westpac does not rebut the presumption that instruments that are 30 days past due have experienced a SICR but this is used as a backstop rather than the primary indicator. In addition, providing a program-managed customer with a hardship arrangement or downgrading a transaction-managed exposure to a performing but weak credit risk grade of E (watchlist) or worse is generally treated as an indication of a SICR. Note 11.2 provides further details on the Group's credit risk rating system. Forward-looking macroeconomic information The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation of forward-looking information is a critical accounting judgement. Westpac considers three future macroeconomic scenarios including a base case scenario along with upside and downside scenarios. The macroeconomic variables used in these scenarios, based on current economic forecasts, include (but are not limited to) employment to population rates, real gross domestic product growth rates and residential and commercial property price indices. • Base case scenario This scenario utilises the internal Westpac economics forecast used for strategic decision making and forecasting. • Upside scenario This scenario represents a modest improvement on the base case scenario. • Downside scenario The downside scenario is a more severe scenario with ECL higher than those under the base case scenario. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact ECL across all portfolios from the reporting date. The three macroeconomic scenarios are probability weighted and together represent Westpac’s view of the forward looking distribution of potential loss outcomes. The weighting applied to each of the three macroeconomic scenarios takes into account historical frequency, current trends, and forward-looking conditions. The macroeconomic variables and probability weightings of the three macroeconomic scenarios are subject to the approval of the Group Chief Financial Officer and Group Chief Risk Officer with oversight from the Board of Directors (and its Committees). Overlays Where appropriate, adjustments will be made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models. Judgements can change with time as new information becomes available which could result in changes to the provision for ECL.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 137

Note 10. Provision for expected credit losses (Continued)

Loans and credit commitments

The following tables disclose the provision for ECL on loans and credit commitments by stage for Westpac and the Parent Entity.

	2025				2024			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Consolidated								
Provision for ECL on loans								
Housing	186	804	615	1,605	162	879	639	1,680
Personal	59	179	84	322	61	207	99	367
Business	538	1,067	977	2,582	405	1,163	953	2,521
Total loans ECL provision (Note 9)	**783**	**2,050**	**1,676**	**4,509**	**628**	**2,249**	**1,691**	**4,568**
Provision for ECL on credit commitments								
Housing	11	21	-	32	7	18	-	25
Personal	14	20	-	34	16	27	-	43
Business	132	241	30	403	110	300	38	448
Total credit commitments ECL provision (Note 25)	**157**	**282**	**30**	**469**	**133**	**345**	**38**	**516**
Total provision for ECL on loans and credit commitments	**940**	**2,332**	**1,706**	**4,978**	**761**	**2,594**	**1,729**	**5,084**
Presented as provision for ECL on:								
Individually assessed provisions	-	-	539	539	-	-	536	536
Collectively assessed provisions	940	2,332	1,167	4,439	761	2,594	1,193	4,548
Total provision for ECL on loans and credit commitments	**940**	**2,332**	**1,706**	**4,978**	**761**	**2,594**	**1,729**	**5,084**
Gross loans	711,230	135,475	9,657	856,362	639,900	161,121	10,314	811,335
Credit commitments	200,393	20,306	470	221,169	181,275	30,395	441	212,111
Gross loans and credit commitments	**911,623**	**155,781**	**10,127**	**1,077,531**	**821,175**	**191,516**	**10,755**	**1,023,446**
Coverage ratio on loans (%)	0.11	1.51	17.36	0.53	0.10	1.40	16.40	0.56
Coverage ratio on loans and credit commitments (%)	0.10	1.50	16.85	0.46	0.09	1.35	16.08	0.50

138 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

	2025				2024			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Parent Entity								
Provision for ECL on loans								
Housing	155	712	540	1,407	136	743	575	1,454
Personal	52	159	77	288	54	184	92	330
Business	472	922	879	2,273	348	968	838	2,154
Total loans ECL provision (Note 9)	**679**	**1,793**	**1,496**	**3,968**	**538**	**1,895**	**1,505**	**3,938**
Provision for ECL on credit commitments								
Housing	7	16	-	23	6	14	-	20
Personal	12	16	-	28	12	17	-	29
Business	128	223	28	379	105	283	27	415
Total credit commitments ECL provision (Note 25)	**147**	**255**	**28**	**430**	**123**	**314**	**27**	**464**
Total provision for ECL on loans and credit commitments	**826**	**2,048**	**1,524**	**4,398**	**661**	**2,209**	**1,532**	**4,402**
Presented as provision for ECL on:								
Of which:								
Individually assessed provisions	-	-	459	459	-	-	437	437
Collectively assessed provisions	826	2,048	1,065	3,939	661	2,209	1,095	3,965
Total provision for ECL on loans and credit commitments	**826**	**2,048**	**1,524**	**4,398**	**661**	**2,209**	**1,532**	**4,402**
Gross loans	628,492	121,947	8,641	759,080	564,844	139,828	9,309	713,981
Credit commitments	177,414	17,852	438	195,704	160,418	27,033	411	187,862
Gross loans and credit commitments	**805,906**	**139,799**	**9,079**	**954,784**	**725,262**	**166,861**	**9,720**	**901,843**
Coverage ratio on loans (%)	0.11	1.47	17.31	0.52	0.10	1.36	16.17	0.55
Coverage ratio on loans and credit commitments (%)	0.10	1.46	16.79	0.46	0.09	1.32	15.76	0.49

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 139

Note 10. Provision for expected credit losses (Continued)

Movement in provision for ECL on loans and credit commitments

The reconciliation of the provision for ECL tables for loans and credit commitments has been determined by an aggregation of monthly movements over the year. The key line items in the reconciliation represent the following:

- "Transfers between stages" represents transfers between Stage 1, Stage 2 and Stage 3 prior to remeasurement of the provision for ECL;
- "Business activity during the year" represents new accounts originated during the year net of those that were de-recognised due to final repayments during the year;
- "Net remeasurement of provision for ECL" represents the impact on the provision for ECL due to changes in credit quality during the year (including transfers between stages), changes in portfolio overlays, changes due to forward-looking economic scenarios and partial repayments and additional draw-downs on existing facilities over the year; and
- "Write-offs" represents a reduction in the provision for ECL as a result of derecognition of exposures where there is no reasonable expectation of full recovery.

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2023	**706**	**2,808**	**1,416**	**4,930**	**600**	**2,419**	**1,248**	**4,267**
Transfers to Stage 1	1,222	(1,165)	(57)	-	1,088	(1,036)	(52)	-
Transfers to Stage 2	(315)	822	(507)	-	(274)	724	(450)	-
Transfers to Stage 3	(3)	(608)	611	-	(3)	(527)	530	-
Business activity during the year	303	(328)	(293)	(318)	267	(308)	(243)	(284)
Net remeasurement of provision for ECL	(1,149)	1,070	1,123	1,044	(1,016)	937	1,016	937
Write-offs	-	-	(620)	(620)	-	-	(573)	(573)
Exchange rate and other adjustments	(3)	(5)	56	48	(1)	-	56	55
Balance as at 30 September 2024	**761**	**2,594**	**1,729**	**5,084**	**661**	**2,209**	**1,532**	**4,402**
Transfers to Stage 1	1,386	(1,299)	(87)	-	1,214	(1,132)	(82)	-
Transfers to Stage 2	(201)	807	(606)	-	(174)	720	(546)	-
Transfers to Stage 3	(4)	(596)	600	-	(4)	(530)	534	-
Business activity during the year	306	(409)	(277)	(380)	266	(385)	(229)	(348)
Net remeasurement of provision for ECL	(1,304)	1,281	1,077	1,054	(1,137)	1,202	989	1,054
Write-offs	-	-	(763)	(763)	-	-	(705)	(705)
Exchange rate and other adjustments	(4)	(46)	33	(17)	-	(36)	31	(5)
Balance as at 30 September 2025	**940**	**2,332**	**1,706**	**4,978**	**826**	**2,048**	**1,524**	**4,398**

140 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Housing								
Balance as at 30 September 2023	**158**	**1,052**	**513**	**1,723**	**121**	**920**	**446**	**1,487**
Transfers to Stage 1	351	(345)	(6)	-	311	(307)	(4)	-
Transfers to Stage 2	(41)	310	(269)	-	(36)	276	(240)	-
Transfers to Stage 3	-	(196)	196	-	-	(183)	183	-
Business activity during the year	59	(131)	(158)	(230)	55	(123)	(143)	(211)
Net remeasurement of provision for ECL	(357)	209	396	248	(309)	174	357	222
Write-offs	-	-	(57)	(57)	-	-	(46)	(46)
Exchange rate and other adjustments	(1)	(2)	24	21	-	-	22	22
Balance as at 30 September 2024	**169**	**897**	**639**	**1,705**	**142**	**757**	**575**	**1,474**
Transfers to Stage 1	377	(367)	(10)	-	305	(295)	(10)	-
Transfers to Stage 2	(46)	445	(399)	-	(42)	398	(356)	-
Transfers to Stage 3	-	(173)	173	-	-	(152)	152	-
Business activity during the year	81	(177)	(170)	(266)	71	(160)	(141)	(230)
Net remeasurement of provision for ECL	(385)	197	409	221	(314)	180	342	208
Write-offs	-	-	(52)	(52)	-	-	(44)	(44)
Exchange rate and other adjustments	1	3	25	29	-	-	22	22
Balance as at 30 September 2025	**197**	**825**	**615**	**1,637**	**162**	**728**	**540**	**1,430**
Personal								
Balance as at 30 September 2023	**82**	**225**	**98**	**405**	**68**	**191**	**90**	**349**
Transfers to Stage 1	358	(356)	(2)	-	325	(324)	(1)	-
Transfers to Stage 2	(59)	106	(47)	-	(56)	98	(42)	-
Transfers to Stage 3	-	(136)	136	-	-	(128)	128	-
Business activity during the year	36	(9)	-	27	34	(8)	-	26
Net remeasurement of provision for ECL	(340)	405	295	360	(305)	372	283	350
Write-offs	-	-	(394)	(394)	-	-	(378)	(378)
Exchange rate and other adjustments	-	(1)	13	12	-	-	12	12
Balance as at 30 September 2024	**77**	**234**	**99**	**410**	**66**	**201**	**92**	**359**
Transfers to Stage 1	342	(340)	(2)	-	310	(309)	(1)	-
Transfers to Stage 2	(53)	92	(39)	-	(51)	85	(34)	-
Transfers to Stage 3	-	(127)	127	-	(1)	(119)	120	-
Business activity during the year	31	(15)	-	16	29	(15)	-	14
Net remeasurement of provision for ECL	(319)	368	360	409	(288)	337	347	396
Write-offs	-	-	(461)	(461)	-	-	(447)	(447)
Exchange rate and other adjustments	(5)	(13)	-	(18)	(1)	(5)	-	(6)
Balance as at 30 September 2025	**73**	**199**	**84**	**356**	**64**	**175**	**77**	**316**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 141

Note 10. Provision for expected credit losses (Continued)

	Consolidated				Parent Entity			
	Performing		Non-Performing		Performing		Non-Performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Business								
Balance as at 30 September 2023	**466**	**1,531**	**805**	**2,802**	**411**	**1,308**	**712**	**2,431**
Transfers to Stage 1	513	(464)	(49)	-	452	(405)	(47)	-
Transfers to Stage 2	(215)	406	(191)	-	(182)	350	(168)	-
Transfers to Stage 3	(3)	(276)	279	-	(3)	(216)	219	-
Business activity during the year	208	(188)	(135)	(115)	178	(177)	(100)	(99)
Net remeasurement of provision for ECL	(452)	456	432	436	(402)	391	376	365
Write-offs	-	-	(169)	(169)	-	-	(149)	(149)
Exchange rate and other adjustments	(2)	(2)	19	15	(1)	-	22	21
Balance as at 30 September 2024	**515**	**1,463**	**991**	**2,969**	**453**	**1,251**	**865**	**2,569**
Transfers to Stage 1	667	(592)	(75)	-	599	(528)	(71)	-
Transfers to Stage 2	(102)	270	(168)	-	(81)	237	(156)	-
Transfers to Stage 3	(4)	(296)	300	-	(3)	(259)	262	-
Business activity during the year	194	(217)	(107)	(130)	166	(210)	(88)	(132)
Net remeasurement of provision for ECL	(600)	716	308	424	(535)	685	300	450
Write-offs	-	-	(250)	(250)	-	-	(214)	(214)
Exchange rate and other adjustments	-	(36)	8	(28)	1	(31)	9	(21)
Balance as at 30 September 2025	**670**	**1,308**	**1,007**	**2,985**	**600**	**1,145**	**907**	**2,652**

Total provision for ECL

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Provision for ECL on loans and credit commitments	4,978	5,084	4,398	4,402
Provision for ECL on debt securities at amortised cost[a]	3	6	-	2
Provision for ECL on debt securities at FVOCI[b]	6	6	5	6
Total provision for ECL	**4,987**	**5,096**	**4,403**	**4,410**

a. Provision for ECL on debt securities at amortised cost is presented as part of investments securities.

b. Provision for ECL on debt securities at FVOCI forms part of equity reserves.

Reconciliation of impairment charges

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Loans and credit commitments:				
Business activity during the year	(380)	(318)	(348)	(284)
Net remeasurement of the provision for ECL	1,054	1,044	1,054	937
Impairment charges for debt securities at amortised cost	(3)	-	(2)	1
Impairment charges for debt securities at FVOCI	-	1	(1)	1
Impairment on due from subsidiaries	-	-	(23)	4
Recoveries	(247)	(190)	(240)	(184)
Impairment charges/(benefits) (Note 6)	**424**	**537**	**440**	**475**

142 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

Total write-offs net of recoveries to average loans

	Consolidated	
%	2025	2024
Housing	0.01	0.01
Personal	2.66	2.21
Business	0.08	0.05
Total write-offs net of recoveries to average loans	**0.06**	**0.05**

Write-offs still under enforcement activity

Of the amount of current year write-offs, $664 million for the Group (2024: $596 million) and $609 million (2024: $549 million) for the Parent Entity represent balances that the Group was still entitled to recover.

Impact of overlays on the provision for ECL on loans and credit commitments

The following table attributes the provision for ECL on loans and credit commitments between individually assessed and collectively assessed provisions. Collectively assessed provisions are disaggregated into the modelled ECL provision and portfolio overlays.

Portfolio overlays are used to capture areas of potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Individually assessed provisions	539	536	459	437
Modelled provision for ECL on loans and credit commitments	4,201	4,369	3,691	3,768
Overlays	238	179	248	197
Total provision for ECL on loans and credit commitments	**4,978**	**5,084**	**4,398**	**4,402**

Details of changes related to forward-looking economic inputs and portfolio overlays, based on reasonable and supportable information up to the date of this report, are provided below.

Modelled provision for ECL on loans and credit commitments

The modelled provision for ECL on loans and credit commitments is a probability weighted estimate based on three scenarios which together represent the Group's view of the forward-looking distribution of potential loss outcomes. Overlays are used to capture potential risk and uncertainty in the portfolio that are not captured in the underlying modelled ECL. Changes in the modelled provision for ECL and overlays are reflected through the "net remeasurement of provision for ECL" line item.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 143 Note 10. Provision for expected credit losses (Continued) The base case scenario uses the following Westpac Economic forecasts: Key economic assumptions for base case scenario 30 September 2025 30 September 2024 Annual GDP: Australia Forecast growth of 1.9% for calendar year 2025 and 2.4% for calendar year 2026 Forecast growth of 1.5% for calendar year 2024 and 2.4% for calendar year 2025 New Zealand Forecast growth of 1.7% for calendar year 2025 and 3.1% for calendar year 2026 Forecast growth of 0.1% for calendar year 2024 and 2.0% for calendar year 2025 Commercial property index, Australia Forecast price growth of 0.9% for calendar year 2025 and 3.8% for calendar year 2026 Forecast price contraction of 11.5% for calendar year 2024 and growth of 1.3% for calendar year 2025 Residential property prices: Australia Forecast price growth of 5.6% for calendar year 2025 and 9.0% for calendar year 2026 Forecast price growth of 5.7% for calendar year 2024 and 4.0% for calendar year 2025 New Zealand Forecast price growth of 0.6% for calendar year 2025 and 5.4% for calendar year 2026 Forecast price growth of 0.7% for calendar year 2024 and 6.4% for calendar year 2025 Cash rate, Australia Forecast cash rate of 3.35% at December 2025 and 2.85% at December 2026 Forecast cash rate of 4.35% at December 2024 and 3.35% at December 2025 Unemployment rate: Australia Forecast rate of 4.4% at December 2025 and 4.5% at December 2026 Forecast rate of 4.3% at December 2024 and 4.6% at December 2025 New Zealand Forecast rate of 5.3% at December 2025 and 4.6% at December 2026 Forecast rate of 5.3% at December 2024 and 5.6% at December 2025 The downside scenario is a more severe scenario with expected credit losses higher than the base case. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact expected credit losses across all portfolios from the reporting date. The assumptions used in this scenario and relativities to the base case will be monitored having regard to the emerging economic conditions and updated where necessary. The upside scenario represents a modest improvement to the base case.

144 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (Continued)

The following sensitivity table shows the reported provision for ECL on loans and credit commitments based on the probability weighted scenarios and what the provision for ECL on loans and credit commitments would be assuming a 100% weighting to the base case scenario and to the downside scenario (with all other assumptions held constant).

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Reported probability-weighted ECL	4,978	5,084	4,398	4,402
100% base case ECL	3,031	3,559	2,673	3,089
100% downside ECL	7,143	7,195	6,316	6,221

If 1% of Stage 1 loans and credit commitments (calculated on a 12 month ECL) were transferred to Stage 2 (calculated on a lifetime ECL), the provision for ECL on loans and credit commitments would increase by $113 million (2024: $93 million) for Westpac and $97 million (2024: $81 million) for the Parent Entity. If 1% of Stage 2 loans and credit commitments (calculated on a lifetime ECL) were transferred to Stage 1 (calculated on a 12 month ECL), the provision for ECL on loans and credit commitments would decrease by $20 million (2024: $21 million) for Westpac and $17 million (2024: $18 million) for the Parent Entity. These estimates apply the average modelled provision coverage ratio by stage to the transfer of loans and credit commitments.

The following table discloses the economic weights applied by Westpac and the Parent Entity. In 2025, the following changes were applied to scenario weights to reflect greater uncertainty from geopolitical developments, including in relation to international trade and tariff policies, global tensions and continuing global military conflicts:

- 5.0% increase to downside; and
- 2.5% decrease to both the upside and base scenarios.

Scenario weightings (%)	2025	2024
Upside	2.5	5.0
Base	50.0	52.5
Downside	47.5	42.5

The Group's definition of default is aligned to the regulatory definition of default applied in the calculation of credit risk weighted assets.

Portfolio overlays

Portfolio overlays are used to address areas of risk, including significant uncertainties that are not captured in the underlying modelled ECL. Determination of portfolio overlays requires expert judgement and is thoroughly documented and subject to comprehensive internal governance and oversight. Overlays are continually reassessed and if the risk is judged to have changed (increased or decreased), or is subsequently captured in the modelled ECL, the overlay will be released or remeasured.

Westpac's total portfolio overlays as at 30 September 2025 were $238 million (2024: $179 million) for the Group and $248 million (2024: $197 million) for the Parent Entity, and comprise:

- Climate-related risk: $71 million (2024: $70 million) for the Group and $71 million (2024: $70 million) for the Parent Entity for the expected impact of climate-related physical risk and transition risk to both retail and non-retail portfolios;
- Non-retail portfolios: $159 million (2024: $32 million) for the Group and $146 million (2024: $21 million) for the Parent Entity. Current period overlays primarily relate to portfolio seasoning in business lending and geographical areas experiencing higher stress not related to modelled outcomes; and
- Retail portfolios: $8 million (2024: $77 million) for the Group and $31 million (2024: $106 million) for the Parent Entity. Current period overlays relate to geographical areas experiencing higher stress and other risks not included in modelled outcomes.

Changes in portfolio overlays are reflected through the "net remeasurement of provision for ECL" line item.

Impact of changes in credit exposures on the provision for ECL on loans and credit commitments

- Stage 1 credit exposures increased by $90.4 billion (2024: net increase of $37.4 billion) for Westpac and $80.6 billion (2024: net increase of $35.7 billion) for the Parent Entity, driven by new lending across the housing and business loan portfolios. This volume growth, along with a deterioration in scenario weights and introduction of certain overlays, drove an increase in stage 1 ECL.
- Stage 2 credit exposures decreased by $35.7 billion (2024: increased by $0.1 billion) for Westpac and $27.1 billion (2024: increased by $1.6 billion) for the Parent Entity, driven by net runoff across housing and business portfolios

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 145

Note 10. Provision for expected credit losses (Continued)

and net transfers to stage 1 in response to improved model economics, partly offset by a deterioration in scenario weights and reassessment of overlays. Overall, this drove a net decrease in stage 2 ECL.

- Stage 3 credit exposures decreased by $0.6 billion (2024: increased by $2.0 billion) for Westpac and $0.6 billion (2024: increased by $1.9 billion) for the Parent Entity. This was driven by a slowdown in new mortgage defaults and an increase in mortgages returning to performing, offset by certain downgrades in the business portfolio.

Note 11. Credit risk management

Index	Note name	Note number
Credit risk	Credit risk management framework	11.1
The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac.	Credit risk ratings system	11.2
	Credit risk concentrations and maximum exposure to credit risk	11.3
	Credit quality of financial assets	11.4
	Credit risk mitigation, collateral and other credit enhancements	11.5

11.1. Credit risk management framework

Please refer to Note 21.1 for details of Westpac's overall risk management framework.

- Westpac maintains a Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement, and a number of supporting policies that define roles and responsibilities, acceptable practices, limits and key controls.
- The Credit Risk Management Framework describes Westpac's approach to managing Credit Risk and to deliver fair customer outcomes. It includes the following components: business strategy, risk identification, risk appetite, stress testing and scenario analysis, people and infrastructure, controls, monitoring and reporting, and governance.
- The BRiskC, Westpac Group Executive Risk Committee (RISKCO) and Westpac Group Credit Risk Committee (CREDCO) monitor the risk profile, performance and management of Westpac's credit portfolio and the development and review of key credit risk policies.
- The Credit Risk Rating System Policy applies across the full credit risk ratings and risk estimates lifecycle (i.e. development, implementation, monitoring, validation, use, and independent review), helping us reliably assess the credit risk to which Westpac may be exposed. A senior management self-assessment is presented for discussion at BRiskC annually. An independent review is also completed annually.
- Model Risk independently assesses and approves all credit risk models, and periodically reviews these in line with the Group Model Risk Policy and governance. Models are approved under delegated authority from the Deputy Chief Risk Officer. Model Risk is overseen by Westpac's Model Risk Committee.
- In determining the provision for ECL, the forward-looking economic inputs and the probability weightings of the forward-looking scenarios as well as any adjustments made to the modelled outcomes are subject to the approval of the Chief Financial Officer and the Chief Risk Officer with oversight from the Board of Directors (and its Committees).
- Policies are in place for the delegation of credit approval authorities and formal limits for the extension of credit.
- Credit policies are established and maintained throughout Westpac covering the end-to-end credit lifecycle including origination, evaluation, approval, documentation, settlement and ongoing management of credit risks. Specific policies and limits are in place to manage concentration risks, including to large exposures, industry concentration, and country risk.
- Climate change-related credit risks are considered in line with our Positions, Action Plans, and Sustainability Customer Requirements. Climate change risks are managed in accordance with the Sustainability Risk Management Framework (SRMF); Climate Risk Policy, Environmental, Social and Governance (ESG) Credit Risk Policy; and Board Risk Appetite Statements (RAS). The Climate Change Credit Risk Committee oversees work to identify and manage the potential impact on credit exposures from climate change-related transition and physical risks across Westpac and is a sub-committee of CREDCO.
- Westpac's ESG Credit Risk Policy details Westpac's overall approach to managing ESG risks in the credit risk process for applicable customers and transactions in Business & Wealth and Institutional.

146 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

11.2. Credit risk ratings system

The principal objective of the credit risk rating system is to assess the credit risk to which Westpac is exposed. Westpac has two main approaches to this assessment.

Transaction-managed customers

Transaction managed customers are generally customers with business lending exposures. They are individually assigned a Customer Risk Grade (CRG), corresponding to their expected PD. Each facility is assigned an LGD. Westpac's risk rating system has a tiered scale of risk grades for both non-defaulted customers and defaulted customers. Non-defaulted CRGs are mapped to Moody's and S&P Global Ratings (S&P) external senior unsecured ratings.

The table below shows Westpac's high level CRGs for transaction-managed portfolios mapped to Westpac's credit quality disclosure categories and to their corresponding external rating.

	Transaction-managed		
Financial statement disclosure	Westpac CRG	Moody's Rating	S&P Rating
Strong	A	Aaa – Aa3	AAA – AA–
	B	A1 – A3	A+ – A–
	C	Baa1 – Baa3	BBB+ – BBB–
Good/satisfactory	D	Ba1 – B1	BB+ – B+
		Westpac Rating	
Weak	E	Watchlist	
	F	Special Mention	
	G	Substandard/Default	
	H	Doubtful/Default	

Program-managed portfolio

The program-managed portfolio generally includes retail products such as mortgages, personal lending (including credit cards) as well as certain small to medium sized enterprise lending. These credit exposures are grouped into pools of similar risk based on the analysis of characteristics that have historically predicted the likelihood of default, and a PD is assigned relative to the credit exposure's pool. The exposure is then assigned to strong, satisfactory or weak by benchmarking that PD against transaction-managed exposures, which are in turn mapped to external ratings per the above table. In addition, any program-managed exposures that are one or more days past due are classified as weak.

11.3. Credit risk concentrations and maximum exposure to credit risk

Credit risk concentrations

Credit risk is concentrated when a number of counterparties are engaged in similar activities, have similar economic characteristics and thus may be similarly affected by changes in economic or other conditions.

Westpac monitors its credit portfolio to manage risk concentrations and rebalance the portfolio.

Individual customers or groups of related customers

Westpac has large exposure limits governing the aggregate size of credit exposure normally acceptable to individual customers and groups of related customers. These limits are tiered by customer risk grade.

Specific industries

Exposures to businesses, governments and other financial institutions are classified into a number of industry clusters based on related Australian and New Zealand Standard Industrial Classification (ANZSIC) codes and are monitored against Westpac's industry risk appetite limits.

Individual countries

Westpac has limits governing risks related to individual countries, such as political situations, government policies and economic conditions that may adversely affect either a customer's ability to meet its obligations to Westpac, or Westpac's ability to realise its assets in a particular country.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 147 Note 11. Credit risk management (Continued) Maximum exposure to credit risk The maximum exposure to credit risk (excluding collateral received) is represented by the carrying amount of on-balance sheet financial assets (which comprise cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans, other financial assets, and undrawn credit commitments. The following tables set out the credit risk concentrations to which Westpac and the Parent Entity are exposed for on-balance sheet financial assets and for undrawn credit commitments. The balances for trading securities and financial assets measured at FVIS and investment securities exclude equity securities as the primary financial risk is not credit risk. The credit concentrations for each significant class of financial asset are: Trading securities and financial assets measured at FVIS (Note 16) • 58% (2024: 47%) were issued by financial institutions for Westpac; 59% (2024: 48%) for the Parent Entity. • 41% (2024: 50%) were issued by government or semi-government authorities for Westpac; 40% (2024: 49%) for the Parent Entity. • 87% (2024: 82%) were held in Australia by Westpac; 90% (2024: 86%) by the Parent Entity. Investment securities (Note 17) • 14% (2024: 17%) were issued by financial institutions for Westpac; 14% (2024: 17%) for the Parent Entity. • 85% (2024: 82%) were issued by government or semi-government authorities for Westpac; 86% (2024: 83%) for the Parent Entity. • 85% (2024: 91%) were held in Australia by Westpac; 92% (2024: 99%) by the Parent Entity. Loans (Note 9) The following tables provides a detailed breakdown of loans by industry and geographic classification. Derivative financial instruments (Note 20) • 78% (2024: 81%) were issued by financial institutions for Westpac; 77% (2024: 81%) by the Parent Entity. • 73% (2024: 90%) were held in Australia by Westpac; 76% (2024: 91%) by the Parent Entity.

148 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

Consolidated $m	2025 Loans	2025 Total all other on balance sheet	2025 Undrawn credit commit-ments	2025 Total	2024 Loans	2024 Total all other on balance sheet	2024 Undrawn credit commit-ments	2024 Total
Australia								
Accommodation, cafes and restaurants	11,517	29	1,681	13,227	9,810	26	1,637	11,473
Agriculture, forestry and fishing	16,640	47	3,102	19,789	13,733	40	2,713	16,486
Construction	8,642	25	4,907	13,574	7,900	33	4,623	12,556
Finance and insurance	31,608	99,150	17,399	148,157	29,484	112,860	13,801	156,145
Government, administration and defence	690	108,516	1,679	110,885	811	99,830	1,558	102,199
Manufacturing	10,483	331	8,065	18,879	9,997	499	8,361	18,857
Mining	3,656	430	3,157	7,243	2,865	415	3,038	6,318
Property	66,631	516	15,006	82,153	60,767	546	13,771	75,084
Property services and business services	15,194	136	8,269	23,599	14,321	149	7,921	22,391
Services	15,215	101	8,426	23,742	13,015	108	8,369	21,492
Trade	17,384	241	9,288	26,913	15,159	366	9,933	25,458
Transport and storage	12,812	691	6,076	19,579	10,289	681	6,313	17,283
Utilities	10,587	754	8,561	19,902	8,175	983	8,373	17,531
Retail lending	527,181	995	82,940	611,116	511,025	1,056	84,006	596,087
Other	1,297	614	1,356	3,267	1,577	592	1,781	3,950
Total Australia	**749,537**	**212,576**	**179,912**	**1,142,025**	**708,928**	**218,184**	**176,198**	**1,103,310**
New Zealand								
Accommodation, cafes and restaurants	305	3	31	339	313	3	32	348
Agriculture, forestry and fishing	7,838	47	565	8,450	8,352	41	573	8,966
Construction	508	1	528	1,037	385	1	566	952
Finance and insurance	4,066	13,101	1,951	19,118	4,757	11,364	1,838	17,959
Government, administration and defence	183	9,872	712	10,767	210	8,820	812	9,842
Manufacturing	1,846	100	1,424	3,370	1,785	58	1,444	3,287
Mining	91	1	124	216	151	2	125	278
Property	7,835	407	1,362	9,604	7,604	649	1,080	9,333
Property services and business services	972	54	497	1,523	962	121	357	1,440
Services	1,951	42	968	2,961	1,961	45	823	2,829
Trade	2,475	30	1,155	3,660	2,164	32	1,154	3,350
Transport and storage	581	55	521	1,157	661	105	362	1,128
Utilities	1,768	416	2,177	4,361	1,621	557	1,340	3,518
Retail lending	63,738	101	13,877	77,716	63,563	117	14,221	77,901
Other	112	99	146	357	108	77	123	308
Total New Zealand	**94,269**	**24,329**	**26,038**	**144,636**	**94,597**	**21,992**	**24,850**	**141,439**
Other overseas								
Accommodation, cafes and restaurants	76	-	15	91	85	-	11	96
Agriculture, forestry and fishing	2	-	1	3	2	-	1	3
Construction	35	-	82	117	34	-	73	107
Finance and insurance	6,056	9,000	5,669	20,725	3,656	9,447	4,964	18,067
Government, administration and defence	53	11,034	-	11,087	-	4,389	-	4,389
Manufacturing	1,498	4	2,313	3,815	958	3	1,500	2,461
Mining	38	-	961	999	28	-	931	959
Property	651	2	131	784	472	2	37	511
Property services and business services	962	30	936	1,928	503	35	797	1,335
Services	65	-	556	621	36	-	629	665
Trade	1,324	4	2,575	3,903	909	3	1,813	2,725
Transport and storage	741	17	422	1,180	527	15	108	650
Utilities	644	2	1,495	2,141	232	1	139	372
Retail lending	340	-	22	362	328	-	13	341
Other	71	161	41	273	40	97	47	184
Total other overseas	**12,556**	**20,254**	**15,219**	**48,029**	**7,810**	**13,992**	**11,063**	**32,865**
Total gross credit risk	**856,362**	**257,159**	**221,169**	**1,334,690**	**811,335**	**254,168**	**212,111**	**1,277,614**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 149

Note 11. Credit risk management (Continued)

Parent Entity $m	2025 Loans	2025 Total all other on balance sheet	2025 Undrawn credit commit-ments	2025 Total	2024 Loans	2024 Total all other on balance sheet	2024 Undrawn credit commit-ments	2024 Total
Australia								
Accommodation, cafes and restaurants	11,482	29	1,681	13,192	9,777	26	1,637	11,440
Agriculture, forestry and fishing	16,551	47	3,102	19,700	13,659	40	2,713	16,412
Construction	7,835	24	4,907	12,766	7,188	31	4,623	11,842
Finance and insurance	31,561	143,639	17,399	192,599	29,430	160,947	13,801	204,178
Government, administration and defence	689	108,518	1,679	110,886	809	99,831	1,558	102,198
Manufacturing	10,289	331	8,065	18,685	9,811	496	8,361	18,668
Mining	3,609	430	3,157	7,196	2,816	415	3,038	6,269
Property	66,610	518	15,006	82,134	60,743	548	13,771	75,062
Property services and business services	14,879	135	8,269	23,283	14,013	151	7,921	22,085
Services	14,985	101	8,426	23,512	12,802	107	8,369	21,278
Trade	17,179	241	9,288	26,708	14,962	365	9,933	25,260
Transport and storage	12,424	691	6,076	19,191	9,978	682	6,313	16,973
Utilities	10,556	755	8,561	19,872	8,145	983	8,373	17,501
Retail lending	527,180	995	82,940	611,115	511,023	1,056	84,006	596,085
Other	1,055	559	1,356	2,970	1,330	521	1,781	3,632
Total Australia	**746,884**	**257,013**	**179,912**	**1,183,809**	**706,486**	**266,199**	**176,198**	**1,148,883**
New Zealand								
Accommodation, cafes and restaurants	-	2	-	2	-	2	-	2
Agriculture, forestry and fishing	-	27	3	30	-	11	4	15
Construction	1	-	38	39	2	-	78	80
Finance and insurance	-	8,207	109	8,316	-	5,969	112	6,081
Government, administration and defence	-	2,529	8	2,537	-	2,087	2	2,089
Manufacturing	29	96	83	208	35	55	82	172
Mining	2	1	-	3	-	1	61	62
Property	-	82	-	82	-	141	-	141
Property services and business services	2	51	18	71	2	21	13	36
Services	-	37	8	45	-	39	6	45
Trade	397	28	237	662	266	28	223	517
Transport and storage	1	56	30	87	1	76	32	109
Utilities	4	300	141	445	-	327	94	421
Retail lending	-	-	-	-	-	-	-	-
Other	-	5	1	6	-	-	1	1
Total New Zealand	**436**	**11,421**	**676**	**12,533**	**306**	**8,757**	**708**	**9,771**
Other overseas								
Accommodation, cafes and restaurants	67	-	14	81	74	-	11	85
Agriculture, forestry and fishing	1	-	1	2	1	-	1	2
Construction	23	-	66	89	24	-	66	90
Finance and insurance	6,051	8,926	5,656	20,633	3,648	9,047	4,957	17,652
Government, administration and defence	53	10,051	-	10,104	-	3,288	-	3,288
Manufacturing	1,409	4	2,309	3,722	895	4	1,498	2,397
Mining	15	-	959	974	2	-	928	930
Property	378	1	117	496	241	1	16	258
Property services and business services	894	30	932	1,856	480	35	794	1,309
Services	41	-	554	595	17	-	626	643
Trade	1,121	3	2,543	3,667	768	3	1,787	2,558
Transport and storage	705	17	419	1,141	499	15	103	617
Utilities	639	2	1,495	2,136	228	1	139	368
Retail lending	308	-	22	330	282	-	10	292
Other	55	90	29	174	30	94	20	144
Total other overseas	**11,760**	**19,124**	**15,116**	**46,000**	**7,189**	**12,488**	**10,956**	**30,633**
Total gross credit risk	**759,080**	**287,558**	**195,704**	**1,242,342**	**713,981**	**287,444**	**187,862**	**1,189,287**

150 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (Continued)

11.4. Credit quality of financial assets

Credit quality disclosures

The following tables show the credit quality of gross credit risk exposures measured at amortised cost or at FVOCI to which the impairment requirements apply. The credit quality is determined by reference to the credit risk ratings system (refer to Note 11.2) and expectations of future economic conditions under multiple scenarios.

Consolidated	2025				2024			
$m	Stage 1	Stage 2	Stage 3	Total[a]	Stage 1	Stage 2	Stage 3	Total[a]
Loans - housing								
Strong	332,203	27,057	-	359,260	311,054	24,975	-	336,029
Good/satisfactory	159,998	40,537	-	200,535	159,016	45,242	-	204,258
Weak	1,939	13,973	5,959	21,871	2,512	16,389	6,893	25,794
Total loans - housing	**494,140**	**81,567**	**5,959**	**581,666**	**472,582**	**86,606**	**6,893**	**566,081**
Loans - personal								
Strong	3,964	81	-	4,045	4,104	104	-	4,208
Good/satisfactory	4,561	744	-	5,305	5,254	825	-	6,079
Weak	127	465	152	744	191	570	190	951
Total loans - personal	**8,652**	**1,290**	**152**	**10,094**	**9,549**	**1,499**	**190**	**11,238**
Loans - business								
Strong	108,843	9,453	-	118,296	81,696	19,387	-	101,083
Good/satisfactory	99,300	37,145	-	136,445	75,873	47,282	-	123,155
Weak	295	6,020	3,546	9,861	200	6,347	3,231	9,778
Total loans - business	**208,438**	**52,618**	**3,546**	**264,602**	**157,769**	**73,016**	**3,231**	**234,016**
Investment securities								
Strong	116,574	-	-	116,574	102,721	-	-	102,721
Good/satisfactory	-	-	-	-	-	71	-	71
Weak	-	494	-	494	-	649	-	649
Total investment securities[b]	**116,574**	**494**	**-**	**117,068**	**102,721**	**720**	**-**	**103,441**
All other financial assets								
Strong	64,722	-	-	64,722	76,264	-	-	76,264
Good/satisfactory	848	-	-	848	899	-	-	899
Weak	216	-	-	216	229	-	-	229
Total all other financial assets	**65,786**	**-**	**-**	**65,786**	**77,392**	**-**	**-**	**77,392**
Undrawn credit commitments								
Strong	154,443	8,981	-	163,424	140,786	14,341	-	155,127
Good/satisfactory	45,778	9,984	-	55,762	40,271	14,186	-	54,457
Weak	172	1,341	470	1,983	218	1,868	441	2,527
Total undrawn credit commitments	**200,393**	**20,306**	**470**	**221,169**	**181,275**	**30,395**	**441**	**212,111**
Total strong	780,749	45,572	-	826,321	716,625	58,807	-	775,432
Total good/satisfactory	310,485	88,410	-	398,895	281,313	107,606	-	388,919
Total weak	2,749	22,293	10,127	35,169	3,350	25,823	10,755	39,928
Total on and off-balance sheet	**1,093,983**	**156,275**	**10,127**	**1,260,385**	**1,001,288**	**192,236**	**10,755**	**1,204,279**

a. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.

b. Excludes equity instruments. Includes $976 million (2024: $1,172 million) debt securities at amortised cost, of which $482 million (2024: $452 million) were classified as strong, Nil (2024: $71 million) as good/satisfactory and $494 million (2024: $649 million) as weak.

Details of collateral held in support of these balances are provided in Note 11.5.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 151

Note 11. Credit risk management (Continued)

Parent Entity	2025				2024			
$m	Stage 1	Stage 2	Stage 3	Total[a]	Stage 1	Stage 2	Stage 3	Total[a]
Loans - housing								
Strong	325,333	26,908	-	352,241	304,169	24,829	-	328,998
Good/satisfactory	112,497	34,157	-	146,654	117,339	33,284	-	150,623
Weak	1,661	13,153	5,253	20,067	2,233	15,471	6,235	23,939
Total loans - housing	439,491	74,218	5,253	518,962	**423,741**	**73,584**	**6,235**	**503,560**
Loans - personal								
Strong	3,588	70	-	3,658	3,721	92	-	3,813
Good/satisfactory	4,135	585	-	4,720	4,849	647	-	5,496
Weak	114	413	144	671	178	512	180	870
Total loans - personal	**7,837**	**1,068**	**144**	**9,049**	**8,748**	**1,251**	**180**	**10,179**
Loans - business								
Strong	96,856	8,462	-	105,318	70,448	18,047	-	88,495
Good/satisfactory	84,140	33,297	-	117,437	61,784	42,132	-	103,916
Weak	168	4,902	3,244	8,314	123	4,814	2,894	7,831
Total loans - business	**181,164**	**46,661**	**3,244**	**231,069**	**132,355**	**64,993**	**2,894**	**200,242**
Investment securities								
Strong	108,880	-	-	108,880	95,346	-	-	95,346
Good/satisfactory	-	-	-	-	-	71	-	71
Total investment securities[b]	**108,880**	**-**	**-**	**108,880**	**95,346**	**71**	**-**	**95,417**
All other financial assets								
Strong	105,946	-	-	105,946	119,265	-	-	119,265
Good/satisfactory	708	-	-	708	731	-	-	731
Weak	58	-	-	58	71	-	-	71
Total all other financial assets	**106,712**	**-**	**-**	**106,712**	**120,067**	**-**	**-**	**120,067**
Undrawn credit commitments								
Strong	141,517	8,385	-	149,902	129,379	13,659	-	143,038
Good/satisfactory	35,731	8,259	-	43,990	30,827	11,667	-	42,494
Weak	166	1,208	438	1,812	212	1,707	411	2,330
Total undrawn credit commitments	**177,414**	**17,852**	**438**	**195,704**	**160,418**	**27,033**	**411**	**187,862**
Total strong	782,120	43,825	-	825,945	722,328	56,627	-	778,955
Total good/satisfactory	237,211	76,298	-	313,509	215,530	87,801	-	303,331
Total weak	2,167	19,676	9,079	30,922	2,817	22,504	9,720	35,041
Total on and off-balance sheet	**1,021,498**	**139,799**	**9,079**	**1,170,376**	**940,675**	**166,932**	**9,720**	**1,117,327**

a. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.

b. Excludes equity instruments. Includes Nil (2024: $71 million) debt securities at amortised cost which are all classified as good/satisfactory.

Details of collateral held in support of these balances are provided in Note 11.5.

152 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 11. Credit risk management (Continued) 11.5. Credit risk mitigation, collateral and other credit enhancements Westpac uses a variety of techniques to reduce the credit risk arising from its lending activities. This includes Westpac establishing that it has direct, irrevocable and unconditional recourse to collateral and other credit enhancements through obtaining legally enforceable documentation. Collateral The table below describes the nature of collateral or security held for each relevant class of financial asset. Loans – housing and personala Housing loans are secured by a mortgage over property and additional security may take the form of guarantees and deposits. Personal lending (including credit cards and overdrafts) is predominantly unsecured. Where security is taken, it is restricted to eligible motor vehicles, caravans, campers, motor homes and boats. Personal lending also includes margin lending which is secured primarily by shares or managed funds. Loans – business Business loans may be secured, partially secured or unsecured. Security is typically taken by way of a mortgage over property and/or a general security agreement over business assets or other assets. Other security such as guarantees, standby letters of credit or derivative protection may also be taken as collateral, if appropriate. Trading securities, financial assets measured at FVIS and derivatives These exposures are carried at fair value which reflects the credit risk. For trading securities, no collateral is sought directly from the issuer or counterparty; however this may be implicit in the terms of the instrument (such as an asset-backed security). The terms of debt securities may include collateralisation. For derivatives, master netting agreements are typically used to enable the effects of derivative assets and liabilities with the same counterparty to be offset when measuring these exposures. Additionally, collateralisation agreements are also typically entered into with major institutional counterparties to avoid the potential build-up of excessive mark-to-market positions. Derivative transactions are increasingly being cleared through central clearers. a. This includes collateral held in relation to associated credit commitments. Management or risk mitigation Westpac mitigates credit risk through controls covering: Collateral and valuation management The estimated realisable value of collateral held in support of loans is based on a combination of: • Formal valuations currently held for such collateral; and • Management’s assessment of the estimated realisable value of all collateral held. This analysis also takes into consideration any other relevant knowledge available to management at the time. Updated valuations are obtained when appropriate. Westpac revalues collateral related to financial markets positions on a daily basis and has formal processes in place to promptly call for collateral top-ups, if required. These processes include margining for non-centrally cleared customer derivatives as regulated by Australian Prudential Standard CPS226. The collateralisation arrangements are documented via the Credit Support Annex of the ISDA dealing agreements and Global Master Repurchase Agreements (GMRA) for repurchase transactions. In relation to financial markets positions, Westpac only recognises collateral which is: • Cash, primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP) or European Union euro (EUR); • Bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under Australian Prudential Standard (APS) 112; • Securities issued by other sovereign governments and supranationals as approved by an authorised credit officer; or • Protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral). Other credit enhancements Westpac only recognises guarantees, standby letters of credit, or credit derivative protection from entities meeting minimum eligibility requirements (provided they are not related to the entity with which Westpac has a credit exposure) including but not limited to: • Sovereign; • Australia and New Zealand public sector; • ADIs and overseas banks with a minimum risk grade equivalent of A3 / A–; and • Others with a minimum risk grade equivalent of A3 / A–. Credit Portfolio Management (CPM) manages Westpac’s corporate, sovereign and bank credit portfolios through monitoring the exposure and any offsetting hedge positions. CPM purchases credit protection from entities that meet minimum eligibility requirements. Offsetting Creditworthy customers domiciled in Australia and New Zealand may enter into formal agreements with Westpac, permitting Westpac to set-off gross credit and debit balances in their nominated accounts. Cross-border set-offs are not permitted. Close-out netting is undertaken with counterparties with whom the Group has entered into a legally enforceable master netting agreement for their off-balance sheet financial market transactions in the event of default. Further details of offsetting are provided in Note 23. Central clearing Westpac executes derivative transactions through central clearing counterparties. Central clearing counterparties mitigate risk through stringent membership requirements, the collection of margin against all trades placed, the default fund, and an explicitly defined order of priority of payments in the event of default.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION 153

Note 11. Credit risk management (Continued)

Collateral held against loans

Westpac analyses the coverage of the loan portfolio which is secured by the collateral that it holds. Coverage is measured as follows:

Coverage	Secured loan to collateral value ratio
Fully secured	Less than or equal to 100%
Partially secured	Greater than 100% but not more than 150%
Unsecured	Greater than 150%, or no security held (e.g. can include credit cards, personal loans, and exposure to highly rated corporate entities)

Westpac and the Parent Entity's loan portfolio have the following coverage from collateral held:

	2025				2024			
%	Housing loans[a]	Personal loans	Business loans	Total	Housing loans[a]	Personal loans	Business loans	Total
Performing loans								
Consolidated								
Fully secured	100.0	10.2	67.3	88.9	100.0	9.7	68.1	89.6
Partially secured	-	4.6	14.7	4.6	-	11.1	14.2	4.2
Unsecured	-	85.2	18.0	6.5	-	79.2	17.7	6.2
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	100.0	11.3	67.5	89.1	100.0	10.7	68.3	89.9
Partially secured	-	5.2	14.6	4.5	-	12.2	14.1	4.1
Unsecured	-	83.5	17.9	6.4	-	77.1	17.6	6.0
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Non-performing loans								
Consolidated								
Fully secured	88.8	-	54.6	74.9	91.5	-	56.7	79.0
Partially secured	11.2	4.6	27.9	17.2	8.5	23.2	23.4	13.4
Unsecured	-	95.4	17.5	7.9	-	76.8	19.9	7.6
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	89.4	-	57.9	76.1	91.8	-	59.7	80.0
Partially secured	10.6	4.9	26.1	16.3	8.2	24.4	21.7	12.7
Unsecured	-	95.1	16.0	7.6	-	75.6	18.6	7.3
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**

a. For the purpose of collateral classification, housing loans are classified as fully secured, unless they are non-performing in which case they may be classified as partially secured.

Details of the carrying value and associated provision for ECL are disclosed in Note 9 and Note 10, respectively. The credit quality of loans is disclosed in Note 11.4.

Collateral held against financial assets other than loans

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Cash, primarily for derivatives	3,188	3,079	2,365	2,936
Securities under reverse repurchase agreements[a]	28,269	17,950	28,269	17,950
Securities under derivatives[a]	679	112	452	112
Total other collateral held	**32,136**	**21,141**	**31,086**	**20,998**

a. Securities received as collateral are not recognised in the Group and Parent Entity's balance sheet.

154 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Deposits and other funding arrangements

Note 12. Deposits and other borrowings

Accounting policy

Deposits and other borrowings are initially recognised at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Deposits and other borrowings are designated at fair value if they are managed on a fair value basis, reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised in net interest income using the effective interest method.

Non-interest bearing relates to instruments which do not carry an entitlement to interest.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Australia				
Certificates of deposit	33,940	33,215	33,940	33,215
Non-interest bearing, repayable at call	140,842	128,705	140,842	128,705
Other interest bearing - transactions	120,830	110,393	120,830	110,393
Other interest bearing - savings	223,216	197,415	223,216	197,415
Other interest bearing term	157,675	157,282	157,675	157,282
Total Australia	**676,503**	**627,010**	**676,503**	**627,010**
New Zealand				
Certificates of deposit	1,593	1,711	-	-
Non-interest bearing, repayable at call	10,700	10,287	-	-
Other interest bearing - transactions	7,884	8,815	-	-
Other interest bearing - savings	18,502	17,854	-	-
Other interest bearing term	34,128	36,245	-	-
Total New Zealand	**72,807**	**74,912**	**-**	**-**
Other overseas				
Certificates of deposit	11,953	11,948	11,953	11,948
Non-interest bearing, repayable at call	1,147	1,193	546	503
Other interest bearing - transactions	910	736	729	532
Other interest bearing - savings	1,254	987	1,161	892
Other interest bearing term	5,883	3,703	5,768	3,596
Total other overseas	**21,147**	**18,567**	**20,157**	**17,471**
Total deposits and other borrowings	**770,457**	**720,489**	**696,660**	**644,481**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 155 Note 12. Deposits and other borrowings (Continued) Uninsured time deposits Uninsured time deposits are the principal amount of deposits that are not covered by a government based deposit insurance scheme and which have contractual impediments on withdrawal. For Westpac, this encompass certificates of deposits and term deposits that are in excess of, or ineligible for, the Australian Government’s Financial Claims Scheme (FCS) limit. The table below shows the time deposits by categories and remaining maturity as at 30 September 2025: Consolidated $m Up to 3 months Over 3 months to 6 months Over 6 months to 1 year Over 1 year Total Certificates of deposit in excess of insured amounts Australia 15,215 18,210 492 23 33,940 New Zealand 1,392 201 - - 1,593 Other overseas 3,713 4,666 3,574 - 11,953 Total certificates of deposit in excess of insured amounts 20,320 23,077 4,066 23 47,486 Term deposits in excess of insured amounts Australia 62,513 24,044 30,812 5,615 122,984 New Zealand 13,178 8,660 4,292 2,037 28,167 Other overseas 3,485 906 1,406 84 5,881 Total term deposits in excess of insured amounts 79,176 33,610 36,510 7,736 157,032 Interbank term deposits in excess of insured amountsa Australia 1,939 2,326 1,795 7 6,067 Other overseas 270 - - 27 297 Total interbank term deposits in excess of insured amounts 2,209 2,326 1,795 34 6,364 a. Interbank term deposits are included in Note 19.

156 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 13. Debt issues

Accounting policy

Debt issues are bonds, notes, commercial paper and debentures that have been issued by entities in Westpac.

Debt issues are initially measured at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Debt issues are designated at fair value if they reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised within net interest income using the effective interest method.

In the following table, the distinction between short-term (12 months or less) and long-term (greater than 12 months) debt is based on the original maturity of the underlying security.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Short-term debt				
Own issuances	34,665	32,328	32,252	28,905
Total short-term debt	**34,665**	**32,328**	**32,252**	**28,905**
Long-term debt				
Covered bonds	37,671	39,472	31,911	35,513
Senior	93,489	91,945	78,459	79,464
Securitisation	5,579	5,539	-	-
Total long-term debt	**136,739**	**136,956**	**110,370**	**114,977**
Total debt issues	**171,404**	**169,284**	**142,622**	**143,882**
Movement reconciliation				
Balance as at beginning of year	**169,284**	**156,573**	**143,882**	**134,957**
Issuances	68,850	80,245	59,404	68,438
Maturities, repayments, buybacks and reductions	(76,010)	(67,100)	(68,590)	(58,931)
Total cash movements	**(7,160)**	**13,145**	**(9,186)**	**9,507**
FX translation impact	8,442	(5,798)	7,295	(5,167)
Fair value adjustments	(125)	283	(118)	275
Fair value hedge accounting adjustments	396	4,338	265	3,659
Other	567	743	484	651
Total non-cash movements	**9,280**	**(434)**	**7,926**	**(582)**
Balance as at end of year	**171,404**	**169,284**	**142,622**	**143,882**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 157 Note 13. Debt issues (Continued) Consolidated $m 2025 2024 Short-term debt Own issuances: US commercial paper 25,958 22,507 EUR commercial paper 4,014 1,048 Senior Debt: AUD 1,199 1,900 EUR - 483 GBP 1,834 5,313 USD 152 - Other 1,508 1,077 Total short-term debt 34,665 32,328 Long-term debt (by currency): AUD 38,398 41,191 CHF 2,853 2,554 EUR 36,605 32,182 GBP 5,705 5,695 JPY 72 78 NZD 3,104 3,483 USD 48,583 50,258 Other 1,419 1,515 Total long-term debt 136,739 136,956 Westpac manages FX exposure from debt issuances as part of its hedging activities. Further details of Westpac’s hedge accounting are in Note 20.

158 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 14. Loan capital

Accounting policy

Loan capital are instruments issued by Westpac which qualify for inclusion as regulatory capital under the standards issued by the prudential regulator in the relevant jurisdiction. Loan capital is initially measured at fair value and subsequently measured at amortised cost using the effective interest method. Interest expense incurred is recognised in net interest income.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Additional Tier 1 (AT1) loan capital				
Westpac capital notes	6,697	8,376	6,697	8,376
USD AT1 securities	1,838	1,728	1,838	1,728
Total AT1 loan capital	**8,535**	**10,104**	**8,535**	**10,104**
Tier 2 loan capital				
Subordinated notes	31,435	27,779	30,356	26,666
Total Tier 2 loan capital	**31,435**	**27,779**	**30,356**	**26,666**
Total loan capital	**39,970**	**37,883**	**38,891**	**36,770**
Movement reconciliation				
Balance as at beginning of year	**37,883**	**33,176**	**36,770**	**32,085**
Issuances	5,042	6,326	5,042	6,326
Maturities, repayments, buybacks and reductions	(4,122)	(1,957)	(4,127)	(1,951)
Total cash movements	**920**	**4,369**	**915**	**4,375**
FX translation impact	1,219	(1,416)	1,267	(1,401)
Fair value hedge accounting adjustments	(68)	1,714	(74)	1,675
Other	16	40	13	36
Total non-cash movements	**1,167**	**338**	**1,206**	**310**
Balance as at end of year	**39,970**	**37,883**	**38,891**	**36,770**

Additional Tier 1 loan capital

A summary of the key terms and common features of AT1 instruments is provided below.

Consolidated and Parent Entity

$m	Distribution or interest rate	Potential scheduled conversion date[a]	Optional redemption date[b]	2025	2024
Westpac capital notes (WCN)					
AUD 1,690 million WCN5	(3-month BBSW rate + 3.20% p.a.) x (1 - Australian corporate tax rate)	22 September 2027	22 September 2025[c]	-	1,688
AUD 1,723 million WCN7	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 March 2029	22 March 2027	1,719	1,716
AUD 1,750 million WCN8	(3-month BBSW rate + 2.90% p.a.) x (1 - Australian corporate tax rate)	21 June 2032	21 September 2029	1,742	1,740
AUD 1,509 million WCN9	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 June 2031	22 September 2028	1,501	1,499
AUD 1,750 million WCN10	(3-month BBSW rate + 3.10% p.a.) x (1 - Australian corporate tax rate)	22 June 2034	22 September 2031	1,735	1,733
Total WCN				**6,697**	**8,376**
USD AT1 securities					
USD 1,250 million USD AT1 securities	Fixed 5.00% p.a.[d]	n/a	21 September 2027	1,838	1,728
Total USD AT1 securities				**1,838**	**1,728**

a. Conversion is subject to the satisfaction of the scheduled conversion conditions. If the conversion conditions are not satisfied on the relevant scheduled conversion date, conversion will not occur until the next distribution payment date on which the scheduled conversion conditions are satisfied, if ever.

b. Certain AT1 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac may elect to redeem the relevant AT1 instrument on the optional redemption date or dates, subject to APRA's prior written approval.

c. On 22 September 2025, Westpac redeemed all Westpac Capital Notes 5 (WCN5) on issue.

d. Until but excluding 21 September 2027 (first reset date). If not redeemed, converted or written-off earlier, from, and including, each reset date to, but excluding, the next succeeding reset date, at a fixed rate p.a. equal to the prevailing 5-year USD mid-market swap rate plus 2.89% p.a.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 159 Note 14. Loan capital (Continued) Common features of AT1 instruments issued by Westpac Banking Corporation Payment conditions Distributions and interest payments on the AT1 instruments are discretionary and will only be paid if the payment conditions are satisfied, including that the payment will not result in a breach of Westpac’s capital requirements under APRA’s prudential standards; not result in Westpac becoming, or being likely to become, insolvent; and if APRA does not object to the payment. Broadly, if for any reason a distribution or interest payment has not been paid in full on the relevant payment date, Westpac must not determine or pay any dividends on Westpac ordinary shares or undertake a discretionary buyback or capital reduction of Westpac ordinary shares, unless the unpaid amount is paid in full within 20 business days of the relevant payment date or in certain other circumstances. The AT1 instruments convert into Westpac ordinary shares in the following circumstances: • Scheduled Conversion On the scheduled conversion date, provided certain conversion conditions are satisfied, the relevant AT1 instrument1 will convert and holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price determined over the 20 business day period prior to the scheduled conversion date, including a 1% discount. • Capital Trigger Event or Non-Viability Trigger Event Westpac will be required to convert some or all AT1 instruments upon the occurrence of: – A capital trigger event, when Westpac determines, or APRA notifies Westpac in writing that it believes, Westpac’s Common Equity Tier 1 Capital ratio is equal to or less than 5.125% (on a Level 1 or Level 2 basis2 ); or – A non-viability trigger event, when APRA notifies Westpac in writing that it believes conversion, write-off or write-down of capital instruments of the Westpac, or public sector injection of capital (or equivalent support), in each case is necessary because without it, Westpac would become non-viable For each AT1 instrument converted, holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price over the five business day period prior to the capital trigger event date or non-viability trigger event date and includes a 1% discount, subject to a maximum conversion number. The maximum conversion number is based on an ordinary share price broadly equivalent to 20% of the Westpac ordinary share price at the time of issue. Following the occurrence of a capital trigger event or non-viability trigger event, if conversion does not occur within five business days, holders' rights in relation to the relevant AT1 instrument will be immediately and irrevocably terminated. • Conversion in other circumstances Westpac is able to elect to convert1 , or may be required to convert1 , AT1 instruments early in certain circumstances. The terms of conversion are broadly similar to scheduled conversion, however, the maximum conversion number will depend on the conversion event. • Early Redemption Westpac is able to elect to redeem the relevant AT1 instrument on the optional redemption dates or for certain taxation or regulatory reasons, subject to APRA’s prior written approval. 1. Excludes USD AT1 securities. 2. Level 1 comprises Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of an ‘Extended Licensed Entity’ for the purpose of measuring capital adequacy. Level 2 is the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation.

160 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 14. Loan capital (Continued)

Tier 2 loan capital

A summary of the key terms and common features of Westpac's Tier 2 instruments (subordinated notes) is provided below:

$m	Interest rate[a]	Maturity date	Optional redemption date[b]	2025	2024
Subordinated notes issued by Westpac Banking Corporation					
USD 100 million	Fixed	23 February 2046	n/a	107	110
JPY 20,000 million	Fixed	19 May 2026	n/a	204	202
JPY 10,200 million	Fixed	2 June 2026	n/a	104	103
JPY 10,000 million	Fixed	9 June 2026	n/a	102	101
USD 1,500 million	Fixed	23 November 2031	23 November 2026	2,227	2,095
AUD 185 million	Fixed	24 January 2048	n/a	184	184
AUD 130 million	Fixed	2 March 2048	n/a	130	130
USD 1,000 million	Fixed	24 July 2039	n/a	1,205	1,196
USD 1,250 million	Fixed	24 July 2034	24 July 2029	1,782	1,686
USD 1,500 million	Fixed	4 February 2030	4 February 2025	-	2,141
USD 1,500 million	Fixed	15 November 2035	15 November 2030	1,978	1,854
USD 1,000 million	Fixed	16 November 2040	n/a	1,013	1,010
AUD 1,250 million	Floating	29 January 2031	29 January 2026	1,249	1,250
EUR 1,000 million	Fixed	13 May 2031	13 May 2026	1,753	1,544
USD 1,000 million	Fixed	18 November 2041	n/a	1,054	1,059
USD 1,250 million	Fixed	18 November 2036	18 November 2031	1,660	1,572
JPY 26,000 million	Fixed	8 June 2032	8 June 2027	262	261
USD 1,000 million	Fixed	10 August 2033	10 August 2032	1,425	1,368
SGD 450 million	Fixed	7 September 2032	7 September 2027	544	516
AUD 1,500 million	Floating	23 June 2033	23 June 2028	1,500	1,496
AUD 300 million	Fixed/Floating	23 June 2033	23 June 2028	299	300
AUD 1,100 million	Fixed/Floating	23 June 2038	23 June 2033	1,093	1,100
AUD 1,500 million	Fixed/Floating	15 November 2038	n/a	1,495	1,502
USD 750 million	Fixed	17 November 2033	n/a	1,177	1,148
AUD 650 million	Floating	3 April 2034	3 April 2029	648	649
AUD 600 million	Fixed/Floating	3 April 2034	3 April 2029	600	593
AUD 1,000 million	Floating	10 July 2034	10 July 2029	1,000	996
AUD 500 million	Fixed/Floating	10 July 2034	10 July 2029	500	500
USD 1,500 million	Fixed	20 November 2035	20 November 2034	2,318	-
AUD 850 million	Floating	12 February 2035	12 February 2030	843	-
AUD 400 million	Fixed/Floating	12 February 2035	12 February 2030	400	-
AUD 1,500 million	Fixed/Floating	4 June 2040	4 June 2035	1,500	-
Total subordinated notes issued by Westpac Banking Corporation				**30,356**	**26,666**
Subordinated notes issued by Westpac New Zealand Limited[c]					
NZD 600 million	Fixed/Floating	16 September 2032	16 September 2027	525	541
NZD 600 million	Fixed/Floating	14 February 2034	14 February 2029	554	572
Total subordinated notes issued by Westpac New Zealand Limited				**1,079**	**1,113**
Total subordinated notes				**31,435**	**27,779**

a. Certain subordinated notes have a fixed interest rate for the period up to the optional redemption date and a floating interest rate thereafter.

b. Certain Tier 2 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac Banking Corporation may elect to redeem the relevant Tier 2 instrument on the optional redemption date or dates, subject to APRA's prior written approval.

c. For subordinated notes issued by Westpac New Zealand Limited, it may elect to redeem all or some of the Tier 2 instruments for their face value together with accrued interest (if any) on the optional redemption date or any interest payment date thereafter, subject to RBNZ's prior written approval. Early redemption of all of the Tier 2 instruments for certain tax or regulatory reasons is permitted on an interest payment date subject to the RBNZ's prior written approval.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 161 Note 14. Loan capital (Continued) Common features of subordinated notes Issued by Westpac Banking Corporation Interest payments are subject to Westpac being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event The definition of non-viability trigger event is described under AT1 loan capital. Upon the occurrence of a non-viability trigger event, Westpac will be required to convert some or all subordinated notes into a variable number of Westpac ordinary shares calculated in a manner similar to that described under AT1 loan capital. Following the occurrence of a non-viability trigger event, if conversion of a Tier 2 instrument does not occur within five business days, holders’ rights in relation to the relevant Tier 2 instrument will be immediately and irrevocably terminated. Issued by Westpac New Zealand Limited Interest payments are subject to Westpac New Zealand Limited being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event Tier 2 instruments issued by Westpac New Zealand Limited do not have a non-viability trigger event. These instruments qualify as Tier 2 capital under the RBNZ capital adequacy framework but not under APRA’s capital adequacy framework. Note 15. Securitisation, covered bonds and other transferred assets Note 15. Securitisation, covered bonds and other transferred assets Westpac enters into transactions in the normal course of business by which financial assets are transferred to counterparties or structured entities. Depending on the circumstances, these transfers may result in derecognition of the assets in their entirety, partial derecognition or no derecognition of the assets subject to the transfer. For Westpac’s accounting policy on derecognition of financial assets refer to the Financial Assets and Financial Liabilities. Securitisation Securitisation is the transferring of assets (or an interest in either the assets or the cash flows arising from the assets) to a structured entity which then issues the majority of interest bearing debt securities to third party investors for funding deals and to Westpac for liquidity deals. The Group transfers residential mortgages to these structured entities, however the Group retains the risks and rewards of the residential mortgages and continues to recognise the mortgages as financial assets. Securitisation of its own assets is used by Westpac as a funding and liquidity tool. For securitisation structured entities which Westpac controls, as defined in Note 30, the structured entities are classified as subsidiaries and consolidated. When assessing whether Westpac controls a structured entity, it considers its exposure to and ability to affect variable returns. Westpac may have variable returns from a structured entity through ongoing exposures to the risks and rewards associated with the assets, the provision of derivatives, liquidity facilities, trust management and operational services. Undrawn funding and liquidity facilities of $251 million (2024: $345 million) were provided by Westpac for the securitisation of its own assets. Covered bonds Westpac has two covered bond programs relating to Australian residential mortgages (Australian Program) and New Zealand residential mortgages (New Zealand Program). Under these programs, selected pools of residential mortgages are assigned to bankruptcy remote structured entities which provide guarantees on the payments to bondholders. The Group retains the majority of the risks and rewards of the residential mortgages and continues to recognise the mortgages as financial assets. Through the guarantees and derivatives with the structured entities, Westpac has variable returns from these structured entities and consolidates them. Repurchase agreements Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. Trading securities or Investment securities). The cash consideration received is recognised as a liability (Repurchase agreements). Refer to Note 19 for further details.

162 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 15. Securitisation, covered bonds and other transferred assets (Continued)

The following tables present Westpac's assets transferred and their associated liabilities.

$m	Carrying amount of transferred assets	Carrying amount of associated liabilities	For those liabilities that only have recourse to the transferred assets: Fair value of transferred assets	Fair value of transferred liabilities	Net fair value position
Consolidated					
2025					
Securitisation[a]	5,627	5,587	5,627	5,617	10
Covered bonds[b]	42,890	37,671	n/a	n/a	n/a
Repurchase agreements	15,230	14,664	n/a	n/a	n/a
Total	**63,747**	**57,922**	**5,627**	**5,617**	**10**
2024					
Securitisation[a]	5,580	5,539	5,575	5,552	23
Covered bonds[b]	50,269	39,472	n/a	n/a	n/a
Repurchase agreements	19,938	18,848	n/a	n/a	n/a
Total	**75,787**	**63,859**	**5,575**	**5,552**	**23**
Parent Entity					
2025					
Securitisation[a]	6,420	6,380	6,421	6,410	11
Covered bonds[b]	36,264	31,911	n/a	n/a	n/a
Repurchase agreements	13,379	13,183	n/a	n/a	n/a
Total	**56,063**	**51,474**	**6,421**	**6,410**	**11**
2024					
Securitisation[a]	6,449	6,407	6,443	6,420	23
Covered bonds[b]	43,337	35,512	n/a	n/a	n/a
Repurchase agreements	16,205	16,071	n/a	n/a	n/a
Total	**65,991**	**57,990**	**6,443**	**6,420**	**23**

a. The carrying amount of assets securitised exceeds the amount of notes issued primarily because the carrying amount includes both principal and income received from the transferred assets.

b. The difference between the carrying values of covered bonds and the assets pledged reflects the over-collateralisation required to maintain the ratings of the covered bonds and also additional assets to allow immediate issuance of additional covered bonds if required. These additional assets can be repurchased by Westpac at its discretion, subject to the conditions set out in the transaction documents.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION 163

Other financial instrument disclosures

Note 16. Trading securities and financial assets measured at fair value through income statement (FVIS)

Accounting policy

Trading securities

Trading securities include portfolios of actively traded debt and equity instruments, pledged instruments and instruments acquired for sale in the near term, including those backed by government and semi-government securities. The instruments are measured at fair value.

As part of its trading activities, Westpac also lends and borrows securities on a collateralised basis. Securities lent remain on Westpac's balance sheet and securities borrowed are not reflected on Westpac's balance sheet, as the risks and rewards of ownership remain with the initial holder. Where cash is provided as collateral, the amount advanced to or received from third parties is recognised as a receivable in collateral paid or as a borrowing in collateral received respectively.

Reverse repurchase agreements

Securities purchased under these agreements are not recognised in the balance sheet, as Westpac has not obtained the risks and rewards of ownership. The cash consideration paid is recognised as a reverse repurchase agreement, which forms part of a portfolio that is measured at fair value.

Other financial assets measured at FVIS

Other financial assets measured at FVIS include:

- Non-trading portfolio securities measured at fair value where this eliminates or significantly reduces an accounting mismatch, or they are part of a group of instruments that are managed on a fair value basis;
- Non-trading debt securities that do not have contractual cash flows that represent SPPI on the principal balance outstanding; or
- Non-trading equity securities for which we have not made irrevocable designation to be measured at FVOCI.

Fair value gains and losses on these financial assets are recognised in the income statement. Interest earned from debt securities is recognised in interest income (Note 3) while dividends on equity securities are recognised in non-interest income (Note 4).

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Trading securities				
Government and semi-government securities	10,429	24,532	10,429	23,225
Other debt securities	4,124	5,958	4,124	5,089
Other	376	285	376	282
Total trading securities	**14,929**	**30,775**	**14,929**	**28,596**
Reverse repurchase agreements	**28,304**	**17,990**	**28,304**	**17,990**
Other financial assets measured at FVIS				
Government and semi-government securities	11,681	-	10,250	-
Other debt securities	927	461	143	428
Equity securities	-	2	-	-
Total other financial assets measured at FVIS	**12,608**	**463**	**10,393**	**428**
Total trading securities and financial assets measured at FVIS	**55,841**	**49,228**	**53,626**	**47,014**

164 **WESTPAC** 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 17. Investment securities

Accounting policy

Investment securities include debt securities and equity securities. It includes debt and equity securities that are measured at FVOCI and debt securities measured at amortised cost. These instruments are classified based on the criteria disclosed under the heading "Financial assets and financial liabilities" prior to Note 9.

Debt securities measured at FVOCI

Includes debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for interest income, impairment charges, FX gains and losses and fair value hedge adjustments which are recognised in the income statement.

Impairment is measured using the same ECL model applied to financial assets measured at amortised cost. Impairment is recognised in the income statement with a corresponding amount in OCI with no reduction of the carrying value of the debt security which remains at fair value. Refer to Note 6 and Note 10 for further details.

The cumulative gain or loss recognised in OCI is subsequently recognised in the income statement when the instrument is disposed.

Debt securities measured at amortised cost

Includes debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows.

These securities are initially recognised at fair value plus directly attributable transaction costs. They are subsequently measured at amortised cost using the effective interest method and are presented net of any provision for ECL, determined using the ECL model.

Equity securities

Equity securities are measured at FVOCI where they are not held for trading, Westpac does not have control or significant influence over the investee and where an irrevocable election is made to measure them at FVOCI.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for dividend income which is recognised in the income statement. The cumulative gain or loss recognised in OCI is not subsequently recognised in the income statement when the instrument is disposed.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Investment securities				
Investments securities measured at FVOCI				
Government and semi-government debt securities	98,456	83,403	93,639	78,798
Other debt securities	17,636	18,866	15,241	16,548
Equity securities	476	450	220	208
Total investment securities measured at FVOCI[a]	**116,568**	**102,719**	**109,100**	**95,554**
Investment securities measured at amortised cost				
Government and semi-government debt securities	976	1,172	-	71
Total investment securities measured at amortised cost	**976**	**1,172**	**-**	**71**
Provision for ECL on debt securities at amortised cost	(3)	(6)	-	(2)
Total net investment securities measured at amortised cost	**973**	**1,166**	**-**	**69**
Total investment securities	**117,541**	**103,885**	**109,100**	**95,623**

a. Impairment is recognised in the income statement with a corresponding amount in OCI (refer to Note 26). There is no reduction of the carrying value of the debt securities which remains at fair value.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 165

Note 17. Investment securities (Continued)

The following table shows the maturities and the weighted average yield of Westpac's outstanding investment securities as at 30 September 2025. There are no tax-exempt securities.

	Up to 1 year		Over 1 year to 5 years		Over 5 years to 10 years		Over 10 years		No specific maturity		Total	Weighted average
2025	$m	%	$m	%	$m	%	$m	%	$m	%	$m	%
Carrying Amount												
Government and semi-government securities	12,466	3.6	44,201	3.6	35,025	4.4	7,737	5.1	-	-	99,429	4.0
Other debt securities	4,702	4.8	12,934	5.0	-	-	-	-	-	-	17,636	4.9
Equity securities	-	-	-	-	-	-	-	-	476	-	476	-
Total by maturity	**17,168**		**57,135**		**35,025**		**7,737**		**476**		**117,541**	

The maturity profile is determined based upon contractual terms for investment securities.

Note 18. Other financial assets

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Accrued interest receivable	1,921	2,223	1,735	1,987
Securities sold not delivered	7,048	1,716	7,041	1,716
Trade debtors	430	343	255	320
Interbank lending	319	174	246	173
Clearing and settlement balances	530	602	474	480
Accrued fees and commissions	401	276	258	155
Other	117	122	117	120
Total other financial assets	**10,766**	**5,456**	**10,126**	**4,951**

166 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 19. Other financial liabilities Note 19. Other financial liabilities Accounting policy Other financial liabilities include liabilities measured at amortised cost as well as liabilities which are measured at FVIS. Financial liabilities measured at FVIS include: • Trading liabilities (i.e. securities sold short); and • Liabilities designated at FVIS (i.e. certain repurchase agreements). Refer to Note 22 for balances measured at fair value and amortised cost. Repurchase agreements Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. ‘Trading securities’ or ‘Investment securities’). The cash consideration received is recognised as a liability (‘Repurchase agreements’). Repurchase agreements are designated at fair value where this eliminates or significantly reduces an accounting mismatch, or they are part of a group of instruments that are managed on a fair value basis. Otherwise they are measured on an amortised cost basis. Where a repurchase agreement is designated at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement as they arise. The change in fair value that is attributable to credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement. Consolidated Parent Entity $m 2025 2024 2025 2024 Repurchase agreements 14,664 18,848 13,183 16,071 Interbank placements 6,405 3,635 6,402 3,631 Accrued interest payable 4,235 4,940 3,684 4,094 Securities purchased not delivered 7,574 2,966 7,574 2,966 Trade creditors and other accrued expenses 2,363 2,375 1,887 1,994 Settlement and clearing balances 869 934 848 801 Securities sold short 4,215 3,248 4,215 3,248 Other 1,163 1,131 1,142 1,112 Total other financial liabilities 41,488 38,077 38,935 33,917

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 167 Note 20. Derivative financial instruments Note 20. Derivative financial instruments Accounting policy Derivative financial instruments are instruments whose values are derived from the value of an underlying asset, reference rate or index and include forwards, futures, swaps and options. Westpac uses derivative financial instruments for meeting customers’ needs, our Asset and Liability Management (ALM) activities, and undertaking market making and positioning activities. Trading derivatives Derivatives which are used in our ALM activities but are not designated into a hedge accounting relationship are considered economic hedges. These derivatives, along with derivatives used for meeting customers’ needs and undertaking market making and positioning activities, are measured at FVIS and are disclosed as trading derivatives. Hedging derivatives Hedging derivatives are those which are used in our ALM activities and have also been designated into one of three hedge accounting relationships: fair value hedge; cash flow hedge; or hedge of a net investment in a foreign operation. These derivatives are measured at fair value. These hedge designations and the associated accounting treatment are detailed below. For more details regarding Westpac’s ALM activities, refer to Note 21. Fair value hedges Fair value hedges are used to hedge the exposure to changes in the fair value of an asset or liability. Changes in the fair value of derivatives and the hedged asset or liability in fair value hedges are recognised in interest income. The carrying value of the hedged asset or liability is adjusted for the changes in fair value related to the hedged risk. If a hedge is discontinued, any fair value adjustments to the carrying value of the asset or liability are amortised to net interest income over the period to maturity. If the asset or liability is sold, any unamortised adjustment is immediately recognised in net interest income. Cash flow hedges Cash flow hedges are used to hedge the exposure to variability of cash flows attributable to an asset, liability or future forecast transaction. For effective hedges, changes in the fair value of derivatives are recognised in the cash flow hedge reserve through OCI and subsequently recognised in interest income when the cash flows attributable to the asset or liability that was hedged impact the income statement. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in interest income. If a hedge is discontinued, any cumulative gain or loss remains in OCI. It is amortised to net interest income over the period in which the asset or liability that was hedged also impacts the income statement. If a hedge of a forecast transaction is no longer expected to occur, any cumulative gain or loss in OCI is immediately recognised in net interest income. Net investment hedges Net investment hedges are used to hedge FX risks arising from a net investment of a foreign operation. For effective hedges, changes in the fair value of derivatives are recognised in the foreign currency translation reserve through OCI. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in non-interest income. If a foreign operation is disposed of, any cumulative gain or loss in OCI is immediately recognised in non-interest income.

168 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Total derivatives

The carrying values of derivative instruments are set out in the tables below.

Consolidated	Trading		Hedging		Total derivatives carrying value	
$m	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
2025						
Interest rate contracts						
Swap agreements	48,585	(51,397)	5,301	(5,334)	53,886	(56,731)
Options	256	(109)	-	-	256	(109)
Total interest rate contracts	**48,841**	**(51,506)**	**5,301**	**(5,334)**	**54,142**	**(56,840)**
FX contracts						
Spot and forward contracts	7,141	(6,963)	83	(37)	7,224	(7,000)
Cross currency swap agreements	5,596	(9,460)	1,830	(104)	7,426	(9,564)
Options	134	(126)	-	-	134	(126)
Total FX contracts	**12,871**	**(16,549)**	**1,913**	**(141)**	**14,784**	**(16,690)**
Credit default swaps						
Credit protection bought	-	(408)	-	-	-	(408)
Credit protection sold	353	-	-	-	353	-
Total credit default swaps	**353**	**(408)**	**-**	**-**	**353**	**(408)**
Commodity contracts	151	(50)	-	-	151	(50)
Total of gross derivatives	**62,216**	**(68,513)**	**7,214**	**(5,475)**	**69,430**	**(73,988)**
Impact of netting arrangements	(45,845)	48,218	(5,121)	5,140	(50,966)	53,358
Total of net derivatives	**16,371**	**(20,295)**	**2,093**	**(335)**	**18,464**	**(20,630)**
2024						
Interest rate contracts						
Swap agreements	47,697	(49,742)	5,619	(5,969)	53,316	(55,711)
Options	235	(186)	-	-	235	(186)
Total interest rate contracts	**47,932**	**(49,928)**	**5,619**	**(5,969)**	**53,551**	**(55,897)**
FX contracts						
Spot and forward contracts	10,887	(11,643)	20	(171)	10,907	(11,814)
Cross currency swap agreements	9,330	(14,783)	183	(373)	9,513	(15,156)
Options	152	(135)	-	-	152	(135)
Total FX contracts	**20,369**	**(26,561)**	**203**	**(544)**	**20,572**	**(27,105)**
Credit default swaps						
Credit protection bought	-	(276)	-	-	-	(276)
Credit protection sold	225	-	-	-	225	-
Total credit default swaps	**225**	**(276)**	**-**	**-**	**225**	**(276)**
Commodity contracts	235	(85)	-	-	235	(85)
Total of gross derivatives	**68,761**	**(76,850)**	**5,822**	**(6,513)**	**74,583**	**(83,363)**
Impact of netting arrangements	(45,045)	46,533	(5,429)	5,856	(50,474)	52,389
Total of net derivatives	**23,716**	**(30,317)**	**393**	**(657)**	**24,109**	**(30,974)**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 169

Note 20. Derivative financial instruments (Continued)

Parent Entity	Trading		Hedging		Total derivatives carrying value	
$m	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
2025						
Interest rate contracts						
Swap agreements	48,751	(51,819)	4,960	(4,777)	53,711	(56,596)
Options	256	(109)	-	-	256	(109)
Total interest rate contracts	**49,007**	**(51,928)**	**4,960**	**(4,777)**	**53,967**	**(56,705)**
FX contracts						
Spot and forward contracts	7,179	(6,963)	45	(37)	7,224	(7,000)
Cross currency swap agreements	6,589	(9,457)	83	(104)	6,672	(9,561)
Options	133	(126)	-	-	133	(126)
Total FX contracts	**13,901**	**(16,546)**	**128**	**(141)**	**14,029**	**(16,687)**
Credit default swaps						
Credit protection bought	-	(408)	-	-	-	(408)
Credit protection sold	353	-	-	-	353	-
Total credit default swaps	**353**	**(408)**	**-**	**-**	**353**	**(408)**
Commodity contracts	151	(50)	-	-	151	(50)
Total of gross derivatives	**63,412**	**(68,932)**	**5,088**	**(4,918)**	**68,500**	**(73,850)**
Impact of netting arrangements	(46,014)	48,645	(4,952)	4,713	(50,966)	53,358
Total of net derivatives	**17,398**	**(20,287)**	**136**	**(205)**	**17,534**	**(20,492)**
2024						
Interest rate contracts						
Swap agreements	47,973	(50,141)	5,186	(5,495)	53,159	(55,636)
Options	235	(186)	-	-	235	(186)
Total interest rate contracts	**48,208**	**(50,327)**	**5,186**	**(5,495)**	**53,394**	**(55,822)**
FX contracts						
Spot and forward contracts	10,887	(11,665)	20	(149)	10,907	(11,814)
Cross currency swap agreements	9,411	(14,917)	52	(135)	9,463	(15,052)
Options	152	(135)	-	-	152	(135)
Total FX contracts	**20,450**	**(26,717)**	**72**	**(284)**	**20,522**	**(27,001)**
Credit default swaps						
Credit protection bought	-	(276)	-	-	-	(276)
Credit protection sold	225	-	-	-	225	-
Total credit default swaps	**225**	**(276)**	**-**	**-**	**225**	**(276)**
Commodity contracts	235	(85)	-	-	235	(85)
Total of gross derivatives	**69,118**	**(77,405)**	**5,258**	**(5,779)**	**74,376**	**(83,184)**
Impact of netting arrangements	(45,323)	46,938	(5,151)	5,451	(50,474)	52,389
Total of net derivatives	**23,795**	**(30,467)**	**107**	**(328)**	**23,902**	**(30,795)**

170 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 20. Derivative financial instruments (Continued) Hedge accounting Westpac designates derivatives into hedge accounting relationships in order to manage the volatility in earnings and capital that would otherwise arise from interest rate and FX risks that may result from differences in the accounting treatment of derivatives and underlying exposures. These hedge accounting relationships and the risks they are used to hedge are described below. Westpac enters into one-to-one hedge relationships to manage specific exposures where the terms of the hedged item significantly match the terms of the hedging instrument. Westpac also uses dynamic hedge accounting where the hedged items are part of a portfolio of assets and/or liabilities that frequently change. In this hedging strategy, the exposure being hedged and the hedging instruments may change frequently rather than there being a one-to-one hedge accounting relationship for a specific exposure. Fair value hedges Interest rate risk Westpac hedges its interest rate risk to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. Interest rate risk arising from fixed rate debt issuances and fixed rate bonds classified as investment securities at FVOCI is hedged with single currency fixed to floating interest rate derivatives. Westpac also hedges its benchmark interest rate risk from fixed rate foreign currency denominated debt issuances using interest rate swaps and cross currency swaps. In applying fair value hedge accounting, Westpac primarily uses one-to-one hedge accounting to manage specific exposures. Westpac also uses a dynamic hedge accounting strategy for fair value portfolio hedge accounting of some fixed rate mortgages to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. These fixed rate mortgages are allocated to time buckets based on their expected repricing dates and the fixed-to-floating interest rate derivatives are designated accordingly to the capacity in the relevant time buckets. Westpac hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW and AONIA for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the derivative. For the portfolio hedge accounting ineffectiveness also arises from prepayment risk (i.e. the difference between actual and expected prepayment of loans). In order to manage the ineffectiveness from early repayments and accommodate new originations the portfolio hedges are de-designated and re-designated periodically. Cash flow hedges Interest rate risk Westpac’s exposure to the volatility of interest cash flows from customer deposits and loans is hedged with interest rate derivatives using a dynamic hedge accounting strategy called macro cash flow hedges. Customer deposits and loans are allocated to time buckets based on their expected repricing dates. The interest rate derivatives are designated accordingly to the gross asset or gross liability positions for the relevant time buckets. Westpac hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW and AONIA for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the interest rate derivative. Ineffectiveness also arises if the notional values of the interest rate derivatives exceed the capacity for the relevant time buckets. The hedge accounting relationship is reviewed on a monthly basis and the hedging relationships are de-designated and re-designated if necessary. FX risk Westpac's exposure to foreign currency principal and credit margin cash flows from fixed and floating rate foreign currency debt issuances is hedged through the use of cross currency and foreign exchange derivative contracts in a one-to-one hedging relationship to manage the changes between the foreign currency and AUD. In addition, for floating rate foreign currency debt issuances, Westpac hedges from foreign floating to primarily AUD or NZD floating interest rates. These exposures represent the most significant components of fair value. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the cross currency derivative.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 171

Note 20. Derivative financial instruments (Continued)

Net investment hedges

FX risk

Structural FX risk results from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore capital is subject to change that could introduce significant variability to Westpac's reported financial results and capital ratios.

Westpac uses FX forward contracts when hedging the currency translation risk arising from net investments in foreign operations. Westpac currently applies hedge accounting, predominantly to its net investment in New Zealand operations which is the most material offshore operation and therefore the hedged risk is the movement of the NZD against the AUD. Ineffectiveness only arises if the notional values of the FX forward contracts exceed the net investment.

Economic hedges

As part of Westpac's ALM activities, economic hedges may be entered into to hedge New Zealand future earnings and long-term funding transactions for risk management purposes. These hedges do not qualify for hedge accounting and therefore are not included in the hedging instrument disclosures below.

Hedging instruments

The following tables show the carrying value of hedging instruments and a maturity analysis of the notional amounts of the hedging instruments in one-to-one hedge relationships categorised by the types of hedge relationships and the hedged risk.

Consolidated			Notional amounts				Carrying value	
$m	Hedging instrument	Hedged risk	Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Assets	Liabilities
2025								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	21,314	83,617	67,516	172,447	3,766	(4,398)
	Cross currency swap	Interest rate risk	3,484	15,127	1,079	19,690	(89)	(23)
Cash flow hedges	Cross currency swap	FX risk	3,484	15,127	1,079	19,690	1,919	(81)
	Foreign exchange forwards and swaps	FX risk	3,623	-	-	3,623	2	(37)
Net investment hedges	Forward contracts	FX risk	4,106	-	-	4,106	81	-
Total one-to-one hedge relationships			**36,011**	**113,871**	**69,674**	**219,556**	**5,679**	**(4,539)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	16,776	3	(220)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	607,343	1,532	(716)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**624,119**	**1,535**	**(936)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**843,675**	**7,214**	**(5,475)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,121)	5,140
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**2,093**	**(335)**
2024								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	21,400	82,571	55,004	158,975	3,611	(4,858)
	Cross currency swap	Interest rate risk	1,098	13,188	981	15,267	(22)	(281)
Cash flow hedges	Cross currency swap	FX risk	1,098	13,188	981	15,267	205	(92)
	Foreign exchange forwards and swaps	FX risk	3,663	-	-	3,663	2	(144)
Net investment hedges	Forward contracts	FX risk	3,631	-	-	3,631	18	(27)
Total one-to-one hedge relationships			**30,890**	**108,947**	**56,966**	**196,803**	**3,814**	**(5,402)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	16,317	35	(204)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	422,943	1,973	(907)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**439,260**	**2,008**	**(1,111)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**636,063**	**5,822**	**(6,513)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,429)	5,856
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**393**	**(657)**

172 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Parent Entity			Notional amounts				Carrying value	
$m	Hedging instrument	Hedged risk	Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Assets	Liabilities
2025								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	21,226	79,652	65,475	166,353	3,602	(4,270)
	Cross currency swap	Interest rate risk	815	213	723	1,751	(6)	(23)
Cash flow hedges	Cross currency swap	FX risk	815	213	723	1,751	89	(81)
	Foreign exchange forwards and swaps	FX risk	3,623	-	-	3,623	2	(37)
Net investment hedges	Forward contracts	FX risk	3,107	-	-	3,107	43	-
Total one-to-one hedge relationships			**29,586**	**80,078**	**66,921**	**176,585**	**3,730**	**(4,411)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	100	3	-
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	579,797	1,355	(507)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**579,897**	**1,358**	**(507)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**756,482**	**5,088**	**(4,918)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(4,952)	4,713
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**136**	**(205)**
2024								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	20,962	77,739	54,797	153,498	3,457	(4,789)
	Cross currency swap	Interest rate risk	377	1,002	659	2,038	(23)	(23)
Cash flow hedges	Cross currency swap	FX risk	377	1,002	659	2,038	75	(112)
	Foreign exchange forwards and swaps	FX risk	3,663	-	-	3,663	2	(144)
Net investment hedges	Forward contracts	FX risk	2,636	-	-	2,636	18	(5)
Total one-to-one hedge relationships			**28,015**	**79,743**	**56,115**	**163,873**	**3,529**	**(5,073)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	1,797	32	-
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	398,519	1,697	(706)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**400,316**	**1,729**	**(706)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**564,189**	**5,258**	**(5,779)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,151)	5,451
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**107**	**(328)**

The following tables show the weighted average FX rate related to significant hedging instruments in one-to-one hedge relationships.

				Weighted average rate	
	Hedging instrument	Hedged risk	Currency pair	2025	2024
Consolidated					
Cash flow hedges	Cross currency swap	FX risk	EUR:NZD	0.5846	0.5963
			USD:NZD	0.6071	0.6252
	Foreign exchange swap	FX risk	USD:AUD	0.6658	0.6676
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.1113	1.0984
			USD:AUD	0.6537	0.6745
Parent Entity					
Cash flow hedges	Cross currency swap	FX risk	EUR:AUD	0.6650	0.6650
			JPY:AUD	79.6448	79.6448
			CNH:AUD	4.7418	4.7334
			HKD:AUD	5.5978	5.6124
	Foreign exchange swap	FX risk	USD:AUD	0.6658	0.6676
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.1185	1.0905
			USD:AUD	0.6537	0.6745

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 173

Note 20. Derivative financial instruments (Continued)

Impact of hedge accounting in the balance sheets and reserves

The following tables show the carrying amount of hedged items in a fair value hedge relationship and the component of the carrying amount related to accumulated fair value hedge accounting adjustments (FVHA).

	2025		2024	
$m	Carrying amount of hedged item	FVHA	Carrying amount of hedged item	FVHA
Consolidated				
Interest rate risk				
Investment securities[a]	83,382	494	65,585	(165)
Loans	17,234	117	16,638	77
Debt issues and loan capital	(102,521)	3,421	(102,039)	3,749
Parent Entity				
Interest rate risk				
Investment securities[a]	78,771	284	61,775	(294)
Loans	442	1	2,019	(22)
Debt issues and loan capital	(83,381)	3,341	(87,495)	3,532

a. The carrying amount of investment securities at fair value through other comprehensive income does not include a fair value hedge adjustment as the hedged asset is measured at fair value. The fair value hedge accounting adjustment results in a transfer from other comprehensive income to the income statement.

There were nil FVHA gains/losses (2024: Nil) included in the above carrying amounts relating to hedged items that have ceased to be adjusted for hedging gains and losses.

The pre-tax impact of cash flow and net investment hedges on cash flow hedge reserves is detailed below:

	2025			2024		
$m	Interest rate risk	FX risk	Total	Interest rate risk	FX risk	Total
Consolidated						
Balance as at beginning of year	**978**	**(198)**	**780**	**249**	**(47)**	**202**
Net gains/(losses) from changes in fair value	(364)	131	(233)	878	(377)	501
Transferred to interest income	80	72	152	(149)	226	77
Balance as at end of year	**694**	**5**	**699**	**978**	**(198)**	**780**
Parent Entity						
Balance as at beginning of year	**852**	**(136)**	**716**	**(288)**	**(1)**	**(289)**
Net gains/(losses) from changes in fair value	(305)	151	(154)	1,049	(176)	873
Transferred to interest income	129	25	154	91	41	132
Balance as at end of year	**676**	**40**	**716**	**852**	**(136)**	**716**

There were nil net gains/losses (2024: net gains $16 million) remaining in the cash flow hedge reserve relating to hedge relationships for which hedge accounting is no longer applied for Westpac and the Parent Entity.

As disclosed in Note 26, the net gains from changes in the fair value of net investment hedges were $95 million (2024: net gain $28 million) for Westpac and $53 million (2024: net gain $31 million) for the Parent Entity. Included in the foreign currency translation reserve is a loss of $158 million (2024: $158 million loss) for Westpac and $162 million (2024: $162 million loss) for the Parent Entity relating to discontinued hedges of our net investment in USD operations. This would only be transferred to the income statement on disposal of the related USD operations.

174 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (Continued)

Hedge effectiveness

Hedge effectiveness is tested prospectively at inception and during the lifetime of hedge relationships. For one-to-one hedge relationships this testing uses a qualitative assessment of matched terms where the critical terms of the derivatives used as the hedging instrument match the terms of the hedged item. In addition, a quantitative effectiveness test is performed for all hedges which could include regression analysis, dollar offset and/or sensitivity analysis.

Retrospective testing is also performed to determine whether the hedge relationship remains highly effective so that hedge accounting can continue to be applied and also to determine any ineffectiveness. These tests are performed using regression analysis and the dollar offset method.

The following tables provide information regarding the determination of hedge effectiveness:

$m	Hedging instrument	Hedged risk	Change in fair value of hedging instrument used for calculating ineffectiveness	Change in value of the hedged item used for calculating ineffectiveness	Hedge ineffectiveness recognised in interest income	Hedge ineffectiveness recognised in non-interest income
Consolidated						
2025						
Fair value hedges	Interest rate swap	Interest rate risk	(526)	491	(35)	n/a
	Cross currency swap	Interest rate risk	117	(120)	(3)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(249)	268	19	n/a
	Cross currency swap	FX risk	21	(21)	-	n/a
	Foreign exchange forwards and swaps	FX risk	182	(182)	-	n/a
Net investment hedges	Forward contracts	FX risk	95	(95)	n/a	-
Total			**(360)**	**341**	**(19)**	**-**
2024						
Fair value hedges	Interest rate swap	Interest rate risk	1,845	(1,817)	28	n/a
	Cross currency swap	Interest rate risk	761	(765)	(4)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	698	(714)	(16)	n/a
	Cross currency swap	FX risk	(25)	25	-	n/a
	Foreign exchange forwards and swaps	FX risk	(126)	126	-	n/a
Net investment hedges	Forward contracts	FX risk	28	(28)	n/a	-
Total			**3,181**	**(3,173)**	**8**	**-**
Parent Entity						
2025						
Fair value hedges	Interest rate swap	Interest rate risk	(455)	420	(35)	n/a
	Cross currency swap	Interest rate risk	7	(10)	(3)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(136)	159	23	n/a
	Cross currency swap	FX risk	(6)	6	-	n/a
	Foreign exchange forwards and swaps	FX risk	182	(182)	-	n/a
Net investment hedges	Forward contracts	FX risk	53	(53)	n/a	-
Total			**(355)**	**340**	**(15)**	**-**
2024						
Fair value hedges	Interest rate swap	Interest rate risk	2,295	(2,274)	21	n/a
	Cross currency swap	Interest rate risk	84	(84)	-	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	1,121	(1,126)	(5)	n/a
	Cross currency swap	FX risk	(9)	9	-	n/a
	Foreign exchange forwards and swaps	FX risk	(126)	126	-	n/a
Net investment hedges	Forward contracts	FX risk	31	(31)	n/a	-
Total			**3,396**	**(3,380)**	**16**	**-**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 175 Note 21. Risk management, funding and liquidity risk and market risk Note 21. Risk management, funding and liquidity risk and market risk Financial instruments are fundamental to Westpac’s business of providing banking and financial services. The associated financial risks (including credit risk, funding and liquidity risk and market risk) are a significant proportion of the total risks faced by Westpac. This note details the financial risk management policies, practices and quantitative information of Westpac’s principal financial risk exposures. Index Note Name Note number Overview Risk management frameworks 21.1 Credit risk Refer to Note 11 Credit risk management 11 Funding and liquidity risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Liquidity modelling 21.2.1 Sources of funding 21.2.2 Assets pledged as collateral 21.2.3 Contractual maturity of financial liabilities 21.2.4 Expected maturity 21.2.5 Market risk The risk of an adverse impact on Westpac’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices and equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Value-at-Risk (VaR) Traded market risk Non-traded market risk 21.3.1 21.3.2 21.3.3 21.1. Risk management frameworks The Board is responsible for approving Westpac's Risk Management Strategy (incorporating the Risk Management Framework) and Board Risk Appetite Statement and for monitoring the effectiveness of risk management by Westpac. The Board has delegated to the Board Risk Committee (BRiskC) responsibility to: • Review and recommend Westpac's Risk Management Strategy (incorporating the Risk Management Framework) and Board Risk Appetite Statement to the Board for approval; • Review and monitor Westpac's risk profile and controls for consistency with the Board Risk Appetite Statement; • Approve frameworks, policies and processes for managing risk (consistent with the Risk Management Strategy and Board Risk Appetite Statement); and • Review and, where appropriate, approve risks beyond the approval discretion provided to management.

176 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 21. Risk management, funding and liquidity risk and market risk (Continued) For each of its material risks, Westpac maintains risk management frameworks and a number of supporting policies that define roles and responsibilities, acceptable practices, limits and key controls: Risk Risk management framework and controls Funding and liquidity risk • Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. • Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk. • Westpac’s Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. • Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a five year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. • Westpac monitors the composition and stability of its funding so that it remains within Westpac’s funding risk appetite. This includes compliance with both the Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR). • Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions. • Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board. • Daily liquidity risk reports are reviewed by Westpac’s Treasury and Treasury Risk teams. Liquidity reports are presented to Group ALCO monthly and to the Board quarterly. Market risk • The Market Risk Framework describes Westpac’s approach to managing traded and non- traded market risk. • Traded market risk includes interest rate, FX, commodity, equity price, credit spread and volatility risks. Non-traded market risk includes interest rate and credit spread risks. • Market risk is managed using VaR and Stressed VaR (SVaR) limits, Net interest income at risk (NaR) and structural risk limits (including credit spread and interest rate basis point value limits) as well as scenario analysis and stress testing. • The BRiskC approves the risk appetite for traded and non-traded risks through the use of VaR, SVaR, NaR and specific structural risk limits. This includes separate VaR sub-limits for the trading activities of Financial Markets and Treasury and for non-traded ALM activities. • Market risk limits are assigned to business management based upon the Bank’s risk appetite and business strategies in addition to the consideration of market liquidity and concentration. • Market risk positions are managed by the trading desks and ALM unit consistent with their delegated authorities and the nature and scale of the market risks involved. • Daily monitoring of current exposure and limit utilisation is conducted independently by Market Risk teams, which monitor market risk exposures against VaR and structural risk limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. Quarterly reports are produced for the Westpac Group Market Risk Committee (MARCO), RISKCO and the BRiskC. • Daily stress testing and back testing of VaR results are performed to support model integrity and to analyse extreme or unexpected movements, and the Head of Market, Capital & Liquidity Risk has ratified an approved stress escalation framework. • The BRiskC has approved a framework for profit or loss escalation which considers both single day and 20 day cumulative results. • Treasury’s ALM unit is responsible for managing the non-traded interest rate risk including risk mitigation through hedging using derivatives. This is overseen by the Market Risk unit and reviewed by Treasury Financial Risk Committee (TRFC), MARCO, RISKCO and BRiskC. The Group ALCO provides additional oversight of non-traded market risk and alignment with Group strategy in reviewing NaR and the durations of capital and non-rate sensitive deposit hedges.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 177

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.2. Funding and liquidity risk

21.2.1. Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac's wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

21.2.2. Sources of funding

Sources of funding are regularly reviewed to maintain a wide diversification by currency, geography, product and term. Sources include, but are not limited to:

- Deposits;
- Debt issues;
- Proceeds from sale of marketable securities;
- Repurchase agreements with central banks;
- Principal repayments on loans;
- Interest income; and
- Fee income.

Liquid assets

Treasury holds a portfolio of high-quality liquid assets as a buffer against unforeseen funding requirements. These assets are held in cash, or are otherwise eligible for repurchase agreements with the Reserve Bank of Australia or another central bank and include Government, State Government and highly rated investment grade securities. The level of liquid asset holdings is reviewed frequently and is consistent with both the requirements of the balance sheet and market conditions.

A summary of Westpac's liquid asset holdings is as follows:

	Consolidated				Parent Entity			
	2025		2024		2025		2024	
$m	Actual	Average	Actual	Average	Actual	Average	Actual	Average
Cash	50,157	66,322	65,356	94,468	44,607	58,836	58,236	85,384
Trading securities and financial assets measured at FVIS	40,840	31,936	31,717	19,183	39,257	29,702	29,538	16,954
Investment securities	117,065	113,488	103,435	92,622	108,880	105,065	95,415	85,076
Other financial assets	319	273	174	199	246	240	173	195
Total on-balance sheet liquid assets	**208,381**	**212,019**	**200,682**	**206,472**	**192,990**	**193,843**	**183,362**	**187,609**

In addition, Westpac has $81,653 million (2024: $70,306 million) and the Parent Entity has $76,094 million (2024: $62,770 million) of loans that are self-originated AAA rated mortgage backed securities which are eligible for repurchase with the RBA and Reserve Bank of New Zealand under certain circumstances. Average year-to-date balances amount to $76,439 million (2024: $70,282 million) for Westpac and $70,708 million (2024: $63,975 million) for the Parent Entity.

178 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Westpac's funding composition

Westpac monitors the composition and stability of its funding so that it remains within Westpac's funding risk appetite. This includes compliance with both the LCR and NSFR.

%	2025	2024
Customer deposits	68.1	66.9
Wholesale term funding with residual maturity greater than 12 months	12.9	13.9
Wholesale funding with a residual maturity less than 12 months	11.6	11.4
Equity	6.9	7.2
Securitisation	0.5	0.6
Group's total funding	**100.0**	**100.0**

Movements in Westpac's funding composition in 2025 included:

- Customer deposits increased by $49.4 billion and now account for 68.1% of Westpac's total funding (including equity) at 30 September 2025, up from 66.9% at 30 September 2024;
- Long-term funding with a residual maturity greater than 12 months accounted for 12.9% of Westpac's total funding at 30 September 2025. Funding from securitisation accounted for a further 0.5% of total funding. Westpac raised $28.1 billion of long-term wholesale funding in 2025, supported by constructive conditions in global capital markets. This was lower than prior financial years reflecting strong growth in customer deposits and lower wholesale funding maturities to be refinanced;
- Wholesale funding with a residual maturity less than 12 months accounted for 11.6% of Westpac's total funding at 30 September 2025, up from 11.4% at 30 September 2024. This portfolio, including long-term funding with a residual maturity less than one year, had a weighted average maturity of 153 days; and
- Funding from equity increased by $1.0 billion in 2025 and made up 6.9% of total funding at 30 September 2025, down from 7.2% at 30 September 2024, reflecting the impact of the on-market share buyback.

Borrowings and outstanding issuances from existing debt programs at 30 September 2025 can be found in Note 12, Note 13, Note 14 and Note 19.

Funding for Lending Programme (FLP)

On 11 November 2020, the Reserve Bank of New Zealand (RBNZ) announced a stimulus through the FLP commencing in December 2020. The FLP provided funding to New Zealand banks at the prevailing OCR for a term of three years secured by high quality collateral. The size of the funding available under the FLP included an initial allocation of 4% of each bank's eligible loans. A conditional additional allocation of up to 2% of eligible loans was also available, subject to growth in eligible loans, for a total size of up to 6% of eligible loans. The programme started on 7 December 2020 and ran until 6 December 2022. During the year, Westpac New Zealand Limited has made scheduled repayments on the programme and as at 30 September 2025 the amount outstanding totalled NZ$1,110 million (30 September 2024: NZ$2,981 million).

Credit ratings

As at 30 September 2025 the Parent Entity's credit ratings were:

2025	Short-term	Long-term	Outlook
Fitch Ratings	F1+	AA-	Stable
Moody's Ratings	P-1	Aa2	Stable
S&P Global Ratings	A-1+	AA-	Stable

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 179 Note 21. Risk management, funding and liquidity risk and market risk (Continued) 21.2.3. Assets pledged as collateral Westpac and the Parent Entity are required to provide collateral (predominantly to other financial institutions), as part of standard terms, to secure liabilities. In addition to assets supporting securitisation and covered bond programs disclosed in Note 15, the carrying value of these financial assets pledged as collateral is: Consolidated Parent Entity $m 2025 2024 2025 2024 Cash 4,590 6,269 4,562 6,199 Securities (including certificates of deposit) 2,535 1,721 2,307 1,721 Securities pledged under repurchase agreements 15,230 19,938 13,379 16,205 Securities pledged on contingent liabilities 119 56 119 56 Total amount pledged to secure liabilities/contingent liabilities 22,474 27,984 20,367 24,181 21.2.4. Contractual maturity of financial liabilities The following tables present cash flows associated with financial liabilities, payable at the balance sheet date, by remaining contractual maturity. The amounts disclosed in the table are the future contractual undiscounted cash flows, whereas Westpac manages inherent liquidity risk based on expected cash flows. Cash flows associated with financial liabilities include both principal payments as well as fixed or variable interest payments incorporated into the relevant coupon period. Principal payments reflect the earliest contractual maturity date. Derivative liabilities designated in hedge accounting relationships and used as economic hedges are expected to be held for their remaining contractual lives, and reflect gross cash flows over the remaining contractual term. Derivatives held for trading (excluding economic hedges) and certain liabilities classified in “Other financial liabilities” which are measured at FVIS are not managed for liquidity purposes on the basis of their contractual maturity, and accordingly these liabilities are presented in the up to 1 month column. Only the liabilities that Westpac manages based on their contractual maturity are presented on a contractual undiscounted basis in the following tables.

180 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Consolidated $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2025						
Financial liabilities						
Collateral received	3,194	-	-	-	-	3,194
Deposits and other borrowings	564,053	77,359	125,412	9,924	62	776,810
Other financial liabilities	30,575	2,445	4,724	8	-	37,752
Derivative financial instruments:						
Held for trading	15,915	-	-	-	-	15,915
Held for hedging purposes (net settled)	18	(39)	(42)	239	391	567
Held for hedging purposes (gross settled):						
Cash outflow	15,370	19,254	56,774	103,183	40,431	235,012
Cash inflow	(14,750)	(17,974)	(56,043)	(100,546)	(38,150)	(227,463)
Debt issues	3,401	10,307	57,360	102,381	16,597	190,046
Total financial liabilities excluding loan capital	**617,776**	**91,352**	**188,185**	**115,189**	**19,331**	**1,031,833**
Loan capital	56	456	1,433	7,874	48,506	58,325
Total undiscounted financial liabilities	**617,832**	**91,808**	**189,618**	**123,063**	**67,837**	**1,090,158**
Total contingent liabilities and commitments						
Financial guarantees, letters of credit and other credit substitutes	15,721	-	-	-	-	15,721
Performance-related contingencies	6,709	-	-	-	-	6,709
Remaining commitments to extend credit	198,739	-	-	-	-	198,739
Total undiscounted contingent liabilities and commitments	**221,169**	**-**	**-**	**-**	**-**	**221,169**
2024						
Financial liabilities						
Collateral received	3,092	-	-	-	-	3,092
Deposits and other borrowings	518,458	69,841	129,864	10,056	50	728,269
Other financial liabilities	25,759	1,851	4,593	1,049	5	33,257
Derivative financial instruments:						
Held for trading	23,158	-	-	-	-	23,158
Held for hedging purposes (net settled)	(18)	(198)	(269)	(381)	36	(830)
Held for hedging purposes (gross settled):						
Cash outflow	13,556	20,755	39,009	92,784	44,267	210,371
Cash inflow	(11,622)	(16,220)	(38,699)	(91,167)	(41,207)	(198,915)
Debt issues	5,609	12,192	47,472	105,035	18,327	188,635
Total financial liabilities excluding loan capital	**577,992**	**88,221**	**181,970**	**117,376**	**21,478**	**987,037**
Loan capital	62	332	889	9,650	42,891	53,824
Total undiscounted financial liabilities	**578,054**	**88,553**	**182,859**	**127,026**	**64,369**	**1,040,861**
Total contingent liabilities and commitments						
Financial guarantees, letters of credit and other credit substitutes	15,220	-	-	-	-	15,220
Performance-related contingencies	5,393	-	-	-	-	5,393
Remaining commitments to extend credit	191,498	-	-	-	-	191,498
Total undiscounted contingent liabilities and commitments	**212,111**	**-**	**-**	**-**	**-**	**212,111**

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 181

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Parent Entity $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2025						
Financial liabilities						
Collateral received	2,371	-	-	-	-	2,371
Deposits and other borrowings	519,315	66,463	108,989	7,295	62	702,124
Other financial liabilities	28,910	1,804	4,703	8	-	35,425
Derivative financial instruments:						
Held for trading	15,915	-	-	-	-	15,915
Held for hedging purposes (net settled)	18	(39)	(46)	143	353	429
Held for hedging purposes (gross settled):						
Cash outflow	15,370	19,254	56,774	103,183	40,431	235,012
Cash inflow	(14,750)	(17,974)	(56,043)	(100,546)	(38,150)	(227,463)
Debt issues	2,425	8,961	50,517	79,968	15,381	157,252
Due to subsidiaries	16,022	572	2,957	10,337	41,308	71,196
Total financial liabilities excluding loan capital	**585,596**	**79,041**	**167,851**	**100,388**	**59,385**	**992,261**
Loan capital	56	439	1,382	7,633	47,295	56,805
Total undiscounted financial liabilities	**585,652**	**79,480**	**169,233**	**108,021**	**106,680**	**1,049,066**
Total contingent liabilities and commitments						
Financial guarantees, letters of credit and other credit substitutes	15,254	-	-	-	-	15,254
Performance-related contingencies	6,484	-	-	-	-	6,484
Remaining commitments to extend credit	173,966	-	-	-	-	173,966
Total undiscounted contingent liabilities and commitments	**195,704**	**-**	**-**	**-**	**-**	**195,704**
2024						
Financial liabilities						
Collateral received	2,949	-	-	-	-	2,949
Deposits and other borrowings	472,586	59,872	109,208	7,816	50	649,532
Other financial liabilities	25,217	1,851	2,829	8	-	29,905
Derivative financial instruments:						
Held for trading	23,158	-	-	-	-	23,158
Held for hedging purposes (net settled)	(23)	(187)	(287)	(322)	43	(776)
Held for hedging purposes (gross settled):						
Cash outflow	13,566	20,885	39,202	98,148	44,600	216,401
Cash inflow	(11,622)	(16,288)	(38,924)	(96,397)	(41,544)	(204,775)
Debt issues	5,245	11,104	42,214	85,150	16,935	160,648
Due to subsidiaries	12,301	651	3,114	13,039	55,010	84,115
Total financial liabilities excluding loan capital	**543,377**	**77,888**	**157,356**	**107,442**	**75,094**	**961,157**
Loan capital	62	315	836	9,375	41,551	52,139
Total undiscounted financial liabilities	**543,439**	**78,203**	**158,192**	**116,817**	**116,645**	**1,013,296**
Total contingent liabilities and commitments						
Financial guarantees, letters of credit and other credit substitutes	14,642	-	-	-	-	14,642
Performance-related contingencies	5,369	-	-	-	-	5,369
Remaining commitments to extend credit	167,851	-	-	-	-	167,851
Total undiscounted contingent liabilities and commitments	**187,862**	**-**	**-**	**-**	**-**	**187,862**

182 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.2.5. Expected maturity

The financial liability balances in the following tables will not agree to the contractual maturity tables (Note 21.2.4) due to the impact of discounting and the exclusion of interest accruals beyond the reporting period. Assets and liabilities that have no specific maturity (such as equity securities) are generally included in the 'Greater than 12 months' column. Loans and deposits are presented in the following table on a contractual basis, however the behavioural life may differ. Loans may be repaid earlier than their contractual maturity and Westpac would expect a large proportion of deposit balances to be retained.

Consolidated	2025			2024		
$m	Due within 12 months	Greater than 12 months	Total	Due within 12 months	Greater than 12 months	Total
Assets						
Cash and balances with central banks	50,430	-	50,430	65,667	-	65,667
Collateral paid	4,590	-	4,590	6,269	-	6,269
Trading securities and financial assets measured at FVIS	43,742	12,099	55,841	33,090	16,138	49,228
Derivative financial instruments	15,983	2,481	18,464	21,978	2,131	24,109
Investment securities	17,168	100,373	117,541	20,930	82,955	103,885
Loans (net of provisions)	100,242	751,611	851,853	97,010	709,757	806,767
Other financial assets	10,663	103	10,766	5,355	101	5,456
All other assets	1,016	14,855	15,871	921	15,242	16,163
Total assets	**243,834**	**881,522**	**1,125,356**	**251,220**	**826,324**	**1,077,544**
Liabilities						
Collateral received	3,187	-	3,187	3,078	-	3,078
Deposits and other borrowings	761,063	9,394	770,457	711,076	9,413	720,489
Other financial liabilities	41,481	7	41,488	37,024	1,053	38,077
Derivative financial instruments	17,137	3,493	20,630	25,390	5,584	30,974
Debt issues	66,785	104,619	171,404	59,911	109,373	169,284
All other liabilities	2,409	2,718	5,127	2,732	2,975	5,707
Total liabilities excluding loan capital	**892,062**	**120,231**	**1,012,293**	**839,211**	**128,398**	**967,609**
Loan capital	3,412	36,558	39,970	3,829	34,054	37,883
Total liabilities	**895,474**	**156,789**	**1,052,263**	**843,040**	**162,452**	**1,005,492**
Net assets/(liabilities)	**(651,640)**	**724,733**	**73,093**	**(591,820)**	**663,872**	**72,052**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 183

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

Parent Entity $m	2025 Due within 12 months	2025 Greater than 12 months	2025 Total	2024 Due within 12 months	2024 Greater than 12 months	2024 Total
Assets						
Cash and balances with central banks	44,782	-	44,782	58,400	-	58,400
Collateral paid	4,562	-	4,562	6,199	-	6,199
Trading securities and financial assets measured at FVIS	42,284	11,342	53,626	31,736	15,278	47,014
Derivative financial instruments	15,979	1,555	17,534	21,976	1,926	23,902
Investment securities	15,699	93,401	109,100	18,748	76,875	95,623
Loans (net of provisions)	79,253	675,859	755,112	76,274	633,769	710,043
Other financial assets	10,023	103	10,126	4,850	101	4,951
Due from subsidiaries	12,286	36,544	48,830	8,735	43,604	52,339
Investment in subsidiaries	-	8,567	8,567	-	9,095	9,095
All other assets	821	12,661	13,482	719	12,949	13,668
Total assets	**225,689**	**840,032**	**1,065,721**	**227,637**	**793,597**	**1,021,234**
Liabilities						
Collateral received	2,364	-	2,364	2,935	-	2,935
Deposits and other borrowings	689,722	6,938	696,660	637,088	7,393	644,481
Other financial liabilities	38,928	7	38,935	33,883	34	33,917
Derivative financial instruments	17,130	3,362	20,492	25,392	5,403	30,795
Debt issues	58,590	84,032	142,622	53,982	89,900	143,882
Due to subsidiaries	17,678	34,888	52,566	13,492	42,230	55,722
All other liabilities	2,105	2,186	4,291	2,357	2,387	4,744
Total liabilities excluding loan capital	**826,517**	**131,413**	**957,930**	**769,129**	**147,347**	**916,476**
Loan capital	3,412	35,479	38,891	3,829	32,941	36,770
Total liabilities	**829,929**	**166,892**	**996,821**	**772,958**	**180,288**	**953,246**
Net assets/(liabilities)	**(604,240)**	**673,140**	**68,900**	**(545,321)**	**613,309**	**67,988**

21.3. Market risk

21.3.1. Value-at-Risk

Westpac uses VaR as one of the mechanisms for controlling both traded and non-traded market risk.

VaR is a statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. The confidence level indicates the probability that the loss will not exceed the VaR estimate on any given day.

VaR seeks to take account of all material market variables that may cause a change in the value of the portfolio, including interest rates, FX rates, price changes, volatility and the correlations between these variables. Daily monitoring of current exposures and VaR and structural concentration limit utilisation is conducted independently by the Market Risk unit. These limits are supplemented by escalation triggers for material profit or loss, and stress testing of risks beyond the 99% confidence interval.

The key parameters of VaR are:	Traded market risk	Non-traded market risk
Holding period	1 day	1 year
Confidence level	99%	99%
Period of historical data used	1 year	6 years

184 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (Continued)

21.3.2. Traded market risk

The following table depicts the aggregate VaR, by risk type:

Consolidated and Parent Entity	2025			2024			2023		
$m	High	Low	Average	High	Low	Average	High	Low	Average
Interest rate risk	16.7	4.3	8.6	21.2	5.4	10.8	21.8	7.2	11.0
FX risk	4.4	1.1	2.1	7.3	0.9	2.4	14.2	1.1	4.3
Equity risk	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0
Commodity risk	1.2	0.3	0.5	1.7	0.6	1.2	3.5	0.9	2.0
Other market risks[a]	7.4	2.3	4.3	10.1	1.9	5.4	9.4	3.2	6.0
Diversification effect	n/a	n/a	(5.8)	n/a	n/a	(6.9)	n/a	n/a	(8.1)
Net market risk	**17.9**	**6.6**	**9.7**	**23.4**	**6.8**	**12.9**	**31.8**	**8.8**	**15.2**

a. Includes prepayment risk and credit spread risk (exposure to movements in generic credit rating bands).

21.3.3. Non-traded market risk

Non-traded market risk includes Interest Rate Risk in the Banking Book (IRRBB) – the risk to net interest income or the economic value on banking book items as a result of interest rate changes.

Net interest income (NII) sensitivity is monitored using the Net interest income-at-Risk (NaR) model. The NaR model combines the underlying balance sheet data with assumptions about runoffs, new business, and expected repricing behaviour. This simulates a series of potential NII outcomes, over a one year time horizon subject to 100 basis point shift up and down from the current market interest rates in Australia and New Zealand.

Net interest income-at-Risk

The following table depicts potential NII outcomes assuming a worst case outcome between a 100 basis point rate shock up or down with a 12 month time horizon (expressed as a percentage of reported NII):

	2025				2024			
% (increase)/decrease in NII	As at	Maximum exposure	Minimum exposure	Average exposure	As at	Maximum exposure	Minimum exposure	Average exposure
Consolidated	1.05	1.63	0.57	1.23	1.84	1.84	0.97	1.42
Parent Entity	0.46	1.21	0.16	0.80	1.40	1.43	0.59	1.03

Value at Risk - IRRBB

The table below depicts internal VaR for IRRBB[1]:

	2025				2024			
$m	As at	High	Low	Average	As at	High	Low	Average
Consolidated	96.2	101.7	67.5	85.7	77.7	80.6	37.5	50.0

As at 30 September 2025 the Value at Risk – IRRBB for the Parent Entity was $104 million (2024: $77 million).

Risk mitigation

IRRBB stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management.

Westpac hedges its exposure to such interest rate risk using derivatives. Further details on Westpac's hedge accounting are discussed in Note 20.

The same controls used to monitor traded market risk allow management to monitor and manage IRRBB.

Structural FX risk

Structural FX risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore earnings and capital is subject to change that could introduce significant variability to the Bank's reported financial results and capital ratios.

Note 20 includes details on the net investment hedges related to structural FX risk and economic hedges of New Zealand future earnings.

1. Based on a 1 day holding period and 1 year of historical data to allow comparison to the traded market risk results, noting IRRBB is managed to a longer holding period.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 185 Note 22. Fair values of financial assets and financial liabilities Note 22. Fair values of financial assets and financial liabilities Accounting policy The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. On initial recognition, the transaction price generally represents the fair value of the financial instrument unless there is observable information from an active market to the contrary. Where unobservable information is used, the difference between the transaction price and the fair value (day one profit or loss) is recognised in the income statement over the life of the instrument or when the inputs become observable. Critical accounting assumptions and estimates The majority of valuation models used by Westpac employ only observable market data as inputs. However, for certain financial instruments data may be employed which is not readily observable in current markets. The availability of observable inputs is influenced by factors such as: • Product type; • Depth of market activity; • Maturity of market models; and • Complexity of the transaction. Where unobservable market data is used, more judgement is required to determine fair value. The significance of these judgements depends on the significance of the unobservable input to the overall valuation. Unobservable inputs are generally derived from other relevant market data and adjusted against: • Standard industry practice; • Economic models; and • Observed transaction prices. In order to determine a reliable fair value for a financial instrument, management may apply adjustments to the techniques previously described. These adjustments reflect Westpac’s assessment of factors that market participants would consider in setting the fair value. These adjustments incorporate bid/offer spreads, credit valuation adjustments (CVA) and funding valuation adjustments (FVA). Fair Valuation Control Framework Westpac uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to: • The revaluation of financial instruments; • Independent price verification; • Fair value adjustments; and • Financial reporting. A key element of the framework is the Revaluation Committee, comprising senior valuation specialists from within Westpac. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied. The method of determining fair value differs depending on the information available. Fair value hierarchy A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement. Westpac categorises all fair value instruments according to the hierarchy described below. Valuation techniques Westpac applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes CVA and FVA, which incorporate credit risk and funding costs and benefits that arise primarily in relation to uncollateralised derivative positions, respectively. The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined as follows:

186 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

Level 1 instruments (Level 1)

The fair value of financial instruments traded in active markets is based on recent unadjusted quoted prices. These prices are based on actual arm's length basis transactions.

The valuations of Level 1 instruments require little or no management judgement.

Instrument	Balance sheet category	Includes	Valuation
Exchange traded products	Derivatives	Exchange traded interest rate futures and options and commodity and carbon futures	All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation.
FX products	Derivatives	FX spot and futures contracts	
Equity products	Derivatives Trading securities and financial assets measured at FVIS Other financial liabilities	Listed equities and equity indices	
Debt instruments	Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities	Australian government and semi-government bonds, New Zealand government bonds, US Treasury Securities	

Level 2 instruments (Level 2)

The fair value for financial instruments that are not actively traded is determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

- The use of market standard discounting methodologies;
- Option pricing models; and
- Other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes	Valuation
Interest rate products	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives	Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model's interest rate inputs are benchmark and actively quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
FX products	Derivatives	FX swaps, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models. If consensus prices are not available, these are classified as Level 3 instruments.
Other credit products	Derivatives	Single name and index credit default swaps	Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
Commodity products	Derivatives	Commodity and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discount them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity, exchange traded equity options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 187 Note 22. Fair values of financial assets and financial liabilities (Continued) Instrument Balance sheet category Includes Valuation Asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Australian residential mortgage backed securities (RMBS) and other asset backed securities (ABS) Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available, these are classified as Level 3 instruments. Non-asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities State and other government bonds, corporate bonds and commercial paper Repurchase agreements and reverse repurchase agreements over non-asset backed debt securities Valued using observable market prices, which are sourced from independent pricing services, broker quotes or inter-dealer prices. If prices are not available from these sources, these are classified as Level 3 instruments. Loans at fair value Loans Fixed rate bills and syndicated loans Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness, or expected sale amount. Certificates of deposit Deposits and other borrowings Certificates of deposit Discounted cash flow using market rates offered for deposits of similar remaining maturities. Debt issues at fair value Debt issues Debt issues Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac’s implied credit worthiness. Level 3 instruments (Level 3) Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions. These valuations are calculated using a high degree of management judgement. Instrument Balance sheet category Includes Valuation Debt instruments Trading securities and financial assets measured at FVIS Investment securities Certain debt securities with low observability, usually issued via private placement These securities are evaluated by an independent pricing service or based on third party revaluations. Due to their illiquidity and/or complexity these are classified as Level 3 assets. Equity instruments Investment securities Strategic equity investments Valued using valuation techniques appropriate to the instrument, including the use of recent arm’s length transactions where available, discounted cash flow approach or reference to the net assets of the entity. Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets.

188 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

The following tables summarise the attribution of financial instruments measured at fair value to the fair value hierarchy.

	2025				2024			
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Consolidated								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	17,431	38,408	2	55,841	15,522	33,700	6	49,228
Derivative financial instruments	16	18,442	6	18,464	13	24,089	7	24,109
Investment securities	77,044	39,049	475	116,568	14,117	88,155	447	102,719
Loans	-	51	15	66	-	210	15	225
Total financial assets measured at fair value on a recurring basis	**94,491**	**95,950**	**498**	**190,939**	**29,652**	**146,154**	**475**	**176,281**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[a]	-	47,514	-	47,514	-	46,878	-	46,878
Other financial liabilities[b]	3,740	14,143	-	17,883	891	18,428	-	19,319
Derivative financial instruments	7	20,619	4	20,630	14	30,955	5	30,974
Debt issues[c]	-	4,478	-	4,478	-	5,385	-	5,385
Total financial liabilities measured at fair value on a recurring basis	**3,747**	**86,754**	**4**	**90,505**	**905**	**101,646**	**5**	**102,556**
Parent Entity								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	17,196	36,428	2	53,626	15,091	31,918	5	47,014
Derivative financial instruments	16	17,512	6	17,534	13	23,883	6	23,902
Investment securities	73,589	35,291	220	109,100	11,166	84,182	206	95,554
Loans	-	51	-	51	-	210	1	211
Due from subsidiaries	-	806	-	806	-	1,044	-	1,044
Total financial assets measured at fair value on a recurring basis	**90,801**	**90,088**	**228**	**181,117**	**26,270**	**141,237**	**218**	**167,725**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[a]	-	45,920	-	45,920	-	45,167	-	45,167
Other financial liabilities[b]	3,740	13,659	-	17,399	891	18,428	-	19,319
Derivative financial instruments	7	20,481	4	20,492	14	30,776	5	30,795
Debt issues[c]	-	2,064	-	2,064	-	1,961	-	1,961
Due to subsidiaries	-	1,190	-	1,190	-	344	-	344
Total financial liabilities measured at fair value on a recurring basis	**3,747**	**83,314**	**4**	**87,065**	**905**	**96,676**	**5**	**97,586**

a. The contractual outstanding amount payable at maturity was $47,838 million (2024: $47,328 million) for the Group and $46,239 million (2024: $45,603 million) for the Parent Entity.

b. The contractual outstanding amount payable at maturity for the Group is $20,032 million (2024: $19,320 million) and $19,548 million for the Parent Entity (2024: $19,320 million).

c. The contractual outstanding payable at maturity was $4,877 million (2024: $5,678 million) for the Group and $2,446 million (2024: $2,226 million) for the Parent Entity. The cumulative change in the fair value of debt issues attributable to changes in Westpac's own credit risk was $37 million decrease (2024: $58 million decrease) for the Group and Parent Entity.

$48,184 million of assets and $274 million of liabilities for the Group and Parent Entity have been transferred from Level 2 to Level 1 in 2025. This followed a detailed review of the levelling of certain US Treasury securities and certain Australian semi-government bonds using additional granular data sourced from independent pricing services, which confirmed that observable prices in an active market are available for the securities transferred. Transfers in and transfers out are reported using the end of period fair values.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 189

Note 22. Fair values of financial assets and financial liabilities (Continued)

Reconciliation of non-market observables

The following tables summarise the changes in financial instruments measured at fair value derived from non-market observable valuation techniques (Level 3).

$m	Trading securities and financial assets measured at FVIS	Investment securities	Derivative and other assets	Total Level 3 assets	Derivative liabilities	Total Level 3 liabilities
Consolidated						
Balance as at 30 September 2023	**27**	**441**	**41**	**509**	**15**	**15**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	(1)	-	(28)	(29)	2	2
OCI	-	(11)	-	(11)	-	-
Acquisitions and issues	9	21	231	261	308	308
Disposals and settlements	(11)	(5)	(220)	(236)	(311)	(311)
Transfer into or out of non-market observables	(18)	-	(2)	(20)	(9)	(9)
Foreign currency translation impacts	-	1	-	1	-	-
Balance as at 30 September 2024	**6**	**447**	**22**	**475**	**5**	**5**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	1	1	7	7
OCI	-	25	-	25	-	-
Acquisitions and issues	8	1	4	13	14	14
Disposals and settlements	(12)	(1)	(4)	(17)	(3)	(3)
Transfer into or out of non-market observables	-	-	(1)	(1)	(19)	(19)
Foreign currency translation impacts	-	3	(1)	2	-	-
Balance as at 30 September 2025	**2**	**475**	**21**	**498**	**4**	**4**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2024	-	-	5	5	1	1
30 September 2025	-	-	1	1	(2)	(2)

190 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

$m	Trading securities and financial assets measured at FVIS	Investment securities	Derivative and other assets	Total Level 3 assets	Derivative liabilities	Total Level 3 liabilities
Parent Entity						
Balance as at 30 September 2023	**26**	**202**	**29**	**257**	**15**	**15**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	(1)	-	(28)	(29)	2	2
OCI	-	(13)	-	(13)	-	-
Acquisitions and issues	9	16	228	253	308	308
Disposals and settlements	(11)	-	(220)	(231)	(311)	(311)
Transfer into or out of non-market observables	(18)	-	(2)	(20)	(9)	(9)
Foreign currency translation impacts	-	1	-	1	-	-
Balance as at 30 September 2024	**5**	**206**	**7**	**218**	**5**	**5**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	1	1	7	7
OCI	-	10	-	10	-	-
Acquisitions and issues	8	1	2	11	14	14
Disposals and settlements	(11)	-	(3)	(14)	(3)	(3)
Transfer into or out of non-market observables	-	-	(1)	(1)	(19)	(19)
Foreign currency translation impacts	-	3	-	3	-	-
Balance as at 30 September 2025	**2**	**220**	**6**	**228**	**4**	**4**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2024	-	-	5	5	1	1
30 September 2025	-	-	1	1	(2)	(2)

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on Westpac's reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for both Westpac and the Parent Entity as at 30 September 2025 was $2 million (2024: $1 million).

Financial instruments not measured at fair value

For financial instruments not measured at fair value on a recurring basis, fair value has been derived as follows:

Instrument	Valuation
Loans	Where available, the fair value of loans is based on observable market transactions, otherwise fair value is estimated using discounted cash flow models. For variable rate loans, the discount rate used is the current effective interest rate. The discount rate applied for fixed rate loans reflects the market rate for the maturity of the loan and the credit worthiness of the borrower.
Investment securities	The carrying value approximates the fair value. The balance principally relates to government securities from illiquid markets. Fair value is monitored by reference to recent issuances.
Deposits and other borrowings	Fair values of deposit liabilities payable on demand (non-interest bearing, interest bearing and savings deposits) approximate their carrying value. Fair values for term deposits are estimated using discounted cash flows, applying market rates offered for deposits of similar remaining maturities.
Debt issues and loan capital	Fair values are calculated using a discounted cash flow model. The discount rates applied reflect the terms of the instruments, the timing of the estimated cash flows and are adjusted for any changes in Westpac's credit spreads.
All other financial assets and liabilities	For all other financial assets and liabilities, the carrying value approximates the fair value. These items are either short-term in nature, re-price frequently or are of a high credit rating.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 191

Note 22. Fair values of financial assets and financial liabilities (Continued)

The following tables summarise the estimated fair value and fair value hierarchy of financial instruments not measured at fair value.

Consolidated $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2025					
Financial assets not measured at fair value					
Cash and balances with central banks	50,430	50,430	-	-	50,430
Collateral paid	4,590	4,590	-	-	4,590
Investment securities	973	-	482	491	973
Loans	851,787	-	-	852,108	852,108
Other financial assets	10,766	-	10,766	-	10,766
Total financial assets not measured at fair value	**918,546**	**55,020**	**11,248**	**852,599**	**918,867**
Financial liabilities not measured at fair value					
Collateral received	3,187	3,187	-	-	3,187
Deposits and other borrowings	722,943	-	720,311	3,360	723,671
Other financial liabilities	23,605	-	23,605	-	23,605
Debt issues[a]	166,926	-	165,969	1,762	167,731
Loan capital[a]	39,970	-	41,731	-	41,731
Total financial liabilities not measured at fair value	**956,631**	**3,187**	**951,616**	**5,122**	**959,925**
2024					
Financial assets not measured at fair value					
Cash and balances with central banks	65,667	65,667	-	-	65,667
Collateral paid	6,269	6,269	-	-	6,269
Investment securities	1,166	-	452	714	1,166
Loans	806,542	-	-	805,776	805,776
Other financial assets	5,456	-	5,456	-	5,456
Total financial assets not measured at fair value	**885,100**	**71,936**	**5,908**	**806,490**	**884,334**
Financial liabilities not measured at fair value					
Collateral received	3,078	3,078	-	-	3,078
Deposits and other borrowings	673,611	-	670,515	3,869	674,384
Other financial liabilities	18,758	-	18,758	-	18,758
Debt issues[a]	163,899	-	162,750	1,755	164,505
Loan capital[a]	37,883	-	39,390	-	39,390
Total financial liabilities not measured at fair value	**897,229**	**3,078**	**891,413**	**5,624**	**900,115**

a. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

192 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (Continued)

Parent Entity		Estimated fair value			
$m	Carrying amount	Level 1	Level 2	Level 3	Total
2025					
Financial assets not measured at fair value					
Cash and balances with central banks	44,782	44,782	-	-	44,782
Collateral paid	4,562	4,562	-	-	4,562
Loans	755,061	-	-	755,074	755,074
Due from subsidiaries[a]	47,242	-	6,528	40,714	47,242
Other financial assets	10,126	-	10,126	-	10,126
Total financial assets not measured at fair value	**861,773**	**49,344**	**16,654**	**795,788**	**861,786**
Financial liabilities not measured at fair value					
Collateral received	2,364	2,364	-	-	2,364
Deposits and other borrowings	650,740	-	649,873	1,522	651,395
Other financial liabilities	21,536	-	21,536	-	21,536
Debt issues[b]	140,558	-	141,181	-	141,181
Due to subsidiaries	51,376	-	2,541	48,835	51,376
Loan capital[b]	38,891	-	40,623	-	40,623
Total financial liabilities not measured at fair value	**905,465**	**2,364**	**855,754**	**50,357**	**908,475**
2024					
Financial assets not measured at fair value					
Cash and balances with central banks	58,400	58,400	-	-	58,400
Collateral paid	6,199	6,199	-	-	6,199
Investment securities	69	-	-	69	69
Loans	709,832	-	-	709,048	709,048
Due from subsidiaries[a]	50,517	-	4,683	45,834	50,517
Other financial assets	4,951	-	4,951	-	4,951
Total financial assets not measured at fair value	**829,968**	**64,599**	**9,634**	**754,951**	**829,184**
Financial liabilities not measured at fair value					
Collateral received	2,935	2,935	-	-	2,935
Deposits and other borrowings	599,314	-	598,587	1,405	599,992
Other financial liabilities	14,598	-	14,598	-	14,598
Debt issues[b]	141,921	-	142,427	-	142,427
Due to subsidiaries	55,378	-	3,505	51,873	55,378
Loan capital[b]	36,770	-	38,240	-	38,240
Total financial liabilities not measured at fair value	**850,916**	**2,935**	**797,357**	**53,278**	**853,570**

a. Due from subsidiaries excluded $782 million (2024: $778 million) of long-term debt instruments with equity-like characteristics which are part of the total investment in subsidiaries.

b. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION 193

Note 23. Offsetting financial assets and financial liabilities

Accounting policy

Financial assets and liabilities are presented net in the balance sheet when Westpac has a legally enforceable right to offset them in all circumstances and there is an intention to settle the asset and liability on a net basis, or to realise the asset and settle the liability simultaneously. The gross assets and liabilities behind the net amounts reported in the balance sheet are disclosed in the following tables.

Some of Westpac's offsetting arrangements are not enforceable in all circumstances. The amounts in the tables below may not tie back to the balance sheet if there are balances which are not subject to offsetting or enforceable netting arrangements. The amounts presented in this note do not represent the credit risk exposure of Westpac or Parent Entity. Refer to Note 11 for information on credit risk management. The offsetting and collateral arrangements and other credit risk mitigation strategies used by Westpac are further explained in the 'Management of risk mitigation' section of Note 11.5.

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Consolidated $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[a,b]	Financial instrument collateral	Net amount
2025							
Assets							
Collateral paid[c]	5,014	(4,994)	20	-	-	-	20
Derivative financial instruments[d]	67,954	(50,966)	16,988	(11,320)	(3,068)	(679)	1,921
Reverse repurchase agreements[e]	30,453	(2,149)	28,304	-	(120)	(28,184)	-
Loans[f]	26,809	(26,784)	25	-	-	-	25
Total assets	**130,230**	**(84,893)**	**45,337**	**(11,320)**	**(3,188)**	**(28,863)**	**1,966**
Liabilities							
Collateral received	2,684	(2,603)	81	-	-	-	81
Derivative financial instruments[d]	72,525	(53,358)	19,167	(11,320)	(4,256)	(2,535)	1,056
Repurchase agreements[g]	16,813	(2,149)	14,664	-	(17)	(14,647)	-
Deposits and other borrowings[f]	52,146	(26,784)	25,362	-	-	-	25,362
Total liabilities	**144,168**	**(84,894)**	**59,274**	**(11,320)**	**(4,273)**	**(17,182)**	**26,499**
2024							
Assets							
Collateral paid[c]	4,532	(4,474)	58	-	-	-	58
Derivative financial instruments[d]	73,247	(50,474)	22,773	(17,071)	(3,065)	(112)	2,525
Reverse repurchase agreements[e]	19,898	(1,908)	17,990	-	(14)	(17,950)	26
Loans[f]	23,218	(23,147)	71	-	-	-	71
Total assets	**120,895**	**(80,003)**	**40,892**	**(17,071)**	**(3,079)**	**(18,062)**	**2,680**
Liabilities							
Collateral received	2,562	(2,559)	3	-	-	-	3
Derivative financial instruments[d]	80,776	(52,389)	28,387	(17,071)	(5,870)	(1,721)	3,725
Repurchase agreements[g]	20,756	(1,908)	18,848	-	(57)	(18,791)	-
Deposits and other borrowings[f]	49,007	(23,147)	25,860	-	-	-	25,860
Total liabilities	**153,101**	**(80,003)**	**73,098**	**(17,071)**	**(5,927)**	**(20,512)**	**29,588**

a. $3,187 million (2024: $3,078 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.

b. $4,273 million (2024: $5,927 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $317 million (2024: $342 million) in futures margin that does not form part of this column.

c. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.

d. $1,476 million (2024: $1,336 million) of derivative financial assets and $1,463 million (2024: $2,587 million) of derivative financial liabilities are not subject to enforceable netting arrangements.

e. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.

f. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.

g. Repurchase agreements form part of other financial liabilities in Note 19.

194 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 23. Offsetting financial assets and financial liabilities (Continued)

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Parent Entity $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[a,b]	Financial instrument collateral	Net amount
2025							
Assets							
Collateral paid[c]	5,014	(4,994)	20	-	-	-	20
Derivative financial instruments[d]	67,025	(50,966)	16,059	(11,199)	(2,245)	(452)	2,163
Reverse repurchase agreements[e]	30,453	(2,149)	28,304	-	(120)	(28,184)	-
Loans[f]	26,809	(26,784)	25	-	-	-	25
Total assets	**129,301**	**(84,893)**	**44,408**	**(11,199)**	**(2,365)**	**(28,636)**	**2,208**
Liabilities							
Collateral received	2,684	(2,603)	81	-	-	-	81
Derivative financial instruments[d]	72,391	(53,358)	19,033	(11,199)	(4,228)	(2,307)	1,299
Repurchase agreements[g]	15,332	(2,149)	13,183	-	(17)	(13,166)	-
Deposits and other borrowings[f]	52,146	(26,784)	25,362	-	-	-	25,362
Total liabilities	**142,553**	**(84,894)**	**57,659**	**(11,199)**	**(4,245)**	**(15,473)**	**26,742**
2024							
Assets							
Collateral paid[c]	4,532	(4,474)	58	-	-	-	58
Derivative financial instruments[d]	73,041	(50,474)	22,567	(16,971)	(2,922)	(112)	2,562
Reverse repurchase agreements[e]	19,898	(1,908)	17,990	-	(14)	(17,950)	26
Loans[f]	23,218	(23,147)	71	-	-	-	71
Total assets	**120,689**	**(80,003)**	**40,686**	**(16,971)**	**(2,936)**	**(18,062)**	**2,717**
Liabilities							
Collateral received	2,562	(2,559)	3	-	-	-	3
Derivative financial instruments[d]	80,595	(52,389)	28,206	(16,971)	(5,800)	(1,721)	3,714
Repurchase agreements[g]	17,979	(1,908)	16,071	-	(57)	(16,014)	-
Deposits and other borrowings[f]	49,007	(23,147)	25,860	-	-	-	25,860
Total liabilities	**150,143**	**(80,003)**	**70,140**	**(16,971)**	**(5,857)**	**(17,735)**	**29,577**

a. $2,364 million (2024: $2,935 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.

b. $4,245 million (2024: $5,857 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $317 million (2024: $342 million) in futures margin that does not form part of this column.

c. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.

d. $1,475 million (2024: $1,335 million) of derivative financial assets and $1,459 million (2024: $2,589 million) of derivative financial liabilities are not subject to enforceable netting arrangements.

e. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.

f. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.

g. Repurchase agreements form part of other financial liabilities in Note 19.

Other recognised financial instruments

These financial assets and liabilities are subject to master netting agreements which are not enforceable in all circumstances, so they are recognised gross in the balance sheet. The offsetting rights of the master netting arrangements can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

Cash collateral and financial instrument collateral

These amounts are received or pledged under master netting arrangements against the gross amounts of assets and liabilities. Financial instrument collateral typically comprises securities which can be readily liquidated in the event of counterparty default. The offsetting rights of the master netting arrangement can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 195 INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Intangible Assets, Provisions, Commitments and Contingencies Note 24. Intangible assets Accounting policy Indefinite life intangible assets Goodwill Goodwill acquired in a business combination is initially measured at cost, generally being the excess of: (i) The consideration paid; over (ii) The net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Subsequently, goodwill is not amortised but rather tested for impairment. Impairment is tested at least annually or whenever there is an indication of impairment. An impairment charge is recognised when a cash generating unit’s (CGU) carrying value exceeds its recoverable amount. Recoverable amount means the higher of the CGU’s fair value less costs to sell and its value-in-use. Westpac’s CGUs represent the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. They reflect the level at which Westpac monitors and manages its operations. Brand names Brand names acquired in a business combination, including St.George, BT and BankSA, are initially recognised at cost. As these assets have been assessed as having indefinite useful lives they are not amortised but tested for impairment at least annually or whenever there is an indication of impairment. The useful life of each brand name intangible asset is also reviewed each period to determine whether events and circumstances continue to support the indefinite useful life assessment. Finite life intangible assets Finite life intangibles, such as computer software, are recognised initially at cost and subsequently at amortised cost less any impairment. Intangible Useful life Depreciation method Goodwill Indefinite Not applicable Brand names Indefinite Not applicable Computer software 3 to 10 years Straight-line or the diminishing balance method (using the Sum of the Years Digits)

196 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 24. Intangible assets (Continued)

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Goodwill				
Balance as at beginning of year	**7,433**	**7,419**	**6,253**	**6,253**
Additions[a]	-	21	-	-
Other adjustments	(20)	(7)	-	-
Balance as at end of year	**7,413**	**7,433**	**6,253**	**6,253**
Computer software				
Balance as at beginning of year	**2,675**	**2,797**	**2,242**	**2,371**
Additions	776	792	674	673
Impairment	(23)	(19)	(23)	(19)
Amortisation	(995)	(889)	(864)	(783)
Other adjustments	(19)	(6)	-	-
Balance as at end of year	**2,414**	**2,675**	**2,029**	**2,242**
Cost	8,705	8,856	7,303	7,493
Accumulated amortisation and impairment	(6,291)	(6,181)	(5,274)	(5,251)
Carrying amount	**2,414**	**2,675**	**2,029**	**2,242**
Brand names	**638**	**638**	**636**	**636**
Total intangible assets	**10,465**	**10,746**	**8,918**	**9,131**
Goodwill has been allocated to the following CGUs:				
Consumer	4,829	4,829	4,484	4,484
Business & Wealth[b]	2,122	2,122	1,769	1,769
New Zealand	462	482	-	-
Total goodwill	**7,413**	**7,433**	**6,253**	**6,253**
Brand names has been allocated to the following CGUs:				
Consumer	350	350	350	350
Business & Wealth	288	288	286	286
Total brand names	**638**	**638**	**636**	**636**

a. Related to the acquisition of HealthPoint.

b. The Business and Wealth segment comprises individual CGUs (Business, Platforms, Margin Lending and HealthPoint) to which goodwill has been allocated. The carrying amount of goodwill for Business was $1,812m as at 30 September 2025 and 30 September 2024. The carrying amount of goodwill allocated to the remaining individual CGUs in this segment is not significant compared to total Group goodwill.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 197

Note 24. Intangible assets (Continued)

Impairment testing and results

Impairment testing is performed at least once a year, or whenever there is an indication of impairment, by comparing the recoverable amount of each CGU with the carrying amount. For assets other than goodwill management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated. The primary test for recoverable amount is determined based on value-in-use which refers to the present value of expected cash flows under its current use. Fair value less costs to sell is also considered for those CGUs where value-in-use is lower than carrying value. In the current year, this was not required to be considered.

Significant assumptions used in recoverable amount calculations

The assumptions made for the impairment testing of indefinite life of intangibles for each relevant significant CGU are provided in the following table and are based on past experience and management's expectations for the future. In the current year and given the present economic environment, Westpac has reassessed these assumptions and revised them where necessary in order to provide a reasonable estimate of the value-in-use of the CGUs and Group.

	Discount rate Post-tax rate/Pre-tax rate		Cash flows Forecast period/terminal growth rate	
	2025	2024	2025	2024
Australian CGUs[a]	9% / 11.8%-12.8%	9% / 11.7%-11.9%	5 years / 2%	5 years / 2%
New Zealand	9% / 11.4%	9% / 11.4%-11.7%	5 years / 2%	5 years / 2%

a. Australian CGUs comprise Consumer and the CGUs within Business & Wealth.

Westpac discounts the projected cash flows by its adjusted pre-tax equity rate.

The cashflows used are based on approved forecasts. These forecasts utilise information about current and future economic conditions, observable historical information and management expectations of future business performance. The terminal growth rate represents the growth rate applied to extrapolate cash flows beyond the forecast period and reflects the lower end of the RBA's target long-term inflation rate band. For all CGUs tested, the recoverability of goodwill is not reliant on any one particular assumption. There are no reasonably possible changes in assumptions for any significant CGU that would result in an indication of impairment or have a material impact on Westpac's reported results.

198 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments Note 25. Provisions, contingent liabilities, contingent assets and credit commitments Accounting policy Provisions Provisions are recognised for present obligations arising from past events where a payment (or other economic transfer) is likely to be necessary to settle the obligation and can be reliably estimated. Employee benefits – long service leave provision Long service leave is granted to certain employees in Australia and New Zealand. The provision is calculated based on the expected payments. When payments are expected to be more than one year in the future, the provision is discounted to present value using assumptions for expected employee service, utilisation and average salary increases. Provisions carried for long service leave are supported by an independent actuarial report. Employee benefits – annual leave and other employee benefits provision The provision for annual leave and other employee benefits (including wages and salaries, inclusive of non-monetary benefits, and any associated on-costs (e.g. payroll tax)) is calculated based on expected payments. Provision for ECL on credit commitments Westpac is committed to provide facilities and guarantees as explained below. The provision for ECL is calculated using the methodology described in Note 10. Compliance, Regulation and Remediation provisions The compliance, regulation and remediation provisions relate to matters of potential misconduct in providing services to customers identified both as a result of regulatory action and internal reviews. An assessment of the likely cost of these matters to Westpac (including applicable customer refunds) is made on a case-by-case basis and specific provisions are made where appropriate. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised in the balance sheet but are disclosed unless the outflow of economic resources is remote. Undrawn credit commitments Westpac enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. Contingent assets Contingent assets are possible assets whose existence will be confirmed only by uncertain future events. Contingent assets are not recognised in the balance sheet but are disclosed if an inflow of economic benefits is probable. Critical accounting assumptions and estimates The financial reporting of provisions for litigation and non-lending losses and for compliance, regulation and remediation matters involves a significant degree of judgement in relation to identifying whether a present obligation exists and also in estimating the probability, timing, nature and quantum of the outflows that may arise from past events. These judgements are made based on the specific facts and circumstances relating to individual events.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 199

Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued)

Provisions

$m	Long service leave	Annual leave and other employee benefits	Provision for impairment on credit commitments	Lease restoration obligations	Restructuring and other provisions	Litigation, non-lending losses and remediation provisions	Total
Consolidated							
Balance as at 30 September 2024	**477**	**899**	**516**	**163**	**210**	**240**	**2,505**
Additions	90	1,200	49	6	369	189	1,903
Utilisation	(56)	(1,167)	-	(8)	(225)	(90)	(1,546)
Reversal of unutilised provisions	(17)	(2)	(96)	(2)	(71)	(62)	(250)
Balance as at 30 September 2025	**494**	**930**	**469**	**159**	**283**	**277**	**2,612**
Parent Entity							
Balance as at 30 September 2024	**465**	**824**	**464**	**141**	**198**	**179**	**2,271**
Additions	89	1,161	49	4	336	142	1,781
Utilisation	(55)	(1,128)	-	(6)	(203)	(70)	(1,462)
Reversal of unutilised provisions	(17)	(2)	(83)	(2)	(66)	(44)	(214)
Balance as at 30 September 2025	**482**	**855**	**430**	**137**	**265**	**207**	**2,376**

Legislative liabilities

Westpac had the following assessed liabilities as at 30 September 2025:

- $26 million (2024: $22 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1987* and the *Workplace Injury Management and Workers' Compensation Act 1998* (New South Wales);
- $7 million (2024: $7 million) based on actuarial assessment as a self-insurer under the *Accident Compensation Act 1985* (Victoria);
- $7 million (2024: $7 million) based on actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1986* (South Australia);
- $2 million (2024: $2 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Rehabilitation Act 2003* (Queensland);
- Nil (2024: nil) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1951* (Australian Capital Territory);
- Nil (2024: nil) based on an actuarial assessment as a self-insurer under the *Return to Work Act 1986* (Northern Territory);
- $1 million (2024: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Injury Management Act 1981* (Western Australia); and
- $2 million (2024: $2 million) based on an actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1988* (Tasmania).

Appropriate provision has been made for these liabilities in the provision for annual leave and other employee benefits above.

200 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Provisions Litigation, non-lending losses and remediation provisions Provisions for the financial year 2025 include estimates of: • Customer refunds associated with matters of potential historical misconduct; • Costs of completing remediation programs; and • Potential non-lending losses and costs connected with certain litigation and regulatory investigations. It is possible that the final outcome could be below or above the provision, if the actual outcome differs from the assumptions used in estimating the provision. Remediation processes may change over time as further facts emerge and such changes could result in a change to the final exposure. Certain litigation and regulatory matters As at 30 September 2025, the Group held provisions in respect of potential non-lending losses and costs connected with certain litigation and regulatory matters, including: • Civil penalty proceedings commenced by ASIC against Westpac on 4 September 2023, alleging contraventions under the National Credit Code (Credit Code) and National Consumer Credit Protection Act 2009 (Cth). The proceedings relate to system and operational failures and allege that Westpac did not respond to 277 online hardship applications between 2015 and 2023 within the time-frames required under the Credit Code. Westpac self-reported the incidents to ASIC and has remediated impacted customers. ASIC also alleges that Westpac failed to do all things necessary to ensure that credit activities were engaged in efficiently, honestly and fairly. The Court’s judgment is reserved following the hearing on liability and penalty on 26 May 2025. • A class action commenced against Westpac and St.George Finance Limited (SGF) on 15 July 2020, in the Supreme Court of Victoria in relation to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018. Westpac and SGF settled the class action on 14 March 2025 without admission of liability. On 27 August 2025, the Court approved the settlement amount of $130 million. • Agreed civil penalty proceedings between ASIC and RAMS Financial Group Pty Limited (RFG) relating to RFG’s oversight of conduct of RAMS third-party franchisees and franchisee employees who were authorised credit representatives of RFG between 3 June 2019 to 30 April 2023. On 24 October 2025, the Court delivered its judgement and imposed a penalty of $20 million plus costs. Where matters have not been resolved, there remains uncertainty as to the expense that may be associated with these matters, including the approach that the relevant counterparty or Courts may take in relation to these matters, and the Court’s assessment of applicable fines, penalties, loss or damages. It is possible that the actual aggregate expense to Westpac associated with a Court determined resolution of these matters may be higher or lower than the provision. Restructuring provisions Westpac carries restructuring provisions for committed business restructures and branch closures. The provisions held primarily relate to staff separation costs and redundancies. Lease restoration obligations The lease restoration provision reflects an estimate of the cost of making good leasehold premises at the end of Westpac’s property leases.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 201 Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Contingent liabilities Regulatory investigations, reviews and inquiries Domestic regulators, statutory authorities and other bodies, such as ASIC, the ACCC, APRA, AUSTRAC, BCCC, AFCA, the OAIC, the ATO and the Fair Work Ombudsman (FWO), as well as certain international regulators and other bodies such as the Reserve Bank of New Zealand, New Zealand Financial Markets Authority, New Zealand Commerce Commission, BPNG and its Financial Analysis & Supervision Unit, Reserve Bank of Fiji, and the SEC, from time to time conduct investigations, reviews or inquiries (some of which may be industry wide). These activities can cover a range of matters (including potential contraventions and non-compliance) that involve, or may in the future, involve the Group. These currently include: • An investigation by the FWO in relation to Westpac’s self-disclosed remediation program regarding employee pay-related entitlements. Westpac considers enforcement action against it likely, and could include an Enforceable Undertaking; and • Regulatory investigations, reviews or inquiries into other areas such as the AML/CTF Program and associated processes and procedures, compliance with industry codes, monitoring of certain consumer transactions, consumer lending conduct, responsible lending and compliance with lending obligations, consumer credit contracts, banking products and services, and hardship processes. It is uncertain what (if any) actions will result following the conclusion of these investigations or matters. No provisions have yet been made in relation to any financial liability that might arise, or costs that may be incurred in the event proceedings are pursued in relation to the matters outlined above. Such investigations, reviews or inquiries, or risk-based decisions taken by Westpac regarding relevant businesses, have previously resulted, and/or may in the future result in litigation (including class action proceedings and criminal proceedings), significant fines and penalties, infringement notices, enforcement action including enforceable undertakings, requirement to undertake a review, referral to the relevant Commonwealth or State Director of Public Prosecutions for consideration for criminal prosecution, imposition of capital or liquidity requirements, licence revocation, suspension or variation, customer remediation or other sanctions or actions being taken by regulators or other parties. Investigations have in some instances resulted, and could in the future result, in findings of a significant number of breaches of obligations. This in turn could lead to significant financial and other penalties. Prior penalties and contraventions by Westpac in relation to similar issues can also affect penalties that may be imposed. Reliance on third parties and any contributing actions of third parties may not mitigate penalties. Litigation There are ongoing Court proceedings, claims and possible claims against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. Class actions In addition to the class action litigation noted under Provisions, above: • Westpac is defending a class action proceeding which was commenced in December 2019 in the Federal Court of Australia on behalf of certain investors who acquired an interest in Westpac securities between 30 June 2014 and 19 November 2019. The proceeding involves allegations relating to market disclosure issues connected to Westpac’s monitoring of financial crime over the relevant period and matters which were the subject of the AUSTRAC civil proceedings. The damages sought on behalf of members of the class have not yet been specified. However, in the course of a procedural hearing in August 2022, the applicant indicated that a preliminary estimate of the losses that may be alleged in respect of a subset of potential group members exceeded $1 billion. While it remains unclear how the applicant will ultimately formulate their estimate of alleged damages claimed on behalf of group members, it is possible that the claim may be higher (or lower) than the amount referred to above. Given the time period and the nature of the claims alleged to be in question, along with the reduction in our market capitalisation at the time of the commencement of the AUSTRAC civil proceedings, it is likely that any total alleged damages (when, and if, ultimately articulated by the applicant) will be significant. Westpac continues to deny both that its disclosure was inappropriate and, as such, that any group member has incurred damage. The Court has made orders for a hearing to commence on 5 April 2027 with an estimated duration of six weeks; and • Disputes have been raised by franchisees who were exited by RFG, including the commencement of a class action in May 2024. The class action and an additional proceeding commenced by an exited franchisee have been listed for hearing to commence on 31 August 2026.

202 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Internal reviews and remediation As in prior periods, Westpac is continuing to undertake a number of reviews to identify and resolve issues that have the potential to impact us, our customers, employees, other stakeholders and our reputation. These internal reviews continue to identify issues, in respect of which, we are taking, or will take, action so that Westpac, our customers and employees (as applicable) are not disadvantaged from certain past practices, including by making compensation/remediation payments and providing refunds where appropriate. These issues include, among other things, consumer lending conduct; responsible lending and compliance with lending obligations; hardship processes; sufficiency of training, policies, processes and procedures; AML/CTF Program and associated processes and procedures; use of our products or services for an improper purpose; product disclosure; protection and destruction of personal information; and impacts from inadequate product governance, including the way some product terms and conditions are operationalised. By undertaking these reviews, we can also improve our processes and controls, including those of our contractors, agents, and authorised credit representatives. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated. Even where Westpac has remediated or compensated customers, employees or issues, there can still be the risk of regulators challenging the basis, scope or pace of remediation, taking enforcement action (including seeking enforceable undertakings and contrition payments), or imposing fines/penalties or other sanctions, including civil or criminal prosecutions. Contingent liabilities may exist in respect of actual or potential claims or proceedings (which could be brought by customers, individuals, employees/unions, regulators or criminal prosecutors), compensation/remediation payments and/or refunds identified as part of these reviews. Contingent levies The Group is subject to a number of regulatory levies, which may be imposed at the discretion of the relevant regulating body. These include levies that fund the Financial Claims Scheme and the Compensation Scheme of Last Resort. Exposures to third parties relating to divested businesses The Group has potential exposures relating to warranties, indemnities and other commitments it has provided to third parties in connection with various divestments of entities, businesses and assets. The warranties, indemnities and other commitments cover a range of matters, conduct and risks. We have made payments under these indemnities and are in discussions with one or more parties in relation to claims made, and potential claims, under these arrangements. Provisions have been raised for matters where a present obligation exists, and a probable settlement can be reliably estimated. Contingent tax risk Tax and regulatory authorities in Australia and in other jurisdictions review, in the normal course of business, the direct and indirect taxation treatment of transactions (both historical and present-day transactions) undertaken by the Group. The Group also responds to various notices and requests for information it receives from tax and regulatory authorities. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). Westpac has assessed these and other taxation matters arising in Australia and elsewhere, including seeking independent advice. Clearing and settlement obligations Westpac is subject to the rules governing clearing and settlement activities under which loss sharing arrangements may arise. This includes the requirements of central clearing houses where the Group has made contributions to a default fund. In the event of a default of another clearing member, the Group could be required to make additional default fund contributions. Parent entity guarantees and undertakings to subsidiaries Westpac Banking Corporation, as the parent entity of Westpac, provides letters of comfort in respect of certain subsidiaries in the normal course of business. These recognise that Westpac has a responsibility that those subsidiaries continue to meet their obligations. Previously the parent entity also provided guarantees to certain wholly-owned subsidiaries which are Australian financial services or credit licensees to comply with legislative requirements. All but two of these guarantees were capped at $20 million per year and two specific guarantees were capped at $2 million. In 2025, these guarantees have been either replaced by a professional indemnity insurance policy or have been cancelled.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 203

Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (Continued)

Contingent assets

The credit commitments shown in the following table also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Undrawn credit commitments

Westpac enters into various arrangements with customers that constitute contingent assets. If a specified contingent event occurs, these commitments will be called upon and recognised on the balance sheet as loans.

Any associated cash outflows expose Westpac to liquidity risk, while the resulting receivable exposes Westpac to credit risk should the counterparty fail to repay amounts owed as they become due. Westpac's maximum exposure to credit losses is the contractual or notional amount of the arrangement, noting that some credit commitments can be cancelled by Westpac at any time, and a significant portion are expected to expire without being drawn upon. As a result, notional amounts do not necessarily reflect future cash requirements.

Westpac applies the same credit policies when entering into these arrangements as it does for on balance sheet instruments. Refer to Note 11 and Note 21 of the 2025 Annual Report for further details of credit risk and liquidity risk management, respectively.

Undrawn credit commitments, excluding derivatives, are disclosed in the below table:

- Financial guarantees, letters of credit and other credit substitutes support the financial obligations of customers to third parties. Utilisation of these contracts is generally dependent on the creditworthiness of the customer. The Group may hold cash as collateral for certain financial guarantees issued;
- Performance-related contingencies support the non-monetary obligations of customers to third parties, where payment will generally need to be made if a customer fails to fulfil a non-monetary contractual obligation to that third party;
- Remaining commitments to extend credit mainly comprises various forms of credit facilities.

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Undrawn credit commitments[a]				
Financial guarantees, letters of credit and other credit substitutes	15,721	15,220	15,254	14,642
Performance-related contingencies	6,709	5,393	6,484	5,369
Remaining commitments to extend credit[b]	198,739	191,498	173,966	167,851
Total undrawn credit commitments	**221,169**	**212,111**	**195,704**	**187,862**

a. The composition of undrawn credit commitments has been revised to better reflect the nature of the types of commitments provided. Comparatives have been revised to align with current period presentation.

b. Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, $7.4 billion (2024: $6.0 billion) for the Group and $6.3 billion (2024: $5.1 billion) for the Parent Entity of credit exposures were offered and accepted but still revocable. These represent part of Westpac Group's maximum credit exposure to credit risk.

204 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS CAPITAL AND DIVIDENDS Capital and Dividends Note 26. Shareholders’ equity Accounting policy Share capital Ordinary shares are recognised at the amount paid up per ordinary share, net of directly attributable issue costs. Treasury shares are shares in the Parent Entity, purchased by the Parent Entity or other entities within Westpac. These shares are adjusted against share capital as the net of the consideration paid to purchase the shares and, where applicable, any consideration received from the subsequent sale or reissue of these shares. Non-controlling interests Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the Parent Entity. Reserves Foreign currency translation reserve Exchange differences arising on translation of Westpac’s foreign operations, and any offsetting gains or losses on hedging the net investment are reflected in the foreign currency translation reserve. A cumulative credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised and recognised in the income statement on sale or disposal of the foreign operation. Debt securities at FVOCI reserve This reserve comprises the changes in fair value of debt securities measured at FVOCI (except for interest income, impairment charges and FX gains and losses which are recognised in the income statement), net of any related hedge accounting adjustments and tax. These changes are transferred to the income statement when the asset is disposed. Equity securities at FVOCI reserve This reserve comprises the changes in fair value of equity securities measured at FVOCI, net of tax. These changes are not transferred to the income statement when the asset is disposed. Cash flow hedge reserve This comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments, net of tax. Share-based payment reserve This comprises the fair value of equity-settled share-based payments recognised as an expense. Other reserves Other reserves for the Parent Entity relate to certain historic internal group restructurings performed at fair value. The reserve is eliminated on consolidation. Other reserves for Westpac consist of transactions relating to changes in the Parent Entity’s ownership of a subsidiary that do not result in a loss of control. The amount recorded in other reserves reflects the difference between the amount by which NCI are adjusted and the fair value of any consideration paid or received.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 205

Note 26. Shareholders' equity (Continued)

$m	Consolidated 2025	Consolidated 2024	Parent Entity 2025	Parent Entity 2024
Share capital				
Ordinary share capital, fully paid	37,263	37,958	37,263	37,958
Treasury shares[a]	(845)	(758)	(902)	(816)
Total share capital	**36,418**	**37,200**	**36,361**	**37,142**
Non-controlling interest				
Perpetual Preference Shares	324	339	-	-
Other	3	8	-	-
Total non-controlling interests	**327**	**347**	**-**	**-**

a. 2025: 5,789,312 unvested RSP and EIP treasury shares held (2024: 6,173,874).

Perpetual Preference Shares (PPS)

Westpac New Zealand Limited (WNZL), a wholly-owned subsidiary of Westpac, has NZD375 million of PPS with external investors. The PPS is recognised as a non-controlling interests to the Group at the amount paid up per share, net of directly attributable issue costs (NZD6 million). Discretionary distributions on PPS are recognised in equity when paid.

Ordinary shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated and Parent Entity (number)	2025	2024
Opening balance	**3,441,411,361**	**3,509,076,960**
Share buyback[a]	(21,058,056)	(67,665,599)
Closing balance	**3,420,353,305**	**3,441,411,361**

a. Westpac previously announced its intention to undertake a $3.5 billion on market buyback of WBC ordinary shares. During 2025 Westpac has bought back and cancelled 21,058,056 ordinary shares ($672 million) at an average price of $31.93.

Ordinary shares purchased on market

Consolidated and Parent Entity	2025 Number	2025 Average Price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	807,480	31.77
Westpac Equity Incentive Plan (EIP) - Restricted Shares[a]	1,913,828	32.26
Westpac Performance Plan (WPP) - share rights exercised	43,924	31.58
Westpac Equity Incentive Plan (EIP) - Unhurdled share rights exercised	21,345	32.75
Westpac on-market share purchase for future share rights exercises and restricted shares allocations[b]	752,522	36.91
Long Term Variable Reward (LTVR) Plan – share rights exercised	3,835	31.10
Total number of ordinary shares purchased on market	**3,542,934**	

a. Ordinary shares allocated to employees under the EIP as Restricted Shares are classified as treasury shares until the shares vest.
b. Unallocated shares in the Westpac Employee Equity Plans Trust that are classified as treasury shares.

For details of the share-based payment arrangements refer to Note 31.

206 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 26. Shareholders’ equity (Continued) Reconciliation of movement in reserves Consolidated Parent Entity $m 2025 2024 2025 2024 Debt securities at FVOCI reserve Balance as at beginning of year (568) (165) (462) 103 Net gains/(losses) from changes in fair value 500 (591) 423 (813) Income tax effect (147) 180 (124) 243 Transferred to income statements (19) 5 (19) 5 Income tax effect 6 (1) 6 (1) Loss allowance on debt securities measured at FVOCI - 1 (1) 1 Other 3 3 - - Balance as at end of year (225) (568) (177) (462) Equity securities at FVOCI reserve Balance as at beginning of year 127 126 (18) (15) Net gains/(losses) from changes in fair value 25 (2) 10 (5) Exchange differences on translation 2 1 2 - Income tax effect (3) 2 (3) 2 Balance as at end of year 151 127 (9) (18) Share-based payment reserve Balance as at beginning of year 2,079 1,983 1,970 1,874 Share-based payment expense 94 96 94 96 Balance as at end of year 2,173 2,079 2,064 1,970 Cash flow hedge reserve Balance as at beginning of year 548 152 501 (203) Net gains/(losses) from changes in fair value (233) 501 (154) 873 Income tax effect 68 (158) 46 (262) Transferred to income statements 152 77 154 132 Income tax effect (46) (24) (46) (39) Balance as at end of year 489 548 501 501 Foreign currency translation reserve Balance as at beginning of year (438) (138) (275) (141) Exchange differences on translation of foreign operations (349) (328) (22) (165) Gains/(losses) on net investment hedges 95 28 53 31 Balance as at end of year (692) (438) (244) (275) Other reserves Balance as at beginning of year (16) (23) 41 41 Transactions with owners - 7 - - Balance as at end of year (16) (16) 41 41 Total reserves 1,880 1,732 2,176 1,757

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 207 Note 27. Capital adequacy Note 27. Capital adequacy APRA is the prudential regulator of ADIs including Westpac. APRA measures an ADI’s regulatory capital using the following measures: Level of capital Definition Common Equity Tier 1 (CET1) Capital Comprises the highest quality components of capital that consists of paid-up share capital, retained profits and certain reserves, less certain intangible assets, capitalised expenses and software, and investments and retained profits in insurance and funds management subsidiaries that are not consolidated for capital adequacy purposes. Tier 1 Capital The sum of CET1 and Additional Tier 1 (AT1) Capital. AT1 Capital comprises high quality components of capital that consists of certain securities not included in CET1, but which include loss absorbing characteristics. AT1 instruments convert into equity and absorb losses when certain triggers are met. Total Capital The sum of Tier 1 Capital and Tier 2 Capital. Tier 2 Capital includes subordinated instruments and other components of capital that, to varying degrees, do not meet the criteria for Tier 1 Capital, but nonetheless contribute to the overall strength of an ADI and its capacity to absorb losses when certain triggers are met. Leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Under APRA’s Prudential Standards, Australian ADIs, including Westpac, are required to maintain minimum Prudential Capital Requirements expressed as a percentage of total risk weighted assets as follows: • CET1 Capital ratio of at least 4.5%; • Tier 1 Capital ratio of at least 6.0%; and • Total Capital ratio of at least 8.0%. APRA may also require ADIs, including Westpac, to meet Prudential Capital Requirements above the industry minimum. APRA does not allow the Prudential Capital Requirements for individual ADIs to be disclosed. APRA also requires ADIs to hold additional CET1 buffers comprising of: • A capital conservation buffer of 4.75% that includes a 1% surcharge for ADIs designated by APRA as D-SIBs. APRA has determined that Westpac is a D-SIB; and • Countercyclical capital buffer of 1.0%. The countercyclical buffer is set on a jurisdictional basis and APRA is responsible for setting the requirement in Australia. The countercyclical buffer requirement is currently set to the default of 1.0% for Australian exposures, however this may be varied by APRA in the range of 0% to 3.5%. Collectively, the above buffers are referred to as the “Capital Buffer”. Should the CET1 capital ratio fall within the capital buffer range, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, AT1 Capital distributions and discretionary staff bonuses. The Total CET1 Requirement for Westpac is at least 10.25%, (based on an industry minimum CET1 requirement of 4.5% plus a Capital Buffer of at least 5.75% applicable to D-SIBs), the Tier 1 Capital Ratio requirement is at least 11.75% and the Total Capital Ratio requirement is at least 13.75%1 .. In addition, APRA’s capital framework also requires an ADI to maintain a minimum leverage ratio of 3.5%. APRA may also vary the minimum leverage ratio for an individual ADI. Westpac's capital adequacy was compliant with APRA's requirements throughout 2025. APRA has announced changes to banks' capital requirements with effect from 1 January 2027. This includes changes to CET1, Tier 1, Total capital and the Leverage ratio. Capital management strategy Westpac's capital management strategy is reviewed on an ongoing basis, including through an annual Internal Capital Adequacy Assessment Process (ICAAP). Key features include: • The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans; • Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and • A stress testing framework that tests our resilience under a range of adverse economic scenarios. The Board has determined a target post dividend CET1 capital ratio of above 11.25% in normal operating conditions. This target includes consideration of APRA's increase in the minimum CET1 ratio of 0.25% to 10.50% effective 1 January 2027 and replaces the previous CET1 capital operating range of between 11.00% and 11.50%. 1. Noting that APRA may apply higher requirements for an individual ADI.

208 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 28. Dividends

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Dividends not recognised at year end					
Since year end the Directors have proposed the following dividends:					
Final dividend 77 cents per share (2024: 76 cents, 2023: 72 cents) all fully franked at 30%	2,634	2,615	2,527	2,634	2,615
Total dividends not recognised at year end	**2,634**	**2,615**	**2,527**	**2,634**	**2,615**

The Board has determined a final fully franked dividend of 77 cents per share, to be paid on 19 December 2025 to shareholders on the register at the record date of 7 November 2025.

Shareholders can choose to receive their dividends as cash or reinvest their dividend in additional shares under the Dividend Reinvestment Plan.

The Board has determined to satisfy the Dividend Reinvestment Plan (DRP) for the 2025 final ordinary dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares provided to DRP participants will be set over the 15 trading days commencing 12 November 2025 and will not include a discount.

Details of dividends recognised during the year are provided in the statement of changes in equity.

Australian franking credits available to the Parent Entity for subsequent years are $3,714 million (2024: $3,504 million, 2023: $3,520 million). This is calculated as the year end franking credit balance, adjusted for the Australian current tax liability and the proposed 2025 final dividend.

New Zealand imputation credits

New Zealand imputation credits of NZ$0.06 (2024: NZ$0.06, 2023: NZ$0.07) per share will be attached to the proposed 2025 final dividend. New Zealand imputation credits available to the Parent Entity for subsequent years are NZ$332 million (2024: NZ$374 million, 2023: NZ$557 million). This is calculated on the same basis as the Australian franking credits but using the New Zealand current tax liability.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 209

GROUP STRUCTURE

Note 29. Investments in subsidiaries and associates

Accounting policy

Subsidiaries

Westpac's subsidiaries are entities which it controls and consolidates as it is exposed to, or has rights to, variable returns from the entity, and can affect those returns through its power over the entity.

When Westpac ceases to control a subsidiary, any retained interest in the entity is remeasured to fair value, with any resulting gain or loss recognised in the income statement.

Changes in Westpac's ownership interest in a subsidiary which do not result in a loss of control are accounted for as transactions with equity holders in their capacity as equity holders.

In the Parent Entity's financial statements, investments in subsidiaries are initially recorded at cost and are subsequently held at the lower of cost and recoverable amount.

All transactions between Westpac entities are eliminated on consolidation.

Associates

Associates are entities in which Westpac has significant influence, but not control, over the operating and financial policies. Westpac accounts for associates using the equity method. The investments are initially recognised at cost (except where recognised at fair value due to a loss of control of a subsidiary), and increased (or decreased) each year by Westpac's share of the associate's profit (or loss). Dividends received from the associate reduce the investment in the associate.

Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. The financial years of all controlled entities are the same as that of Westpac unless otherwise stated. From time to time, Westpac consolidates a number of unit trusts where Westpac has variable returns from its involvement with the trusts, and has the ability to affect those returns through its power over the trusts. These unit trusts are excluded from the table.

A complete list of controlled entities can be found in the Consolidated Entity Disclosure Statement. The following table includes the material controlled entities of Westpac as at 30 September 2025.

Name	Country of incorporation	Name	Country of incorporation
Asgard Capital Management Ltd	Australia	Westpac Equity Holdings Pty Limited	Australia
BT Portfolio Services Limited	Australia	Westpac Financial Services Group Pty Limited	Australia
Capital Finance Australia Limited	Australia	Westpac New Zealand Group Limited	New Zealand
Crusade trust No.2P of 2008	Australia	Westpac New Zealand Limited	New Zealand
Series 2008-1M WST Trust	Australia	Westpac NZ Covered Bond Limited[a]	New Zealand
Series 2022-1P WST Trust	Australia	Westpac NZ Securitisation Limited[a]	New Zealand
Series 2024-1 WST Trust	Australia	Westpac Overseas Holdings No. 2 Pty Limited	Australia
Series 2024-2 WST Trust	Australia	Westpac Securities NZ Limited	New Zealand
Sixty Martin Place (Holdings) Pty Limited	Australia	Westpac Securitisation Holdings Pty Limited	Australia
Westpac Bank - PNG - Limited	Papua New Guinea	Westpac Term Pie Fund	New Zealand
Westpac Covered Bond Trust	Australia		

a. The Group indirectly owns 19% of these entities, however, due to contractual and structural arrangements both these entities are considered to be controlled entities within the Group.

The following controlled entities have been granted relief from compliance with the balance date synchronisation provisions in the Corporations Act 2001:

- Westpac Cash PIE Fund;
- Westpac Notice Saver PIE Fund; and
- Westpac Term PIE Fund.

210 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 29. Investments in subsidiaries and associates (Continued)

Non-controlling interests

The following material controlled entities are not wholly owned:

Percentage Owned	2025	2024
Westpac Bank - PNG - Limited	98.7%	89.9%
Westpac NZ Covered Bond Limited	19.0%	19.0%
Westpac NZ Securitisation Limited	19.0%	19.0%

Details of the balance of NCIs are set out in Note 26. There are no NCIs that are material to Westpac.

Significant restrictions

There were no significant restrictions on the ability to transfer cash or other assets, pay dividends or other capital distributions, provide or repay loans and advances between the entities within Westpac. There were also no significant restrictions on Westpac's ability to access or use the assets and settle the liabilities of Westpac resulting from protective rights of NCIs.

Associates

There are no associates that are material to Westpac.

Changes in ownership of subsidiaries or other businesses

Businesses acquisitions

During the year ended 30 September:

2025

- Westpac Banking Corporation acquired 58,000 shares from a minority shareholder of Westpac Bank - PNG - Limited (WPNG) which will raise its controlling interest to 99.73%. As at the reporting date, the registration of the share transfer was pending. On behalf of the Parent Entity, the acquisition cost of PGK8 million was paid by WPNG to the minority shareholder, in lieu of the Parent Entity receiving unpaid dividends and as a result was a non-cash transaction for the Parent Entity.

2024:

- Westpac Banking Corporation acquired 8.74% of shares from minority shareholders of WPNG, raising its controlling interest to 98.65%. On behalf of the Parent Entity, the acquisition cost of PGK66 million to minority shareholders, in lieu of the Parent Entity receiving unpaid dividends and as a result was a non-cash transaction for the Parent Entity; and
- The business of HealthPoint Claims Pty Ltd on 6 April 2024.

2023 - no businesses were acquired.

Businesses disposals

During the year ended 30 September:

2025 - no businesses were sold.

2024 - no businesses were sold.

2023 - Westpac sold its interest in Advance Asset Management Limited on 31 March 2023.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 211 Note 30. Structured entities Note 30. Structured entities Accounting policy Structured entities are generally created to achieve a specific, defined objective and their operations are restricted such as only purchasing specific assets. Structured entities are commonly financed by debt or equity securities that are collateralised by and/or indexed to their underlying assets. The debt and equity securities issued by structured entities may include tranches with varying levels of subordination. Structured entities are classified as subsidiaries and consolidated if they meet the definition in Note 29. If Westpac does not control a structured entity then it will not be consolidated. Westpac engages in various transactions with both consolidated and unconsolidated structured entities that are mainly involved in securitisations, asset backed and other financing structures and managed funds. Consolidated structured entities Securitisation and covered bonds Westpac uses structured entities to securitise its financial assets, including two covered bond programs, to assign pools of residential mortgages to bankruptcy remote structured entities. Refer to Note 15 for further details. Westpac managed funds Westpac acts as the responsible entity and/or fund manager for various investment management funds. As fund manager, if Westpac is deemed to be acting as a principal rather than an agent then it consolidates the fund. The principal versus agent decision requires judgement of whether Westpac has sufficient exposure to variable returns. Non-contractual financial support Westpac does not provide non-contractual financial support to these consolidated structured entities. Unconsolidated structured entities Westpac has interests in various unconsolidated structured entities including debt or equity instruments, guarantees, liquidity and other credit support arrangements, lending, loan commitments, certain derivatives and investment management agreements. Interests exclude non-complex derivatives (e.g. interest rate or currency swaps), instruments that create, rather than absorb, variability in the entity (e.g. credit protection under a credit default swap), and lending to a structured entity with recourse to a wider operating entity, not just the structured entity. Westpac’s main interests in unconsolidated structured entities, which arise in the normal course of business, are: Trading securities Westpac actively trades interests in structured entities and normally has no other involvement with the structured entity. Westpac earns interest income on these securities and also recognises fair value changes through trading income in non-interest income. Investment securities Westpac holds mortgage-backed securities for liquidity purposes and Westpac normally has no other involvement with the structured entity. These assets are highly-rated, investment grade and eligible for repurchase agreements with the RBA or another central bank. Westpac earns interest income and net gains or losses on selling these assets are recognised in the income statements. Loans and other credit commitments Westpac lends to unconsolidated structured entities, subject to Westpac’s collateral and credit approval processes, in order to earn interest and fee income. The structured entities are mainly property trusts, securitisation entities and those associated with project and property financing transactions. Investment management agreements Westpac manages funds that provide customers with investment opportunities. Westpac earns management fee income which is recognised in non-interest income. Westpac may also retain units in these investment management funds. Westpac earns fund distribution income and recognises fair value movements through non-interest income.

212 **WESTPAC** 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 30. Structured entities (Continued)

The following tables show Westpac's interests in unconsolidated structured entities and its maximum exposure to loss in relation to those interests. The maximum exposure does not take into account any collateral or hedges that will reduce the risk of loss.

- For on-balance sheet instruments, including debt and equity instruments in and loans to unconsolidated structured entities, the maximum exposure to loss is the carrying value.
- For off-balance sheet instruments, including liquidity facilities, loan and other credit commitments and guarantees, the maximum exposure to loss is the notional amounts.

Consolidated $m	Investment in third party mortgage and other asset-backed securities[a]	Financing to securitisation vehicles	Group managed funds	Interest in other structured entities	Total
2025					
Assets					
Trading securities and financial assets measured at FVIS	795	-	1	6,483	7,279
Investment securities	9,162	-	-	-	9,162
Loans	-	28,274	-	27,602	55,876
Other financial assets	1	-	57	-	58
Total on-balance sheet exposures	**9,958**	**28,274**	**58**	**34,085**	**72,375**
Total notional amounts of off-balance sheet exposures	-	10,355	-	9,848	20,203
Maximum exposure to loss	**9,958**	**38,629**	**58**	**43,933**	**92,578**
Size of structured entities[b]	**102,946**	**38,629**	**16,318**	**43,933**	**201,826**
2024					
Assets					
Trading securities and financial assets measured at FVIS	1,055	-	2	8,241	9,298
Investment securities	8,881	-	-	-	8,881
Loans	-	27,786	-	23,871	51,657
Other financial assets	2	-	53	-	55
Total on-balance sheet exposures	**9,938**	**27,786**	**55**	**32,112**	**69,891**
Total notional amounts of off-balance sheet exposures	-	7,638	-	9,145	16,783
Maximum exposure to loss	**9,938**	**35,424**	**55**	**41,257**	**86,674**
Size of structured entities[b]	**90,864**	**35,424**	**15,811**	**41,257**	**183,356**

a. The Group's interests in third-party mortgages and other asset-backed securities are senior tranches of notes and are investment grade rated.
b. Represents either the total assets or market capitalisation of the entity, or if not available, the Group's total committed exposure (for lending arrangements and external debt and equity holdings), funds under management (for Group managed funds) or the total value of notes on issue (for investments in third-party asset-backed securities).

Non-contractual financial support

Westpac does not provide non-contractual financial support to these unconsolidated structured entities.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 213 OTHER Other Note 31. Share-based payments Accounting policy Westpac enters into various share-based payment arrangements with its employees as a component of overall compensation for services provided. Share-based payment arrangements comprise rights to receive shares for free (share rights) and restricted shares (issued at no cost). Share-based payment arrangements typically require a specified period of continuing employment (the service period or vesting period) and may include performance targets (vesting conditions). Specific details of each arrangement are provided below. Share-based payments must be classified as either cash-settled or equity-settled arrangements. Westpac’s significant arrangements are equity-settled, as Westpac is not obliged to settle in cash. Share rights Share rights are equity-settled arrangements. The fair value is measured at grant date and is recognised as an expense over the service period, with a corresponding increase in the share-based payment reserve in equity. The fair values of share rights are estimated at grant date using a binomial/Monte Carlo simulation pricing model which incorporates the vesting and market-related performance targets of the grants. The fair value of share rights excludes non-market vesting conditions such as employees’ continuing employment by Westpac. The non-market vesting conditions are instead incorporated in estimating the number of share rights that are expected to vest and are therefore recognised as an expense. At each reporting date the non-market vesting assumptions are revised and the expense recognised each year takes into account the most recent estimates. The market-related assumptions are not revised each year as the fair value is not re-estimated after the grant date. Up to 1 January 2023 share rights were issued under the Westpac Long Term Variable Reward Plan (LTVR) and Westpac Performance Plan (WPP). From 1 January 2023 share rights have been issued under the Equity Incentive Plan (EIP). Refer below for further details. Restricted shares Restricted shares are accounted for as an equity-settled arrangement. The fair value of shares allocated to employees for nil consideration is recognised as an expense over the vesting period with a corresponding increase in the share- based payments reserve in equity. The fair value of ordinary shares issued to satisfy the obligation to employees is measured at grant date and is recognised as a separate component of equity. Up to 1 January 2023 restricted shares were issued under the Restricted Share Plan (RSP). From 1 January 2023 restricted shares have been issued under the Equity Incentive Plan (EIP). Refer below for further details. Equity Incentive Plan (EIP) The Equity Incentive Plan (EIP) was introduced effective 1 January 2023 and is a consolidated plan that replaced the RSP, WPP and LTVR plans. Existing allocations under the RSP, WPP and LTVR continue to be governed by their respective plan rules, however, all grants from 1 January 2023 are made under the EIP. Securities issued under the EIP include restricted shares, unhurdled share rights, performance rights and restricted rights. The underlying terms of the EIP are similar to RSP, WPP and LTVR and are accounted for as equity-settled arrangements in line with the share rights and restricted shares specified above. In respect of the above mentioned plans, the Board has discretion to adjust unvested allocations, including to zero, in specified circumstances. Clawback may also apply to vested awards, to the extent legally permissible and practicable. Employee share plan (ESP) The value of shares expected to be allocated to employees for nil consideration is recognised as an expense over the financial year and provided for as other employee benefits. The fair value of any ordinary shares purchased on market or issued to satisfy the obligation to employees is recognised in equity.

214 **WESTPAC** 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 31. Share-based payments (Continued)

Scheme name	Westpac Long Term Variable Reward Plan (LTVR)/ EIP LTVR - Performance Rights and Restricted Rights	Westpac Performance Plan (WPP)/ EIP – Unhurdled Share Rights	Restricted Share Plan (RSP)/ EIP - Restricted Shares	Employee Share Plan (ESP)
Type of share-based payment	Share rights (allocated at no cost).	Share rights (allocated at no cost).	Westpac ordinary shares (allocated at no cost).	Westpac ordinary shares (allocated at no cost) of up to $1,000 per employee per year.
How it is used	Aligns executive remuneration and accountability with shareholder interests over the long term.	Primarily used for mandatory deferral of a portion of short-term variable reward for New Zealand employees and key employees based outside Australia.	Primarily used to reward key employees and for mandatory deferral of a portion of short-term variable reward for certain Australian employees and some other offshore jurisdictions.	To reward eligible Australian employees (unless they have already been provided instruments under another scheme for the previous year).
Exercise price	Nil	Nil	n/a	n/a
Performance conditions[a]	Awards from 2022 to 2023: TSR over a four-year performance period. Awards from 2024 onwards: 50% of the award is measured against Relative Total Shareholder Return (TSR) over a four-year performance period (performance rights) and the remaining 50% is measured against risk culture and other internal measures (restricted rights). After the testing period, further deferral periods are applicable for performance rights granted to all participants and for restricted rights granted to the CEO.	None[b]	None	None
Service conditions	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the restriction period or as determined by the Board.	Shares must normally remain within the ESP for three years from granting unless the employee leaves Westpac.
Vesting period (period over which expenses are recognised)[c]	Awards for 2022 to 2023: 4 years Awards from 2024 onwards: CEO performance rights: 6 years GE performance rights: 5 years CEO restricted rights: 50% over 4 years and 50% over 5 years GE restricted rights: 4 years	Defined period set out at time of grant[c]	Defined period set out at time of grant	1 year
Treatment at end of term	Automatically exercised at the end of the term.	Automatically exercised at the end of the term.	Shares are released at the end of the restriction period.	Shares are released at the end of the restriction period or when the employee leaves Westpac (whichever occurs first).
Does the employee receive dividends and voting rights during the vesting period?[d]	No	No	Yes	Yes

a. The Board has discretion to adjust the number of restricted shares, unhurdled share rights, performance rights and restricted rights downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board's view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested LTVR, to the extent legally permissible and practicable.

b. Excluding the UNITE Award that is granted as share rights under the EIP and is subject to internal performance measures.

c. Vested share rights granted after July 2015 under the 2020 to 2023 LTVR awards and unhurdled WPP/EIP awards may be exercised up to a maximum of 15 years (generally 10 years for NZ) from their commencement date. Vested share rights under the 2024 and 2025 LTVR award (performance rights and restricted rights) are exercisable up to 2 years after the vesting date.

d. For LTVR restricted rights, dividend equivalent payments (DEP) are accrued for the vesting period. For LTVR performance rights, DEP are only accrued for the further deferral period after the performance period. These DEP are calculated by multiplying the number of LTVR restricted or performance rights eligible to vest by the declared dividend price on each respective record date during the applicable period. The calculation excludes franking credits. They are paid at the end of the deferral period.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 215

Note 31. Share-based payments (Continued)

Each share-based payment scheme is quantified below.

i. Westpac Equity Incentive Plan (EIP) - Unhurdled Share Rights

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2025						
Share rights						
One-year vesting period	111,458	73,112	88,657	1,164	94,749	27,527
Two-year vesting period	89,542	57,439	1,984	5,342	139,655	3,210
Three-year vesting period	32,446	34,829	-	-	67,275	-
Four-year vesting period	81,761	68,775	-	8,273	142,263	-
Five-year vesting period	15,270	313,268	-	79,573	248,965	-
Six-year vesting period	9,661	4,377	-	-	14,038	-
Seven-year vesting period	10,250	4,599	-	-	14,849	-
Total share rights	**350,388**	**556,399**	**90,641**	**94,352**	**721,794**	**30,737**
Weighted average remaining contractual life	**13.8 years**				**13.3 years**	
2024						
Share rights	24,698	334,167	836	7,641	350,388	-

The weighted average fair value at grant date of EIP service-based share rights issued during the year was $27.13 (2024: $20.65).

ii. Westpac Equity Incentive Plan (EIP) Long Term Variable Reward (LTVR) - Performance Rights and Restricted Rights

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2025						
Share rights	**898,756**	**574,717**	**-**	**-**	**1,473,473**	**-**
Weighted average remaining contractual life	**5.8 years**				**5.2 years**	
2024						
Share rights	-	898,756	-	-	898,756	-

The weighted average fair value at grant date of EIP LTVR Performance Rights and Restricted Rights issued during the year was $22.94 (2024: $18.00).

iii. Westpac Long-Term Variable Reward Plan (LTVR)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2025						
Share rights	**3,383,798**	**-**	**630,069**	**687,808**	**2,065,921**	**53,460**
Weighted average remaining contractual life	**11.9 years**				**11.5 years**	
2024						
Share rights	4,028,972	-	-	645,174	3,383,798	-

No LTVR share rights were issued in the year ending 30 September 2025 following the introduction of the EIP from 1 January 2023.

216 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 31. Share-based payments (Continued)

iv. Westpac Performance Plan (WPP)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2025						
Share rights						
One-year vesting period	64,336	-	26,586	1,533	36,217	36,217
Two-year vesting period	98,511	-	50,107	3,508	44,896	41,127
Three-year vesting period	37,645	-	13,932	-	23,713	4,661
Four-year vesting period	213,798	-	87,430	20,168	106,200	-
Five-year vesting period	6,927	-	-	-	6,927	-
Six-year vesting period	6,576	-	-	-	6,576	-
Seven-year vesting period	6,977	-	-	-	6,977	-
Total share rights	**434,770**	**-**	**178,055**	**25,209**	**231,506**	**82,005**
Weighted average remaining contractual life	**11.7 years**				**10.8 years**	
2024						
Share rights	809,018	-	317,173	57,075	434,770	111,078

No WPP share rights were issued in the year ending 30 September 2025 following the introduction of the EIP from 1 January 2023.

v. Westpac Equity Incentive Plan (EIP) - Restricted Shares

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2025	**2,550,472**	**2,083,370**	**838,759**	**121,426**	**3,673,657**
2024	310,649	2,393,902	115,752	38,327	2,550,472

The weighted average fair value at grant date of EIP restricted shares issued during the year was $32.46 (2024: $23.14).

vi. Restricted Share Plan (RSP)

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2025	**2,738,389**	**-**	**1,382,492**	**6,396**	**1,349,501**
2024	4,916,346	-	2,085,417	92,540	2,738,389

No RSP shares were issued in the year ending 30 September 2025 following the introduction of the EIP from 1 January 2023.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 217

Note 31. Share-based payments (Continued)

vii. Employee Share Plan (ESP)

	Allocation date	Number of participants	Average number of shares allocated per participant	Total number of shares allocated	Market price per share[a]	Total fair value
2025	**20 November 2024**	**26,916**	**30**	**807,480**	**$32.82**	**$26,501,494**
2024	23 November 2023	27,549	47	1,294,803	$21.20	$27,449,824

a. The market price per share for the allocation is based on the five day volume-weighted average price up to the grant date.

The 2024 ESP award was satisfied through the purchase of shares on market.

The liability accrued for the ESP at 30 September 2025 was $28 million (2024: $28 million) and was provided for as other employee benefits.

viii. Other plans

Westpac also provides share-based plans for small, specialised parts of the Group. The benefits under these plans are directly linked to growth and performance of the relevant part of the business. The plans, individually and in aggregate, are not material to Westpac in terms of expenses and dilution of earnings.

The names of all persons who hold share options and/or rights currently on issue are entered in Westpac's register of option holders which may be inspected at MUFG Corporate Markets (AU) Limited, Liberty Place, Level 41, 161 Castlereagh Street, Sydney, New South Wales.

ix. Fair value assumptions

The fair value of share rights have been independently calculated at their respective grant dates.

The fair value of share rights with performance targets based on relative TSR takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.

The fair value of share rights without TSR based performance targets (i.e. unhurdled share rights and restricted rights) have been determined with reference to the share price at grant date. A discount rate reflecting the expected dividend yield over their vesting periods also applies to unhurdled share rights and LTVR performance rights.

Other significant assumptions include:

- Risk-free rates of return of 3.3%-3.8% applied to TSR-hurdled grants;
- The dividend yield on Westpac shares applied to TSR-hurdled grants ranged from 4.0%-5.0% for those issued under the LTVR and for those issued under the EIP;
- Volatility in Westpac's TSR of 20%-21%, applied to TSR-hurdled grants; and
- Volatilities of, and correlation factors between, TSR of the comparator group and Westpac for TSR-hurdled grants.

218 WESTPAC 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 32. Superannuation commitments

Accounting policy

Westpac recognises an asset or a liability for its defined benefit schemes, being the net of the defined benefit obligations and the fair value of the schemes' assets. The defined benefit obligation is calculated as the present value of the estimated future cash flows, discounted using high-quality long dated corporate bond rates.

The superannuation expense is recognised in operating expenses and remeasurements are recognised through OCI.

Westpac had the following defined benefit plans at 30 September 2025:

Name of plan	Type	Form of benefit	Date of last actuarial assessment of the funding status
Westpac Group Plan (WGP)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2023
Westpac New Zealand Superannuation Scheme (WNZS)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2023
Westpac Banking Corporation UK Staff Superannuation Scheme (UKSS)	Defined benefit	Indexed pension and lump sum	5 April 2024
Westpac UK Medical Benefits Scheme	Defined benefit	Medical benefits	n/a

The defined benefit sections of the schemes are closed to new members. Westpac has no obligation beyond the annual contributions for the accumulation or defined contribution sections of the schemes.

The WGP is Westpac's principal defined benefit plan and is managed and administered in accordance with the terms of its trust deed and relevant legislation in Australia. Its defined benefit liabilities are based on salary and length of membership for active members and inflation in the case of pensioners.

The defined benefit schemes expose Westpac to the following risks:

- Discount rate – reductions in the discount rate would increase the present value of the future payments;
- Inflation rate – increases in the inflation rate would increase the payments to pensioners;
- Investment risk – lower investment returns would increase the contributions needed to offset the shortfall;
- Mortality risk – members may live longer than expected extending the cash flows payable by Westpac;
- Behavioural risk – higher proportion of members taking some of their benefits as a pension rather than a lump sum would increase the cash flows payable by Westpac; and
- Legislative risk – legislative changes could be made which increase the cost of providing defined benefits.

Investment risk is managed by setting benchmarks for the allocation of plan assets between asset classes. The long-term investment strategy will often adopt relatively high levels of equity investment in order to:

- Secure attractive long-term investment returns; and
- Provide an opportunity for capital appreciation and dividend growth, which gives some protection against inflation.

Funding recommendations for the WGP, WNZS and the UKSS are made based on actuarial valuations. The funding valuations of the defined benefit plans are based on different assumptions to the calculation of the defined benefit surplus/deficit for accounting purposes. Based on the most recent valuations, the defined benefit plan assets are adequate to cover the present value of the accrued benefits of all members with a combined surplus of $161 million (2024: $140 million). Current contribution rates are as follows:

- WGP – contributions are made to the WGP at the rate of 16.9% of members' salaries;
- WNZS – contributions are made to the WNZS at the rate of 17.4% of members' salaries; and
- UKSS – not required to make contributions under the 2024 actuarial assessment.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION 219

Note 32. Superannuation commitments (Continued)

Contributions

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Employer contributions	29	30	28	30
Member contributions	6	7	6	7

Expected employer contributions for the year ending 30 September 2026 were $23 million.

Expense recognised

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Current service cost	23	27	26	23	26
Net interest cost on net benefit liability	(9)	(11)	(14)	(10)	(10)
Total defined benefit expense	**14**	**16**	**12**	**13**	**16**

Defined benefit balances recognised

	Consolidated		Parent Entity	
$m	2025	2024	2025	2024
Benefit obligation as at end of year	2,282	2,218	2,238	2,169
Fair value of plan assets as at end of year	2,525	2,424	2,481	2,380
Net surplus/(deficit)	**243**	**206**	**243**	**211**
Defined benefit surplus included in other assets	247	215	247	215
Defined benefit deficit included in other liabilities	(4)	(9)	(4)	(4)
Net surplus/(deficit)	**243**	**206**	**243**	**211**

The average duration of the defined benefit obligation is 12 years (2024: 12 years).

Significant assumptions

	2025		2024	
Consolidated and Parent Entity	Australian funds	Overseas funds	Australian funds	Overseas funds
Discount rate	5.4%	4.2%-5.7%	5.6%	4.3%-5.0%
Salary increases	3.4%	3.0%-4.0%	3.5%	3.0%-3.9%
Inflation rate (pensioners received inflationary increase)	2.4%	2.0%-3.1%	2.5%	2.0%-3.2%
Life expectancy of a 60-year-old male	32.1	27.7-27.9	31.9	27.6-27.8
Life expectancy of a 60-year-old female	34.6	29.5-29.8	34.5	29.6

220 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 32. Superannuation commitments (Continued) Sensitivity to changes in significant assumptions The following table shows the impact of changes in assumptions on the defined benefit obligation for the WGP. No reasonably possible changes in the assumptions of Westpac’s other defined benefit plans would have a material impact on the defined benefit obligation. Increase in obligation $m 2025 2024 0.5% decrease in discount rate 136 136 0.5% increase in annual salary increases 2 3 0.5% increase in inflation rate (pensioners receive inflationary increase) 133 131 1 year increase in life expectancy 48 46 Asset allocation The table below provides a breakdown of the schemes’ investments by asset class. 2025 2024 % Australian funds Overseas funds Australian funds Overseas funds Cash 5% 4% 5% 3% Equity instruments 44% 9% 43% 9% Debt instruments 26% 5% 26% 5% Property 8% 1% 8% 2% Other assets 17% 81% 18% 81% Total 100% 100% 100% 100% Equity and debt instruments are mainly quoted assets while property and other assets are mainly unquoted. Other assets include infrastructure funds and private equity funds.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 221

Note 33. Auditor's remuneration

Following approval by Westpac's shareholders at the 2024 AGM on 13 December 2024, KPMG commenced as Westpac's external auditor for the 2025 financial year.

The fees payable to the auditor in Australia and overseas firms belonging to the network of firms were:

	Consolidated		Parent Entity	
	2025	2024	2025	2024
$'000	KPMG	PwC	KPMG	PwC
Audit and audit-related fees				
Audit fees				
Australia	23,977	28,035	23,605	27,673
Overseas	5,197	5,429	708	689
Total audit fees	**29,174**	**33,464**	**24,313**	**28,362**
Audit-related fees				
Australia	2,221	2,888	2,221	2,888
Overseas	464	279	102	30
Total audit-related fees	**2,685**	**3,167**	**2,323**	**2,918**
Total audit and audit-related fees	**31,859**	**36,631**	**26,636**	**31,280**
Tax fees				
Overseas	395	-	300	-
Total tax fees	**395**	**-**	**300**	**-**
Other fees				
Overseas	-	69	-	-
Total other fees	**-**	**69**	**-**	**-**
Total audit and non-audit fees	**32,254**	**36,700**	**26,936**	**31,280**

Fees payable to the auditor have been categorised as follows:

Audit	The year end audit, half-year review and comfort letters associated with debt issues and capital raisings.
Audit-related	Consultations regarding accounting standards and reporting requirements, regulatory compliance reviews and assurance related to debt and capital offerings.
Tax	Tax compliance services.
Other	Various services including systems assurance, compliance advice and controls reviews.

It is Westpac's policy to engage KPMG on assignments additional to its statutory audit duties only if its independence is not impaired or seen to be impaired and where its expertise and experience with Westpac is important. All services were approved by the Board Audit Committee in accordance with Westpac's Pre-Approval of Engagement of the External Auditor for Audit or Non-Audit Services Policy.

KPMG also received fees of $0.2 million and PwC of $6.4 million (2024 PwC: $6.6 million) for various entities which are related to Westpac but not consolidated. These non-consolidated entities include entities sponsored by Westpac, trusts of which a Westpac entity is trustee, manager or responsible entity, superannuation funds and pension funds.

222 **WESTPAC** 2025 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 34. Related party disclosures

Related parties

Westpac's related parties are those it controls or can exert significant influence over. Examples include subsidiaries, associates, joint ventures and superannuation plans as well as key management personnel and their related parties.

Key management personnel (KMP)

Key management personnel are those persons who have the authority and responsibility for planning, directing and controlling the activities of Westpac, directly or indirectly, including any director (whether executive or otherwise).

Parent Entity

Westpac Banking Corporation is the ultimate parent company of the Group.

Subsidiaries - Note 29

The Parent Entity has the following related party transactions and balances with subsidiaries:

Type of transaction/balance	Details disclosed in
Balances due to/from subsidiaries	Balance Sheet
Dividend income/Transactions with subsidiaries	Note 4
Interest income and Interest expense	Note 3
Tax consolidated group transactions and undertakings	Note 7
Guarantees and undertakings	Note 25

The balances due to/from subsidiaries include a wide range of banking and other financial facilities.

The terms and conditions of related party transactions between the Parent Entity and subsidiaries are sometimes different to commercial terms and conditions. Related party transactions between the Parent Entity and subsidiaries eliminate on consolidation.

Associates - Note 29

Westpac provides a wide range of banking and other financial facilities and funds management activities to its associates on commercial terms and conditions.

Superannuation plans

Westpac contributed $583 million (2024: $535 million) to defined contribution plans and $29 million (2024: $30 million) to defined benefit plans. Refer to Note 32.

Remuneration of KMP

Total remuneration of the KMP was:

$	Short-term benefits	Post employment benefits	Other long-term benefits	Termination benefits	Share-based payments	Total
Consolidated						
2025	**22,058,824**	**731,736**	**362,316**	**4,518,632**	**23,176,814**	**50,848,322**
2024	22,085,122	613,423	175,780	-	15,481,114	38,355,439
Parent Entity						
2025	**20,825,040**	**603,850**	**362,316**	**4,518,632**	**22,059,466**	**48,369,304**
2024	20,907,779	493,529	175,780	-	14,569,565	36,146,653

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 223

Note 34. Related party disclosures (Continued)

Other transactions with KMP

KMP receive personal banking and financial investment services from Westpac in the ordinary course of business. The terms and conditions, for example interest rates and collateral, and the risks to Westpac are comparable to transactions with other employees and did not involve more than the normal risk of repayment or present other unfavourable features.

Details of loans provided and the related interest charged to KMP and their related parties are as follows:

$	Interest payable for the year	Closing loan balance	Number of KMP with loans
2025	**1,003,143**	**15,815,278**	**11**
2024	1,030,280	32,064,184	10

Share rights holdings

For compliance with SEC disclosure requirements, the following table sets out certain details of the performance share rights, restricted share rights and unhurdled share rights held at 30 September 2025 by the CEO and other key management personnel (including their related parties):

	Latest Date of Exercise	Number of Share Rights
Managing Director and Chief Executive Officer		
Anthony Miller	Ranges from 15 November 2029 to 1 October 2037	368,811
Group Executives[a]		
Scott Collary	Ranges from 15 November 2029 to 1 October 2037	337,165
Paul Fowler	Ranges from 13 May 2031 to 13 May 2032	19,044
Peter Herbert	Ranges from 15 November 2030 to 15 November 2031	24,224
Nell Hutton	Ranges from 15 November 2029 to 15 November 2031	140,020
Carolyn McCann	Ranges from 15 November 2029 to 1 October 2037	241,195
Catherine McGrath	Ranges from 1 October 2026 to 1 October 2037	282,641
Michael Rowland	Ranges from 15 November 2029 to 1 October 2037	261,748
Ryan Zanin	Ranges from 15 November 2029 to 1 October 2037	299,764
Former Group Executives		
Peter King	Ranges from 15 November 2029 to 1 October 2037	448,117
Christine Parker	Ranges from 15 November 2029 to 1 October 2037	225,269
Jason Yetton	Ranges from 15 November 2029 to 1 October 2037	326,680

a. References to Group Executives are only to those who are KMP.

Westpac has not issued any options during the year and there are no outstanding options as at 30 September 2025.

224 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 35. Notes to the cash flow statements Note 35. Notes to the cash flow statements Accounting policy Cash and balances with central banks include cash held at branches and in ATMs, balances with overseas banks in their local currency and balances with central banks including accounts with the RBA and accounts with overseas central banks. Reconciliation of net cash provided by/(used in) operating activities to net profit for the year is set out below. Consolidated Parent Entity $m 2025 2024 2023 2025 2024 Profit after income tax expense 6,933 6,990 7,201 6,496 6,691 Adjustments: Depreciation, amortisation and impairment 1,561 1,522 1,237 1,331 1,407 Impairment charges/(benefits) 671 727 839 680 659 Net decrease/(increase) in current and deferred tax (421) (252) 665 (558) (346) (Increase)/decrease in accrued interest receivable 302 (227) (730) 252 (207) (Decrease)/increase in accrued interest payable (705) 802 2,400 (410) 757 (Decrease)/increase in provisions 107 (272) (173) 105 (272) Unrealised (gain)/loss in trading income (498) 1,615 280 (498) 1,596 Other non-cash items (1,085) (1,121) (1,130) (997) (858) Cash flows from operating activities before changes in operating assets and liabilities 6,865 9,784 10,589 6,401 9,427 Net (increase)/decrease in: Collateral paid 1,945 (2,097) 1,545 1,905 (2,057) Trading securities and financial assets measured at FVIS (6,107) (18,994) (4,524) (6,054) (19,452) Derivative financial instruments 5,650 (836) 4,082 1,013 1,358 Loans (50,182) (35,083) (27,270) (45,997) (32,528) Other financial assets (48) (348) 128 (26) (231) Other assets (29) (34) 8 2 2 Net increase/(decrease) in: Collateral received (5) (318) (2,888) (709) (181) Deposits and other borrowings 51,853 35,243 24,692 50,803 35,870 Other financial liabilities (457) (7,084) (17,146) 873 (5,281) Other liabilities 4 - (12) - (9) Net cash provided by/(used in) operating activities 9,489 (19,767) (10,796) 8,211 (13,082)

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 225

Note 35. Notes to the cash flow statements (Continued)

Details of the assets and liabilities over which control ceased

In 2025 and 2024, there were no changes in the Group or Parent's ownership interest in entities which resulted in a loss of control.

Details of the entity over which control ceased in 2023 are provided in Note 29.

	Consolidated
$m	2023
Assets	
Cash and balances with central banks	18
Other financial assets	18
Intangible assets	55
Total assets	**91**
Liabilities	
Other financial liabilities	22
Provisions	1
Total liabilities	**23**
Total equity attributable to owners of WBC	**68**
Cash proceeds received (net of transaction costs)	311
Total consideration	**311**
Gain/(loss) on disposal	**243**
Reconciliation of cash proceeds from disposal:	
Cash proceeds received (net of transaction costs)	311
Less: Cash deconsolidated	(18)
Cash consideration (paid)/received (net of transaction costs and cash held)	**293**

Non-cash investing activities

There were no material non-cash investing activities in 2025.

On 21 December 2023, WNZL issued two classes of AT1 Perpetual Preference Shares to the Parent Entity, Westpac Banking Corporation Limited, totalling NZD1,000 million. The transactions were settled through the redemption of NZD1,000 million AT1 loan capital notes and as a result no cash was transferred. As WNZL is a wholly owned subsidiary of the Parent Entity, these transactions eliminate on consolidation.

Non-cash financing activities

	Consolidated			Parent Entity	
$m	2025	2024	2023	2025	2024
Shares issued under the dividend reinvestment plan	-	-	192	-	-
Increase in lease liabilities	223	399	235	181	319

On 10 September 2025, Westpac Bank - PNG - Limited (WPNG) paid PGK8 million to minority shareholders, on behalf of the Parent Entity, to acquire 1.09% in WPNG. This was in lieu of the Parent Entity receiving unpaid dividends from WPNG and as a result was a non-cash transaction for the Parent Entity.

On 11 September 2024, WPNG paid PGK66 million to minority shareholders, on behalf of the Parent Entity, to acquire 8.74% in WPNG. This was also in lieu of the Parent Entity receiving unpaid dividends from WPNG and as a result was a non-cash transaction for the Parent Entity.

On 18 December 2023, $802 million of WCN6 were transferred to the WCN6 nominated party for $100 each pursuant to the WCN10 reinvestment offer. Those WCN6 were subsequently redeemed and cancelled by Westpac. On 31 July 2024, Westpac redeemed the remaining outstanding WCN6.

226 WESTPAC 2025 ANNUAL REPORT NOTES TO THE FINANCIAL STATEMENTS Note 35. Notes to the cash flow statements (Continued) Cash and balances with central banks The following table provides the breakdown of cash and cash balances with central banks. Consolidated Parent Entity $m 2025 2024 2025 2024 Cash and cash at bank 10,141 9,320 9,805 8,961 Exchange settlement accounts 40,017 56,036 34,802 49,276 Regulatory deposits with central banks 272 311 175 163 Total cash and balances with central banks 50,430 65,667 44,782 58,400 Restricted cash Certain of our foreign operations are required to maintain reserves or minimum balances with central banks in their respective countries of operation, totalling $273 million (2024: $311 million) for Westpac and $175 million (2024: $164 million) for the Parent Entity which are included in cash and balances with central banks. Note 36. Subsequent events Note 36. Subsequent events Since 30 September 2025, the Board has determined to pay a fully franked final dividend of 77 cents per fully paid ordinary share. The dividend is expected to be $2,634 million. The dividend is not recognised as a liability at 30 September 2025. The proposed payment date of the dividend is 19 December 2025. The Board has determined to satisfy the DRP for the 2025 final dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares provided to DRP participants will be set over the 15 trading days commencing 12 November 2025 and will not include a discount. No other matters have arisen since the year ended 30 September 2025 which are not otherwise dealt with in this report, that have significantly affected or may significantly affect the operations of Westpac, the results of its operations or the state of affairs of Westpac in subsequent periods.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 227

CONSOLIDATED ENTITY DISCLOSURE STATEMENT

The following table includes details of the controlled entities of Westpac. The entity's role as a trustee, partner or participant in a joint venture (if applicable), of an entity within the Group is disclosed in 'Type of entity'. Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. Where the tax residency of an entity is foreign (as defined in the Income Tax Assessment Act 1997), the relevant country of tax residency is disclosed.

Name of entity	Type of entity	% of share capital held	Country of incorporation	Tax residency
1925 (Commercial) Pty Limited	Body Corporate	100	Australia	Australia
1925 (Industrial) Pty Limited	Body Corporate	100	Australia	Australia
1925 Advances Pty Limited	Body Corporate	100	Australia	Australia
Altitude Administration Pty Limited	Body Corporate, trustee	100	Australia	Australia
Altitude Rewards Pty Limited	Body Corporate	100	Australia	Australia
Asgard Capital Management Ltd	Body Corporate	100	Australia	Australia
Bill Acceptance Corporation Pty Limited	Body Corporate	100	Australia	Australia
BT (Queensland) Pty. Limited	Body Corporate	100	Australia	Australia
BT Financial Group (NZ) Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
BT Financial Group Pty Limited	Body Corporate	100	Australia	Australia
BT Funds Management (NZ) Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
BT Funds Management Limited	Body Corporate	100	Australia	Australia
BT Funds Management No. 2 Limited	Body Corporate	100	Australia	Australia
BT Portfolio Services Ltd	Body Corporate	100	Australia	Australia
BT Securities Ltd	Body Corporate	100	Australia	Australia
Capital Finance Australia Limited	Body Corporate	100	Australia	Australia
CBA Pty Limited	Body Corporate	100	Australia	Australia
Challenge Pty Limited	Body Corporate	100	Australia	Australia
Crusade Trust No.2P of 2008	Trust	N/A	Australia	Australia
General Credits Pty Limited	Body Corporate	100	Australia	Australia
GIS Private Nominees Pty Limited	Body Corporate	100	Australia	Australia
HealthPoint Claims Pty. Limited	Body Corporate	100	Australia	Australia
Hyde Potts Insurance Services Pte. Limited	Body Corporate	100	Singapore	Foreign - Singapore
Mortgage Management Pty Limited	Body Corporate	100	Australia	Australia
Net Nominees Pty Limited	Body Corporate	100	Australia	Australia
Number 120 Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Pendal Short Term Income Fund	Trust	N/A	Australia	Australia
Qvalent Pty Ltd	Body Corporate	100	Australia	Australia
RAMS Financial Group Pty Limited	Body Corporate	100	Australia	Australia
Red Bird Ventures Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Reinventure Fund, I.L.P.	Limited Partnership	N/A	Australia	Australia
Reinventure Fund II I.L.P.	Limited Partnership	N/A	Australia	Australia
Reinventure Fund III I.L.P.	Limited Partnership	N/A	Australia	Australia
Reinventure Special Purpose Investment Unit Trust	Trust	N/A	Australia	Australia
RMS Warehouse Trust 2007-1	Trust	N/A	Australia	Australia
Securitor Financial Group Pty Limited	Body Corporate	100	Australia	Australia

228 WESTPAC 2025 ANNUAL REPORT

CONSOLIDATED ENTITY DISCLOSURE STATEMENT

Name of entity	Type of entity	% of share capital held	Country of incorporation	Tax residency
Series 2008-1M WST Trust	Trust	N/A	Australia	Australia
Series 2019-1 WST Trust	Trust	N/A	Australia	Australia
Series 2020-1 WST Trust	Trust	N/A	Australia	Australia
Series 2021-1 WST Trust	Trust	N/A	Australia	Australia
Series 2022-1P WST Trust	Trust	N/A	Australia	Australia
Series 2023-1P WST Trust	Trust	N/A	Australia	Australia
Series 2024-1 WST Trust	Trust	N/A	Australia	Australia
Series 2024-2 WST Trust	Trust	N/A	Australia	Australia
Sixty Martin Place (Holdings) Pty Ltd	Body Corporate	100	Australia	Australia
St.George Finance Holdings Pty Limited	Body Corporate	100	Australia	Australia
St.George Finance Pty Limited	Body Corporate	100	Australia	Australia
St.George Motor Finance Pty Limited	Body Corporate	75	Australia	Australia
The Home Mortgage Company Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Value Nominees Pty. Limited	Body Corporate	100	Australia	Australia
Westpac (NZ) Investments Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Administration 2 Pty Limited	Body Corporate	100	Australia	Australia
Westpac Administration 3 Pty Limited	Body Corporate	100	Australia	Australia
Westpac Administration 4 Pty. Limited	Body Corporate	100	Australia	Australia
Westpac Administration Pty. Limited	Body Corporate	100	Australia	Australia
Westpac Altitude Rewards Trust	Trust	N/A	Australia	Australia
Westpac Americas Inc.	Body Corporate	100	United States	Foreign - United States
Westpac Bank - PNG - Limited[a]	Body Corporate	98.65	Papua New Guinea	Foreign - Papua New Guinea
Westpac Banking Corporation	Body Corporate, partner	N/A	Australia	Australia
Westpac Capital - NZ - Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Capital Markets Holding Corp.	Body Corporate	100	United States	Foreign - United States
Westpac Capital Markets LLC	Body Corporate	100	United States	Foreign - United States
Westpac Cash PIE Fund[b]	Trust	N/A	New Zealand	Foreign - New Zealand
Westpac Covered Bond Trust	Trust	N/A	Australia	Australia
Westpac Equity Holdings Pty Ltd	Body Corporate	100	Australia	Australia
Westpac Equity Investments NZ Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Europe GmbH	Body Corporate	100	Germany	Foreign - Germany
Westpac Financial Services Group Pty Limited	Body Corporate	100	Australia	Australia
Westpac Financial Services Group-NZ-Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Financial Services Limited	Body Corporate	100	Australia	Australia
Westpac Group Investment-NZ-Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Holdings - NZ - Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Investment Capital Corporation	Body Corporate	100	United States	Foreign - United States
Westpac New Zealand Group Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac New Zealand Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	Body Corporate	100	New Zealand	Foreign - New Zealand
Westpac Notice Saver PIE Fund[b]	Trust	N/A	New Zealand	Foreign - New Zealand
Westpac NZ Covered Bond Holdings Limited[c]	Body Corporate	19	New Zealand	Foreign - New Zealand
Westpac NZ Covered Bond Limited[c]	Body Corporate	19	New Zealand	Foreign - New Zealand

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 229 Name of entity Type of entity % of share capital held Country of incorporation Tax residency Westpac NZ Operations Limited Body Corporate 100 New Zealand Foreign - New Zealand Westpac NZ Securitisation Holdings Limitedc Body Corporate 19 New Zealand Foreign - New Zealand Westpac NZ Securitisation Limitedc Body Corporate 19 New Zealand Foreign - New Zealand Westpac Overseas Holdings No. 2 Pty Limited Body Corporate 100 Australia Australia Westpac Overseas Holdings Pty Ltd Body Corporate 100 Australia Australia Westpac Properties Pty Limited Body Corporate 100 Australia Australia Westpac Securities Limited Body Corporate 100 Australia Australia Westpac Securities NZ Limited Body Corporate 100 New Zealand Foreign - New Zealand Westpac Securitisation Holdings Pty Limited Body Corporate 100 Australia Australia Westpac Securitisation Management NZ Limited Body Corporate 100 New Zealand Foreign - New Zealand Westpac Securitisation Management Pty Limited Body Corporate 100 Australia Australia Westpac Term PIE Fundb Trust N/A New Zealand Foreign - New Zealand a. Refer to Note 29 for further details. b. The Group has funding agreements in place with these entities and is deemed to have exposure to the associated risks and rewards. These entities are consolidated where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. c. The Group indirectly owns 19% of these entities, however, due to contractual and structural arrangements these entities are considered to be controlled entities within the Group.

230 WESTPAC 2025 ANNUAL REPORT STATUTORY STATEMENTS Statutory Statements Directors’ declaration In the Directors’ opinion: (a) the financial statements and notes set out in ‘Financial report’ for the year ended 30 September 2025 are in accordance with the Corporations Act 2001, including: (i) complying with Australian Accounting Standards, the Corporations Regulations 2001 (Cth) and other mandatory professional reporting requirements; and (ii) giving a true and fair view of Westpac Banking Corporation and the Group's financial position as at 30 September 2025 and of their performance for the financial year ended on that date. (b) The Consolidated Entity Disclosure Statement included in 'Financial report' as at 30 September 2025 has been prepared in accordance with the Corporation Act 2001 and is true and correct. (c) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. Note 1(a) includes a statement that the financial report also complies with International Financial Reporting Accounting Standards as issued by the International Accounting Standards Board. The Directors have been given the declaration by the Chief Executive Officer and the Chief Financial Officer required by section 295A of the Corporations Act 2001. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board. Steven Gregg Chairman Anthony Miller Managing Director and Chief Executive Officer Sydney 2 November 2025

KPMG, an Australian partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. The KPMG name and logo are trademarks used under license by the independent member firms of the KPMG global organisation. Liability limited by a scheme approved under Professional Standards Legislation. Independent Auditor’s Report To the shareholders of Westpac Banking Corporation Report on the audit of the respective Financial Reports Opinion We have audited the consolidated Financial Report of Westpac Banking Corporation (the Group Financial Report). We have also audited the Financial Report of Westpac Banking Corporation (the Company Financial Report). In our opinion, each of the accompanying Group Financial Report and Company Financial Report gives a true and fair view, including of the Group’s and of the Company’s financial position as at 30 September 2025 and of their financial performance for the year then ended, in accordance with the Corporations Act 2001, in compliance with Australian Accounting Standards and the Corporations Regulations 2001. The respective Financial Reports of the Group and the Company comprise:  Balance sheets as at 30 September 2025  Income statements, Statements of comprehensive income, Statements of changes in equity, and Cash flow statements for the year then ended  Consolidated entity disclosure statement and accompanying basis of preparation as at 30 September 2025  Notes, including material accounting policies  Directors’ declaration. The Group consists of Westpac Banking Corporation (the Company) and the entities it controlled at the year-end or from time to time during the financial year. Basis for opinion We conducted our audit in accordance with Australian Auditing Standards and International Standards on Auditing. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for each opinion. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Reports section of our report. We are independent of the Group and Company in accordance with the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to our audit of the respective Financial Reports in Australia. We have fulfilled our other ethical responsibilities in accordance with these requirements. Key Audit Matters The Key Audit Matters we identified for the Group and Company (together referred to as the Group in the Key Audit Matters set out below) are:  Provisions for expected credit losses on loans and credit commitments (ECL)  Information Technology (IT) systems and controls over financial reporting. STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 231

Key Audit Matters are those matters that, in our professional judgement, were of most significance in our audit of the respective Financial Reports of the current period. These matters were addressed in the context of our audit of the respective Financial Reports as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Provisions for expected credit losses on loans and credit commitments (ECL) As discussed in Note 10 to the Financial Reports, provisions for ECL were $4,978 million for the Group and $4,398 million for the Company at 30 September 2025. The Group uses models that estimate ECL using three main components: probability of default (PD), loss given default (LGD) and exposure at default (EAD). The Group applies forward-looking economic scenarios and associated probability weights to its models when determining an ECL estimate. The Key Audit Matter We identified the assessment of provisions for ECL as a Key Audit Matter. A high degree of audit effort, including specialised skills and knowledge, was required because of the significant measurement uncertainty involved in the Group’s estimation of ECL. Subjective and complex auditor judgement was required to assess the following: • the Group’s modelled estimations of ECL due to the inherently judgemental and complex nature of the models, namely those used to derive the PD, LGD and EAD, and key associated model assumptions. Certain models and model assumptions are the key drivers of complexity and measurement uncertainty, and minor changes to the model assumptions could have a significant effect on the Group’s calculations of the provisions for ECL; and • the Group’s economic judgements, including the severity of the forward-looking downside economic scenario and the probability weightings used in the models. How was the matter addressed in our audits The following are the primary procedures we performed to address this Key Audit Matter: • We evaluated the design and tested the operating effectiveness of certain internal controls related to the ECL estimation process. This included certain controls relating to: ‒ model validation and monitoring; ‒ credit reviews to determine customer risk grades (CRGs); and ‒ the selection of the downside economic scenario and probability weightings. • We involved our credit risk professionals with specialised skills and knowledge who assisted in evaluating the Group’s models and associated model assumptions as follows: ‒ evaluating the Group’s methodology used in the models to derive the PD, LGD and EAD and associated model assumptions against criteria in the accounting standards and industry practice; ‒ inspecting model code for the calculation of certain model components to assess its consistency with the Group’s modelling methodology; ‒ reperforming the model output for a selection of models using the Group’s documented methodology and comparing our output with the Group’s outputs; and ‒ reperforming model monitoring for a selection of the current models to evaluate the models’ performance. • For a selection of customers in the business portfolios, we challenged the Group’s assessment of CRGs using relevant information in the loan file, including the customer’s financial position, to inform our overall assessment of the CRG against the Group’s policies. • We involved our economic and credit risk professionals with specialised skills and knowledge, who assisted in challenging the macroeconomic variable forecasts against external economic data, evaluating the severity of the downside economic scenario and evaluating the probability weights. 232 WESTPAC 2025 ANNUAL REPORT STATUTORY STATEMENTS

Information Technology (IT) systems and controls over financial reporting The Key Audit Matter The Group’s banking business and financial reporting are highly dependent on the effective operation of IT general controls in complex and interdependent IT systems to process and record a high volume of transactions. The controls include those relating to user access management, change management and computer operations, as well as automated controls. The IT systems and controls over financial reporting are a Key Audit Matter as there is a risk that gaps in the IT general controls relating to change management, user access management and computer operations may undermine the integrity in recording financial information and the preparation of the Group’s Financial Reports. Our audit approach could significantly differ depending on the effective operations of the Group’s IT general and automated controls and reliability of system generated reports. We involved IT specialists in assessing this Key Audit Matter. How was the matter addressed in our audits Working with our IT specialists, the following are the primary procedures we performed to address this Key Audit Matter: • We obtained an understanding of the Group’s IT environment to the extent it relates to financial reporting. • We evaluated the risks to the Group’s Financial Reports resulting from, among other things, unauthorised access or changes to financial reporting systems and data at the IT application, database, and operating system layers. • We tested key automated controls and general IT controls underlying the relevant financial processes and system generated reports. We did this by: ‒ testing key controls relevant to the provisioning, maintenance and termination of user access, including the identification and authentication mechanisms important to user access; ‒ testing key controls relevant to change management, including the approval, testing and deployment of changes across the layers of technology relevant to financial reporting; ‒ testing key computer operation controls relevant to in-scope interfaces, including those relating to job processing, maintenance and alerting; and ‒ testing certain automated controls relevant to key business processes and system generated reports, including system calculations and configuration controls. • Where deficiencies were identified related to IT general controls or automated controls, we tested compensating controls or performed additional procedures. Other information Other Information is financial and non-financial information in Westpac Banking Corporation’s annual report which is provided in addition to the Financial Reports and the Auditor’s Report. The Directors are responsible for Other Information. Our opinion on the Financial Reports does not cover Other Information and, accordingly, we do not express an audit opinion or any form of assurance conclusion thereon, with the exception of the Remuneration Report and our related assurance opinion. In connection with our audit of the respective Financial Reports, our responsibility is to read Other Information. In doing so, we consider whether Other Information is materially inconsistent with the Financial Reports or our knowledge obtained in the audit, or otherwise appears to be materially misstated. STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 233

We are required to report if we conclude that there is a material misstatement of this Other Information. Based on the work we have performed on Other Information that we obtained prior to the date of this Auditor’s Report, we have nothing to report. Responsibilities of the Directors for the Financial Reports The Directors are responsible for:  preparing the Financial Reports in accordance with the Corporations Act 2001, including giving a true and fair view of the financial position and performance of each of the Group and Company, and in compliance with Australian Accounting Standards and the Corporations Regulations 2001  implementing necessary internal controls to enable the preparation of the Financial Reports in accordance with the Corporations Act 2001, including giving a true and fair view of the financial position and performance of each of the Group and Company, and that is free from material misstatement, whether due to fraud or error  assessing the Group and Company’s ability to continue as a going concern and whether the use of the going concern basis of accounting is appropriate. This includes disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they either intend to liquidate the Group or Company or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities for the audit of the Financial Reports Our objective is:  to obtain reasonable assurance about whether each of the Financial Reports as a whole are free from material misstatement, whether due to fraud or error; and  to issue an Auditor’s Report that includes our opinion on the respective Financial Reports. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Australian Auditing Standards and International Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error. They are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the Financial Report. A further description of our responsibilities for the audit of the respective Financial Reports is located at the Auditing and Assurance Standards Board website at: https://www.auasb.gov.au/media/bwvjcgre/ar1_2024.pdf. This description forms part of our Auditor’s Report. These responsibilities also apply to our audit of the respective Financial Reports performed in accordance with International Standards on Auditing. Report on the Remuneration Report Opinion In our opinion, the Remuneration Report of Westpac Banking Corporation for the year ended 30 September 2025, complies with Section 300A of the Corporations Act 2001. Directors’ responsibilities The Directors of Westpac Banking Corporation are responsible for the preparation and presentation of the Remuneration Report in accordance with Section 300A of the Corporations Act 2001. 234 WESTPAC 2025 ANNUAL REPORT STATUTORY STATEMENTS

Our responsibilities We have audited the Remuneration Report included in pages 69 to 98 of the Directors’ report for the year ended 30 September 2025. Our responsibility is to express an opinion as to whether the Remuneration Report complies in all material respects with Section 300A of the Corporations Act 2001, based on our audit conducted in accordance with Australian Auditing Standards. KPMG Kim Lawry Partner Sydney 2 November 2025 STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 235

236 WESTPAC 2025 ANNUAL REPORT STATUTORY STATEMENTS Limitation on Independent Registered Public Accounting Firm’s Liability The liability of KPMG in relation to the performance of their professional services provided to Westpac including, without limitation, KPMG's audits and reviews of Westpac's financial statements, is limited under the Chartered Accountants Australia and New Zealand Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act 1994 (NSW) (the "Professional Standards Act"), as amended from time to time (the "Accountants Scheme"). Specifically, the Accountants Scheme limits the liability of an accountant to a maximum amount of AU$75 million for audit. The Accountants Scheme does not limit liability for a breach of trust, fraud or dishonesty.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 237 ADDITIONAL INFORMATION READING THIS REPORT SHAREHOLDER INFORMATION OTHER WESTPAC BUSINESS INFORMATION GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS CONTACT US

238 WESTPAC 2025 ANNUAL REPORT READING THIS REPORT Disclosure regarding forward-looking statements Reading this report Disclosure regarding forward-looking statements This 2025 Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this 2025 Annual Report and include statements regarding our current intent, belief or expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition and performance, capital adequacy and liquidity and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘objective’, ‘ambition’ or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s and/or the Board's current expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this 2025 Annual Report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • information security breaches, including cyberattacks • geopolitical events, conflicts, trade tensions (including the adoption of protectionist trade measures (including tariffs) or sanctions) or other changes in countries in which Westpac, its customers or suppliers operate • the effect of, and changes in, laws, regulations, policies, supervisory activities, regulator expectations and industry codes of practice • actual or alleged failure to comply with laws, regulations or regulatory policy • the effectiveness of our risk management, including our framework, policies, processes, practices, governance, accountability and culture • the reliability and security of Westpac’s technology and risks associated with changes to technology systems that we use or are used in connection with our business • climate-related risks (including physical, transition and liability risks) that may arise from changing climate patterns, and risks associated with the transition to a lower carbon economy (including Westpac’s ambition to become a net-zero, climate resilient bank) or risks from legal and regulatory action, or risks from other sustainability factors such as human rights and natural capital • the failure to comply with financial crime obligations (including anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws, sanctions laws and tax transparency laws) • internal and external events which may adversely impact our reputation • litigation and other legal proceedings and regulator investigations and enforcement actions (including the liability of Westpac to pay significant monetary settlements and legal costs in order to resolve a dispute) • adverse funding market conditions including market volatility, disruptions and decreased liquidity • inadequate capital levels • material downturn or shock to the economies of Australia or New Zealand, or a slowdown in economic growth or change in policy settings of Australia’s major trading partners • declines in asset markets or an increase in impairments and provisioning • failure to maintain our credit ratings • the effects of market competition and competition regulatory policy impacting the areas in which we operate • operational risks resulting from inadequate or failed internal processes, people and systems or from external events • market risk resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates • poor data quality, data availability, data controls, data retention or data destruction • evaluation and implementation of strategic decisions, priorities and objectives including to simplify, streamline, diversify, innovate, separate, divest, retain, acquire, invest and integrate • failure to recruit and retain key executives, employees and Directors • changes to our critical accounting assumptions and estimates; and

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 239 Disclosure regarding forward-looking statements (Continued) • various other factors including those beyond Westpac’s control. The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to Risk Management (page 42) and the 2025 Risk Factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others relying on information in this 2025 Annual Report should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this 2025 Annual Report, whether from new information, future events, conditions, or otherwise, after the date of this 2025 Annual Report. Further important information regarding climate change and sustainability-related statements This 2025 Annual Report contains forward-looking statements and other representations relating to ESG topics, including but not limited to climate change, net zero, climate resilience, natural capital, emissions intensity, human rights and other sustainability-related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate- and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this 2025 Annual Report may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used by Westpac may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this 2025 Annual Report and the 2025 Risk Factors. The climate- and sustainability-related forward-looking statements made in this 2025 Annual Report and the 2025 Risk Factors are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures.

240 WESTPAC 2025 ANNUAL REPORT READING THIS REPORT Non-AAS financial measures Non-AAS financial measures Westpac’s statutory results are prepared in accordance with AAS and are also compliant with IFRS. In assessing Westpac’s performance and that of our operating segments we use a number of financial measures, including amounts, measures and ratios that are presented on a non-AAS basis, as described below. Non-AAS financial measures and ratios do not have standardised meanings under AAS. As such they are unlikely to be directly comparable to similar measures presented by other companies and should not be viewed in isolation from, or as a substitute for, the AAS results. Our non-AAS measures fall within the following categories: MEASURE/RATIO DESCRIPTION FURTHER INFORMATION Income statement measures excluding Notable Items The net interest income, non-interest income, operating expenses and segment reporting sections of this report include performance measures that exclude Notable Items. Notable Items are items that management believes are not reflective of Westpac’s ongoing business performance. Details of Notable Items are included in Impact of Notable Items (page 242). Performance measures which are adjusted for one or more of these items include: • Net interest income • Non-interest income (including net fee income, net wealth management, trading income and other income) • Net operating income (including net interest income and non-interest income) • Operating expenses (including staff expenses, occupancy expenses, technology expenses and other expenses) • Pre-provision profit • Income tax (expense)/benefit • Net profit • Net profit attributable to owners of WBC • Net profit attributable to owners of WBC (adjusted for RSP dividends) • Core net interest income • Core NIM Management considers this information useful as these measures provide a view that reflects Westpac’s ongoing business performance. See pages 244-245 Pre-provision profit Pre-provision profit is net profit/(loss) excluding credit impairment (charges)/benefits and income tax (expense)/benefit. This is calculated as net interest income plus non-interest income less operating expenses. This includes (charges)/benefits relating to provisions and impairment other than from expected credit losses. Management considers this information useful as this measure provides readers with a view of the impact of the operating performance of Westpac. See page 245 Basic earnings per share excluding Notable Items and Diluted earnings per share excluding Notable Items Basic earnings per share excluding Notable Items is calculated as net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items divided by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted earnings per share is calculated by adjusting the basic earnings per share excluding Notable Items by assuming all dilutive potential ordinary shares are converted. Management considers this information useful as these measures provide a view of the basic and diluted earnings per share based on the ongoing operating performance of Westpac. See pages 244-245

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 241 Non-AAS financial measures (Continued) MEASURE/RATIO DESCRIPTION FURTHER INFORMATION Core net interest income and core net interest margin (NIM) Core net interest income is calculated as net interest income excluding Treasury and Markets income. Core NIM is calculated as core net interest income (annualised where applicable) divided by average interest earning assets. Management considers this information useful as these measures provide a view of the underlying performance of Westpac’s net interest income and margin, for lending, deposit and wholesale funding. See page 245 Adjusted dividend payout ratio Calculated as ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items. Management considers this information useful as it provides a view of the dividend payout ratio based on the ongoing operating performance of Westpac. See pages 244-245 Expense to income ratio excluding Notable Items Calculated as operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Management considers this information useful as this measure provides a view of the efficiency of the ongoing operating performance of Westpac. See page 244 Average tangible ordinary equity, Return on average tangible ordinary equity (ROTE) and ROTE excluding Notable Items Average tangible ordinary equity is calculated as average ordinary equity less average intangible assets (excluding capitalised software). Return on average tangible ordinary equity is calculated as net profit attributable to owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. ROTE excluding Notable Items is calculated as net profit attributable to owners of WBC adjusted for RSP dividends (annualised where applicable) excluding Notable Items divided by average tangible ordinary equity. Management considers this information useful as these measures are commonly used as a performance measure by WBC, investors, analysts and others in assessing Westpac's application of equity. See pages 244-245 Return on average ordinary equity (ROE) excluding Notable Items ROE excluding Notable Items is calculated as net profit attributable to owners of WBC adjusted for RSP dividends (annualised where applicable) excluding Notable Items divided by average ordinary equity. Management considers this information useful as this measure provides a view that reflects Westpac’s ongoing business performance. See pages 244-245

242 WESTPAC 2025 ANNUAL REPORT READING THIS REPORT Non-AAS financial measures (Continued) Impact of Notable Items To assist in explaining our financial performance, we report Notable Items, which represent certain items that are not considered to be reflective of Westpac's ongoing business performance. Notable Items fall into the following categories: • Unrealised fair value gains/(losses) on economic hedges that do not qualify for hedge accounting • Net ineffectiveness on qualifying hedges • Large items that are not reflective of Westpac's ordinary operations. In individual reporting periods large items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs In determining dividends, the impact of Notable Items is typically excluded. Notable Items reduced net profit after tax in 2025 by $56 million (2024: $123 million, 2023: $173 million). Details of Notable Items (post tax) impacting on 2025 results are presented below: Category Net profit impact Detail 2025 Unrealised fair value gains/ (losses) on economic hedges that do not qualify for hedge accounting $43 million reduction The unrealised fair value loss on hedges of accrual accounted term funding transactions for the year was $43 million. This represents a timing difference for the statutory results but does not affect profits over the life of the hedge. Net ineffectiveness on qualifying hedges $13 million reduction The net ineffectiveness on qualifying hedges of $13 million for the period arises from the fair value movement in these hedges which reverses over time and therefore does not affect profits over time. Total Notable Items $56 million reduction Details of Notable Items (post tax) impacting on 2024 results are presented below: 2024 Unrealised fair value gains/ (losses) on economic hedges that do not qualify for hedge accounting $128 million reduction The unrealised fair value loss on hedges of accrual accounted term funding transactions for the year was $128 million. This represents a timing difference for the statutory results but does not affect profits over the life of the hedge. Net ineffectiveness on qualifying hedges $5 million benefit The net ineffectiveness on qualifying hedges of $5 million for the period arises from the fair value movement in these hedges which reverses over time and therefore does not affect profits over time. Total Notable Items $123 million reduction

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 243 Non-AAS financial measures (Continued) A summary of 2025, 2024 and 2023 Notable Items is presented below: $m Hedging items Large items Total 2025 Net interest income (93) - (93) Non-interest income 13 - 13 Net operating income (80) - (80) Operating expenses - - - Pre-provision profit (80) - (80) Income tax (expense)/benefit and NCI 24 - 24 Net profit/(loss) (56) - (56) 2024 Net interest income (163) - (163) Non-interest income (12) - (12) Net operating income (175) - (175) Operating expenses - - - Pre-provision profit (175) - (175) Income tax (expense)/benefit and NCI 52 - 52 Net profit/(loss) (123) - (123) 2023 Net interest income (19) (78) (97) Non-interest income (18) 218 200 Net operating income (37) 140 103 Operating expenses - (460) (460) Pre-provision profit (37) (320) (357) Income tax (expense)/benefit and NCI 11 173 184 Net profit/(loss) (26) (147) (173)

244 WESTPAC 2025 ANNUAL REPORT

READING THIS REPORT

Non-AAS financial measures (Continued)

Calculation of Non-AAS financial measures

Details of the calculation of non-AAS financial measures not disclosed elsewhere are provided below:

Reconciliation of statutory income statement performance measures to performance measures excluding Notable Items

$m	Statutory measure	Hedging items	Large items	Ex Notable Items measure
2025				
Net interest income	19,380	93	-	19,473
Trading income	717	(13)	-	704
Income tax (expense)/benefit and NCI	(3,128)	(24)	-	(3,152)
2024				
Net interest income	18,753	163	-	18,916
Trading income	704	12	-	716
Income tax (expense)/benefit and NCI	(3,117)	(52)	-	(3,169)
2023				
Net interest income	18,317	19	78	18,414
Net wealth management income	562	-	10	572
Trading income	717	18	15	750
Other income	404	-	(243)	161
Operating expenses	(10,692)	-	460	(10,232)
Income tax (expense)/benefit and NCI	(3,110)	(11)	(173)	(3,294)

Expense to income ratio (excluding Notable Items)

$m	2025	2024	2023
Operating expenses	11,916	10,944	10,692
Less: Notable Items (operating expenses)	-	-	(460)
Operating expenses excluding Notable Items	**11,916**	**10,944**	**10,232**
Net operating income	22,384	21,588	21,645
Add/(less): Notable Items (net interest income)	93	163	97
Add/(less): Notable Items (non-interest income)	(13)	12	(200)
Net operating income excluding Notable Items	**22,464**	**21,763**	**21,542**
Expense to income ratio (excluding Notable Items)	**53.04%**	**50.29%**	**47.50%**

Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items

$m	2025	2024	2023	2022	2021
Net profit attributable to owners of WBC	6,916	6,990	7,195	5,694	5,458
Adjustment for restricted share dividends	(6)	(7)	(5)	(3)	(2)
Net profit attributable to owners of WBC (adjusted for RSP dividends)	6,910	6,983	7,190	5,691	5,456
Add/(less): Notable Items (post tax)	56	123	173	874	1,495
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	**6,966**	**7,106**	**7,363**	**6,565**	**6,951**

Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)

$m	2025	2024	2023	2022	2021
Net profit attributable to owners of WBC (adjusted for RSP dividends)	6,910	6,983	7,190	5,691	5,456
Average ordinary equity	71,544	71,493	71,229	70,268	70,849
Less: Intangible assets (average)	(10,586)	(10,758)	(10,664)	(10,182)	(11,310)
Add: Computer software (average)	2,518	2,680	2,552	1,992	2,361
Average tangible ordinary equity	**63,476**	**63,415**	**63,117**	**62,078**	**61,900**
Return on average tangible ordinary equity (ROTE)	**10.89%**	**11.01%**	**11.39%**	**9.17%**	**8.81%**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 245

Non-AAS financial measures (Continued)

ROE (excluding Notable Items) and ROTE (excluding Notable Items)

$m	2025	2024	2023	2022	2021
Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	6,966	7,106	7,363	6,565	6,951
Average ordinary equity	71,544	71,493	71,229	70,268	70,849
Average tangible ordinary equity	63,476	63,415	63,117	62,078	61,900
Return on average ordinary equity (excluding Notable Items)	**9.74%**	**9.94%**	**10.34%**	**9.34%**	**9.81%**
Return on average tangible ordinary equity (excluding Notable Items)	**10.97%**	**11.21%**	**11.67%**	**10.58%**	**11.23%**

Pre-provision profit

$m	2025	2024	2023
Net interest income	19,380	18,753	18,317
Non-interest income	3,004	2,835	3,328
Operating expenses	(11,916)	(10,944)	(10,692)
Pre-provision profit	**10,468**	**10,644**	**10,953**

Adjusted dividend payout ratio

$m	2025	2024	2023
Ordinary dividend paid/declared on issued shares (net of Treasury shares)	5,227	5,208	4,975
Divided by: Net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items	6,966	7,106	7,363
Adjusted dividend payout ratio (excluding Notable Items)[a]	**75.04%**	**73.29%**	**67.57%**

a. Dividend used in calculation not subjected to rounding.

Core net interest income (excluding Notable Items) and core NIM (excluding Notable Items)

$m	2025	2024	2023
Net interest income	19,380	18,753	18,317
Less: Treasury[a]	(946)	(893)	(710)
Less: Markets	(243)	(252)	(166)
Core net interest income	**18,191**	**17,608**	**17,441**
Add: Non-hedging Notable Items[a]	-	-	78
Core net interest income (excluding Notable Items)	**18,191**	**17,608**	**17,519**
Average interest earning assets	1,002,856	970,055	940,449
Core NIM	**1.81%**	**1.82%**	**1.85%**
Core NIM (excluding Notable Items)	**1.81%**	**1.82%**	**1.86%**

a. Hedging Notable Items are included in the Treasury net interest income.

Earnings per ordinary share (excluding Notable Items)

	2025		2024		2023	
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC (adjusted for RSP dividends) ($m)	6,910	7,358	6,983	7,466	7,190	7,595
Add/(less): Notable Items ($m)	56	56	123	123	173	173
Adjusted net profit attributable to owners of WBC (adjusted for RSP dividends) (excluding Notable Items) ($m)	6,966	7,414	7,106	7,589	7,363	7,768
Adjusted weighted average number of ordinary shares	3,422	3,690	3,476	3,895	3,502	3,891
Earnings per ordinary share (excluding Notable Items) (cents)	**203.6**	**200.9**	**204.4**	**194.8**	**210.3**	**199.6**

246 **WESTPAC** 2025 ANNUAL REPORT

READING THIS REPORT

Currency of presentation, exchange rates and certain definitions

In this Annual Report, 'financial statements' means our audited consolidated balance sheets as at 30 September 2025 and 30 September 2024 and income statements, statements of comprehensive income, changes in equity and cash flows for each of the years ended 30 September 2025, 2024 and 2023 together with accompanying notes which are included in this Annual Report.

Our financial year ends on 30 September. As used throughout this Annual Report, the financial year ended 30 September 2025 is referred to as 2025 and other financial years are referred to in a corresponding manner.

All dollar values in this report are in Australian dollars unless otherwise noted or the context otherwise requires, references to 'dollars', 'dollar amounts', '$', 'AUD' or 'A$' are to Australian dollars. References to 'US$', 'USD' or 'US dollars' are to United States dollars, references to 'NZ$', 'NZD' or 'NZ dollars' are to New Zealand dollars and references to 'GBP' are to British Pound Sterling. Refer to Exchange rates (page 246) for information regarding the rates of exchange between the Australian dollar and the US dollar applied by Westpac as part of its operating activities for 2025, 2024 and 2023.

Any discrepancies between totals and sums of components in tables contained in this Annual Report are due to rounding. Percentage (%) movements are shown as % unless otherwise stated to all the tables in this document and represent the percentage change between 2025 and 2024.

Information on terms, acronyms and calculations used in this report are provided in the Glossary of Abbreviations and Defined Terms (page 260).

Exchange rates

Exchange rates against A$

Twelve months to/as at 30 Sept	2025		2024		2023	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.6442	0.6599	0.6594	0.6929	0.6662	0.6467
GBP	0.4932	0.4907	0.5201	0.5176	0.5435	0.5284
NZ$	1.0981	1.1377	1.0846	1.0885	1.0846	1.0738

Impact of exchange rate movements on Westpac's results

	2025 vs 2024			2024 vs 2023		
	Growth	FX impact ($m)	Growth ex- FX	Growth	FX impact ($m)	Growth ex- FX
Net interest income	3%	(32)	4%	2%	(2)	2%
Non-interest income	6%	3	6%	(15%)	9	(15%)
Net operating income	**4%**	**(29)**	**4%**	**-**	**7**	**-**
Operating expenses	9%	8	9%	2%	(9)	2%
Pre-provision profit	**(2%)**	**(21)**	**(2%)**	(3%)	(2)	(3%)
Impairment (charges)/benefits	(21%)	-	(21%)	(17%)	-	(17%)
Profit before income tax expense	**(1%)**	**(21)**	**-**	**(2%)**	**(2)**	**(2%)**
Income tax expense	-	6	-	-	-	-
Profit after income tax expense	**(1%)**	**(15)**	**(1%)**	**(3%)**	**(2)**	**(3%)**
Profit attributable to non-controlling interests (NCI)	-	-	-	(100%)	-	(100%)
Net profit attributable to owners of WBC	**(1%)**	**(15)**	**(1%)**	**(3%)**	**(2)**	**(3%)**

Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of Westpac's New Zealand division is to manage the economic risk for volatility of the NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following 12 months and 50% of the expected earnings for the subsequent 12 months can be hedged. NZ Future Earnings hedges are only implemented when AUD/NZD is trading at the low end of the range or is expected to move higher over the next 6 months. As at 30 September 2025, Westpac has 1 hedge in place covering one month of forecast up to October 2025, for NZ$96 million, with an average all-in rate of 1.0686.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 247 Selected consolidated financial and operating data Selected consolidated financial and operating data The information contained in the Strategic Review section as of, and for the financial years ended, 30 September 2025, 2024 and 2023 were derived from the Financial Report, except for certain data that are derived from filings with our regulators or data that are specifically attributed to other sources. This information is not audited and should be read together with our audited information contained in the Financial Report section of this Annual Report. Audited information KPMG has audited the financial statements as of 30 September 2025, accompanying notes and the Consolidated Entity Disclosure Statement contained within the Financial Report (pages 103-236), and the Remuneration Report (pages 69-98) contained in the Directors' Report of this Annual Report and has issued an unmodified audit report. PwC has audited the financial statements as of 30 September 2024 and for each of the two years in the period ended 30 September 2024, including the accompanying notes, contained within the Financial Report (pages 103-236) and the Remuneration Report (pages 69-98) of this Annual Report and has issued an unmodified audit report. All other sections of the Annual Report have not been subject to audit by KPMG or PwC. The financial information contained in this Annual Report includes information extracted from the audited financial statements together with information that has not been audited. Presentation changes Presentation changes Comparative information has been revised where appropriate to conform to changes in presentation in the current year and to enhance comparability. References to websites References to websites Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this Annual Report unless we specifically state that it is incorporated by reference and forms part of this Annual Report.

248 WESTPAC 2025 ANNUAL REPORT

SHAREHOLDER INFORMATION

Top 20 ordinary shareholders as at 30 September 2025

	Number of Fully Paid Ordinary Shares	% Held
HSBC Custody Nominees (Australia) Limited	908,063,861	26.55
J P Morgan Nominees Australia Pty Limited	551,713,949	16.13
Citicorp Nominees Pty Limited	238,581,359	6.98
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	69,237,624	2.02
BNP Paribas NOMS Pty Ltd	39,172,236	1.15
National Nominees Limited	30,044,569	0.88
HSBC Custody Nominees (Australia) Limited <NT-Comnwlth Super Corp A/C>	24,425,199	0.71
Pacific Custodians Pty Limited <WBC Plans Ctrl A/C>	18,561,498	0.54
Netwealth Investments Limited <Wrap Services A/C>	17,743,987	0.52
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	16,741,749	0.49
Australian Foundation Investment Company Limited	13,282,500	0.39
Citicorp Nominees Pty Limited <Colonial First State Inv A/C>	12,527,449	0.37
HSBC Custody Nominees (Australia) Limited	6,844,937	0.20
IOOF Investment Services Limited <IPS Superfund A/C>	6,824,296	0.20
BNP Paribas NOMS (NZ) Ltd	6,265,861	0.18
Argo Investments Limited	5,807,648	0.17
IOOF Investment Services Limited <IOOF IDPS A/C>	5,445,695	0.16
Mutual Trust Pty Ltd	4,900,519	0.14
BNP Paribas Nominees Pty Ltd <Clearstream>	4,850,892	0.14
UBS Nominees Pty Ltd	4,117,750	0.12
Total of Top 20 registered shareholders[a]	**1,985,153,578**	**58.04**

a. As recorded on the holder register by holder reference number.

As at 30 September 2025, there were 571,807 holders of our ordinary shares compared to 585,176 in 2024 and 654,993 in 2023. Ordinary shareholders with a registered address in Australia held approximately 99% of our fully paid share capital at 30 September 2025 (approximately 96% in 2024 and 98% in 2023).

Substantial shareholders as at 30 September 2025

As at 30 September 2025, BlackRock Group (comprised of BlackRock Inc. and its subsidiaries), State Street Corporation (comprised of State Street Corporation and its subsidiaries), and The Vanguard Group (comprised of The Vanguard Group, Inc. and its controlled entities) had a 'substantial holding' of our shares within the meaning of the Corporations Act. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The above table of the Top 20 ordinary shareholders includes shareholders that may hold shares for the benefit of third parties.

BlackRock Group has been a substantial shareholder since 4 April 2017 (221,964,794 equity securities as at 24 March 2020). State Street Corporation has been a substantial shareholder since 20 July 2022 (226,119,322 equity securities as at 6 August 2024). The Vanguard Group has been a substantial shareholder since 12 May 2022 (206,182,459 equity securities as at 18 December 2024).

Analysis by range of holdings of ordinary shares as at 30 September 2025

Number of Shares	Number of Holders of Fully Paid Ordinary Shares	%	Number of Fully Paid Ordinary Shares	%	Number of Holders of Share Options and Rights
1 – 1,000	329,053	57.55	111,830,426	3.27	24,237
1,001 – 5,000	182,310	31.88	438,783,353	12.83	334
5,001 – 10,000	35,838	6.27	252,056,538	7.37	56
10,001 – 100,000	24,030	4.20	503,446,729	14.72	124
100,001 and over	576	0.10	2,114,236,259	61.81	16
Totals	**571,807**	**100.00**	**3,420,353,305**	**100.00**	**24,767**

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 249

Westpac ordinary shares (Continued)

There were 10,654 shareholders holding less than a marketable parcel ($500) based on a market price of $38.970 per share at the close of trading on 30 September 2025.

Voting rights of ordinary shares

Holders of our fully paid ordinary shares have, at general meetings (including special general meetings), one vote on a show of hands and, upon a poll, one vote for each fully paid ordinary share held by them.

Westpac Capital Notes 7

Top 20 holders of Westpac Capital Notes 7 as at 30 September 2025

	Number of Westpac Capital Notes 7	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	1,026,588	5.96
HSBC Custody Nominees (Australia) Limited	940,798	5.46
Citicorp Nominees Pty Limited	815,764	4.74
Citicorp Nominees Pty Limited <143212 NMMT Ltd A/C>	582,886	3.38
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	471,502	2.74
Netwealth Investments Limited <Wrap Services A/C>	278,062	1.61
Mutual Trust Pty Ltd	225,749	1.31
Netwealth Investments Limited <Super Services A/C>	157,401	0.91
Dimbulu Pty Ltd	150,000	0.87
HSBC Custody Nominees (Australia) Limited - GSI EDA	145,000	0.84
HSBC Custody Nominees (Australia) Limited - A/C 2	121,392	0.71
J P Morgan Nominees Australia Pty Limited	113,876	0.66
Marrosan Investments Pty Ltd	110,000	0.64
Bond Street Custodians Limited <BENQLD - D79772 A/C>	100,000	0.58
IOOF Investment Services Limited <IPS Superfund A/C>	97,983	0.57
A R E Investments Pty Limited	95,070	0.55
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	90,706	0.53
IOOF Investment Services Limited <IOOF IDPS A/C>	85,152	0.49
BNP Paribas NOMS Pty Ltd	83,460	0.48
V S Access Pty Ltd <V S Access A/C>	64,624	0.38
Total of Top 20 registered shareholders[a]	**5,756,013**	**33.41**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 7 as at 30 September 2025

Number of Shares	Number of Holders of Westpac Capital Notes 7	%	Number of Westpac Capital Notes 7	%
1 – 1,000	15,028	87.98	5,255,759	30.50
1,001 – 5,000	1,840	10.77	3,902,320	22.65
5,001 – 10,000	130	0.76	959,124	5.57
10,001 – 100,000	70	0.41	1,973,142	11.45
100,001 and over	13	0.08	5,139,018	29.83
Totals	**17,081**	**100.00**	**17,229,363**	**100.00**

There were 3 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 7 based on a market price of $102.310 at the close of trading on 30 September 2025.

250 WESTPAC 2025 ANNUAL REPORT

SHAREHOLDER INFORMATION

Westpac Capital Notes 8

Top 20 holders of Westpac Capital Notes 8 as at 30 September 2025

	Number of Westpac Capital Notes 8	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	3,839,682	21.94
HSBC Custody Nominees (Australia) Limited	1,132,055	6.47
Citicorp Nominees Pty Limited	737,308	4.21
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	375,688	2.15
Netwealth Investments Limited <Wrap Services A/C>	279,869	1.60
Mutual Trust Pty Ltd	253,060	1.44
Dimbulu Pty Ltd	200,000	1.14
HSBC Custody Nominees (Australia) Limited - A/C 2	170,985	0.98
IOOF Investment Services Limited <IPS Superfund A/C>	155,483	0.89
J P Morgan Nominees Australia Pty Limited	142,015	0.81
Netwealth Investments Limited <Super Services A/C>	103,248	0.59
IOOF Investment Services Limited <IOOF IDPS A/C>	95,697	0.55
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	75,644	0.43
BNP Paribas Nominees Pty Ltd <IB Au Noms Retailclient>	62,722	0.36
Megt (Australia) Ltd	61,516	0.35
V S Access Pty Ltd <V S Access A/C>	52,220	0.30
Invia Custodian Pty Limited <Wehi - Investment Pool A/C>	43,735	0.25
Adirel Holdings Pty Ltd	33,000	0.19
HSBC Custody Nominees (Australia) Limited - GSI EDA	30,000	0.17
Bond Street Custodians Limited <RVK - D93096 A/C>	29,684	0.17
Total of Top 20 registered shareholders[a]	**7,873,611**	**44.99**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 8 as at 30 September 2025

Number of Shares	Number of Holders of Westpac Capital Notes 8	%	Number of Westpac Capital Notes 8	%
1 – 1,000	13,873	88.47	4,795,543	27.40
1,001 – 5,000	1,628	10.38	3,241,084	18.52
5,001 – 10,000	118	0.75	854,108	4.88
10,001 – 100,000	52	0.33	1,219,872	6.97
100,001 and over	11	0.07	7,389,393	42.23
Totals	**15,682**	**100.00**	**17,500,000**	**100.00**

There were 5 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 8 based on a market price of $104.260 at the close of trading on 30 September 2025.

STRATEGIC REVIEW | FINANCIAL REPORT | ADDITIONAL INFORMATION | 251

Westpac Capital Notes 9

Top 20 holders of Westpac Capital Notes 9 as at 30 September 2025

	Number of Westpac Capital Notes 9	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending A/C>	3,813,523	25.27
HSBC Custody Nominees (Australia) Limited	1,062,218	7.04
Citicorp Nominees Pty Limited	529,056	3.51
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	496,495	3.29
Bond Street Custodians Limited <BENQLD - D79696 A/C>	275,000	1.82
Netwealth Investments Limited <Wrap Services A/C>	264,110	1.75
HSBC Custody Nominees (Australia) Limited - A/C 2	208,821	1.38
Netwealth Investments Limited <Super Services A/C>	156,358	1.04
Mutual Trust Pty Ltd	115,435	0.77
Dimbulu Pty Ltd	100,000	0.66
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	90,565	0.60
Royal Freemasons' Benevolent Institution	82,000	0.54
IOOF Investment Services Limited <IPS Superfund A/C>	66,758	0.44
Marrosan Investments Pty Ltd	50,000	0.33
IOOF Investment Services Limited <IOOF IDPS A/C>	49,893	0.33
Bond Street Custodians Limited <BENQLD - D80279 A/C>	40,832	0.27
Pesutu Pty Ltd <Karedis Super A/C>	32,826	0.22
Sir Moses Montefiore Jewish Home <Income A/C>	30,000	0.20
HSBC Custody Nominees (Australia) Limited - GSI EDA	30,000	0.20
Morris Commercial P/L	30,000	0.20
Total of Top 20 registered shareholders[a]	**7,523,890**	**49.86**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 9 as at 30 September 2025

Number of Securities	Number of Holders of Westpac Capital Notes 9	%	Number of Westpac Capital Notes 9	%
1 – 1,000	8,979	86.30	3,534,436	23.42
1,001 – 5,000	1,270	12.21	2,644,532	17.53
5,001 – 10,000	93	0.89	677,896	4.49
10,001 – 100,000	53	0.51	1,313,000	8.70
100,001 and over	9	0.09	6,921,016	45.86
Totals	**10,404**	**100.00**	**15,090,880**	**100.00**

There were 4 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 9 based on a market price of $104.410 at the close of trading on 30 September 2025.

252 **WESTPAC** 2025 ANNUAL REPORT

SHAREHOLDER INFORMATION

Westpac Capital Notes 10

Top 20 holders of Westpac Capital Notes 10 as at 30 September 2025

	Number of Westpac Capital Notes 10	% Held
HSBC Custody Nominees (Australia) Limited	1,554,642	8.88
Citicorp Nominees Pty Limited	1,210,928	6.92
BNP Paribas Nominees Pty Ltd <HUB24 Custodial Serv Ltd>	569,907	3.26
HSBC Custody Nominees (Australia) Limited - A/C 2	460,971	2.63
Netwealth Investments Limited <Wrap Services A/C>	432,275	2.47
Mutual Trust Pty Ltd	206,659	1.18
Bond Street Custodians Limited <BENQLD - D79696 A/C>	200,000	1.14
Netwealth Investments Limited <Super Services A/C>	164,482	0.94
J P Morgan Nominees Australia Pty Limited	163,742	0.94
IOOF Investment Services Limited <IPS Superfund A/C>	137,745	0.79
Tandom Pty Ltd	125,499	0.72
BNP Paribas Nominees Pty Ltd <Pitcher Partners>	124,953	0.71
Elmore Super Pty Ltd <The Peabody Super Fund A/C>	105,900	0.60
Dimbulu Pty Ltd	100,000	0.57
V S Access Pty Ltd <V S Access A/C>	90,000	0.51
IOOF Investment Services Limited <IOOF IDPS A/C>	69,196	0.40
BNP Paribas Nominees Pty Ltd <IB Au Noms Retailclient>	57,622	0.33
J C Family Investments Pty Limited <J Herrington Super Fund A/C>	54,007	0.31
John E Gill Trading Pty Ltd	50,000	0.29
Willimbury Pty Ltd	50,000	0.29
Total of Top 20 registered shareholders[a]	**5,928,528**	**33.88**

a. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 10 as at 30 September 2025

Number of Securities	Number of Holders of Westpac Capital Notes 10	%	Number of Westpac Capital Notes 10	%
1 – 1,000	11,346	83.20	4,600,533	26.29
1,001 – 5,000	2,028	14.87	4,316,725	24.67
5,001 – 10,000	166	1.22	1,215,936	6.95
10,001 – 100,000	84	0.62	1,909,103	10.91
100,001 and over	13	0.09	5,457,703	31.18
Totals	**13,637**	**100.00**	**17,500,000**	**100.00**

There were 4 security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 10 based on a market price of $106.170 at the close of trading on 30 September 2025.

Voting rights of Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10

In accordance with the terms of issue, holders of Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10 have no right to vote at any general meeting of Westpac before conversion into Westpac ordinary shares.

If conversion occurs (in accordance with the applicable terms of the relevant AT1 instrument), holders of Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 or Westpac Capital Notes 10 (as applicable) will become holders of Westpac ordinary shares and have the voting rights that attach to Westpac ordinary shares.

Unquoted securities

Westpac also has the following unquoted securities on issue: USD 1.25 billion AT1 securities (comprised of 3 individual notes) which are all held by Cede & Co. as nominee for the Depository Trust Company. See Note 14 (page 158) to the financial statements for further information.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 253 Financial calendar Financial calendar Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX). Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10 are listed on the ASX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC) Ex-dividend date for final dividend 6 November 2025 Record date for final dividend 7 November 2025 Annual General Meeting 11 December 2025 Final dividend payable 19 December 2025 Financial Half Year end 31 March 2026 Interim Results and dividend announcement 5 May 2026 Ex-dividend date for interim dividend 8 May 2026 Record date for interim dividend 11 May 2026 Interim dividend payable 26 June 2026 Financial Year end 30 September 2026 Final Results and dividend announcement 2 November 2026 Ex-dividend date for final dividend 5 November 2026 Record date for final dividend 6 November 2026 Annual General Meeting 16 December 2026a Final dividend payable 21 December 2026 a. Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in November before the meeting. Westpac Capital Notes 7 (ASX code: WBCPJ) Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 Ex-date for quarterly distribution 12 March 2026 Record date for quarterly distribution 13 March 2026a Payment date for quarterly distribution 23 March 2026b Ex-date for quarterly distribution 11 June 2026 Record date for quarterly distribution 12 June 2026a Payment date for quarterly distribution 22 June 2026 Ex-date for quarterly distribution 11 September 2026 Record date for quarterly distribution 14 September 2026 Payment date for quarterly distribution 22 September 2026 Ex-date for quarterly distribution 11 December 2026 Record date for quarterly distribution 14 December 2026 Payment date for quarterly distribution 22 December 2026 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

254 WESTPAC 2025 ANNUAL REPORT SHAREHOLDER INFORMATION Financial calendar (Continued) Westpac Capital Notes 8 (ASX code: WBCPK) Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025b Ex-date for quarterly distribution 12 March 2026 Record date for quarterly distribution 13 March 2026 Payment date for quarterly distribution 23 March 2026b Ex-date for quarterly distribution 11 June 2026 Record date for quarterly distribution 12 June 2026a Payment date for quarterly distribution 22 June 2026b Ex-date for quarterly distribution 10 September 2026 Record date for quarterly distribution 11 September 2026a Payment date for quarterly distribution 21 September 2026 Ex-date for quarterly distribution 10 December 2026 Record date for quarterly distribution 11 December 2026a Payment for quarterly distribution 21 December 2026 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 9 (ASX code: WBCPL) Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 Ex-date for quarterly distribution 12 March 2026 Record date for quarterly distribution 13 March 2026a Payment date for quarterly distribution 23 March 2026b Ex-date for quarterly distribution 11 June 2026 Record date for quarterly distribution 12 June 2026a Payment date for quarterly distribution 22 June 2026 Ex-date for quarterly distribution 11 September 2026 Record date for quarterly distribution 14 September 2026 Payment date for quarterly distribution 22 September 2026 Ex-date for quarterly distribution 11 December 2026 Record date for quarterly distribution 14 December 2026 Payment date for quarterly distribution 22 December 2026 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 255 Financial calendar (Continued) Westpac Capital Notes 10 (ASX code: WBCPM) Ex-date for quarterly distribution 11 December 2025 Record date for quarterly distribution 12 December 2025a Payment date for quarterly distribution 22 December 2025 Ex-date for quarterly distribution 12 March 2026 Record date for quarterly distribution 13 March 2026a Payment date for quarterly distribution 23 March 2026b Ex-date for quarterly distribution 11 June 2026 Record date for quarterly distribution 12 June 2026a Payment date for quarterly distribution 22 June 2026 Ex-date for quarterly distribution 11 September 2026 Record date for quarterly distribution 14 September 2026 Payment date for quarterly distribution 22 September 2026 Ex-date for quarterly distribution 11 December 2026 Record date for quarterly distribution 14 December 2026 Payment date for quarterly distribution 22 December 2026 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

256 WESTPAC 2025 ANNUAL REPORT SHAREHOLDER INFORMATION Dividend reinvestment plan Dividend reinvestment plan The Board has determined a fully franked final ordinary dividend of 77 cents per share, to be paid on 19 December 2025 to shareholders on the register at the record date of 7 November 2025. The 2025 final and interim ordinary dividend represents a payout ratio of 75.65%. In addition to being fully franked, the final ordinary dividend will carry NZ$0.06 in New Zealand imputation credits that may be used by New Zealand tax residents. Westpac operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. Shareholders can choose to receive their 2025 final ordinary dividend as cash or reinvest it in additional shares under the DRP. As noted in Note 28 (page 208) to the financial statements, the Board has made certain determinations in relation to the DRP for the 2025 final ordinary dividend only, including that the market price will be set over 15 trading days commencing 12 November 2025 and will not include a discount. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (Sydney time) on 10 November 2025. Shareholders can provide these instructions: • Online for shareholders with holdings that have a market value of less than $1,000,000 within their MUFG Corporate Markets portfolio, by logging into or creating a Portfolio via the Westpac share registry’s website at au.investorcentre.mpms.mufg.com and electing the DRP or amending their existing instructions online; or • By completing and returning a DRP application or variation form to Westpac’s share registry. Registry contact details are listed in the Useful information section (page 257). Information on related entities Information on related entities a. Changes in control of Westpac entities During the twelve months ended 30 September 2025 the following entities were acquired, formed, or incorporated: • Series 2024-2 WST Trust (formed 4 October 2024) During the twelve months ended 30 September 2025, the following controlled entities ceased to be controlled: • Asgard Wealth Solutions Pty Limited (deregistered 3 November 2024) • Series 2014-2 WST Trust (terminated 3 March 2025) • Series 2015-1 WST Trust (terminated 2 June 2025) • Danaby Pty Limited (deregistered 18 September 2025) • Sallmoor Pty. Ltd. (deregistered 18 September 2025) • St. George Business Finance Pty Limited (deregistered 18 September 2025) • Waratah Receivables Corporation Pty Limited (deregistered 22 September 2025) • Magnitude Group Pty Ltd (deregistered 22 September 2025) • Westpac RE Pty Limited (deregistered 25 September 2025) • Westpac Securities Administration Pty Limited (deregistered 25 September 2025) b. Associates As at 30 September 2025 Ownership Interest Held (%) Akahu Technologies Ltd 33.7% OpenAgent Pty Ltd 22.3% mx51 Group Pty Ltd 22.2% Lawpath Holdings Pty Ltd 15.1% Safe Will Pty Ltd 12.6%

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 257 Useful information Useful information Key sources of information for shareholders We report our full year performance to shareholders, in late October or early November, in the following forms: an Annual Report; a Climate Report; an Investor Discussion Pack and earnings releases. Electronic communications Shareholders can elect to receive the following communications electronically: • Annual Report; • Dividend statements when paid by direct credit or via Westpac’s Dividend Reinvestment Plan (DRP); • Notices of Meetings and proxy forms; and • Major company announcements. Opt for electronic communications by logging into Westpac’s Share Registrar’s Investor Centre at au.investorcentre.mpms.mufg.com. Online information Australia Westpac’s website www.westpac.com.au provides information for shareholders and customers, including: • access to internet banking and online investing services; • details on Westpac’s products and services; • company history, results, market releases and news; and • corporate responsibility and Westpac in the community activities. New Zealand Westpac’s New Zealand website www.westpac.co.nz provides: • access to internet banking services; • details on products and services; • economic updates, news and information, key financial results; and • sponsorships and other community activities. Stock exchange listings Westpac ordinary shares are listed on: • Australian Securities Exchange (code WBC); • New Zealand Exchange Limited (code WBC). We do not sponsor or endorse and are not affiliated in any way with trading in our equity securities in any market or under any facility other than direct trading in our ordinary shares listed on the Australian Securities Exchange and New Zealand Exchange Limited. Westpac Investor Relations Investors can access the Investor Centre at www.westpac.com.au/investorcentre. The Investor Centre includes the current Westpac share price and links to the latest ASX announcements. Information other than that relating to your shareholding can be obtained from: • Westpac Investor Relations 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 9178 2977 Email: investorrelations@westpac.com.au Westpac sustainability For further information on Westpac’s sustainability approach, policies and performance please visit westpac.com.au/sustainability Email: sustainability@westpac.com.au Share registrars Shareholders can check and update their information in Westpac’s Share Registrars’ online Investor Centres, see details below. In Australia, broker sponsored holders must contact their broker to amend their address. Australia – Ordinary shares on the main register, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10. MUFG Corporate Markets (AU) Limited Liberty Place Level 41 161 Castlereagh Street Sydney NSW 2000 Australia Postal address: Locked Bag A6015, Sydney South NSW 1235, Australia Website: au.investorcentre.mpms.mufg.com Email: westpac@cm.mpms.mufg.com Telephone: 1800 804 255 (free call within Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 New Zealand – Ordinary shares MUFG Pension & Market Services (NZ) Limited Level 30 PwC Tower 15 Customs Street West Auckland 1010, New Zealand Postal address: P.O. Box 91976, Auckland 1142, New Zealand Website: nz.investorcentre.mpms.mufg.com Email: enquiries.nz@cm.mpms.mufg.com Telephone: 0800 002 727 (free call within New Zealand) International: +64 9 375 5998

258 WESTPAC 2025 ANNUAL REPORT OTHER WESTPAC BUSINESS INFORMATION Property Other Westpac business information Property Occupied premises are primarily in Australia, New Zealand and Pacific including 749 branches (2024: 762) as at 30 September 2025. This includes 125 (2024: 111) co-located branches in Australia which support multiple brands. With the exception of 2 freehold branches, all retail premises occupied in Australia and New Zealand are held under commercial leases with terms generally ranging between 12 months and 7 years. The carrying value of our directly owned Corporate and Retail premises and sites was $57 million (2024: $45 million). Head office is located at Westpac Place, 275 Kent Street, Sydney with leases over levels 1-23, allowing continued occupation until 2030. There is also a lease over levels 1-28 of International Tower 2, Barangaroo, Sydney until 2030, of which 9 floors are sublet. Together these sites provide a current capacity for approximately 16,500 staff on a hybrid working basis. In the Sydney metropolitan area, the lease commitment for the corporate office at Kogarah expires in 2034 and provides capacity for approximately 2,000 staff on a hybrid working basis. The lease for 8 levels at 8 Parramatta Square, Parramatta provides capacity for approximately 3,000 staff on a hybrid working basis. In Melbourne, there is a lease over the majority of 150 Collins Street until 2033, providing capacity for approximately 2,000 staff. Westpac on Takutai is Westpac New Zealand’s head office, located at the eastern end of Britomart Precinct near Customs Street in Auckland, comprising 21,904 square metres of office space across two buildings. The lease commitments at this site extend to 30 June 2031, with two six-year options to extend thereafter. Significant long-term agreements Significant long-term agreements We have no individual contracts, other than contracts entered into in the ordinary course of business, that would constitute a material contract. Related party disclosures Related party disclosures Details of our related party disclosures are set out in Note 34 (page 222) to the financial statements and details of Directors’ interests in securities are set out in the Remuneration Report (page 69) included in the Directors’ Report. Other than as disclosed in Note 34 (page 222) to the financial statements and the Remuneration Report (page 69), if applicable, loans made to parties related to Directors and other key management personnel of Westpac are made in the ordinary course of business on normal terms and conditions (including interest rates and collateral). Loans are made on the same terms and conditions (including interest rates and collateral) as they apply to other employees and certain customers in accordance with established policy. These loans do not involve more than the normal risk of collectability or present any other unfavourable features.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 259

Auditor's remuneration

Auditor's remuneration, to the external auditor for the years ended 30 September 2025 and 2024 is provided in Note 33 (page 221) to the financial statements.

Audit related services

Westpac's Group Finance function monitors the application of the pre-approval process in respect of audit, audit-related and non-audit services provided by KPMG under Westpac's Pre-Approval of Engagement of KPMG for Audit or Non-Audit Services Policy ('Pre-Approval Policy').

Group Finance promptly brings to the attention of the Board Audit Committee any exceptions that need to be approved pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Pre-Approval Policy is communicated to Westpac's divisions through publication on the Westpac intranet.

During the year ended 30 September 2025, there were no fees paid by Westpac to KPMG that required approval by the Board Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Westpac debt programs and issuing shelves

Access in a timely and flexible manner to a diverse range of debt markets and investors is provided by the following programs and issuing shelves as at 30 September 2025:

Program Limit	Issuer(s)	Program/Issuing Shelf Type
Australia		
No limit	WBC	Debt Issuance Program
No limit	WBC	Capital Notes Program
New Zealand		
No limit	WNZL	Medium Term Note Program
Euro Market		
No limit	WBC	Euro Commercial Paper and Certificate of Deposit Program
USD 20 billion	WNZL	Euro Commercial Paper and Certificate of Deposit Program
USD 70 billion	WBC	Euro Medium Term Note Program
USD 10 billion	WSNZL[a]	Euro Medium Term Note Program
USD 40 billion	WBC[b]	Global Covered Bond Program
EUR 5 billion	WSNZL[c]	Global Covered Bond Program
Japan		
JPY 750 billion	WBC	Samurai shelf
JPY 750 billion	WBC	Uridashi shelf
United States		
USD 45 billion	WBC	US Commercial Paper Program
USD 10 billion	WSNZL[a]	US Commercial Paper Program
USD 35 billion	WBC	US Medium Term Note Program
USD 10 billion	WNZL	US Medium Term Note Program
No limit	WBC (NY Branch)	Certificate of Deposit Program
No limit	WBC	US Securities and Exchange Commission registered shelves

a. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.
b. Notes issued under this program are guaranteed by BNY Trust Company of Australia Limited as trustee of the Westpac Covered Bond Trust.
c. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company, and Westpac NZ Covered Bond Limited.

260 WESTPAC 2025 ANNUAL REPORT GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS Glossary of Abbreviations and Defined Terms Shareholder value Adjusted dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items. Average ordinary equity Average total equity less average non-controlling interests. Average tangible ordinary equity Average ordinary equity less intangible assets (excluding capitalised software). Average total equity The average balance of shareholders’ equity, including non-controlling interests. Basic earnings per share excluding Notable Items and Diluted earnings per share excluding Notable Items • Basic earnings per share excluding Notable Items is calculated as net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items divided by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per share is calculated by adjusting the basic earnings per share excluding Notable Items by assuming all dilutive potential ordinary shares are converted. Dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends). Earnings per ordinary share • Basic earnings per ordinary share is calculated by dividing the net profit attributable to owners of WBC (adjusted for RSP dividends) by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per ordinary share is calculated by adjusting the basic earnings per ordinary share by assuming all dilutive potential ordinary shares are converted. Fully franked ordinary dividends per share (cents) Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac. Net tangible assets per ordinary share Net tangible assets (total equity less goodwill and other intangible assets less non-controlling interests) divided by the number of ordinary shares on issue (less Treasury shares held). Pre-provision profit Net interest income plus non-interest income less operating expenses. Return on average ordinary equity (ROE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average ordinary equity. Return on average tangible ordinary equity (ROTE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. ROE excluding Notable Items Net profit attributable to owners of WBC adjusted for RSP dividends excluding Notable Items (annualised where applicable) divided by average ordinary equity. ROTE excluding Notable Items Net profit attributable to owners of WBC adjusted for RSP dividends excluding Notable Items (annualised where applicable) divided by average tangible ordinary equity. Weighted average ordinary shares Weighted average number of fully paid ordinary shares listed on the Australian Stock Exchange for the relevant period less Westpac shares held by Westpac (‘Treasury shares’). Productivity and efficiency Expense to income ratio Operating expenses divided by net operating income. Expense to income ratio excluding Notable Items Operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Full time equivalent employees (FTE) A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full time equivalent of one FTE is 76 hours paid work per fortnight. Business Performance Average Where possible, daily balances are used to calculate the average balance for the period. Average interest bearing liabilities The average balance of liabilities owed by Westpac that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period. Average interest earning assets The average balance of assets held by Westpac that generate interest income. Where possible, daily balances are used to calculate the average balance for the period. Core net interest income excluding Notable Items Net interest income excluding Notable Items and Treasury & Markets. Core NIM Calculated by dividing core net interest income (annualised where applicable) by average interest earning assets. Net interest margin (NIM) Calculated by dividing net interest income (annualised where applicable) by average interest earning assets. Net profit Net profit attributable to owners of WBC. TSR Total shareholder return.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 261 Capital Adequacy Australian Prudential Regulation Authority (APRA) leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Common equity tier 1 (CET1) capital ratio Common equity tier 1 (CET1) capital divided by risk weighted assets, as defined by APRA. Credit risk weighted assets (Credit RWA) Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk and IRRBB. Internationally comparable capital ratios Internationally comparable methodology references the ABA study on the comparability of APRA’s capital framework released on 10 March 2023. Operational risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Tier 1 capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total capital ratio Total capital divided by risk weighted assets, as defined by APRA. Funding and liquidity Deposit to loan ratio Customer deposits divided by loans. Funding for Lending Programme (FLP) A facility that was established by the RBNZ in December 2020 to provide 3 year term funding to eligible New Zealand institutions via repurchase transactions, subject to qualifying conditions, to help support lending to New Zealand customers. The facility closed to new draw downs in December 2022. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and the RBNZ. Liquidity Coverage Ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%. Term funding from central banks Term funding from central banks includes the drawn balances of the RBNZ FLP and Term Lending Facility. Wholesale funding Wholesale funding includes debt issues, loan capital, certificates of deposit, term funding from central banks and interbank placements. Credit quality Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Default Credit exposures that are non-performing. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: • Facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • Non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • Restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • Other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; or • Any other facilities where the full collection of interest and principal is in doubt. Impaired exposures provisions to impaired exposures Impairment provisions relating to impaired exposures include individually assessed provisions plus the proportion of the collectively assessed provisions that relate to impaired exposures. Impairment charges/(benefit) to average loans Calculated as impairment charges/(benefit) (annualised where applicable) divided by average gross loans.

262 WESTPAC 2025 ANNUAL REPORT GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS Credit quality Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Loss given default (LGD) The loss that is expected to arise in the event of a default. Non-performing not impaired exposures Includes those credit exposures that are in default, but where it is expected that the full value of principal and accrued interest can be collected, generally by reference to the value of security held. Performing exposures Credit exposures that are not non-performing. Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Provision for expected credit losses (ECL) Expected credit losses are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 2: Lifetime ECL - performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 3: Lifetime ECL - non-performing For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount. Stressed exposures Watchlist and substandard credit exposures plus non-performing exposures. Total committed exposure (TCE) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal. Sustainability ESG Environment, social and governance FPIC Free, Prior and Informed Consent NZBA Net-Zero Banking Alliance OHI Organisational Health Index RAP Reconciliation Action Plan TNFD Taskforce on Nature-related Financial Disclosures

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 263 Other AAS Australian Accounting Standards AASB Australian Accounting Standards Board ABA Australian Banking Association ACCC Australian Competition and Consumer Commission ADI Authorised Deposit-taking Institution AGM Annual General Meeting AI Artificial Intelligence ALM Asset and Liability Management AML Anti-Money Laundering APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ASIC Australian Securities and Investments Commission ASX Australian Securities Exchange ATM Automated Teller Machine ATO Australian Taxation Office AUSTRAC Australian Transaction Reports and Analysis Centre BBSW Bank bill swap rate BCCC The Banking Code Compliance Committee bps Basis points CORE program Customer Outcomes and Risk Excellence Credit Value Adjustment (CVA) CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment is employed to adjust for our own credit risk. CTF Counter-Terrorism Financing DRP Dividend Reinvestment Plan D-SIB Domestic systemically important bank EIP Executive Incentive Plan FATCA Foreign Account Tax Compliance Act Full Year 2023 (FY23) Twelve months ended 30 September 2023 Full Year 2024 (FY24) Twelve months ended 30 September 2024 Full Year 2025 (FY25) Twelve months ended 30 September 2025 Full Year 2026 (FY26) Twelve months ended 30 September 2026 Funding Value Adjustment (FVA) FVA relates to the funding cost or benefit associated with the uncollateralised portion of the derivative portfolio. FVIS Fair value through income statement FVOCI Fair value through other comprehensive income FX Foreign exchange IFRS International Financial Reporting Standards IRRBB Interest Rate Risk in the Banking Book LTVR Long term variable reward NCI Non-controlling interests Non-interest earning/bearing Instruments which do not carry an entitlement to interest NPS® Net Promoter Score. Consumer: RFI Consumer Atlas, Sep-25, 6MMA, MFI customers. Business: RFI Business Atlas, Sep-25, 6MMA, MFI businesses. Business includes Small Business, SME (12MMA) and Commercial customers, weighted by number of businesses in each segment. The ranking refers to Westpac's position relative to the other three major Australian banks (ANZ, CBA and NAB) OAIC The Office of the Australian Information Commissioner OCI Other comprehensive income PwC PricewaterhouseCoopers RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RSP Restricted Share Plan Runoff Scheduled and unscheduled repayments and debt repayments, net of redraws Second Half 2025 Six months ended 30 September 2025 Segment reporting Segment reporting is presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been restated and may differ from results previously reported. Overhead costs are allocated to revenue generating segments. Westpac’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and segment alignment, tailored to the jurisdictions in which Westpac operates. Transfer pricing allows Westpac to measure the relative contribution of products and segments to Westpac’s interest margin and other dimensions of performance. Key components of Westpac’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation. SME Small to medium size enterprises SPPI Solely payments of principal and interest STVR Short term variable reward UNITE program A business-led, technology-enabled simplification program Value at Risk (VaR) A statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. WNZL Westpac New Zealand Limited

264 WESTPAC 2025 ANNUAL REPORT This page has been intentionally left blank.

STRATEGIC REVIEW FINANCIAL REPORT ADDITIONAL INFORMATION 265 CONTACT US Contact Us Westpac Head Office 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Consumer - Tel: 132 032 Business - Tel: 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 8, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 2861 Adelaide SA 5001 Tel: 1300 881 716 From outside Australia: +61 2 9155 4030 Email: support@panorama.com.au Website: bt.com.au Institutional Tel: 132 032 Website: westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations Fiji Germany Papua New Guinea Republic of Singapore United States of America United Kingdom See our website at westpac.com.au for the contact details of our global locations. Share Registrar MUFG Corporate Markets (AU) Limited Liberty Place, Level 41, 161 Castlereagh Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@cm.mpms.mufg.com Website: au.investorcentre.mpms.mufg.com PEFC/21-31-119 PEFC Certified Paper from sustainably managed forests and controlled sources pefcaustralia.org.au The 2025 Westpac Annual Report is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

WESTPAC.COM.AU